UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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ConocoPhillips

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NOTICE OF 2011 ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

March 31, 2011

Dear ConocoPhillips Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on Wednesday, May 11, 2011, at 9:00 a.m.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet, by telephone, or, if this proxy statement was mailed to you, by completing and mailing the enclosed traditional proxy card. Please review the instructions on the proxy card or the electronic proxy material delivery notice regarding each of these voting options. Please note that submitting a proxy using any one of these methods will not prevent you from attending the meeting and voting in person. You will find information regarding the matters to be voted on at the meeting in the proxy statement.

In addition to the formal items of business to be brought before the meeting, there will be a report on ConocoPhillips’ operations during 2010 followed by a question and answer period. Your interest in ConocoPhillips is appreciated. We look forward to seeing you on May 11th.

Sincerely,

J. J. Mulva

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m. (CDT) on Wednesday, May 11, 2011

Place	Omni Houston Hotel at Westside
13210 Katy Freeway

Houston, Texas 77079

Items of Business	To elect Directors (page 11);

To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for 2011 (page 20);

To provide an advisory approval of the compensation of our Named Executive Officers (page 67);

To indicate a preference on the frequency of the advisory vote to approve the compensation of our Named Executive Officers (page 68);

To approve the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (page 79);

To consider and vote on eight stockholder proposals (pages 87 through 106); and

To transact other business properly coming before the meeting.

Who Can Vote	You can vote if you were a stockholder of record as of March 14, 2011.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:

- Over the Internet

- By telephone, or

- By mail.

Date of Mailing	This notice and the proxy statement are first being mailed to stockholders on or about March 31, 2011.

By Order of the Board of Directors

Janet Langford Kelly

Corporate Secretary

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of ConocoPhillips is soliciting your vote at the 2011 Annual Meeting of ConocoPhillips’ stockholders.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the Board’s proposal to elect nominated Directors;

•	FOR the Board’s proposal to ratify the appointment of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm for 2011;

•	FOR the advisory approval of the compensation of the Company’s Named Executive Officers;

•	FOR the approval of the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips; and

•	AGAINST each of the stockholder proposals.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

The Board has elected to make no recommendation regarding the frequency of the advisory vote on the compensation of the Company’s Named Executive Officers. Where no instruction is given on this proposal, no vote will be made by the persons named as proxy holders on the proxy card.

Who is entitled to vote?

You may vote if you were the record owner of ConocoPhillips common stock as of the close of business on March 14, 2011. Each share of common stock is entitled to one vote. As of March 14, 2011, we had 1,455,786,878 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 14, 2011, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

How many votes are needed to approve each of the proposals?

Each of the director nominees and all proposals submitted, other than the frequency of the vote on the compensation of our Named Executive Officers, require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. With respect to the advisory vote on frequency of the vote on the compensation of our Named Executive Officers, the Board expects that it will adopt the frequency receiving the highest number of votes.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

This proxy statement, the accompanying proxy card and the Company’s 2010 Summary Annual Report to Stockholders are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The year 2010 consolidated financial statements and auditors’ report, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information are provided in Appendix B to this proxy statement.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card);

•	Vote by telephone (instructions are on the proxy card); or

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your ConocoPhillips stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your ConocoPhillips stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through ConocoPhillips’ employee benefit plans?

If you hold your stock through ConocoPhillips’ employee benefit plans, you must either:

•	Vote over the Internet (instructions are in the email sent to you or on the notice and access form);

•	Vote by telephone (instructions are on the notice and access form); or

•	If you received a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction form for each employee benefit plan in which you have an interest. Please pay close attention to the deadline for returning your voting instruction form to the plan trustee. The voting deadline for each plan is set forth on the voting instruction form. Please note that different plans may have different deadlines.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Daylight Time on May 10, 2011;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of Carl T. Hagberg and Associates has been appointed to act as Inspector of Election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals not considered “routine.” This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

As more fully described on your proxy card, if you hold your shares through certain ConocoPhillips’ employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) may be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

How are votes counted?

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm, “FOR” the approval of the compensation of our Named Executive Officers, “FOR” the approval of the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, and “AGAINST” each of the stockholder proposals. Since the Board of Directors has not made a recommendation on the advisory vote on the frequency of the vote on the compensation of our Named Executive Officers, if you return a signed proxy card without indicating your vote on this matter, your shares will not be voted on this matter.

Could other matters be decided at the Annual Meeting?

We have been notified of a possible proposal on our board membership in the U.S. Chamber of Commerce that may be presented at the meeting by Walden Asset Management. If this or any other matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is open to all holders of ConocoPhillips common stock. Each stockholder is permitted to bring one guest. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of ConocoPhillips stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN CONOCOPHILLIPS STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access ConocoPhillips’ proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Company’s 2010 Summary Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own ConocoPhillips stock in your name, you can choose this option and save us the cost of producing and mailing these documents by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 12 digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

Will my vote be kept confidential?

The Company’s Board of Directors has a policy that all stockholder proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

What is the cost of this proxy solicitation?

Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Mackenzie Partners, Inc. to assist us in soliciting proxies, which it may do by telephone or in person. We anticipate paying Mackenzie Partners, Inc. a fee of $15,500, plus expenses.

Why did my household receive a single set of proxy materials?

Securities and Exchange Commission (SEC) rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

Corporate Governance Matters and Communications with the Board

The Committee on Directors’ Affairs and our Board annually review the Company’s governance structure to take into account changes in SEC and New York Stock Exchange (NYSE) rules, as well as current best practices. Our Corporate Governance Guidelines, posted on the Company’s Internet site under the “Governance” caption and available in print upon request (see “Available Information” on page 107), address the following matters, among others: director qualifications, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, and Chief Executive Officer (CEO) evaluation and succession planning.

The Corporate Governance Guidelines also contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board in determining the independence of the Company’s directors. The Board has determined that each director, except Mr. Mulva, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In making such determination, the Board specifically considered the fact that many of our directors are directors, retired officers and stockholders of companies with which we conduct business. In addition, some of our directors serve as employees of, or consultants to, companies which do business with ConocoPhillips and its affiliates (as further described in “Related Party Transactions” on page 10). Finally, some of our directors may purchase retail products (such as gasoline, fuel additives or lubricants) from the Company. In all cases, it was determined that the nature of the business conducted and the interest of the director by virtue of such position were immaterial both to the Company and to such director.

The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary, Janet Langford Kelly, as provided below:

•	Mailing Address: Corporate Secretary ConocoPhillips P.O. Box 4783 Houston, TX 77210-4783

•	Phone Number: (281) 293-3075

Relevant communications are distributed to the Board or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any outside director upon request.

Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting of Stockholders. In 2010, all of the Company’s directors attended the Annual Meeting with the exception of Mr. Norvik, who could not attend due to flight cancellations related to then-ongoing volcanic activity in Iceland.

Board Leadership Structure

ConocoPhillips is focused on the Company’s corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except Mr. Mulva, are independent. In addition, all members of the Audit and Finance Committee, Committee on Directors’ Affairs, Human Resources and Compensation Committee and Public Policy Committee are independent.

While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board currently believes it is in the best interests of the Company’s stockholders to combine them. Doing so places one person in a position to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board believes that, while its independent directors bring a diversity of skills and perspectives to the Board, the Company’s CEO, by virtue of his day-to-day involvement in managing the Company, is best suited to perform this unified role.

The Board also believes that its current structure and processes encourage its independent directors to be actively involved in guiding the work of the Board. The Chairman of the Committee on Directors’ Affairs, Mr. Auchinleck, presides at executive sessions of the independent directors, which are held each time the Board meets. The Chairs of the Board’s Committees establish their agendas and review their committee materials in advance, communicating directly with other directors and members of management as each deems appropriate. Moreover, each director is free to suggest agenda items and to raise matters at Board and Committee meetings that are not on the agenda.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a consequence, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board Risk Oversight

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Board has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as intended, and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the Board has delegated to individual Board Committees certain elements of its oversight function. In this context, the Board delegated authority to the Audit and Finance Committee to facilitate coordination among the Board’s Committees with respect to oversight of the Company’s risk management programs. As part of this authority, the Audit and Finance Committee regularly discusses the Company’s risk assessment and risk management policies to ensure that our risk management programs are functioning properly. Additionally, the Chairman of the Audit and Finance Committee meets with the Chairs of the other Board Committees each year to discuss the Board’s oversight of the Company’s risk management programs. The Board receives regular updates from its Committees on individual areas of risk, such as updates on financial risks from the Audit and Finance Committee, health, safety and environmental risks from the Public Policy Committee and compensation program risks from the Human Resources and Compensation Committee. The Board exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company’s public filings with the SEC.

Code of Business Ethics and Conduct

ConocoPhillips has adopted a worldwide Code of Business Ethics and Conduct for Directors and Employees designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Ethics and Conduct applies to all directors and employees, including the CEO and the Chief Financial Officer. Our Code of Business Ethics and Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Ethics and Conduct is posted on our Internet site under the “Governance” caption. Stockholders may also request printed copies of our Code of Business Ethics and Conduct by following the instructions located under the caption “Available Information” on page 107.

Related Party Transactions

Our Code of Business Ethics and Conduct requires that all directors and executive officers promptly bring to the attention of the General Counsel and, in the case of directors, the Chairman of the Committee on Directors’ Affairs or, in the case of executive officers, the Chairman of the Audit and Finance Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related party transaction. Any such transaction or relationship is reviewed by the Company’s management and the appropriate Board Committee to ensure that it does not constitute a conflict of interest and is reported appropriately. Additionally, the Committee on Directors’ Affairs conducts an annual review of related party transactions between each of our directors and the Company (and its subsidiaries) and makes recommendations to the Board regarding the continued independence of each board member. In 2010, there were no related party transactions in which the Company (or a subsidiary) was a participant and in which any director or executive officer (or their immediate family members) had a direct or indirect material interest. The Committee on Directors’ Affairs also considered relationships which, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involved transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as director. Included in its review were ordinary course of business transactions with companies employing a director, including ordinary course of business transactions with The McGraw-Hill Companies, of which Mr. McGraw serves as Chairman, President and Chief Executive Officer, and Lowe’s Companies, Inc., of which Mr. Niblock serves as Chairman of the Board and Chief Executive Officer. The Committee determined that there were no transactions impairing the independence of any director.

Nominating Processes of the Committee on Directors’ Affairs

The Committee on Directors’ Affairs (the “Committee”) comprises four non-employee directors, all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Committee identifies, investigates and recommends director candidates to the Board with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through business and organizational contacts of the directors and management. Our By-Laws permit stockholders to nominate candidates for director election at a stockholders meeting whether or not such nominee is submitted to and evaluated by the Committee on Directors’ Affairs. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described on page 107. The Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a candidate for nomination by the Committee, he or she should follow the same procedures set forth above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant to the Committee’s evaluation. Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third-party search firms or other sources.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

What am I voting on?

You are voting on a proposal to re-elect 13 directors to a one-year term as directors of the Company. As discussed on page 17, Mr. Shackouls has decided not to stand for reelection, and the Board has reduced the size of the Board to 13 directors, effective as of the end of Mr. Shackouls’ current term.

What is the makeup of the Board of Directors and how often are the members elected?

Our Board of Directors currently has 14 members. Directors are elected at the Annual Meeting of Stockholders every year. Any director vacancies created between annual stockholder meetings (such as by a current director’s death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office until the next election. If a vacancy resulted from an action of our stockholders, only our stockholders are entitled to elect a successor. Each director is required to retire at the next annual stockholders’ meeting of the Company following his or her 72nd birthday.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does and the Board does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute nominated by the Board of Directors.

How are directors compensated?

Please see our discussion of director compensation beginning on page 69.

How often did the Board meet in 2010?

The Board of Directors met eight times in 2010. Each director attended at least 75 percent of the aggregate of:

•	the total number of meetings of the Board (held during the period for which she or he has been a director); and

•	the total number of full-committee meetings held by all Committees of the Board on which she or he served (during the periods that she or he served).

Do the Board committees have written charters?

Yes. The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation Committee, Committee on Directors’ Affairs and Public Policy Committee can be found on ConocoPhillips’ Web site at www.conocophillips.com under the “Governance” caption (accessed through the “Investor Relations” link). Stockholders may also request printed copies of our Board Committee charters by following the instructions located under the caption “Available Information” on page 107.

What are the Committees of the Board?

Committee	Members		Principal Functions	Number of Meetings in 2010
Audit and Finance	James E. Copeland, Jr.* Robert A. Niblock Harald J. Norvik Victoria J. Tschinkel	•	Discusses with management, the independent auditors, and the internal auditors the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning.	13
		•	Reviews significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.
		•	Monitors the qualifications, independence and performance of our independent auditors and internal auditors.
		•	Monitors our compliance with legal and regulatory requirements and corporate governance, including our Code of Business Ethics and Conduct.
		•	Maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.
Executive	James J. Mulva* Richard H. Auchinleck James E. Copeland, Jr. Ruth R. Harkin William E. Wade, Jr.	•	Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) matters which cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.	—
Human Resources and Compensation	William E. Wade, Jr.* Harold W. McGraw III Kathryn C. Turner	•	Oversees our executive compensation policies, plans, programs and practices.	8
		•	Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.
		•	Annually reviews the performance (together with the Directors’ Affairs Committee) and sets the compensation of the CEO.
Directors’ Affairs	Richard H. Auchinleck * Richard L. Armitage Harold W. McGraw III Kathryn C. Turner	•	Selects and recommends director candidates to the Board to be submitted for election at the Annual Meeting and to fill any vacancies on the Board.	7
		•	Recommends committee assignments to the Board.
		•	Reviews and recommends to the Board compensation and benefits policies for our non-management directors.
		•	Reviews and recommends to the Board appropriate corporate governance policies and procedures for our Company.
		•	Conducts an annual assessment of the qualifications and performance of the Board.
		•	Reviews and reports to the Board annually on the performance of, and succession planning for, the CEO.
		•	Together with the Human Resources and Compensation Committee, annually reviews the performance of the CEO.
Public Policy	Ruth R. Harkin* Kenneth M. Duberstein William K. Reilly Bobby S. Shackouls	•	Advises the Board on current and emerging domestic and international public policy issues.	6
		•	Assists the Board in the development and review of policies and budgets for charitable and political contributions.

*	Committee Chairperson

What criteria were considered by the Committee on Directors’ Affairs in selecting the nominees?

In selecting the 2011 nominees for director, the Committee on Directors’ Affairs sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company’s stockholders. In addition to reviewing a candidate’s background and accomplishments, the Committee reviewed candidates for director in the context of the current composition of the Board and the evolving needs of the Company’s businesses. The Committee also considered the number of boards on which the candidate already serves. It is the Board’s policy that at all times at least a substantial majority of its members meets the standards of independence promulgated by the NYSE and the SEC, and as set forth in the Company’s Corporate Governance Guidelines. The Committee also seeks to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, and oil and gas related industries, sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Board seeks to maintain a diverse membership, but does not have a separate policy on diversity. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.

The following are some of the key qualifications and skills the Committee on Directors’ Affairs considered in evaluating the director nominees. The individual biographies below provide additional information about each nominee’s specific experiences, qualifications and skills.

O

CEO experience. We believe that directors with experience as CEO of public corporations provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspective on common issues affecting both their company and ConocoPhillips.

O

Financial reporting experience. We believe that an understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.

O

Industry experience. We seek to have directors with experience as executives, directors or other leadership positions in the energy industry. These directors have valuable perspective on issues specific to the Company’s business.

O

Government experience. We seek directors with governmental experience because the energy industry is heavily regulated and is directly affected by governmental actions and decisions. The Company recognizes the importance of working constructively with governments around the world and directors with government experience offer valuable insight in this regard.

O

Global experience. As a global, integrated energy company, the Company’s future success depends, in part, on its success in growing its businesses outside the United States. Our directors with global business experience provide valued perspective on our operations.

O

Environmental experience. The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow.

Who are this year’s nominees?

The following directors are standing for annual election this year to hold office until the 2012 Annual Meeting of Stockholders. Included below is a listing of their name, age, tenure and qualifications.

Richard L. Armitage, 65,

Director since March 2006

Mr. Armitage has served as President of Armitage International since March 2005. He is a former U.S. Deputy Secretary of State and held a wide variety of high ranking U.S. diplomatic positions from 1989 to 1993 including: Special Mediator for Water in the Middle East; Special Emissary to King Hussein of Jordan during the 1991 Gulf War; and Ambassador, directing U.S. assistance to the newly independent states of the former Soviet Union. He served as Assistant U.S. Secretary of Defense for International Security Affairs from 1983 to 1989. He serves on the boards of ManTech International Corporation and Transcu, Ltd.

Skills and Qualifications: Mr. Armitage’s experience in a wide range of high ranking diplomatic positions makes him uniquely qualified to provide valuable insight and expertise in the context of the Company’s global operations with substantial governmental interface. Mr. Armitage has specific expertise in many of the Company’s key operating regions. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Richard H. Auchinleck, 59,

Director since August 2002

Mr. Auchinleck began his service as a director of Conoco Inc. in 2001 prior to its merger with Phillips Petroleum Company in 2002. He served as President and Chief Executive Officer of Gulf Canada Resources Limited from 1998 until its acquisition by Conoco in 2001. Prior to his service as CEO, he was Chief Operating Officer of Gulf Canada from 1997 to 1998 and Chief Executive Officer for Gulf Indonesia Resources Limited from 1997 to 1998. Mr. Auchinleck currently serves on the boards of Enbridge Commercial Trust and Telus Corporation and previously served on the board of Red Mile Entertainment Inc. from 2005 to 2008.

Skills and Qualifications: Mr. Auchinleck has served as a director of ConocoPhillips and its predecessors since Gulf Canada Resources was acquired by Conoco in 2001. His extensive experience in the industry and as a CEO of an energy company provides him with valuable insights into the Company’s business. In addition, Mr. Auchinleck has extensive industry experience in Canada, the location of many key Company assets and operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

James E. Copeland, Jr., 66,

Director since February 2004

Mr. Copeland served as Chief Executive Officer of Deloitte & Touche and Deloitte Touche Tohmatsu from 1999 to 2003. Mr. Copeland formerly served as Senior Fellow for Corporate Governance with the U.S. Chamber of Commerce and as a Global Scholar with the Robinson School of Business at Georgia State University. Mr. Copeland is currently a member of the boards of Equifax Inc. and Time Warner Cable Inc. and previously served on the board of Coca Cola Enterprises from 2003 to 2008.

Skills and Qualifications: As the former CEO of one of the “Big Four” accounting firms, Mr. Copeland provides a wealth of financial and accounting expertise. In addition, Mr. Copeland’s experience as a CEO at a large, global corporation allows him to provide valuable insights on managing a global business. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Kenneth M. Duberstein, 66,

Director since August 2002

Mr. Duberstein began his service as a director of Conoco Inc. in 2000 prior to its merger with Phillips Petroleum Company in 2002. He has served since 1989 as Chairman and Chief Executive Officer of the Duberstein Group, a strategic planning and consulting company. Prior to this, Mr. Duberstein was the White House Chief of Staff from 1988 to 1989 and Deputy Chief of Staff in 1987 to President Ronald Reagan.

Mr. Duberstein currently serves on the boards of The Boeing Company, Mack-Cali Realty Corporation, and The Travelers Companies, Inc.

Skills and Qualifications: Mr. Duberstein’s extensive experience, including serving as White House Chief of Staff, allows him to provide valuable expertise on governmental matters, particularly in the United States. Mr. Duberstein has extensive global and domestic strategic advisory experience which allows him to provide valuable insights into the Company’s global strategic plans. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Ruth R. Harkin, 66,

Director since August 2002

Ms. Harkin began her service as a director of Conoco Inc. in 1998 prior to its merger with Phillips Petroleum Company in 2002. Ms. Harkin served as Senior Vice President, International Affairs and Government Relations of United Technologies Corporation (UTC) and was Chair of United Technologies International, UTC’s international representation arm, from June 1997 to February 2005. She also is a former President and Chief Executive Officer of the Overseas Private Investment Corporation. Ms. Harkin currently serves on the board of AbitibiBowater Inc. She previously served on the Board of Bowater Incorporated from 2005 to 2007. She is a member of the Board of Regents of the State of Iowa.

Skills and Qualifications: Ms. Harkin’s extensive experience in advising international corporations on foreign investments and government affairs provides the Company with valuable insight applicable to its global operations. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board.

Harold W. McGraw III, 62,

Director since September 2005

Mr. McGraw currently serves as Chairman, President and Chief Executive Officer of The McGraw-Hill Companies. Prior to his service as Chairman, he served as President and Chief Executive Officer of The McGraw-Hill Companies from 1998 to 2000 and President and Chief Operating Officer of The McGraw-Hill Companies from 1993 to 1998. Mr. McGraw currently serves on the boards of The McGraw-Hill Companies and United Technologies Corporation.

Skills and Qualifications: As an active CEO of a large, global public company with a significant role in the financial reporting industry, Mr. McGraw’s experience allows him to provide the Company with valuable financial and operational expertise. In addition, with experience in operations worldwide, he is well-qualified to advise the Company on its global operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

James J. Mulva, 64,

Director since August 2002

Mr. Mulva is the Chairman and Chief Executive Officer of ConocoPhillips, serving in such capacities since 2004 and 2002, respectively. Mr. Mulva served as President from 2002 through 2008. Mr. Mulva began his career over 35 years ago with Phillips Petroleum Company. Beginning in 1999 and continuing through its merger with Conoco Inc. in 2002, Mr. Mulva served as Chairman of the Board and Chief Executive Officer of Phillips Petroleum Company. He also served as a member of the Board of Phillips Petroleum Company beginning in 1994 and as the President and Chief Operating Officer of Phillips Petroleum Company from 1994 to June 1999. He currently serves on the board of General Electric Company.

Skills and Qualifications: Mr. Mulva’s 35-year career, first at Phillips Petroleum and, since 2002, as CEO of ConocoPhillips, makes him uniquely and well qualified to serve both as a director and Chairman of the Board. Mr. Mulva’s extensive experience in the industry and as the global representative of ConocoPhillips makes his service as a director invaluable to the Company. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Robert A. Niblock, 48,

Director since February 2010

Mr. Niblock is Chairman and Chief Executive Officer of Lowe’s Companies, Inc., a position he has held since January 2005. He also served as Lowe’s President from 2003 to 2006, and joined its board of directors when he was named Chairman and CEO-elect in 2004. Mr. Niblock joined Lowe’s in 1993 and, during his career with the company, has served as Vice President and Treasurer, Senior Vice President, and Executive Vice President and CFO. Before joining Lowe’s, Mr. Niblock had a nine-year career with accounting firm Ernst & Young.

Skills and Qualifications: After an extensive search, Mr. Niblock became a member of the Board in 2010. The Committee on Directors’ Affairs valued his experience as a CEO and in financial reporting matters. With Mr. Niblock’s experience as an actively serving CEO of a large public company, he provides the Board with valuable operational and financial expertise. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Harald J. Norvik, 64,

Director since July 2005

Mr. Norvik currently serves as Chairman of the Board of Telenor ASA. He was Chairman and a partner at Econ Management AS from 2002 to 2008 and was a strategic advisor there from 2008 to 2010. He served as Chairman, President & CEO of Statoil from 1988 to 1999. He currently serves on the boards of Telenor ASA and Petroleum Geo-Services ASA.

Skills and Qualifications: As a former CEO of an international energy corporation, Mr. Norvik brings valuable experience and expertise in industry and operational matters. In addition, Mr. Norvik provides valuable international perspective as a citizen of Norway, a country in which the Company has significant operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

William K. Reilly, 71,

Director since August 2002

Mr. Reilly began his service as a director of Conoco Inc. in 1998 prior to its merger with Phillips Petroleum Company in 2002. Since June 1999 he has served as President and Chief Executive Officer of Aqua International Partners, an investment group which finances water improvements in developing countries. He is also a Senior Advisor to TPG Capital. He was Administrator of the U.S. Environmental Protection Agency from 1989 to 1993. Mr. Reilly currently serves on the boards of E. I. du Pont de Nemours and Company and Royal Caribbean Cruises Ltd. Most recently, Mr. Reilly was appointed by President Obama as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling.

Skills and Qualifications: Mr. Reilly’s extensive environmental regulatory experience with the U.S. government makes him well qualified to serve as a member of the Board. Mr. Reilly’s active role in the discussion on environmental issues allows him to provide unique and valuable perspective on matters critical to the Company’s operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Victoria J. Tschinkel, 63,

Director since August 2002

Ms. Tschinkel began her service as a director of Phillips Petroleum Company in 1993 prior to its merger with Conoco Inc. in 2002. Ms. Tschinkel served as Director of the Florida Nature Conservancy from 2003 to 2006 and was a Senior Environmental Consultant to Landers & Parsons, a Tallahassee, Florida law firm, from 1987 to 2002. Ms. Tschinkel was the Secretary of the Florida Department of Environmental Regulation from 1981 to 1987. She currently serves as Chairwoman of 1000 Friends of Florida.

Skills and Qualifications: Ms. Tschinkel’s extensive environmental regulatory experience makes her well qualified to serve as a member of the Board. In addition, her relationships and experience working within the environmental community position her to advise the Board on the impact of our operations in sensitive areas. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board.

Kathryn C. Turner, 63,

Director since August 2002

Ms. Turner began her service as a director of Phillips Petroleum Company in 1995 prior to its merger with Conoco Inc. in 2002. Ms. Turner is currently the Chairperson and Chief Executive Officer of Standard Technology, Inc., a management technology solutions firm she founded in 1985. She currently serves on the board of Carpenter Technology Corporation and served on the board of Schering-Plough Corporation from 2001 to 2009.

Skills and Qualifications: Ms. Turner’s experience as a CEO in the information technology field positions her to provide valuable insights on the Company’s managerial issues. Ms. Turner’s experience in the information technology field also enables her to provide valuable insights into technology and innovation, which are vital to the Company’s future success. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board.

William E. Wade, Jr., 68,

Director since March 2006

Mr. Wade served as a director of Burlington Resources Inc. from 2001 through the time of its acquisition by ConocoPhillips in 2006. Mr. Wade served as President of Atlantic Richfield Company from 1998 to 1999 and Executive Vice President of Atlantic Richfield Company from 1993 to 1998. Prior to this, he served in a series of management positions with Atlantic Richfield Company beginning in 1968.

Skills and Qualifications: Mr. Wade’s extensive experience in senior management within the industry and in areas of significant Company operations makes him uniquely and well qualified to serve as a member of the Board. Mr. Wade’s prior service as a director of Burlington Resources Inc. also provides him with valuable insights in the assets acquired as part of the acquisition of that company. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

What directors are retiring?

On February 16th, the Company announced that Mr. Shackouls had elected not to stand for reelection to the Board of Directors due to his interest in pursuing other business opportunities. Mr. Shackouls’ term will expire following the 2011 Annual Meeting of Stockholders. The following is Mr. Shackouls’ biographical information:

Bobby S. Shackouls, 60,

Director since March 2006

Mr. Shackouls was Chairman, President and Chief Executive Officer of Burlington Resources Inc. at the time of its acquisition by ConocoPhillips in 2006. Mr. Shackouls served as Chairman of Burlington Resources Inc. beginning in 1997 and President and Chief Executive Officer beginning in 1995. Mr. Shackouls currently serves on the board of The Kroger Co.

What vote is required to approve this proposal?

Each nominee requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What if a director nominee does not receive a majority of votes cast?

Our By-Laws require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the annual meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Committee on Directors’ Affairs then considers the resignation and recommends to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Committee on Directors’ Affairs. The director who tenders his or her resignation will not participate in the Board’s decision. The Board is required to publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Audit and Finance Committee Report

The Audit and Finance Committee (the “Audit Committee”) assists the Board in fulfilling its responsibility to provide independent, objective oversight for ConocoPhillips’ financial reporting functions and internal control systems. The Audit Committee currently comprises four non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, James E. Copeland, Jr., is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by ConocoPhillips’ Board of Directors and last amended on December 2, 2009, and which is available on our Web site www.conocophillips.com under the caption “Governance.” One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Committee’s activities in this regard for 2010.

Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2010, included therein.

Discussions with Independent Registered Public Accounting Firm. The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for ConocoPhillips, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with that firm its independence from ConocoPhillips.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2010.

THE CONOCOPHILLIPS AUDIT AND FINANCE COMMITTEE

James E. Copeland, Jr., Chairman

Robert A. Niblock

Harald J. Norvik

Victoria J. Tschinkel

Proposal to Ratify the Appointment of Ernst & Young LLP

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. The Audit and Finance Committee has appointed Ernst & Young to serve as the Company’s independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Audit services of Ernst & Young for fiscal year 2010 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described in the response to the next question. In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2010 and 2009?

Ernst & Young’s fees for professional services totaled $19.8 million for 2010 and $19.1 million for 2009. Ernst & Young’s fees for professional services included the following:

•

Audit Services—fees for audit services, which relate to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations, were $17.0 million for 2010 and $16.7 million for 2009.

•

Audit-Related Services—fees for audit-related services, which consisted of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $2.0 million for 2010 and $1.7 million for 2009.

•	Tax Services—fees for tax services, consisting of tax compliance services and tax planning and advisory services, were $0.8 million for 2010 and $0.7 million for 2009.

•	Other Services—fees for other services were negligible in 2010 and 2009.

The Audit and Finance Committee has considered whether the non-audit services provided to ConocoPhillips by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.

The Audit and Finance Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by Ernst & Young to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit and Finance Committee in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by Ernst & Young must be pre-approved by the Audit and Finance Committee. The Audit and Finance Committee has delegated authority to approve permitted services to the Committee’s Chair. Such approval must be reported to the entire Committee at the next scheduled Audit and Finance Committee meeting.

Will a representative of Ernst & Young be present at the meeting?

Yes, one or more representatives of Ernst & Young will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of Ernst & Young is not ratified, the Audit and Finance Committee will reconsider the appointment.

What does the Board recommend?

THE AUDIT AND FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

EXECUTIVE COMPENSATION

Role of the Human Resources and Compensation Committee

Authority and Responsibilities

The Human Resources and Compensation Committee (HRCC) of the Board of Directors of ConocoPhillips is responsible for providing independent, objective oversight for ConocoPhillips’ executive compensation programs and determining the compensation of anyone who meets our definition of a “Senior Officer.” Currently, our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, an executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2010, the Company had 22 Senior Officers. All of the officers shown in the compensation tables that follow are Senior Officers or, in the case of the retired executives, were Senior Officers during 2010. In addition, the HRCC acts as plan administrator of the compensation programs and benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and benefits.

One of the HRCC’s responsibilities is to assist the Board in its oversight of the integrity of the Company’s “Compensation Discussion and Analysis” found starting on page 24 of this proxy statement. That report summarizes certain of the HRCC’s activities during 2010 and 2011 concerning compensation earned during 2010.

A complete listing of the authority and responsibilities of the HRCC is set forth in the written charter adopted by ConocoPhillips’ Board of Directors and last amended on December 2, 2009, which is available on our Web site www.conocophillips.com under the caption “Governance.”

Members

The HRCC currently consists of three members. The members of the HRCC and the member to be designated as Chair, like the members and Chairs of all of the Board Committees, are reviewed and recommended annually by the Committee on Directors’ Affairs to the full Board. The Board of Directors has final approval of the committee structure of the Board. The only pre-existing requirements for service on the HRCC are that members of the HRCC must meet the independence requirements for “non-employee” directors under the Securities Exchange Act of 1934, for “independent” directors under the NYSE listing standards, and for “outside” directors under the Internal Revenue Code.

Meetings

The HRCC has regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary to discharge its duties. The HRCC reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the HRCC. Additionally, the Committee meets jointly with the Committee on Directors’ Affairs at least annually to evaluate the performance of the CEO. In 2010, the HRCC had seven regularly scheduled meetings and one meeting via teleconference. More information regarding the HRCC’s activities at such meetings can be found in the “Compensation Discussion and Analysis” beginning on page 24.

Continuous Improvement

The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC also:

•	Receives ongoing training regarding best practices for executive compensation;

•

Regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance, which review is aided by the Company’s management, compensation consultants, and, when deemed appropriate, independent legal counsel;

•	Annually reviews its charter and proposes any desired changes to the Board of Directors;

•	Annually conducts a self-assessment of its performance that evaluates the effectiveness of the Committee’s actions and seeks ideas to improve its processes and oversight; and

•	Regularly reviews and assesses whether the Company’s executive compensation programs are having the desired effects and do not encourage an inappropriate level of risk.

Human Resources and Compensation Committee Report

Review with Management. The Human Resources and Compensation Committee (HRCC) has reviewed and discussed with management the “Compensation Discussion and Analysis” presented in this proxy statement starting on page 24. Members of management with whom the HRCC discussed the “Compensation Discussion and Analysis” included the Company’s Chief Executive Officer, Chief Administrative Officer, and Vice President, Human Resources.

Discussion with Independent Executive Compensation Consultant. The HRCC has discussed with Cogent Compensation Partners (“Cogent”), an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the HRCC. Cogent was retained directly by the HRCC, independent of the management of the Company. The HRCC has received written disclosures from Cogent confirming no other work has been performed for the Company by Cogent, has discussed with Cogent its independence from ConocoPhillips, and believes Cogent to have been independent of management.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in ConocoPhillips’ proxy statement on Schedule 14A (and, by reference, included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2010).

THE CONOCOPHILLIPS HUMAN RESOURCES AND COMPENSATION COMMITTEE

William E. Wade, Jr., Chairman

Harold W. McGraw III

Kathryn C. Turner

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, explains how we compensate our Chief Executive Officer and certain other officers of ConocoPhillips. In addition to the six named executive officers listed for SEC purposes (the “Named Executive Officers”), the Company has elected to provide information for two additional individuals (Mr. Garland and Mr. Chiang) who are part of the Company’s senior executive team (together with the “Named Executive Officers,” the “Listed Executive Officers”). The CD&A is divided into two sections:

•	2010 Executive Compensation—A Summary & Analysis (p. 24)

•	ConocoPhillips Executive Compensation Program Structure (p. 27)

2010 Executive Compensation—A Summary & Analysis

Executive Summary

Program Goals—Our goals are to attract, retain and motivate high-quality employees and to maintain high standards of principled leadership so that we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future. We believe that our ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance. Moreover, we believe employees in leadership roles within the organization are motivated to perform at their highest levels by making performance-based pay a significant portion of their compensation.

Program Structure—Our executive compensation program has four primary components: Base Salary; the Variable Cash Incentive Program (VCIP); the Stock Option Program; and the Performance Share Program (PSP). Awards under our performance-based programs (VCIP, Stock Option Program and PSP) are based on Company performance measured against the criteria we believe are most likely to drive successful long-term performance. Since our compensation programs are not formulaic, the Human Resources and Compensation Committee (the HRCC or Committee) evaluates these measurements subjectively and also considers overall Company and individual performance in making its decisions.

2010 Compensation—In 2010, the Company experienced solid operational results and successfully executed on its strategic plans. The Company also had the safest year in its history. The Company’s successes were reflected in its 39% total shareholder return in 2010, the highest return among its peers for that period. The HRCC evaluated the Company’s one-year performance under the criteria utilized under the VCIP and determined corporate performance under such measures was 180% of target. For each of our Listed Executive Officers, other than Mr. Mulva, whose award is based solely on corporate performance, the HRCC determined that the combined corporate and respective award unit performance merited base awards of between 151% and 162% of target. The HRCC also evaluated the Company’s three-year performance under the criteria utilized under the PSP and determined corporate performance under such measures merited base awards of 140% of target. Finally, the HRCC approved individual adjustments under the VCIP and PSP programs ranging from 10% to 30% for the Listed Executive Officers. This reflected the HRCC’s evaluation of the performance of Company’s management and the effectiveness with which the Company executed its long-term strategy.

Analysis of 2010 Executive Compensation

The following is a discussion and analysis of the decisions of the HRCC in compensating our Listed Executive Officers in 2010.

In determining performance-based compensation awards for our Listed Executive Officers for performance periods concluding in 2010, the HRCC began by considering overall Company performance, including the following accomplishments and operating conditions:

•	The development and implementation of a strategic plan to enhance the Company’s operating and financial position;

•	138% organic reserve replacement for the Exploration and Production segment, excluding the impact of acquisitions and dispositions;

•	Achievement of barrel of oil equivalent (BOE) production and capacity utilization targets;

•	Significant progress in high grading the Company’s asset portfolio while strengthening liquidity;

•	Successful exploration efforts;

•	Improved performance in all HSE areas;

•	Participation as a founding member of the Marine Well Containment Company, an industry initiative to aid in the response to future Gulf of Mexico deepwater drilling incidents; and

•	Advancement of the Company’s succession plans.

The Committee then considered any adjustments to the awards under our three performance-based compensation programs (VCIP, Stock Option Program and PSP) in accordance with their terms and pre-established criteria, while retaining the discretion to adjust awards based solely on the Committee’s determination of appropriate payouts.

As a result, the Committee made the following award decisions under the Company’s performance-based compensation programs.

2010 VCIP Awards

In determining award payouts under VCIP for 2010, the Committee considered the following performance criteria:

-	Company Performance for 2010—In 2010, our VCIP program used both quantitative and qualitative performance measures relating to the Company as a whole, including:

O	Ranking 1st in relative annual total stockholder return compared with our performance-measurement peer group (ExxonMobil, Royal Dutch Shell, BP, Total, and Chevron);

O	Ranking 2nd in percentage change and 3rd in absolute change in improvement in relative annual adjusted return on capital employed compared with the same peer group noted above;

O	Ranking 3rd in percentage and absolute change in relative annual adjusted cash return on capital employed compared with the same peer group noted above;

O	Ranking 2nd in relative adjusted cash contribution per BOE compared with the same peer group noted above;

O	Our health, safety and environmental performance; and

O	Advancement and support of our key strategic initiatives and plans.

Based on such review, management recommended, and the Committee concluded, that the Company’s performance under these measures in 2010 merited award of 180% of the targeted amount.

-	Business Unit Performance in 2010—In determining award unit performance, management’s determinations of performance by the Company’s award units under their performance criteria were reviewed and approved by the Committee. Each executive participated in the operational and staff award units, respectively, over which they had responsibility, weighted to reflect their time of service within such units. The Committee determined that the combined corporate and award unit performance merited base awards of between 151% and 162% of target for each of our Listed Executive Officers, other than Mr. Mulva. As noted under “Business Unit Performance Criteria” beginning on page 37, Mr. Mulva’s award, as CEO, is based on individual and overall Company performance.

-	Individual Performance Adjustments—Finally, the Committee considered individual adjustments for each Listed Executive Officer’s 2010 VCIP award based upon a subjective review of the individual’s impact on the Company’s financial and operational success during the year. The Committee considered the totality of the executive’s performance in deciding the individual adjustments. Based on the foregoing, the Committee approved individual performance adjustments of between 10% and 30% for each of our Listed Executive Officers. The individual adjustments for these officers reflect the Committee’s recognition of these individuals’ contributions to the strong 2010 operational performance of their respective operating units.

Stock Option Awards

Although the Committee retains discretion to adjust stock option awards by up to 30 percent from the specified target, the Committee did not elect to exercise such discretion with respect to the Stock Option Awards granted in February 2010.

PSP Awards (2008-2010 Performance Period)

In December 2007, the Committee established the sixth performance period under the PSP, for the three-year period beginning January 1, 2008, and ending December 31, 2010 (PSP VI). In February 2011, in determining awards under the PSP for this period, the Committee considered quantitative and qualitative performance measures relating to the Company as a whole, including:

•	Ranking 3rd in relative total stockholder return compared with our performance-measurement peer group (ExxonMobil, Chevron, Royal Dutch Shell, BP, and Total);

•	Ranking 6th in percentage change and 3rd in absolute change in relative improvement in adjusted return on capital employed compared with the same peer group noted above;

•	Ranking 2nd in relative adjusted cash contribution per BOE compared with the same peer group noted above;

•	Ranking 6th in relative adjusted income per BOE compared with the same peer group noted above;

•	Our health, safety and environmental performance;

•	Advancement and implementation of the Company’s strategic plans; and

•	Leadership development and succession planning.

Based on this review, the Committee determined that the Company’s performance under the stated criteria during the three-year performance period merited award of 140% of the targeted amount. With respect to individual adjustments, similar to the 2010 VCIP program, the Committee considered PSP individual adjustments for each Listed Executive Officer (other than Messrs. Hirshberg and Garland, who joined the Company in 2010 and did not participate in PSP VI) in recognition of the individual’s personal leadership and contribution to the Company’s financial and operational success over the three-year performance period. Based on the foregoing, the Committee approved individual performance adjustments of between 10% and 25% for such Listed Executive Officers.

2011 Target Compensation

In addition to determining the 2010 compensation payouts, the HRCC established the targets for 2011 compensation for our Listed Executive Officers (other than Messrs. Carrig and Cornelius, who retired from the Company on March 1, 2011 and January 1, 2011, respectively) under our four primary compensation programs. As discussed under “Performance-Based Pay Programs” beginning on page 32, with the exception of salary, the targeted amounts shown below are performance-based and, therefore, actual amounts received under such programs, if any, may differ from these targets.

Name	Salary	2011 VCIP Target Value	2011 Stock Option Award Target Value	PSP IX (2011-2013) Target Value	Total 2011 Target Compensation
J.J. Mulva	$1,500,000	$2,025,000	$6,487,500	$6,487,500	$16,500,000
W.C.W. Chiang	725,000	645,250	1,196,250	1,196,250	3,762,750
G.C. Garland	725,000	645,250	1,196,250	1,196,250	3,762,750
A.J. Hirshberg	725,000	645,250	1,196,250	1,196,250	3,762,750
R.M. Lance	725,000	645,250	1,196,250	1,196,250	3,762,750
J.W. Sheets	600,000	498,000	729,400	945,000	2,772,400

ConocoPhillips Executive Compensation Program Structure

The Objectives and Process of Compensating Our Executives

Our Goals: Our goals are to attract, retain and motivate high-quality employees and to maintain high standards of principled leadership so that we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future.

Our Philosophy: We believe that our ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance. We believe that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. Moreover, we believe employees in leadership roles within the organization are motivated to perform at their highest levels by making performance-based pay a significant portion of their compensation.

Our Principles: To achieve our goals, we implement our philosophy through the following guiding principles:

•	Establish target compensation levels that are competitive with those of other companies with whom we compete for executive talent;

•	Create a strong link between executive pay and Company performance;

•	Encourage prudent risk taking by our executives;

•	Motivate performance by considering specific individual accomplishments in determining compensation;

•	Retain talented individuals with the Company until retirement; and

•	Integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization.

The Human Resources and Compensation Committee

The HRCC is responsible for all compensation actions related to our Senior Officers, including all of our Listed Executive Officers. Although the Committee’s charter permits it to delegate authority to subcommittees or other Board Committees, the Committee made no such delegations in 2010.

Compensation Program Design

Our executive compensation programs take into account marketplace compensation for executive talent, internal pay equity with our employees, past practices of the Company, corporate, business unit and individual results and the talents, skills and experience that each individual executive brings to ConocoPhillips. Our Listed Executive Officers each serve without an employment agreement. At the time of Mr. Hirshberg’s employment, as an incentive to his acceptance of an employment offer and in recognition of his foregoing compensation from his prior employer, the Company entered into a letter agreement with Mr. Hirshberg. A discussion of this agreement is set forth on page 63 under “Other Arrangements.” All compensation for these officers is set by the Committee as described below.

The HRCC begins by establishing target levels of total compensation for our Senior Officers for a given year. Once an overall target compensation level is established, the Committee considers the weighting of each of our primary compensatory programs (Base Salary, VCIP, Stock Option Program and PSP) within the intended total target compensation.

Salary Grade Structure

Management, with the assistance of outside compensation consultants, thoroughly examines the scope and complexity of jobs throughout ConocoPhillips and studies the competitive compensation practices for such jobs. As a result of this work, management develops a compensation scale under which all positions are designated with specific “grades.” For our executives, the base salary midpoint increases at each increasing grade, but at a lesser rate than increases in target incentive compensation percentages. The result is an increased percentage of “at risk” compensation as the executive’s grade is increased. Any changes in compensation for our Senior Officers resulting from a change in salary grade are approved by the HRCC.

Benchmarking

With the assistance of our outside compensation consultants, we set target compensation by referring to multiple relevant compensation surveys that include but are not limited to large energy companies. We then compare that information to our salary grade targets (both for base salary and for incentive compensation) and make any changes needed to bring the cumulative target for each salary grade to broadly the 50th percentile for similar positions as indicated by the survey data.

For our Listed Executive Officers, we conduct benchmarking, using available data, for each individual position. For example, although we determine targets by benchmarking against other large, publicly held energy companies, we often use broader measures, such as mid-sized publicly held energy companies and other large, publicly held companies outside the energy industry, in setting targets for our executives. Cogent then reviews and independently advises on the conclusions reached as a result of this benchmarking, and the Committee uses the results of these surveys as a factor in setting compensation structure and targets relating to our Listed Executive Officers.

The HRCC’s use of primary peer groups in the context of our compensation programs generally falls into two broad categories: setting compensation targets and measuring Company performance.

-	Setting Compensation Targets

In setting total compensation targets and targets within each individual program the Committee uses the following primary peer group for benchmarking purposes—Exxon Mobil Corporation, Royal Dutch Shell plc, BP p.l.c., and Chevron Corporation.

The Committee also utilizes a secondary group of peer companies for benchmarking the compensation of our Listed Executive Officers—Valero Energy Corporation, Marathon Oil Corporation, Occidental Petroleum Corporation, and, for staff executives, other large, publicly held companies, including those outside the energy industry.

We utilize the primary peer group in setting compensation targets because these companies are broadly reflective of the industry in which we compete for business opportunities and for executive talent, and because they provide a good indicator of the current range of executive compensation.

-	Measuring Performance

We believe our performance is best measured against the largest publicly held, international, integrated oil and gas companies against which we compete in our business operations. Therefore, for our performance-based programs, the Committee assesses our actual performance for a given period by using ExxonMobil, Royal Dutch Shell, BP, Total S.A., and Chevron as our primary benchmarking peer group.

Developing Performance Measures

We have attempted to develop performance metrics that assess the performance of the Company relative to its primary peer group rather than assessing absolute performance. This is based on the belief that absolute performance can be affected positively or negatively by industry-wide factors over which our executives have no control, such as prices for crude oil and natural gas. We have selected multiple metrics, as described below, because we believe no one metric is sufficient to capture the performance we are seeking to drive, and any metric in isolation is unlikely to promote the well-rounded executive performance necessary to enable us to achieve long-term success. The Committee reassesses performance metrics periodically.

Internal Pay Equity

We believe our compensation structure provides a framework for an equitable compensation ratio between executives, with higher targets for jobs at salary grades having greater duties and responsibilities. Taken as a whole, our compensation program is designed so that the individual target level rises as salary grade level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below-target performance. In addition, the HRCC also reviews the compensation of Senior Officers periodically to ensure officers with similar levels of responsibilities are compensated equitably.

Alignment of Interests—Stock Holding Requirements

We place a premium on aligning the interests of executives with those of our stockholders. Our Stock Ownership Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives, to 6 times salary for the CEO. Employees have five years from the date they become subject to these Guidelines to comply. The multiple of equity held by each of our Listed Executive Officers exceeds our established guidelines for his or her position. Company policies prohibit our executives from trading in derivatives of the Company’s stock.

In addition, we have historically required our executives to hold restricted stock units received under the PSP, and under predecessor programs, until death, disability, retirement, layoff, or severance after a change in control. The units were generally forfeited if an executive voluntarily left the Company’s employ when not retirement eligible. We were informed by our compensation consultants that this was a highly unusual feature. In light of this fact, the Committee considered our programs and determined, for performance periods beginning in 2009, restrictions on restricted stock unit awards will lapse five years from the anniversary of the issuance of the units, although Senior Officers may elect to defer the lapsing of such restrictions. The Committee believes this change ensures our executives maintain their focus on long-term performance, while also allowing the Company’s programs to be more competitive with those of our peers.

Risk Assessment

The Company has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the analysis, the Company considered the performance measures used and described under the section entitled “Measuring our Performance under our Compensation Programs” beginning on page 35, as well as the different types of compensation, the varied performance measurement periods and the extended vesting schedules utilized under each incentive compensation program for both executives and other employees. As a result of this review, the Company has concluded the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. As part of the Board’s oversight of the Company’s risk management programs, the HRCC conducts an annual review of the risks associated with the Company’s executive and broad-based compensation programs. The Committee’s independent consultant and the Company’s compensation consultant noted their agreement with management’s conclusion that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Statutory and Regulatory Considerations

In designing our compensatory programs, we consider and take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The HRCC also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code and designs its compensation programs with the intent that they comply with section 409A of the Internal Revenue Code. The Committee seeks to preserve tax deductions for executive compensation. However, the Committee has awarded compensation that might not be fully tax deductible when it believes such grants are nonetheless in the best interests of our stockholders.

Option Pricing

When the Committee grants options to its Listed Executive Officers, the Company uses an average of the stock’s high and low prices on the date of grant (or the preceding business day, if the markets are closed on the date of grant) to determine the exercise price of the options. Option grants are generally made at the HRCC’s February meeting (the date of which is determined at least a year in advance) or, in the case of new hires, on the date of commencement of employment or the date of Committee approval, whichever is later.

Independent Consultants

Beginning in 2004, the Committee had retained Towers Perrin (which has subsequently merged with Watson Wyatt and been renamed Towers Watson) as its independent executive compensation consultant. In 2009, as a result of the then pending merger of Watson Wyatt and Towers Perrin and the expected retirement of its principal engagement representative to the Committee, the Committee considered whether to replace its independent consultant. The Committee determined to retain its principal engagement representative at Towers Perrin through the early part of 2010 to provide continuity while making decisions during the February 2010 compensation decision process. The Committee subsequently retained Cogent Compensation Partners to serve as its independent executive compensation consultant.

The Committee has adopted specific guidelines for outside compensation consultants, which (1) require that work done by such consultants for the Company at management’s request be approved in advance by the Committee; (2) require a review of the advisability of replacing the independent consultant after a period of five years; and (3) prohibit the Company from employing any individual who worked on the Company’s account for a period of one year after leaving the employ of the independent consultant. Towers Perrin and Cogent each have provided an annual attestation of its compliance with these guidelines.

The Committee strongly discourages Company proposals to retain the Committee’s independent consultant for any work other than advising the Committee and does not approve any work proposed by the Company that it believes would compromise the consultant’s independence. The Committee previously approved a Company request to continue purchasing multi-company non-executive compensation surveys from Towers Perrin in the ordinary course of business at a nominal cost. The Committee does not believe that this activity compromised the independence of Towers Perrin as a consultant to the Committee, and it concurred with management’s assessment that Towers Perrin was better suited to provide the requested services than alternative providers. No other work proposals for Towers Perrin were submitted by management in 2010. The fees for all services provided by Towers Perrin, other than their services as an independent consultant to the Committee, did not exceed $120,000 in 2010. No work proposals for Cogent were submitted by management in 2010 and no fees were paid to Cogent by the Company other than for their services as an independent consultant to the Committee.

The Types of Compensation We Provide Our Executives

Base Salary

Base salary is a major component of the compensation for all of our salaried employees, although it becomes a smaller component as an employee rises through the ConocoPhillips salary grade structure. Base salary is important to give an individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be increased or decreased to account for considerations such as individual performance and time in position.

Performance-Based Pay Programs

Annual Incentive—The VCIP is an annual incentive program that is broadly available to our employees throughout the world, and it is our primary vehicle for recognizing Company, business unit, and individual performance for the past year. We believe that having an annual “at risk” compensation element for all employees, including executives, gives them a financial stake in the achievement of our business objectives and therefore motivates them to use their best efforts to ensure the achievement of those objectives. We believe that measuring and rewarding performance on an annual basis in a compensation program is appropriate because, like our primary peers and other public companies, we measure and report our business accomplishments annually. Additionally, our valuation is derived, in part, from comparisons of these annual results with those of our primary peers and relative to prior annual periods. We also believe that one year is a time period over which all employees who participate in the program can have the opportunity to establish and achieve their specified goals. The base award is weighted equally for corporate and business unit performance for the Listed Executive Officers other than the CEO, and solely on corporate performance for the CEO. The HRCC has discretion to adjust the base award up or down based on individual performance and makes its decision on individual performance adjustments based on the input of the CEO for all Listed Executive Officers (other than for himself).

Long-Term Incentives—Our primary long-term incentive compensation programs for executives are the Stock Option Program and the PSP.

Our program targets generally provide approximately 50 percent of the long-term incentive award in the form of stock options and 50 percent in the form of restricted stock units awarded under the PSP.

o	Stock Option Program—The Stock Option Program is designed to maximize medium- and long-term stockholder value. The practice under this program is to set option exercise prices at not less than 100 percent of the Company stock’s fair market value at the time of the grant. Because the option’s value is derived solely from an increase in the Company’s stock price, the value of a stockholder’s investment in the Company must appreciate before an option holder receives any financial benefit from the option. Our stock options have three-year vesting provisions and ten-year terms in order to incentivize our executives to increase the Company’s share price over the long term.

o	Performance Share Program—The PSP rewards executives based on their individual performances and the performance of the Company over a three-year period. Each year the Committee establishes a three-year performance period over which it compares the performance of the Company with that of its performance-measurement peer group using pre-established criteria. Thus, in any given year, there are three overlapping performance periods. Use of a multi-year performance period helps to focus management on longer-term results.

Each executive’s individual award under the PSP is subject to a potential positive or negative performance adjustment at the end of the performance period. Although the HRCC maintains final discretion to adjust compensation in accordance with any extraordinary circumstances that may arise, and has done so in the past, program guidelines generally result in an award range between 0 to 200 percent of target. Final awards are based on the Committee’s subjective evaluation of the Company’s performance relative to the established metrics (discussed below under the heading “Measuring Our Performance under Our Compensation Programs”) and of each executive’s individual performance. The Committee considers input from the CEO with respect to Senior Officers. Targets for participants whose salary grades are changed during a performance period are prorated for the period of time such participant remained in each relevant salary grade.

The combination of the Stock Option Program, the PSP, and the PSP’s extended restricted stock unit holding periods, provides a comprehensive package of medium- and long-term compensation incentives for our executives that align their interests with those of our long-term stockholders. Such extended holding periods also enable the Company to more readily withdraw awards should circumstances arise that merit such action. To date, no Listed Executive Officers have been subject to reductions or withdrawals of prior grants or payouts of restricted stock, restricted stock units or stock option awards.

o	Other Possible Awards—ConocoPhillips may make awards outside the Stock Option Program or the PSP (off-cycle awards). Off-cycle awards (also commonly referred to as “ad hoc” or “special purpose” awards) are awards granted outside the context of our regular compensation programs. Currently, off-cycle awards are granted to certain incoming executive personnel, typically on the first day of employment, for one or more of the following reasons (1) to induce an executive to join the Company (occasionally replacing compensation the executive will lose because of termination from the prior employer); (2) to induce an executive of an acquired company to remain with the Company for a certain period of time following the acquisition; or (3) to provide a pro-rata equity award to an executive who joins the Company during an ongoing performance period for which he or she is ineligible under the standard PSP or Stock Option Program provisions. In these cases, the HRCC has sometimes approved a shorter period for restrictions on transfers of restricted stock units than those issued under the PSP or Stock Option Program. Pursuant to the Committee’s charter, any off-cycle awards to Senior Officers must be approved by the HRCC. Two such awards were made in 2010, as an inducement for Messrs. Hirshberg and Garland to join the Company. The details of these awards are discussed in footnote 1 to the Grant of Equity Based Awards Table beginning on page 47.

Broadly Available Plans

Our Listed Executive Officers participate in the same basic benefits package as our other U.S. salaried employees. This includes retirement, medical, dental, vision, life insurance, expatriate benefits and accident insurance plans, as well as flexible spending arrangements for health care and dependent care expenses.

Other Compensation and Personal Benefits

In addition to our four primary compensation programs, we provide our Listed Executive Officers a limited number of additional benefits. In order to provide a competitive package of compensation and benefits, we provide our Listed Executive Officers with executive life insurance coverage and defined benefit plans. We also provide other benefits that are designed primarily to minimize the amount of time the Listed Executive Officers devote to administrative matters other than Company business, to promote a healthy work/life balance, to provide opportunities for developing business relationships, and to put a human face on our social responsibility programs. All such programs are approved by the HRCC.

-	Comprehensive Security Program—Because our executives face personal safety risks in their roles as representatives of a global, integrated energy company, our Board of Directors has adopted a comprehensive security program for our executives.

-	Personal Entertainment—We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which the Company operates. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes. We believe these tickets offer an opportunity to increase morale at a very low or no incremental cost to the Company.

-	Tax Gross-Ups—Certain of the personal benefits received by our executives are deemed to be taxable income to the individual by the Internal Revenue Service. When we believe that such income is incurred for purposes more properly characterized as Company business than personal benefit, we provide further payments to the executive to reimburse the cost of the inclusion of such item in the executive’s taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest to attend a meeting or function in furtherance of Company business, such as Board meetings, Company-sponsored events, and industry and association meetings where spouses or other guests are invited or expected to attend.

-	Executive Life Insurance—We maintain life insurance policies and/or death benefits for all of our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. For each of our executives, we maintain an additional life insurance policy and/or death benefits (at no cost to the executive) with a value equal to her or his annual salary. In addition to these two plans, we also provide our executives the option of purchasing group variable universal life insurance in an amount up to eight times their annual salaries. We believe this is a benefit valued by our executives that can be provided at no cost to the Company.

-	Defined Contribution Plans—We maintain the following nonqualified defined contribution plans for our executives. These plans allow deferred amounts to grow tax-free until distributed, while enabling the Company to utilize the money for the duration of the deferral period for general corporate purposes.

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Voluntary Deferred Compensation Plans—The purpose of our voluntary nonqualified deferred compensation plans is to allow executives to defer a portion of their salary and annual incentive compensation so that such amounts are taxable in the year in which distributions are made.

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Make-Up Plans—The purpose of our nonqualified defined contribution make-up plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans.

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Defined Benefit Plans—We also maintain nonqualified defined benefit plans for our executives. The primary purpose of these plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans. With regard to our Listed Executive Officers, the only such arrangement under which they are entitled to benefits of this type is the Key Employee Supplemental Retirement Plan (KESRP). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2010, the former limit was set at $245,000, while the latter was set at $195,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan, the ConocoPhillips Retirement Plan. Thus, in operation the combined benefits payable from the related plans for the eligible employee equal the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. This design is common among our competitors and we believe that lack of such a plan would put the Company at a great disadvantage in attracting and retaining talented executives. Further information on the KESRP is provided in the Pension Benefits table and notes beginning on page 53.

Severance Plans and Changes in Control

We maintain plans to address severance of our executives in certain circumstances as described under the heading “Executive Severance and Changes in Control” beginning on page 61. The structure and use of these plans are competitive within the industry and are intended to aid the Company in attracting and retaining executives.

Measuring Our Performance Under Our Compensation Programs

We use corporate and business unit performance criteria in determining individual payouts. In addition, our programs contemplate that the Committee will exercise discretion in assessing and rewarding individual performance.

Corporate Performance Criteria

We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is driven in isolation. We have employed the following measures of overall Company performance under our performance-based programs:

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Relative Total Stockholder Return—Total stockholder return represents the percentage change in a company’s common stock price from the beginning of a period of time to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested into that common stock. We use a total stockholder return measure because it is the most tangible measure of the value we have provided to our stockholders during the relevant program period. We recognize that total stockholder return is not a perfect measure. It can be affected by factors beyond management’s control and by market conditions not related to the intrinsic performance of the Company. Stockholder return over the short-term can also fail to fully reflect the value of longer-term projects. We seek to mitigate the influence of industry-wide or market-wide conditions on stock price by using total stockholder return relative to our primary peer group.

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Relative Adjusted Return on Capital Employed—Our businesses are capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. Therefore, we believe that a good indicator of long-term Company and management performance, both absolute and relative to our primary peer group, is the measure known as return on capital employed (ROCE). Relative ROCE is a measure of the profitability of our capital employed in our business compared with that of our peers. We calculate ROCE as a ratio, the numerator of which is net income plus after-tax interest expense, and the denominator of which is average total equity plus total debt. The use of ROCE as a comparative measure is complicated by the fact that two different accounting methods were used for business combinations prior to June 2001. Accounting for a combination on the “purchase” method generally resulted in a much higher amount of capital employed after the combination than did the “pooling-of-interests” method. While we were required to utilize the “purchase” method for all of our significant business combinations, several members of our performance-measurement peer group utilized the “pooling-of-interests” method for their significant combinations. For comparability, in performance periods beginning prior to 2009, we adjust “capital employed” to take into account the difference in these accounting methods. We also adjust the net income of the Company and our peers for certain non-core earnings impacts. For performance periods beginning in 2008, our programs considered our improvement on Adjusted ROCE relative to our performance-measurement peer group.

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Relative Adjusted Income per BOE—An important measure of operating efficiency and management performance is a comparison of the income earned by the Company per BOE produced by our Exploration & Production (E&P) business segment, and per barrel of petroleum products sold by our Refining & Marketing (R&M) business segment, versus those of our peers. This measure allows us to compare our operating efficiency in producing and refining/marketing products against that of our performance-measurement peer group. The measure is calculated by dividing adjusted income attributable to our E&P and R&M segments by the number of BOE produced or barrel of petroleum products sold, respectively. A weighted average of these two segment-level metrics is then calculated and compared against that of our peers. As with our calculation of Adjusted ROCE, we adjust both our own income and that of our peers to reflect certain non-core earnings impacts. We added this metric for performance periods beginning in 2007 and 2008.

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Relative Adjusted Cash Contribution per BOE—Like ROCE, another important measure of operating efficiency and management performance is the Company’s cash contributions per BOE produced by our E&P segment, and per barrel of petroleum products sold by our R&M segment. This measure is another way to compare our operating efficiency in producing and refining/marketing products against that of our performance-measurement peer group. The measure is calculated by dividing the adjusted income from operations plus the depreciation, depletion and amortization attributable to our E&P or R&M segments by the number of BOE produced or barrel of petroleum products sold, respectively. A weighted average of these two segment-level metrics is then calculated, and compared against that of our peers. As with our calculation of Adjusted ROCE, we adjust both our own income and that of our peers to reflect certain non-core earnings impacts. We added this metric for performance periods beginning in 2008.

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Relative Adjusted Improvement in Cash Return on Capital Employed—Similar to ROCE, adjusted cash return on capital employed (CROCE) measures the Company’s performance in efficiently allocating its capital. However, while ROCE is based on adjusted net income, CROCE is based on cash flow, measuring the ability of the Company’s capital employed to generate cash. CROCE is calculated by dividing adjusted EBIDA (earnings before interest, depreciation and amortization, adjusted for non-core earnings impacts) by average capital employed (total equity plus total debt). Our improvement in CROCE is compared against that of our peers. We added this metric for performance periods under our VCIP beginning in 2010.

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Health, Safety and Environmental Performance—We seek to be a good employer, a good community member and a good steward of the environmental resources we manage. Therefore, we incorporate metrics of health, safety and environmental performance in our annual incentive compensation program.

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Implementation and Advancement of Strategic Plan—This measure is a subjective analysis of the Company’s progress in implementing its strategic plan over a given performance period. We added this metric for performance periods beginning in 2007, 2008 and 2010.

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Succession Planning/Leadership Development—This measure is a subjective analysis of the Company’s progress in developing and implementing a comprehensive succession plan for senior management, and the development and implementation of a Company-wide program for identifying and developing future leaders within the Company. We added this metric for performance periods beginning in 2007.

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Financial Management—This measure is a subjective analysis of the Company’s progress in managing the Company’s capital profile and liquidity needs. We added this metric for performance periods beginning in 2009.

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Support of Strategic Corporate Initiatives—This measure is a subjective analysis of our progress in implementing key elements of the Company’s strategic initiatives including, but not limited to, cash returned to stockholders, financial management relationships, climate change, reputation, people/diversity, culture, opportunity capture and execution of Company initiatives. We added this metric for performance periods beginning in 2009.

Business Unit Performance Criteria

There are approximately 100 discrete award units within the Company designed to measure performance and to reward employees according to business outcomes relevant to the award group. Although most employees participate in a single award unit designated for the operational or functional group to which such employee is assigned, a Senior Officer can participate in a blend of the results of more than one of these award units depending on the scope and breadth of his or her responsibilities over the performance period. Moreover, because our CEO is responsible for overall Company performance, his award is based solely on individual and overall Company performance.

Performance criteria are goals consistent with the Company’s operating plan and include quantitative and qualitative metrics specific to each business unit, such as income from continuing operations (adjusted to neutralize the impact of changes in commodity prices), control of costs, health, safety and environmental performance, support of corporate initiatives, and various milestones set by management. At the conclusion of a performance period, management makes a recommendation based on the unit’s performance for the year against its performance criteria. The HRCC then reviews management’s recommendation regarding each award unit’s performance and has discretion to adjust any such recommendation in approving the final awards.

Individual Performance Criteria

Individual adjustments for our Listed Executive Officers are approved by the HRCC, based on the recommendation of the CEO (other than for himself). The CEO’s individual adjustment is determined by the Committee taking into account the prior review of the CEO’s performance, which is conducted jointly by the HRCC and the Committee on Directors’ Affairs.

Tax-Based Program Criteria

Our incentive programs are also designed to conform to the requirements of section 162(m) of the Internal Revenue Code, which allows for deductible compensation in excess of $1 million if certain criteria, including the attainment of pre-established performance criteria, are met. In order for a Listed Executive Officer to receive any award under either VCIP or PSP certain threshold criteria must be met. This tier of performance measure and methodology is designed to meet requirements for deductibility of these items of compensation under section 162(m) of the Internal Revenue Code. Pursuant to this tier, maximum payments for the performance period under VCIP and PSP are set, but they are subject to downward adjustment through the application of the generally applicable methodology for VCIP and PSP awards previously discussed, so this effectively establishes a ceiling for VCIP and PSP payments to each Listed Executive Officer. Performance criteria for the 2010 program year differed between the two programs, due primarily to VCIP being a one-year program while PSP is a three-year program. For VCIP, the criteria required that the Company meet one of the following measures as a threshold to an award being made to any Listed Executive Officer: (1) Top two-thirds of specified companies in improvement in return on capital employed (adjusted net income); (2) Top two-thirds of specified companies in total stockholder return; (3) Top two-thirds of specified companies in cash per BOE; or (4) Cash from operations (normalized for the impact of asset sales and assumptions made in our budgeting process as to price for oil equivalents and excluding non-cash working capital) of at least $8.356 billion. For PSP, the criteria for the 2010 program year required that the Company meet one of the following measures as a threshold to an award being made to any Listed Executive Officer: (1) Top two-thirds of specified companies in improvement in return on capital employed (adjusted net income); (2) Top two-thirds of specified companies in total stockholder return; (3) Top two-thirds of specified companies in cash per BOE; or (4) Cash from operations (normalized for the impact of asset sales and assumptions made in our budgeting process as to price for oil equivalents and excluding non-cash working capital) of at least $30.7 billion. In both cases, the specified companies for comparison were ConocoPhillips, BP, Chevron, ExxonMobil, Royal Dutch Shell, and Total. The performance criteria for this purpose are set by the HRCC and may change from year to year, although the criteria must come from a list of possible criteria set forth in the stockholder-approved 2009 Omnibus Stock and Performance Incentive Plan. The award ceilings are also set by the HRCC each year, although they may not exceed limits set in the stockholder-approved 2009 Omnibus Stock and Performance Incentive Plan. Determination of whether the criteria are met is made by the HRCC after the end of each performance period. Since the merger of companies that created ConocoPhillips in 2002, threshold criteria have always been met and the ceiling has never been reached.

Stock Performance Graph

This graph shows ConocoPhillips’ cumulative total stockholder return over the five-year period from December 31, 2005, to December 31, 2010. The graph also shows the cumulative total returns for the same five-year period of the S&P 500 Index and our performance peer group of companies consisting of BP, Chevron, ExxonMobil, Royal Dutch Shell, and Total, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2005, in ConocoPhillips stock, in the S&P 500 Index and in ConocoPhillips’ peer group and assumes that all dividends were reinvested.

Five-Year Cumulative Total Stockholder Return

Five Years Ended December 31, 2010

		December 31
	Initial	2006	2007	2008	2009	2010
ConocoPhillips	$100.0	$126.5	$158.6	$95.5	$98.3	$136.4
Peer Group(1)	$100.0	$124.7	$152.1	$116.4	$124.5	$129.5
S&P 500	$100.0	$115.8	$122.2	$77.0	$97.3	$112.0

(1) Performance Peer Group consists of BP, Chevron, ExxonMobil, Royal Dutch Shell and Total

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning total compensation paid to the Chief Executive Officer and certain other officers of ConocoPhillips. In addition to the six named executive officers listed for SEC purposes (the “Named Executive Officers”), the Company has elected to provide information for two additional individuals (Mr. Garland and Mr. Chiang) who are part of the Company’s senior executive team (together with the “Named Executive Officers,” the “Listed Executive Officers”). Please also see our discussion of the relationship between the “Compensation Discussion and Analysis” to these tables under “Analysis of Compensation Paid to Our Executives” beginning on page 25. The data presented in the tables that follow include amounts paid to the Listed Executive Officers by ConocoPhillips or any of its subsidiaries for 2010.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects amounts earned with respect to 2010 and performance periods ending in 2010. We also provide 2011 target compensation for Listed Executive Officers (other than those who have retired) on page 27. We have excluded arrangements that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements, since all of our Listed Executive Officers are U.S.-based salaried employees. Based on the salary and total compensation amounts for Listed Executive Officers for 2010 shown in the table below, salary accounted for approximately 8 percent of the total compensation of the Listed Executive Officers and incentive compensation programs (stock awards, option awards, and non-equity incentive plan compensation) accounted for approximately 65.6 percent. For the CEO alone in 2010, salary accounted for approximately 8.4 percent of his total compensation and incentive compensation programs accounted for approximately 90 percent of his total compensation. These numbers reflect the emphasis placed by the Company on performance-based pay.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
J.J. Mulva Chairman & CEO	2010	$1,500,000	$—	$6,148,572	$5,737,680	$4,252,500	$—	$294,143	$17,932,895	(12)
	2009	1,500,000	—	5,669,518	5,737,576	1,278,788	—	202,779	14,388,661	(12)
	2008	1,500,000	—	5,454,676	5,738,304	1,417,500	9,776,065	519,007	24,405,552
J.A. Carrig(8) President (retired)	2010	1,165,000	—	3,803,787	3,549,780	2,134,979	3,590,672	113,015	14,357,233
	2009	1,145,000	—	3,507,419	3,549,650	1,474,560	2,487,509	133,033	12,297,171
	2008	967,333	—	3,938,728	1,748,208	1,054,944	3,644,373	143,670	11,497,256
W.C.W. Chiang Senior Vice President, Refining, Marketing, Transportation & Commercial	2010	643,758	—	1,426,584	920,790	917,338	153,873	71,644	4,133,987
	2009	575,508	—	882,436	893,282	557,920	137,601	63,610	3,110,357
	2008	486,767	—	911,554	609,840	401,053	41,556	76,563	2,527,333
G.C. Garland(9) Senior Vice President, Exploration & Production– Americas	2010	173,011	—	2,819,115	—	272,699	2,005,824	26,132	5,296,781
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
A.J. Hirshberg(10) Senior Vice President, Planning and Strategy	2010	173,011	9,357,436	4,719,144	—	270,389	359,280	10,910	14,890,170
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
R.M. Lance Senior Vice President, Exploration & Production– International	2010	683,758	—	1,381,976	1,038,960	956,219	634,646	71,529	4,767,088
	2009	649,508	—	996,020	1,008,436	637,117	693,413	53,171	4,037,665
	2008	590,167	—	814,518	857,648	512,371	460,200	85,007	3,319,911
J.W. Sheets Senior Vice President, Finance, and CFO	2010	496,840	—	880,262	489,060	696,942	699,405	58,571	3,321,080
	2009	461,000	—	468,796	475,150	437,950	616,475	41,707	2,501,078
	2008	418,403	—	497,415	327,184	297,075	399,892	61,814	2,001,783
S.L. Cornelius(11) Senior Vice President (retired)	2010	710,008	—	1,178,126	1,099,800	956,739	879,700	95,606	4,919,979
	2009	688,008	—	1,055,177	1,068,808	575,615	926,945	73,968	4,388,521
	2008	599,667	—	814,518	857,648	514,522	774,791	106,244	3,667,390

(1)	Includes any amounts that were voluntarily deferred to the Company’s Key Employee Deferred Compensation Plan.

(2)	Because our primary short-term incentive compensation arrangement for salaried employees (the Variable Cash Incentive Program or VCIP) has mandatory performance measures that must be achieved before there is any payout to Listed Executive Officers, amounts paid under VCIP are shown in the Non-Equity Incentive Plan Compensation ($) column of the table, rather than the Bonus ($) column. As an inducement to his employment, the HRCC approved (i) a bonus payment to Mr. Hirshberg of $3,000,000 at his employment on October 6, 2010 and (ii) the creation of a deferred compensation account under the Key Employee Deferred Compensation Plan, credited with $6,357,436, vesting as to 47% on the first anniversary of employment, as to 47% on the second anniversary of employment, and as to the remainder on the third anniversary of employment.

(3)	Amounts shown represent the aggregate grant date fair value of awards made under the Performance Share Program (PSP) during each of the years indicated, as determined in accordance with FASB ASC Topic 718. See the “Share- Based Compensation Plans” section of Note 19 in the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

The amounts shown for stock awards are from our PSP or for off-cycle awards, although no off-cycle awards were granted to any of the Listed Executive Officers during 2010, 2009, or 2008, except for off-cycle awards to Messrs. Garland and Hirshberg at their employment on October 6, 2010, as discussed further below. These may include awards that are expected to be finalized as late as 2013. The amounts shown for awards from PSP relate to the three-year performance period that began in the years presented. Performance periods under PSP generally cover a three-year period and, as a new performance period has begun each year since the program commenced, there are three overlapping performance periods ongoing at any time.

Amounts shown are targets set for awards for 2010, 2009, and 2008, since it is most probable at the setting of the target for the applicable performance periods that targets will be achieved. If payout was made at maximum levels for company performance, the amounts shown would double from the targets shown, although the value of the actual payout would be dependent upon the stock price at the time of the payout. If payout was made at minimum levels, the amounts would be reduced to zero. No adjustment is made to the target shown for prior years based upon any change in probability subsequent to the time the target is set. Changes to targets resulting from promotion or demotion of a Listed Executive Officer are shown as awards in the year of the promotion or demotion, even though the awards may relate to a program period that began in an earlier year. Actual payouts with regard to the targets set for 2008 were approved by the HRCC at its February 2011 meeting, at which the Committee determined the payouts to be made to Senior Officers (including the Listed Executive Officers) for the performance period that began in 2008 and ended in 2010. Those payouts were as follows (with values shown at fair market value on the date of payout): Mr. Mulva, $8,095,370; Mr. Carrig, $4,372,434; Mr. Chiang, $1,145,702; Mr. Garland, $0; Mr. Hirshberg, $0; Mr. Lance, $1,196,683; Mr. Sheets, $705,668; and Mr. Cornelius, $1,200,399.

Awards under PSP are made in restricted stock or restricted stock units that will generally be forfeited if the employee is terminated prior to the end of the escrow period set in the award (other than for death or following disability or after a change in control). For target awards for program periods beginning in 2008 and earlier, the escrow period lasts until separation from service, except in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, when the escrow period ends at the exceptional termination event. For target awards for program periods beginning in 2009 and later, the escrow period lasts five years from the grant of the award (which would be more than eight years after the beginning of the program period, when measured including the performance period) unless the employee makes an election prior to the beginning of the program period to have the escrow period last until separation from service instead; except that in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or retirement after age 55 with five years of service, a value for the forfeited restricted stock or restricted stock units will generally be credited to a deferred compensation account for the employee for awards made prior to 2005; for later awards, restrictions lapse in the event of termination due to layoff or early retirement after age 55 with five years of service, unless the employee has elected to defer receipt of the stock until a later time.

Messrs. Garland and Hirshberg became employees of ConocoPhillips on October 6, 2010. As inducements to their employment, the HRCC approved the grant of certain restricted stock units to each, effective on the date of employment. Mr. Garland received 16,877 units (valued at $999,962), the restrictions on which lapse as to one-half of the units on the first anniversary of his employment, while the restrictions on the remainder lapse on the second anniversary of his employment. Mr. Hirshberg received 48,945 units (valued at $2,899,991), the restrictions on which lapse on the third anniversary of his employment. Other terms and conditions of the restricted stock unit awards for each officer reflect the standard terms and conditions of restricted stock unit awards under PSP. The amounts reflected in the Table include these awards, as well as their target awards under PSP.

(4)	Amounts represent the dollar amount recognized as the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. See the “Share-Based Compensation Plans” section of Note 19 in the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. All such options were awarded under the Company’s Stock Option Program. Options awarded to Listed Executive Officers under that program generally vest in three equal annual installments beginning with the first anniversary from the date of grant and expire ten years after the date of grant. However, in the event that a Listed Executive Officer has attained the early retirement age of 55 with five years of service, the value of the options granted is taken in the year of grant or over the number of months until the executive attains age 55 with five years of service.

Option awards are made in February of each year at a regularly-scheduled meeting of the HRCC. Occasionally, option awards may be made at other times, such as upon the commencement of employment of an individual. In determining the number of shares to be subject to these option grants, the HRCC used a Black-Scholes-Merton-based methodology to value the options.

(5)	Includes amounts paid under VCIP, our primary non-equity short-term incentive arrangement, and includes amounts that were voluntarily deferred to the Company’s Key Employee Deferred Compensation Plan. See also note (2) above.

(6)	Amounts represent the actuarial increase in the present value of the Listed Executive Officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa.

(7)	As discussed in Compensation Discussion and Analysis beginning on page 24 of this proxy statement, ConocoPhillips provides its executives with a number of compensation and benefit arrangements. The tables below reflect amounts earned under those arrangements. We have excluded arrangements that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements, since all of our Listed Executive Officers are U.S.-based salaried employees. Certain of the amounts reflected below were paid in local currencies, which we value in this table in U.S. dollars using a monthly currency valuation for the month in which costs were incurred. All Other Compensation includes the following amounts, which were determined using actual cost paid by the Company unless otherwise noted:

Name		Personal Use of Company Aircraft(a)	Automobile Provided by Company(b)	Home Security(c)	Financial Planning(d)	Annual Physical(e)	Executive Group Life Insurance Premiums(f)	Tax Reimbursement Gross-Up(g)
J.J. Mulva	2010	$31,274	$32,379	$—	$—	$2,689	$11,880	$65,045
	2009	3,375	14,967	874	—	1,964	11,880	17,954
	2008	54,802	25,409	230	20,000	3,032	11,880	27,163
J.A. Carrig	2010	—	—	—	—	—	6,012	—
	2009	—	—	—	—	795	5,908	745
	2008	—	—	—	—	867	4,898	—
W.C.W. Chiang	2010	—	—	—	—	—	1,777	6,353
	2009	—	—	—	—	1,207	1,036	2,322
	2008	—	—	—	10,000	—	861	734
G.C. Garland	2010	—	—	—	—	—	334	—
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
A.J. Hirshberg	2010	—	—	—	—	—	218	—
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
R.M. Lance	2010	—	—	—	—	1,262	1,231	3,521
	2009	—	—	—	—	—	1,169	—
	2008	—	—	—	9,500	—	1,054	367
J.W. Sheets	2010	—	—	—	—	—	1,371	1,825
	2009	—	—	—	—	—	1,272	1,109
	2008	—	—	—	—	—	1,146	4,001
S.L Cornelius	2010	—	—	—	—	—	3,664	8,275
	2009	—	—	—	—	638	3,550	823
	2008	—	—	—	10,000	1,276	1,633	1,252

Name		Relocation(h)	Expatriate(i)	Retirement Presentations(j)	Director Charitable Gift Program(k)	Matching Gift Program(l)	Matching Contributions Under the Tax-Qualified Savings Plans(m)	Company Contributions to Non-Qualified Defined Contribution Plans (n)
J.J. Mulva	2010	$—	$—	$—	$—	$15,000	$14,651	$121,225
	2009	—	—	—	—	18,000	13,947	119,818
	2008	—	—	—	113,537	18,500	22,576	221,878
J.A. Carrig	2010	—	—	—	—	5,000	14,651	87,352
	2009	—	—	—	—	30,000	13,947	81,638
	2008	—	—	—	—	2,500	22,576	112,829
W.C.W. Chiang	2010	—	—	—	—	15,000	14,651	33,863
	2009	—	—	—	—	15,000	13,947	30,098
	2008	—	—	—	—	15,000	22,512	27,456
G.C. Garland	2010	15,106	—	—	—	—	10,692	—
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
A.J. Hirshberg	2010	—	—	—	—	—	10,692	—
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
R.M. Lance	2010	—	5,224	—	—	5,000	14,651	40,640
	2009	—	—	—	—	—	13,947	38,055
	2008	—	—	—	—	1,000	22,576	50,510
J.W. Sheets	2010	—	—	—	—	13,500	15,396	26,479
	2009	—	—	—	—	5,500	14,107	19,719
	2008	—	—	—	—	8,023	21,534	27,110
S.L. Cornelius	2010	—	—	10,452	—	14,350	14,651	44,214
	2009	—	—	—	—	14,250	13,947	40,760
	2008	—	—	—	—	13,300	22,576	56,207

(a)	The Comprehensive Security Program of the Company requires that Mr. Mulva fly on Company aircraft, unless a determination is made by the Manager of Global Security that other arrangements are an acceptable risk. Numbers above represent the approximate incremental cost to ConocoPhillips for personal use of the aircraft, including travel for any family member or guest. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. Included in incremental costs reported are $0 associated with flights to the Company hangar or other locations without passengers, commonly referred to as “deadhead” flights. In 2007, the Company and Mr. Mulva entered into a Time Share Agreement with regard to certain of the Company’s aircraft, pursuant to which Mr. Mulva agreed to reimburse the Company for his personal use of the aircraft, subject to certain limitations required by the Federal Aviation Administration. The amounts shown for incremental costs related to the personal use of an aircraft by Mr. Mulva reflect the net incremental costs to the Company after giving effect to any reimbursements received under the Time Share Agreement.

(b)	The value shown in the table represents the approximate incremental cost to the Company of providing and maintaining an automobile, excluding Company security personnel. Approximate incremental cost was calculated using actual expenses incurred during the year. Other executives and employees of the Company may also be required to use Company-provided transportation and security personnel, especially when traveling or living outside of the United States, in accordance with risk assessments made by the Company’s Manager of Global Security.

(c)	The use of a home security system is required as part of ConocoPhillips’ Comprehensive Security Program for certain executives and employees, including the Listed Executive Officers noted above, based on risk assessments made by the Company’s Manager of Global Security. Amounts shown represent the approximate incremental cost to ConocoPhillips for the installation and maintenance of the home security system with features required by the Company in excess of the cost of a “standard” system typical for homes in the neighborhoods where the Listed Executive Officers’ homes are located. The Listed Executive Officer pays the cost of the “standard” system himself.

(d)	Historically, the Company had an Executive Financial Planning Program under which financial and tax planning expenses incurred by eligible executives were reimbursed by the Company up to $20,000 for the CEO and up to $10,000 for other Listed Executive Officers. This personal benefit was discontinued effective at the end of 2008.

(e)	Historically, the Company maintained a program under which costs associated with annual physical examinations of eligible employees, including the Listed Executive Officers, were paid for by the Company. This program was discontinued effective at the end of 2010.

(f)	The amounts shown are for premiums paid by the Company for executive group life insurance provided by the Company, with a value equal to the employee’s annual salary. In addition, certain employees of the Company, including the Listed Executive Officers, are eligible to purchase group variable universal life insurance policies for which the employee pays all costs, so that there is no incremental cost to the Company.

(g)	The amounts shown are for payments by the Company relating to certain taxes incurred by the employee. These primarily occur when the Company requests family members or other guests to accompany the employee to Company functions and, as a result, the employee is deemed to make a personal use of Company assets (for example, when a spouse accompanies an employee on a Company aircraft). The Company believes that such travel is appropriately characterized as a business expense and, if the employee is imputed income in accordance with the applicable tax laws, the Company will generally reimburse the employee for any increased tax costs.

(h)	These amounts reflect relocation expenses approved by the HRCC in the offer letter to Mr. Garland in connection with his hiring. The amounts were calculated pursuant to the standard relocation policy of the Company.

(i)	These amounts reflect net expatriate benefits under our standard policies for such service outside the United States, and these amounts include payments for increased tax costs related to such expatriate assignments and benefits. Not included in the footnote table are amounts returned to the Company in the normal course of the expatriate tax protection process that may relate to a prior period. These amounts are returned to the Company when they are known or received through the tax reporting and filing process. The amounts noted for Mr. Lance were $(176,325) in 2010, $(314,163) in 2009, and $(43,857) in 2008. Amounts shown in the table above also reflect amended tax equalization and similar payments under our expatriate services policies that were made to and from the Named (or Listed) Executive Officer that were paid or received during 2010 but apply to earnings of prior years, but which were unknown or not capable of being estimated with any reasonable degree of accuracy in prior years.

(j)	These amounts reflect the practice of the Company to make presentations to its retiring employees, especially those of long service. The amounts shown reflect the invoiced cost to the Company.

(k)	Mr. Mulva is a member of the Board of Directors and as such was entitled to participate in the Director Charitable Gift Program. This program allowed eligible directors to designate charities and tax-exempt educational institutions to receive a donation from the Company of up to $1 million upon his or her death. Directors were vested in the program after one year of service on the Board, and Mr. Mulva was thus eligible. In 2008, as part of its regular review of the compensation of directors, the Committee on Directors’ Affairs decided to discontinue the Director Charitable Gift Program for current directors and future director appointees. With respect to current directors, the Company made payments equal to the net present value of the outstanding awards to charities designated by such directors in 2008. Amounts above reflect the cost to the Company of the 2008 payments, less any costs reported in previous periods with respect to the Director Charitable Gift Program.

(l)	The Company maintains a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched. For executives, the program matches up to $15,000 with regard to each program year. Administration of the program can cause more than $15,000 to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company during the year. In December 2009, the Board of Directors approved changes in the Matching Gift Program provisions for employees that brought it into parity with the provisions for executives, effective in 2010.

(m)	Under the terms of its tax-qualified defined contribution plans, the Company makes matching contributions and allocations to the accounts of its eligible employees, including the Listed Executive Officers.

(n)	Under the terms of its nonqualified defined contribution plans, the Company makes contributions to the accounts of its eligible employees, including the Listed Executive Officers. See the narrative, table, and notes to the “Nonqualified Deferred Compensation Table” for further information.

(8)	Mr. Carrig retired from ConocoPhillips effective March 1, 2011. Prior to October 6, 2010, Mr. Carrig served as President and Chief Operating Officer.

(9)	Mr. Garland became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Garland was President and Chief Executive Officer for Chevron Phillips Chemical Company LLC. ConocoPhillips owns a 50 percent interest in Chevron Phillips Chemical Company LLC. None of the compensation or benefits earned by Mr. Garland as an employee of Chevron Phillips Chemical Company LLC is included in the Table.

(10)	Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010.

(11)	Mr. Cornelius retired from ConocoPhillips effective January 1, 2011. Prior to October 6, 2010, Mr. Cornelius served as Senior Vice President, Finance, and Chief Financial Officer.

(12)	In accordance with SEC rules prohibiting issuers from reporting a negative value in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)” column, Mr. Mulva’s total compensation excludes the effect of a $246,639 decrease in the net present value of Mr. Mulva’s pension benefits in 2010 and a $7,885,466 decrease in the net present value of Mr. Mulva’s pension benefits in 2009. Including the effects of these decreases in value, Mr. Mulva’s total compensation, as reported in the Summary Compensation Table, would have been $17,686,256 in 2010 and $6,503,195 in 2009.

GRANTS OF PLAN-BASED AWARDS TABLE

The Grants of Plan-Based Awards Table is used to show participation by the Listed Executive Officers in the incentive compensation arrangements described below.

The columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards show information regarding the VCIP. The amounts shown in the Table are those applicable to the 2010 program year using a minimum of zero and a maximum of 250 percent of VCIP target for each participant and do not represent actual payouts for that program year. Actual payouts for the 2010 program year were made in February 2011 and are shown in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

The columns under the heading Estimated Future Payouts Under Equity Incentive Plan Awards show information regarding PSP. The amounts shown in the Table are those set for 2010 compensation tied to the 2010 through 2012 program period under PSP (PSP VIII) and do not represent actual payouts for that program year. Actual payouts of restricted stock or restricted stock units, if any, for PSP VIII are not expected to be made until February 2013, after the close of the three-year performance period.

The All Other Option Awards column reflects option awards granted under the Stock Option Program. The option awards shown were granted on the same day that the target was approved. For the 2010 program year under the Stock Option Program, targets were set and awards granted at the regularly scheduled February 2010 meeting of the HRCC.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price Of Option Awards Average Price ($Sh)(6)	Exercise or Base Price Of Option Awards Closing Price ($Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J.J. Mulva		$—	$2,025,000	$5,062,500	—	—	—	—	—	$—	$—	$—
	2/12/2010	—	—	—	—	127,076	254,152	—	—	—	—	6,148,572
	2/12/2010	—	—	—	—	—	—	—	490,400	48.39	48.67	5,737,680
J.A. Carrig		—	1,281,500	3,203,750	—	—	—	—	—	—	—	—
	2/12/2010	—	—	—	—	78,615	157,230	—	—	—	—	3,803,787
	2/12/2010	—	—	—	—	—	—	—	303,400	48.39	48.67	3,549,780
W.C.W. Chiang		—	543,976	1,359,940	—	—	—	—	—	—	—	—
	2/12/2010	—	—	—	—	20,372	40,744	—	—	—	—	985,699
	2/12/2010	—	—	—	—	—	—	—	78,700	48.39	48.67	920,790
	10/1/2010	—	—	—	—	302	604	—	—	—	—	17,430
	10/1/2010	—	—	—	—	2,745	5,490	—	—	—	—	158,428
	10/1/2010	—	—	—	—	4,592	9,184	—	—	—	—	265,027
G.C. Garland		—	153,980	384,950	—	—	—	—	—	—	—	—
	10/6/2010	—	—	—	—	—	—	16,877	—	—	—	999,962
	10/6/2010	—	—	—	—	10,832	21,664	—	—	—	—	641,796
	10/6/2010	—	—	—	—	19,871	39,742	—	—	—	—	1,177,357
A.J. Hirshberg		—	153,980	384,950	—	—	—	—	—	—	—	—
	10/6/2010	—	—	—	—	—	—	48,945	—	—	—	2,899,991
	10/6/2010	—	—	—	—	10,832	21,664	—	—	—	—	641,796
	10/6/2010	—	—	—	—	19,871	39,742	—	—	—	—	1,177,357
R.M. Lance		—	577,776	1,444,440	—	—	—	—	—	—	—	—
	2/12/2010	—	—	—	—	22,988	45,976	—	—	—	—	1,112,274
	2/12/2010	—	—	—	—	—	—	—	88,800	48.39	48.67	1,038,960
	10/1/2010	—	—	—	—	338	676	—	—	—	—	19,508
	10/1/2010	—	—	—	—	1,705	3,410	—	—	—	—	98,404
	10/1/2010	—	—	—	—	2,630	5,260	—	—	—	—	151,790
J.W. Sheets		—	389,191	972,978	—	—	—	—	—	—	—	—
	2/12/2010	—	—	—	—	10,831	21,662	—	—	—	—	524,058
	2/12/2010	—	—	—	—	—	—	—	41,800	48.39	48.67	489,060
	6/1/2010	—	—	—	—	512	1,024	—	—	—	—	26,230
	6/1/2010	—	—	—	—	2,523	5,046	—	—	—	—	129,254
	6/1/2010	—	—	—	—	3,918	7,836	—	—	—	—	200,720
S.L. Cornelius		—	589,307	1,473,268	—	—	—	—	—	—	—	—
	2/12/2010	—	—	—	—	24,349	48,698	—	—	—	—	1,178,126
	2/12/2010	—	—	—	—	—	—	—	94,000	48.39	48.67	1,099,800

(1)	The grant date shown is the date on which the HRCC approved the target awards, except with regard to the June 1, 2010 award shown for Mr. Sheets, the October 1, 2010 awards shown for Messrs. Chiang and Lance, and the October 6, 2010 awards shown for Messrs. Garland and Hirshberg. With regards to Messrs. Sheets, Chiang and Lance, under the terms of the PSP, an adjustment in the target and maximum awards under three on-going performance periods automatically occurred on the effective date of their promotions, which promotions were effective June 1, 2010, and October 1, 2010, and was approved by the HRCC. Messrs. Garland and Hirshberg became employees of ConocoPhillips on October 6, 2010. As inducements to their employment, the HRCC approved the grant of certain restricted stock units to each. Mr. Garland received 16,877 units, the restrictions on which lapse as to one-half of the units on the first anniversary of his employment, while the remainder lapse on the second anniversary of his employment. Mr. Hirshberg received 48,945 units, the restrictions on which lapse on the third anniversary of his employment. Other terms and conditions of the restricted stock unit awards for each officer reflect the standard terms and conditions of restricted stock unit awards under the PSP. The HRCC also approved their receiving pro-rata targets for two on-going performance periods running from 2009—2011 and 2010—2012 under the terms of the PSP, effective with their date of hire. Both Messrs. Garland’s and Hirshberg’s pro-rata targets for 2009—2011 and 2010—2012 are 10,832 units and 19,871 units, respectively.

(2)	Threshold and maximum awards are based on the program provisions under the VCIP. Actual awards earned can range from zero to 200 percent of the target awards for corporate and business unit performance, with a further possible adjustment of up to 50 percent of the target awards for individual performance. Amounts reflect estimated possible cash payouts under the VCIP after the close of the performance period. The estimated amounts are calculated based on the applicable annual target and base salary for each Listed Executive Officer in effect for the 2010 performance period. If threshold levels of performance are not met, then the payout can be zero. The HRCC also retains the authority to make awards under the program at its discretion, including the discretion to make awards greater than the maximum payout. Actual payouts under the VCIP for 2010 are based on actual base salaries earned in 2010 and are reflected in the Non-Equity Incentive Plan Compensation ($) column of the Summary Compensation Table.

(3)	Threshold and maximum are based on the program provisions under the PSP. Actual awards earned can range from zero to 200 percent of the target awards. The HRCC retains the authority to make awards under the program at its discretion, including the discretion to make awards greater than the maximum payout.

(4)	Messrs. Garland and Hirshberg became employees of ConocoPhillips on October 6, 2010. As inducements to their employment, the HRCC approved the grant of certain restricted stock units to each. Mr. Garland received 16,877 units, the restrictions on which lapse as to one-half of the units on the first anniversary of his employment, while the restrictions on the remainder lapse on the second anniversary of his employment. Mr. Hirshberg received 48,945 units, the restrictions on which lapse on the third anniversary of his employment. Other terms and conditions of the restricted stock unit awards for each officer reflect the standard terms and conditions of restricted stock unit awards under PSP.

(5)	These amounts represent stock options granted during 2010.

(6)	The exercise price is the average of the high and low prices of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant (or on the last preceding date for which there was a reported sale, in the absence of any reported sales on the grant date); therefore, on the grant date, the option has no immediately realizable value and any potential payout reflects an increase in share price after the grant date. The Company’s stockholder-approved 2009 Omnibus Stock and Performance Incentive Plan provides for the use of such an average price in setting the exercise price on options, unless the HRCC directs otherwise. The immediate predecessor plan, the stockholder-approved 2004 Omnibus Stock and Performance Incentive Plan, had the same provision. Grants made before May 13, 2009, were made under the 2004 Plan.

(7)	The closing price is the closing price of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant.

(8)	For equity incentive plan awards, these amounts represent the grant date fair value at target level under PSP as determined pursuant to FASB ASC Topic 718. For option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton-based methodology to value the options. Actual value realized upon option exercise depends on market prices at the time of exercise. For other stock awards, these amounts represent the grant date fair value of the restricted stock or restricted stock unit awards determined pursuant to FASB ASC Topic 718. See the “Share-Based Compensation Plans” section of Note 19 in the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K, for a discussion of the relevant assumptions used in this determination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.J. Mulva	478,000	—		—	$27.385	10/8/2011	—	$—	—	$—
	1,500,000	—		—	25.655	11/17/2011	—	—	—	—
	1,500,000	—		—	32.065	11/17/2011	—	—	—	—
	12,738	—		—	23.550	10/22/2012	—	—	—	—
	413,062	—		—	23.550	10/22/2012	—	—	—	—
	606,000	—		—	24.370	2/10/2013	—	—	—	—
	745,200	—		—	32.810	2/8/2014	—	—	—	—
	392,800	—		—	47.830	2/4/2015	—	—	—	—
	268,800	—		—	59.075	2/10/2016	—	—	—	—
	276,500	—		—	66.370	2/8/2017	—	—	—	—
	197,600	98,800	(3)	—	79.380	2/14/2018	—	—	—	—
	171,066	342,134	(4)	—	45.470	2/12/2019	—	—	—	—
	—	490,400	(5)	—	48.385	2/12/2020	—	—	—	—
							2,976,203	202,679,424	251,763	17,145,060
J.A. Carrig(7)	10,200	—		—	27.385	10/8/2011	—	—	—	—
	49,662	—		—	23.550	10/22/2012	—	—	—	—
	122,200	—		—	24.370	2/10/2013	—	—	—	—
	126,200	—		—	32.810	2/8/2014	—	—	—	—
	104,600	—		—	47.830	2/4/2015	—	—	—	—
	78,500	—		—	59.075	2/10/2016	—	—	—	—
	80,800	—		—	66.370	2/8/2017	—	—	—	—
	60,200	30,100	(3)	—	79.380	2/14/2018	—	—	—	—
	105,833	211,667	(4)	—	45.470	2/12/2019	—	—	—	—
	—	303,400	(5)	—	48.385	2/12/2020	—	—	—	—
							508,077	34,600,044	155,752	10,606,711
W.C.W. Chiang	21,600	—		—	23.550	10/22/2012	—	—	—	—
	18,400	—		—	24.370	2/10/2013	—	—	—	—
	28,400	—		—	32.810	2/8/2014	—	—	—	—
	20,800	—		—	47.830	2/4/2015	—	—	—	—
	14,600	—		—	59.075	2/10/2016	—	—	—	—
	15,800	—		—	66.370	2/8/2017	—	—	—	—
	21,000	10,500	(3)	—	79.380	2/14/2018	—	—	—	—
	26,633	53,267	(4)	—	45.470	2/12/2019	—	—	—	—
	—	78,700	(5)	—	48.385	2/12/2020	—	—	—	—
							80,490	5,481,369	47,116	3,208,600
G.C. Garland(8)							16,877	1,149,324	30,703	2,090,874
A.J. Hirshberg(8)							48,945	3,333,155	30,703	2,090,874
R.M. Lance	623	—		—	27.770	12/1/2011	—	—	—	—
	10,786	—		—	23.550	10/22/2012	—	—	—	—
	33,400	—		—	47.830	2/4/2015	—	—	—	—
	22,700	—		—	59.075	2/10/2016	—	—	—	—
	34,900	—		—	66.370	2/8/2017	—	—	—	—
	29,533	14,767	(3)	—	79.380	2/14/2018	—	—	—	—
	30,066	60,134	(4)	—	45.470	2/12/2019	—	—	—	—
	—	88,800	(5)	—	48.385	2/12/2020	—	—	—	—
							119,662	8,148,982	49,228	3,352,427

	Option Awards(1)						Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.W. Sheets	5,238	—		—	$23.550	10/22/2012	—	$—	—	$—
	25,800	—		—	24.370	2/10/2013	—	—	—	—
	29,400	—		—	32.810	2/8/2014	—	—	—	—
	22,400	—		—	47.830	2/4/2015	—	—	—	—
	15,500	—		—	59.075	2/10/2016	—	—	—	—
	17,100	—		—	66.370	2/8/2017	—	—	—	—
	11,266	5,634	(3)	—	79.380	2/14/2018	—	—	—	—
	14,166	28,334	(4)	—	45.470	2/12/2019	—	—	—	—
	—	41,800	(5)	—	48.385	2/12/2020	—	—	—	—
							81,005	5,516,441	27,582	1,878,334
S.L. Cornelius(7)	45,000	—		—	32.810	2/8/2014	—	—	—	—
	47,600	—		—	47.830	2/4/2015	—	—	—	—
	32,500	—		—	59.075	2/10/2016	—	—	—	—
	35,800	—		—	66.370	2/8/2017	—	—	—	—
	29,533	14,767	(3)	—	79.380	2/14/2018	—	—	—	—
	31,866	63,734	(4)	—	45.470	2/12/2019	—	—	—	—
	—	94,000	(5)	—	48.385	2/12/2020	—	—	—	—
							136,791	9,315,467	47,555	3,238,496

(1)	All options shown in the Table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the Table have associated restrictions upon transferability.

(2)	The options shown in this column vested and became exercisable in 2010 or prior years (although under certain termination circumstances, the options may still be forfeited). Following the merger of Conoco and Phillips, options become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(3)	Represents the final one-third vesting of the February 14, 2008 grant, which became exercisable on February 14, 2011.

(4)	Represents the final two-thirds vesting of the February 12, 2009 grant, half of which became exercisable on February 12, 2011, and the other half will become exercisable on February 12, 2012.

(5)	Represents the February 11, 2010 grant, one-third of which became exercisable on February 11, 2011, one-third of which will become exercisable on February 11, 2012 and the final third will become exercisable on February 11, 2013.

(6)

No stock awards were made to the Listed Executive Officers, other than Messrs. Garland and Hirshberg, in 2010 except as a long-term incentive award under the PSP (shown in the columns labeled “Stock Awards”) or pursuant to elections made by a Listed Executive Officer to receive cash compensation in the form of restricted stock units. Amounts above include PSP awards for the three-year performance period ending December 31, 2010 (PSP VI), as follows: Mr. Mulva, 115,442 shares; Mr. Carrig, 62,352 shares; Mr. Cornelius, 15,802 shares; Mr. Lance, 17,065 shares; Mr. Sheets, 10,063 shares; and Mr. Chiang, 16,338 shares. Stock awards shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested (#) and Market Value of Shares or Units of Stock That Have Not Vested ($) continue to have restrictions upon transferability. Under the PSP, stock awards are made in the form of restricted stock units or restricted stock, the former having been used in the most recent awards. The terms and conditions of both are substantially the same, requiring restriction on transferability until separation from service from the Company, although for performance periods beginning in 2009, restrictions will lapse five years from the anniversary of the grant date unless the employee has elected prior to the beginning of the performance period to defer the lapsing of such restrictions until separation from service from the Company. Except in cases where the five-year provision applies, forfeiture is expected to occur if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change of control, although the HRCC has the authority to waive forfeiture. Restricted stock awards have voting rights and pay dividends. Restricted stock unit awards have no voting rights and pay dividend equivalents. Dividend equivalents, if any, on restricted stock units held are paid in cash or credited to each officer’s account in the form of additional stock units. Neither pays dividends or dividend equivalents at preferential rates. Restricted stock held by the Listed Executive Officers prior to November 17, 2001, was converted to restricted stock units prior to the completion of the merger, with the original restrictions still in place. In addition to stock awards actually granted, the Table reflects potential stock awards to Listed Executive Officers under ongoing performance periods for the PSP, for the performance periods from 2009 through 2011 and 2010 through 2012. These are shown at target levels in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($). There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Listed Executive Officers is within the discretion of the HRCC. Until an actual grant is made, these target awards have no voting rights and pay no dividends or dividend equivalents. Stock awards shown reflect the closing price of ConocoPhillips common stock, as reported on the NYSE, on December 31, 2010 ($68.10).

Amounts presented in Number of Shares or Units of Stock That Have Not Vested (#) and Market Value of Shares or Units of Stock That Have Not Vested ($) represent restricted stock and restricted stock unit awards granted with respect to prior periods. The plans and programs under which such grants were made provide that awards made in the form of restricted stock and restricted stock units be held in such form until the recipient retires. If such awards immediately vested upon completion of the relevant performance period, as we are informed by our compensation consultant is more typical for restricted stock programs, the amounts reflected in this column would be zero.

(7)	Mr. Cornelius retired effective January 1, 2011, and Mr. Carrig retired effective March 1, 2011. With regard to the option awards for each of them reflected in the Option Awards columns, the terms and conditions generally allow them to be exercised for up to ten years from the date of the initial grant. Grants made in 2008, 2009, and 2010 became, or will become, exercisable in one-third increments on the anniversary dates of the grants, and the retirements did not accelerate or terminate that exercisability. With regard to stock awards, target awards under the PSP (the target award levels of which are reflected in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)) are usually reduced to reflect service for less than the full time of the relevant performance period, subject to the discretion of the HRCC to set actual payout. The amounts shown reflect the prorated target amounts. The payouts for PSP performance in the 2009 through 2011 performance period and in the 2010 through 2012 performance period shown in the Table above are not expected to be determined by the HRCC until its 2012 and 2013 meetings at which it makes compensation decisions, which are expected to occur in February of those years. Restrictions on all outstanding stock awards from earlier performance periods (including the 62,352 shares to Mr. Carrig and the 15,802 shares to Mr. Cornelius awarded in February 2011 with regard to PSP for the performance period from 2008 through 2010) lapsed due to retirement, and payout in unrestricted stock will be made 6 months after the date of each officer’s retirement. For the Stock Option Program and PSP, except in cases of death, disability, or demotion, if the employee has participated for less than a year in a program period, awards related to that program period are forfeited.

(8)	Messrs. Garland and Hirshberg became employees of ConocoPhillips on October 6, 2010. As inducements to their employment, the HRCC approved the grant of certain restricted stock units to each. Mr. Garland received 16,877 units, the restrictions on which lapse as to one-half of the units on the first anniversary of his employment, while the restrictions on the remainder lapse on the second anniversary of his employment. Mr. Hirshberg received 48,945 units, the restrictions on which lapse on the third anniversary of his employment. Other terms and conditions of the restricted stock unit awards for each officer reflect the standard terms and conditions of restricted stock unit awards under the PSP. The amounts shown in the Table also reflect awards under the PSP.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
J.J. Mulva	335,600	$9,566,278	—	$—
J.A. Carrig	—	—	—	—
W.C.W. Chiang	3,100	107,208	—	—
G.C. Garland	—	—	—	—
A.J. Hirshberg	—	—	—	—
R.M. Lance	29,560	870,542	—	—
J.W. Sheets	3,000	125,175	—	—
S.L. Cornelius	—	—	—	—

PENSION BENEFITS

ConocoPhillips maintains several defined benefit plans for its eligible employees. With regard to U.S.-based salaried employees, the defined benefit plan that is qualified under the Internal Revenue Code is the ConocoPhillips Retirement Plan (CPRP).

The CPRP is a non-contributory plan that is funded through a trust. The CPRP consists of eight titles, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one title (although an employee may also have a frozen benefit under one or more other titles), and eligibility is based on heritage company and time of hire. Of the Listed Executive Officers, Messrs. Mulva, Carrig, Garland, Lance, and Sheets (having been employees of Phillips) are eligible for, and vested in, benefits under Title I of the CPRP, Messrs. Chiang and Hirshberg are eligible for (and Mr. Chiang is vested in) benefits under Title II (with Mr. Chiang, having been an employee of Tosco, also having a frozen vested benefit under Title III, with regard to his participation prior to 2002), and Mr. Cornelius (having been an employee of Conoco) is eligible for, and vested in, benefits under Title IV. Titles I, III, and IV each provide a final average earnings type of pension benefit for eligible employees payable at normal or early retirement from the Company. Under each of Titles I, III, and IV, normal retirement occurs upon termination on or after age 65. Under Title I, early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50), while under Title III, early retirement can occur at age 55 with 10 years of service and under Title IV, early retirement can occur at age 50 with 10 years of service. Under Title I, early retirement benefits are reduced by five percent per year for each year before age 60 that benefits are paid, but for benefits that commence at age 60 through age 65, the benefit is unreduced. Under Title III, early retirement benefits are reduced by 6.67 percent per year for each year before age 60, unless the participant has at least 85 points awarded, with one point awarded for each year of age and one point awarded for each year of service; there is no reduction for a participant with 85 points or whose benefits begin at or after age 60 (provided the participant is also at least age 55 and has at least 10 years of service at the time of retirement). Under Title IV, early retirement benefits are reduced by five percent per year for each year before age 57 that benefits are paid and four percent per year that benefits are paid between ages 57 and 60. Messrs. Mulva, Carrig, and Cornelius were eligible for early retirement at the end of 2010. Messrs. Garland, Hirshberg, Lance, Sheets, and Chiang were not eligible for early retirement at the end of 2010. Under Titles I, III, and IV, employees become vested in the benefits after five years of service, and all of the Listed Executive Officers are vested in their benefits under those Titles. Under Title II, employees become vested in their benefits after three years of service. Mr. Chiang is vested in his benefits under Title II, while Mr. Hirshberg is not. Titles I, II, and IV allow the employee to elect the form of benefit payment from among several annuity types or a single sum payment option, but all of the options are actuarially equivalent. Title III allows the employee to elect the form of benefit payment from among several annuity types, without a single sum payment option, but all of the options are actuarially equivalent. The election for form of benefit is made at retirement.

For Titles I, III, and IV, the benefit formula applicable to our eligible Listed Executive Officers is the same. Retirement benefits are calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation. For Title I, final annual eligible average compensation is calculated using the three highest consecutive years in the last 10 calendar years before retirement plus the year of retirement. For Title III, final annual eligible average compensation is calculated using the highest consecutive 36 months of compensation in the last 120 months of service prior to retirement. For Title IV, final annual eligible average compensation is calculated using the higher of the highest three years of compensation or the highest consecutive 36 months of compensation. In each case, such benefits are reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service, although a maximum reduction limit of 50 percent may apply in certain cases. The formula below provides an illustration as to how the retirement benefits are calculated. For purposes of the formula, “pension compensation” denotes the final annual eligible average compensation described above.

[	1.6%	×	Pension Compensation	×	Years of Credited Service	]	–	[	1.5%	×	Annual Primary SS Benefit	×	Years of Credited Service	]

Eligible pension compensation generally includes salary and annual incentive compensation. However, under Title I, if an eligible employee receives layoff benefits from the Company, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Furthermore, certain foreign service as an employee of Phillips is counted as time and a quarter when determining the service element in the benefit formula under Title I.

Benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after a participant’s hire date. Pay credits are equal to a percentage of total salary and bonus. Participants whose combined years of age and service total less than 44 receive a 6 percent pay credit, those with 44 through 65 receive a 7 percent pay credit, and those with 66 or more receive a 9 percent pay credit. Normal retirement age is 65, but participants may receive their vested benefit upon termination of employment at any age.

Eligible pension compensation under Titles I, II, III, and IV is limited in accordance with the Internal Revenue Code. In 2010, that limit was $245,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under Titles I, II, III, and IV. In 2010, that limit was $195,000 (reduced actuarially for ages below 62).

In addition, the Company maintains several nonqualified pension plans. These are funded through the general assets of the Company, although the Company also maintains trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the nonqualified pension plans. The plan available to the Listed Executive Officers is the ConocoPhillips Key Employee Supplemental Retirement Plan (KESRP). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2010, the former limit was set at $245,000, while the latter was set at $195,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan, the CPRP. Thus, in operation the combined benefits payable from the related plans for the eligible employee equals the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. Benefits under KESRP are generally paid in a single sum the later of age 55 or six months after retirement. When payments do not begin until after retirement, interest at then current six-month Treasury-bill rates, under most circumstances, will be credited on the delayed benefits. Distribution may also be made upon a determination of death or disability.

Certain foreign service as an employee of Phillips is counted as time and a quarter when determining the service element in the benefit formula under KESRP. Also under KESRP, certain incentive payments approved by the Phillips Board of Directors in 2000 are considered as pension compensation. Otherwise, the benefit formulas under KESRP take into account only actual service with the employer and compensation arising from salary and annual incentive compensation (including annual incentive compensation that is performance-based and is included in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for that reason). The footnotes below provide further detail on extra credited service and compensation.

Mr. Lance was an employee of ARCO Alaska, which was acquired by Phillips in 2000. As such, a special provision applies in the calculation of his pension benefits under Title I. First, the Company calculates a benefit under the Title I formula using service with both ARCO and ConocoPhillips, subtracting from the result the value of the benefit under the ARCO plan through the time of the acquisition (for which the BP Retirement Accumulation Plan remains liable, after the acquisition of ARCO by BP and certain plan mergers). Next, we calculate a benefit under the Title I formula using only service with ConocoPhillips. The Company compares the results of the two methods and the employee receives the larger benefit. For Mr. Lance, that calculation currently provides a larger benefit under the first method. The Table reflects that benefit, showing only the value payable from the plan of ConocoPhillips, not from the BP Retirement Accumulation Plan.

Mr. Chiang was an employee of Tosco Corporation, which was acquired by Phillips in 2001. In 2002, he and other eligible employees of Phillips, either of Phillips heritage or of Tosco heritage, were given the option either to remain in their applicable existing final average earnings type of pension plan (now known as Title I for heritage Phillips employees and Title III for heritage Tosco employees) or begin participation in a cash balance type of pension plan (Title II). Mr. Chiang elected to begin participating in the cash balance plan. With regard to his frozen Title III benefits, a portion of the benefits paid by the ConocoPhillips plans may also be reduced due to Mr. Chiang’s participation in certain plans of Unocal, a company at which he worked prior to certain assets of that company being acquired by Tosco in 1997. The Table reflects the values of benefits for Mr. Chiang under both titles of the ConocoPhillips plan, as well as under KESRP, but not the value estimated to be payable from the plans of Unocal.

Mr. Hirshberg was previously an employee of Exxon Mobil Corporation. In connection with his hiring by ConocoPhillips, the Company agreed to provide Mr. Hirshberg with a benefit under KESRP equal to the benefit calculated under KESRP for a participant in Title I of CPRP, reduced by actual benefits payable from CPRP or other ConocoPhillips plans and by estimated benefits payable from the plans of ExxonMobil. Mr. Hirshberg is vested in the benefit payable under KESRP. The Table reflects that benefit, showing only the values payable from the plans of ConocoPhillips, not from the plans of ExxonMobil.

Except where otherwise noted, assumptions used in calculating the present value of accumulated benefits in the Table are found in Note 19 in the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J.J. Mulva(2)	Title I - ConocoPhillips Retirement Plan	39	$1,732,975	$ —
	ConocoPhillips Key Employee Supplemental Retirement Plan		60,220,903	—
J.A. Carrig(2)	Title I - ConocoPhillips Retirement Plan	34	1,523,574	—

	ConocoPhillips Key Employee Supplemental Retirement Plan		22,017,976	—
W.C.W. Chiang(3)	Title II - ConocoPhillips Retirement Plan	9	163,976	—
	Title III - ConocoPhillips Retirement Plan	6	126,959	—
	ConocoPhillips Key Employee Supplemental Retirement Plan		337,576	—
G.C. Garland(4)	Title I - ConocoPhillips Retirement Plan	21	651,915	—

	ConocoPhillips Key Employee Supplemental Retirement Plan		1,353,909	—
A.J. Hirshberg(5)	Title II - ConocoPhillips Retirement Plan	<1	8,740	—
	ConocoPhillips Key Employee Supplemental Retirement Plan	28	350,540	—
R.M. Lance	Title I - ConocoPhillips Retirement Plan	27	486,465	—

	ConocoPhillips Key Employee Supplemental Retirement Plan		2,990,605	—
J.W. Sheets	Title I - ConocoPhillips Retirement Plan	31	1,034,693	—
	ConocoPhillips Key Employee Supplemental Retirement Plan		2,956,847	—
S.L. Cornelius	Title IV - ConocoPhillips Retirement Plan	30	1,137,442	—

	ConocoPhillips Key Employee Supplemental Retirement Plan		5,282,452	—

(1)	In determining the present value of the accumulated benefit for each Listed Executive Officer, the eligible pension compensation used to calculate the amounts above as of December 31, 2010, for each Listed Executive Officer is: Mr. Mulva, $23,308,579; Mr. Carrig, $10,201,318; Mr. Cornelius, $3,684,426; Mr. Lance, $3,580,890; Mr. Sheets, $2,620,692; Mr. Chiang, $544,167; Mr. Garland, $173,011; and Mr. Hirshberg, $173,011. In determining the present value of the accumulated benefit for Messrs. Mulva and Carrig, this takes into account as an element of pension compensation the value of an off-cycle award of restricted stock and of an off-cycle performance incentive award both approved by the Phillips Compensation Committee in 2000, but with regard to which the performance conditions were met in 2005. The value of the two off-cycle awards included as part of pension compensation for 2005 was $6,278,301 for Mr. Mulva and $3,139,151 for Mr. Carrig.

(2)	Includes additional credited service for Messrs. Mulva and Carrig of 18.25 and 7.5 months, respectively, related to foreign assignments. With regard to this additional credited service, the following amounts were included in the accumulated benefit shown in the pension table above: Mr. Mulva, $2,405,128; and Mr. Carrig, $442,181.

(3)	Mr. Chiang is credited with a total of 15 years service under the titles and plans described above. The number of years of service credited under Title III is frozen at 6.25 years of service, but the number of years of service counted under Title II increases each year that Mr. Chiang remains employed with ConocoPhillips. Under Title II, and related provisions in KESRP, Mr. Chiang in 2010 received pay credits equal to 7 percent of his pension compensation as, in 2010, he had between 44 and 65 combined age and years of service. See the Narrative above for a discussion of this feature. For this purpose, years of service would include total years of service with ConocoPhillips, which, in Mr. Chiang’s case, is 15. In 2011, his combined age and years of service will exceed 65 and so, in accordance with Title II, and related provisions in KESRP, pay credits in 2011 and thereafter will equal 9 percent of his pension compensation.

(4)	With regard to Mr. Garland, he became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Garland was President and Chief Executive Officer for Chevron Phillips Chemical Company LLC (CPChem). ConocoPhillips owns a 50 percent interest in CPChem. None of the benefits earned by Mr. Garland as an employee of CPChem is included in the Table. The service credited to Mr. Garland does not include his time of service with CPChem. However, prior to his service at CPChem, Mr. Garland had been an employee of Phillips Petroleum Company, which became part of ConocoPhillips at merger in 2002. Mr. Garland’s service shown in the Table includes that prior service with Phillips Petroleum Company, in accordance with the standard terms and conditions of the applicable plans.

(5)	With regard to Mr. Hirshberg, he became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Hirshberg was employed by Exxon Mobil Corporation and participated in its defined benefit plans. None of the benefits earned by Mr. Hirshberg as an employee of Exxon Mobil Corporation is included in the Table. The service credited to Mr. Hirshberg does not include his time of service with Exxon Mobil Corporation with regard to calculation of his benefit under Title II, but, pursuant to the offer letter and resolutions approved by the HRCC in connection with his hire, service credited to Mr. Hirshberg with regard to calculation of his benefit under KESRP does include his time of service with Exxon Mobil Corporation. This is reflected in the Table by showing different service crediting periods for Mr. Hirshberg with regard to each of the plans. The service crediting period for Title II is also included in the service crediting period for KESRP.

NONQUALIFIED DEFERRED COMPENSATION

ConocoPhillips maintains several nonqualified deferred compensation plans for its eligible employees. Those available to the Listed Executive Officers are briefly described below.

The Key Employee Deferred Compensation Plan of ConocoPhillips (KEDCP) is a nonqualified deferral plan that permits certain key employees to voluntarily reduce salary and request deferral of VCIP, or other similar annual incentive compensation program payments that would otherwise be received in the subsequent year. The KEDCP permits eligible employees to defer compensation of up to 100 percent of VCIP and up to 50 percent of salary. All of the Listed Executive Officers are eligible to participate in the KEDCP.

Under the KEDCP, for amounts deferred and vested after December 31, 2004, the default distribution option is to receive a lump sum to be paid at least six months after separation from service. Participants may elect to defer payments from one to five years after separation, and to receive annual, semiannual or quarterly payments for a period of up to 15 years. For elections that set a date certain for payment, the distribution will begin in the calendar quarter following the date requested and will be paid out on the distribution schedule elected by the participant.

For amounts deferred prior to January 1, 2005, a one-time revision of the 10 annual installment payments schedule is allowed from 365 days to no later than 90 days prior to retirement at age 55 or above or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above. Participants may receive distributions in one to 15 annual installments, two to 30 semi-annual installments or four to 60 quarterly installments.

The Defined Contribution Make-Up Plan of ConocoPhillips (DCMP) is a nonqualified restoration plan under which the Company makes employer contributions and stock allocations that cannot be made in the qualified ConocoPhillips Savings Plan (CPSP)—a defined contribution plan of the type often referred to as a 401(k) plan—due to certain voluntary reductions of salary under the KEDCP or due to limitations imposed by the Internal Revenue Code. For 2010, the Internal Revenue Code limited the amount of compensation that could be taken into account in determining a benefit under the CPSP to $245,000. Employees make no contributions to the DCMP.

Under the DCMP, amounts vested after December 31, 2004, will be distributed as a lump sum six months after separation from service, or, at a participant’s election, in one to 15 annual payments, no earlier than one year after separation from service. For amounts vested prior to January 1, 2005, participants may, from 365 days to no later than 90 days prior to termination or within 30 days of being notified of layoff, indicate a preference to defer the value into their account under the KEDCP.

Each participant directs investments of the individual accounts set up for that participant under both the KEDCP and DCMP. Participants may make changes in the investments as often as daily. All ConocoPhillips defined contribution nonqualified deferred compensation plans allow investment of deferred amounts in a broad range of mutual funds or other market-based investments, including ConocoPhillips stock. As market-based investments none of these provide above-market return. Since each executive participating in each plan chooses the investment vehicle or vehicles and may change his or her allocations from time to time (as often as daily), the return on the investment will depend on how well the underlying investment fund performed during the time the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the Nonqualified Deferred Compensation Table under the column “Aggregate Earnings in Last Fiscal Year.”

Benefits due under each of the plans discussed above are paid from the general assets of the Company, although the Company also maintains trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors.

Name	Applicable Plan(1)	Beginning Balance	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
J.J. Mulva	Defined Contribution Make-Up Plan of ConocoPhillips	$2,838,107	$—	$121,225	$1,138,675	$—	$4,098,007
	Key Employee Deferred Compensation Plan of ConocoPhillips	33,662,889	—	—	6,168,229	—	39,831,118

J.A. Carrig	Defined Contribution Make-Up Plan of ConocoPhillips	652,125	—	87,352	274,842	—	1,014,319
	Key Employee Deferred Compensation Plan of ConocoPhillips	8,407,878	—	—	1,343,488	—	9,751,367

W.C.W. Chiang	Defined Contribution Make-Up Plan of ConocoPhillips	97,057	—	33,863	45,645	—	176,565
	Key Employee Deferred Compensation Plan of ConocoPhillips	192,575	—	—	7,820	—	200,395

G.C. Garland	Defined Contribution Make-Up Plan of ConocoPhillips	25,700	—	—	9,957	—	35,657
	Key Employee Deferred Compensation Plan of ConocoPhillips	586,149	—	—	148,879	—	735,027

A.J. Hirshberg(6)	Defined Contribution Make-Up Plan of ConocoPhillips	—	—	—	—	—	—
	Key Employee Deferred Compensation Plan of ConocoPhillips	—	—	6,357,436	385,330	—	6,742,766

R.M. Lance	Defined Contribution Make-Up Plan of ConocoPhillips	198,670	—	40,640	85,099	—	324,409
	Key Employee Deferred Compensation Plan of ConocoPhillips	1,493,902	—	—	122,045	—	1,615,947

J.W. Sheets	Defined Contribution Make-Up Plan of ConocoPhillips	112,102	—	26,479	47,952	—	186,533
	Key Employee Deferred Compensation Plan of ConocoPhillips	1,500,456	124,210	—	131,343	—	1,756,008

S.L. Cornelius	Defined Contribution Make-Up Plan of ConocoPhillips	236,048	—	44,214	64,167	—	344,429
	Key Employee Deferred Compensation Plan of ConocoPhillips	43,564	—	—	6,549	—	50,112

(1)	Our primary defined contribution deferred compensation programs for executives (KEDCP and DCMP) make a variety of investments available to participants. As of December 31, 2010, there were a total of 97 investment options, of which 41 were the same as those available in the Company’s primary tax-qualified defined contribution plan for employees (its 401(k) plan, the ConocoPhillips Savings Plan) and 56 were other various mutual fund options approved by an administrator designated by the relevant plan.

(2)	For Mr. Sheets this reflects $124,210 in salary deferred in 2010 (included in the “Salary” column of the Summary Compensation Table for 2010).

(3)	Reflects contributions by the Company under the DCMP in 2010 (included in the “All Other Compensation” column of the Summary Compensation Table for 2010).

(4)	None of these earnings is included in the Summary Compensation Table for 2010.

(5)	Reflects contributions by our Listed Executive Officers, contributions by the Company, and earnings on balances prior to 2010; plus contributions by our Listed Executive Officers, contributions by the Company, and earnings for 2010 (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table for 2010 shown in Footnotes (2), (3) and (4) above).

(6)	Mr. Hirshberg became an employee of the Company on October 6, 2010. Pursuant to the terms of his offer letter (approved by the HRCC), a KEDCP account was created for Mr. Hirshberg at the time of his employment and credited with $6,357,436. Forty-seven percent of this account will vest on the first anniversary of his employment, forty-seven percent will vest on the second anniversary of his employment, and the remainder will vest on the third anniversary of his employment. Distributions will occur on the dates of vesting, unless Mr. Hirshberg has made timely elections to delay distribution.

Executive Severance and Changes in Control

Salary and other compensation for our Listed Executive Officers is set by the HRCC, as described in “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement. These officers may participate in the Company’s employee benefit plans and programs for which they are eligible, in accordance with their terms. The amounts earned by the Listed Executive Officers for 2010 appear in the various Executive Compensation Tables beginning on page 40 of this proxy statement.

Each of our Listed Executive Officers is expected to receive amounts earned during his term of employment unless he voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

•	VCIP earned during the fiscal year;

•	Grants pursuant to the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year;

•	Previously granted restricted stock and restricted stock units;

•	Vested stock option grants under the Stock Option Program;

•	Amounts contributed and vested under our defined contribution plans; and

•	Amounts accrued and vested under our pension plans.

While normal retirement age under our benefit plans is 65, early retirement provisions allow benefits at earlier ages if vesting requirements are met, as discussed in the sections of this proxy statement entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” For our compensation programs (VCIP, Stock Option Program, and PSP), early retirement is generally defined to be termination at or after the age of 55 with five years of service.

As of December 31, 2010, Messrs. Mulva, Carrig, and Cornelius had each met the early retirement criteria under both our benefit plans and our compensation programs. As of December 31, 2010, Messrs. Hirshberg, Garland, Lance, Sheets, and Chiang had not met the early retirement criteria under either the applicable title of the pension plan or of our compensation programs. Therefore, as of December 31, 2010, any voluntary resignations of Messrs. Mulva, Carrig, and Cornelius would have been treated as retirements. Since Messrs. Mulva, Carrig, and Cornelius were then eligible for early retirement under these programs, they would be able to resign and retain all awards earned under the PSP and earlier programs. As a result, the awards to Messrs. Mulva, Carrig, and Cornelius under such programs are not included in the incremental amounts reflected in the tables below. Please see “Outstanding Equity Awards at Fiscal Year End” beginning on page 50 for more information.

In addition, specific severance arrangements for executive officers, including the Listed Executive Officers, are provided under two severance plans of ConocoPhillips: one being the ConocoPhillips Executive Severance Plan (CPESP), available to a limited number of senior executives; and the other being the ConocoPhillips Key Employee Change in Control Severance Plan (CICSP), also available to a limited number of senior executives, but only upon a change in control. These arrangements are described below. Executives are not entitled to participate in both plans as a result of a single event; for example, executives receiving benefits under the CICSP would not be entitled to benefits potentially payable under the CPESP relating to the event giving rise to benefits under the CICSP.

ConocoPhillips Executive Severance Plan

The CPESP covers executives in salary grades generally corresponding to vice president and higher. The CPESP provides that if the Company terminates the employment of a participant in the plan other than for cause, as defined in the plan, upon executing a general release of liability and, if requested by the Company, an agreement not to compete with the Company, the participant will be entitled to:

•	A lump-sum cash payment equal to one-and-a-half or two times the sum of the employee’s base salary and current target VCIP;

•

A lump-sum cash payment equal to the present value of the increase in retirement benefits that would result from the crediting of an additional one-and-a-half or two years to the employee’s number of years of age and service under the applicable retirement plan;

•	A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional one-and-a-half or two years;

•	Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and

•

Treatment as a layoff under the various compensation and equity programs of the Company—generally, layoff treatment will allow executives to retain awards previously made and continue their eligibility under ongoing Company programs, thus, actual program grants as restricted stock or restricted stock units would vest and the executive would remain eligible for awards attributable to ongoing performance periods under the PSP in which they had participated for at least one year.

The CPESP may be amended or terminated by the Company at any time. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise.

ConocoPhillips Key Employee Change in Control Severance Plan

The CICSP covers executives in salary grades generally corresponding to vice president and higher. The CICSP provides that if the employment of a participant in the plan is terminated by the Company within two years of a “change in control” of ConocoPhillips, other than for cause, or by the participant for good reason, as such terms are defined in the plan, upon executing a general release of liability, the participant will be entitled to:

•	A lump-sum cash payment equal to two or three times the sum of the employee’s base salary and the higher of current target VCIP or previous two years’ average VCIP;

•

A lump-sum cash payment equal to the present value of the increase in retirement benefits that would result from the crediting of an additional two or three years to the employee’s number of years of age and service under the applicable retirement plan;

•	A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional two or three years;

•	Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and

•

If necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to section 4999 of the Internal Revenue Code and for any taxes imposed on this additional payment, although if the applicable payments are not more than 110 percent of the “safe harbor” amount under section 280G of the Internal Revenue Code, the payments are “cut back” to the safe harbor amount rather than a gross-up payment being made.

Upon a change in control, the participant becomes eligible for vesting in all equity awards and lapsing of any restrictions, with continued ability to exercise stock options for their remaining terms. After a change in control, the CICSP may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee’s written consent. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise.

Other Arrangements

Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. The HRCC approved an offer letter to him which described the terms and conditions of employment, including the fact that he would serve as an at-will employee. The letter also provided certain protections against termination events. He will be considered to have been terminated by the Company if the Company terminates his employment either without cause or if his employment is terminated by mutual agreement or if he initiates the termination of his employment (but only if given good reason to do so), prior to attaining age 55. Any severance benefits to which he may become entitled prior to attainment of age 55 will not be less than the severance benefits provided under the letter, the CPESP, and the CICSP as those plans were in effect on the date of the letter.

Quantification of Severance Payments

The tables below reflect the amount of incremental compensation payable in excess of the items listed above to each of our Listed Executive Officers in the event of termination of such executive’s employment other than as a result of voluntary resignation. The amount of compensation payable to each Listed Executive Officer upon involuntary not-for-cause termination, for-cause termination, termination following a change-in-control (CIC) (either involuntarily without cause or for good reason) and in the event of the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

The following tables reflect additional incremental amounts to which each of our Listed Executive Officers (other than Messrs. Carrig and Cornelius, who have retired from the Company effective March 1, 2011 and January 1, 2011, respectively) would be entitled if their employment were terminated due to the events described above.

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
J.J. Mulva†
Base Salary	$3,000,000	$—	$4,500,000	$—	$—
Short-term Incentive	4,050,000	—	6,075,000	—	—
Variable Cash Incentive Program	—	(2,025,000)	—	—	—
2008—2010 (performance period)	—	(7,861,600)	—	—	—
2009—2011 (performance period)	—	(5,660,790)	—	—	—
2010—2012 (performance period)	—	(2,884,625)	—	—	—
Restricted Stock/Units from prior performance	—	(2,574,180)	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	(17,410,728)	—	—	—
Incremental Pension	4,978,333	—	6,550,535	—	—
Post-employment Health & Welfare	46,491	—	73,724	—	—
Life Insurance	—	—	—	3,000,000	—
280G Tax Gross-up	—	—	—	—	—

	12,074,824	(38,416,923)	17,199,259	3,000,000	—

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
W.C.W. Chiang†
Base Salary	$1,450,000	$—	$2,175,000	$—	$—
Short-term Incentive	1,290,500	—	1,935,750	—	—
Variable Cash Incentive Program	645,250	—	645,250	645,250	645,250
2008—2010 (performance period)	1,112,618	—	1,112,618	1,112,618	1,112,618
2009—2011 (performance period)	918,397	—	918,397	918,397	918,397
2010—2012 (performance period)	497,130	—	497,130	497,130	497,130
Restricted Stock/Units from prior performance	4,368,751	—	4,368,751	4,368,751	4,368,751
Stock Options/SARs:
Unvested and Accelerated	2,627,705	—	2,757,003	2,757,003	2,757,003
Incremental Pension	287,746	—	443,224	—	—
Post-employment Health & Welfare	29,180	—	50,877	—	—
Life Insurance	—	—	—	1,450,000	—
280G Tax Gross-up	—	—	3,277,019	—	—

	13,227,277	—	18,181,019	11,749,149	10,299,149

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
G.C. Garland†
Base Salary	$1,450,000	$—	$2,175,000	$—	$—
Short-term Incentive	1,290,500	—	1,935,750	—	—
Variable Cash Incentive Program	645,250	—	645,250	645,250	645,250
2008—2010 (performance period)	—	—	—	—	—
2009—2011 (performance period)	—	—	—	—	—
2010—2012 (performance period)	—	—	—	—	—
Restricted Stock/Units from inducement grant	—	—	1,149,324	1,149,324	1,149,324
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—	—
Incremental Pension	1,690,440	—	2,019,111	—	—
Post-employment Health & Welfare	15,663	—	23,965	—	—
Life Insurance	—	—	—	1,450,000	—
280G Tax Gross-up	—	—	2,350,720	—	—

	5,091,853	—	10,299,120	3,244,574	1,794,574

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
A.J. Hirshberg†
Base Salary	$1,450,000	$—	$2,175,000	$—	$—
Short-term Incentive	1,290,500	—	1,935,750	—	—
Variable Cash Incentive Program	645,250	—	645,250	645,250	645,250
Key Employee Deferred Compensation Plan	—	(6,742,766)	—	—	—
2008—2010 (performance period)	—	—	—	—	—
2009—2011 (performance period)	—	—	—	—	—
2010—2012 (performance period)	—	—	—	—	—
Restricted Stock/Units from make-up grant	—	(3,333,155)	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—	—
Incremental Pension	1,094,410	—	1,218,404	—	—
Post-employment Health & Welfare	14,542	—	27,483	—	—
Life Insurance	—	—	—	1,450,000	—
280G Tax Gross-up	—	—	—	—	—

	4,494,702	(10,075,921)	6,001,887	2,095,250	645,250

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
R.M. Lance†
Base Salary	$1,450,000	$ —	$2,175,000	$ —	$ —
Short-term Incentive	1,290,500	—	1,935,750	—	—
Variable Cash Incentive Program	645,250	—	645,250	645,250	645,250
2008—2010 (performance period)	1,162,127	—	1,162,127	1,162,127	1,162,127
2009—2011 (performance period)	1,017,686	—	1,017,686	1,017,686	1,017,686
2010—2012 (performance period)	541,667	—	541,667	541,667	541,667
Restricted Stock/Units from prior performance	6,589,560	—	6,589,560	6,589,560	6,589,560
Stock Options/SARs:
Unvested and Accelerated	2,965,633	—	3,111,524	3,111,524	3,111,524
Incremental Pension	3,146,381	—	3,361,743	—	—
Post-employment Health & Welfare	17,642	—	33,751	—	—
Life Insurance	—	—	—	1,450,000	—
280G Tax Gross-up	—	—	5,539,720	—	—

	18,826,446	—	26,113,778	14,517,814	13,067,814

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
J.W. Sheets†
Base Salary	$1,042,000	$ —	$1,563,000	$ —	$ —
Short-term Incentive	833,600	—	1,250,400	—	—
Variable Cash Incentive Program	416,800	—	416,800	416,800	416,800
2008—2010 (performance period)	685,290	—	685,290	685,290	685,290
2009—2011 (performance period)	531,316	—	531,316	531,316	531,316
2010—2012 (performance period)	306,110	—	306,110	306,110	306,110
Restricted Stock/Units from prior performance	3,888,101	—	3,888,101	3,888,101	3,888,101
Stock Options/SARs:
Unvested and Accelerated	1,396,612	—	1,465,285	1,465,285	1,465,285
Incremental Pension	2,934,953	—	3,428,573	—	—
Post-employment Health & Welfare	19,906	—	42,509	—	—
Life Insurance	—	—	—	1,042,000	—
280G Tax Gross-up	—	—	2,661,255	—	—

	12,054,688	—	16,238,639	8,334,902	7,292,902

†Notes Applicable to All Termination Tables—In preparing each of the tables above, certain assumptions have been made. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. The following additional assumptions were also made:

•

Short-Term Incentives—For the short-term incentive amounts, in the event of an involuntary not-for-cause termination not related to a change in control (“regular involuntary termination”), the amount reflects two times current VCIP target, while in the event of an involuntary or good reason termination related to a change in control (“CIC termination”), the amount reflects three times current VCIP target or three times the average of the prior two VCIP payouts.

•

Variable Cash Incentive Program—For the VCIP amounts, in the event of an involuntary not-for-cause termination not related to a change in control (“regular involuntary termination”) or an involuntary or good reason termination related to a change in control (“CIC termination”), the amount reflects the employee’s pro rata current VCIP target. Targets for VCIP are for a full year, and are pro-rata for the Listed Executive Officers based on time spent in their respective positions.

•

Long-Term Incentives—For the performance periods related to PSP, amounts for the 2008-2010 period are shown at the payout amount that was awarded in February 2011, while amounts for other periods are prorated to reflect the portion of the performance period completed by the end of 2010. For the PSP awards, for restricted stock and restricted stock units, amounts reflect the closing price of ConocoPhillips common stock, as reported on the NYSE, on December 31, 2010 ($68.10).

•

Stock Options—For stock options with a December 31, 2010 ConocoPhillips common stock price higher than the option exercise price, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2010, but only regarding the options that the executive would have retained for the specific termination event. For options with a December 31, 2010 ConocoPhillips common stock price lower than the option exercise price the amounts reflect a zero intrinsic value regarding the options that the executive would have retained for the specific termination event.

•

Incremental Pension Values—For the incremental pension value, the amounts reflect the single sum value of the increment due to an additional two years of age and service with associated pension compensation in the event of regular involuntary termination (three years in the event of a CIC termination) regardless of whether the value is provided directly through a defined benefit plan or through the relevant severance plan.

•

280G Tax Gross-up—Each Listed Executive Officer is entitled, under the relevant change in control plan, to an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Section 4999 of the Internal Revenue Code (within certain limitations). The following material assumptions were used to estimate executive excise taxes and associated tax gross-ups:

•	Equity and PSP awards were valued at the closing price of ConocoPhillips stock, as reported on the NYSE, on December 31, 2010 ($68.10);

•	Options are assumed exchanged and valued using a Black-Scholes-Merton-based option methodology;

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(b) or (c) as applicable; and

•	Calculations assume certain performance-based pay such as PSP awards and pro-rata VCIP payments are reasonable compensation for services rendered prior to the CIC.

Advisory Approval of Executive Compensation

(Item 3 on the Proxy Card)

What am I voting on?

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of ConocoPhillips’ Named Executive Officers as described in the Compensation Discussion and Analysis section and in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.

ConocoPhillips is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of ConocoPhillips’ Named Executive Officers.

The Human Resources and Compensation Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board of Directors believes that ConocoPhillips’ executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that the Company’s ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels by making performance-based pay a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance are appropriate in value and have benefited the Company and its stockholders.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the HRCC and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ADVISORY APPROVAL OF THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Advisory Vote on Frequency of Advisory Vote on Executive Compensation

(Item 4 on the Proxy Card)

What am I voting on?

ConocoPhillips is providing stockholders with the opportunity to advise the Board whether ConocoPhillips should conduct an advisory vote on the compensation of its Named Executive Officers every one, two or three years. The Board expects that it will adopt the frequency receiving the highest number of votes. Stockholders may also abstain from voting on this item. Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders desire to hold an advisory vote on the compensation of ConocoPhillips’ Named Executive Officers every one, two or three years, as determined by the alternative that receives the highest number of stockholder votes.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board. However, the Board of Directors and Human Resources and Compensation Committee will take into account the outcome of the vote when determining which frequency it will adopt.

How does the Board of Directors recommend that I vote on this proposal?

The Board believes that there are advantages and disadvantages to any of the alternatives and that no one is clearly superior to another. Accordingly, the Board expects to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

Non-Employee Director Compensation

The primary elements of our non-employee director compensation program consist of an equity compensation program and a cash compensation program.

Objectives and Principles

Compensation for directors is reviewed annually by the Committee on Directors’ Affairs with the assistance of such third-party consultants as the Committee deems advisable, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of delivery to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of ConocoPhillips. In furtherance of ConocoPhillips’ commitment to be a socially responsible member of the communities in which it participates, the Board believes that it is appropriate to extend ConocoPhillips’ matching gift program to charitable contributions made by individual directors as more fully described below.

Equity Compensation

In 2010, non-employee directors received an annual grant of restricted stock units with an aggregate value of $120,000 on the date of grant. Effective 2011, the Board of Directors approved a $50,000 increase in the value of future such grants. Restrictions on the units issued to a non-employee director will lapse in the event of retirement, disability, death, or a change of control, unless the director has elected to receive the shares after a stated period of time. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change of control). Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional restricted stock units. When restrictions lapse, directors will receive unrestricted shares of Company stock as settlement of the restricted stock units.

ConocoPhillips grants issued prior to 2005 had restrictions that lapsed after three years from the date of grant or in the earlier event of retirement, disability, death, or a change of control. Settlement for grants before 2005 could be delayed at the election of the director and settled in either cash or stock, also at the election of the director. For grants that remained unvested at the beginning of 2005, directors were allowed to make an election prior to March 15, 2005, to set the time of settlement and whether settlement was to be in a lump sum or over a period of years. Restricted stock units granted to directors who are not from the United States may have modified terms to comply with laws and tax rules that apply to them. Thus, the restricted stock units granted to Messrs. Auchinleck and Norvik have slightly modified terms responsive to the tax laws of their home countries (Canada and Norway, respectively), the most important difference being that the restrictions lapse only in the event of retirement, death, or loss of office.

Cash Compensation

In 2010, all non-employee directors received $100,000 annual cash compensation. Non-employee directors serving in specified committee positions also received the following additional cash compensation:

¡	Director presiding over meetings of the non-employee directors—$25,000
¡	Chair of the Audit and Finance Committee—$20,000

¡	Chair of the Human Resources and Compensation Committee—$15,000
¡	Chair of the other committees—$10,000
¡	All other Audit and Finance Committee members—$7,500

Effective 2011, the Board of Directors approved a $15,000 increase in the annual cash compensation paid to all directors, and approved an additional $5,000 fee for non-chair members of the Human Resources and Compensation Committee. The total annual compensation is payable in monthly cash installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in restricted stock units (such unrestricted stock or restricted stock units are issued on the last business day of the month valued using the average of the high and the low market prices of ConocoPhillips common stock on such date), or to have the amount credited to the director’s deferred compensation account. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units granted since 2005 and described above under “Equity Compensation.” Due to differences in the tax laws of other countries, the Board, at its July 1, 2003 meeting, approved modification of the compensation for directors who are taxed under the laws of other countries. Effective in 2004, Canadian directors (currently, Mr. Auchinleck) were able to elect to receive cash compensation either in cash or in restricted stock units, redeemable only upon retirement, death, or loss of office. Effective in 2007, Norwegian directors (currently, Mr. Norvik) receive compensation that would otherwise have been received as cash only as restricted stock units.

Deferral of Compensation

Directors can elect to defer their cash compensation into the Deferred Compensation Program for Non-Employee Directors of ConocoPhillips (Director Deferral Plan). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including ConocoPhillips common stock) selected by the director from a list of investment choices available under the Director Deferral Plan. Mr. Auchinleck (from Canada) and Mr. Norvik (from Norway) do not have the opportunity to defer cash compensation in this manner.

Compensation deferred prior to January 1, 2003, by former directors of Conoco and Phillips continues to be deferred and is deemed to be invested in various mutual funds as selected by the director. The deferred amounts may be paid as a lump sum or as installment payments following retirement from the Board.

The future payment of any compensation deferred by non-employee directors of ConocoPhillips after January 1, 2003, and by former directors of Phillips prior to January 1, 2003, may be funded in a grantor trust designed for this purpose. The future payment of any cash compensation deferred by former directors of Conoco prior to January 1, 2003, is not funded.

Directors’ Matching Gift Program

All active and retired directors are eligible to participate in the Directors’ Annual Matching Gift Program. This provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $15,000 per donor for active directors and $7,500 per donor for retired directors during any one calendar year, to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. In December 2009, the Public Policy Committee of the Board of Directors approved changes in the Matching Gift Program provisions for employees that brought those provisions into parity with the provisions for executives and directors, effective in 2010.

Other Compensation

The Board believes that it is important for spouses/significant others of directors and executive officers to attend certain meetings to enhance the collegiality of the Board. The cost of such attendance is treated by the Internal Revenue Service as income, and as such is taxable to the recipient. The Board believes that such costs are expenses of creating a collegial environment that enhances the effectiveness of the Board and so it reimburses directors for the cost of resulting income taxes. Amounts representing this reimbursement are contained in the “All Other Compensation” column.

Stock Ownership

Directors are expected to own as much Company stock as the amounts of the annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines. The holdings of each of our directors meet or exceed the guidelines.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table and accompanying narrative disclosures provide information concerning total compensation paid to the non-employee directors of ConocoPhillips in 2010 (for compensation paid to our sole employee director, Mr. Mulva, please see our Executive Compensation Tables beginning on page 40).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
R.L. Armitage	$100,000	$120,028	$—	$—	$—	$—	$220,028
R.H. Auchinleck	135,318	120,028	—	—	—	2,449	257,795
J.E. Copeland, Jr.	120,000	120,028	—	—	—	15,000	255,028
K.M. Duberstein	100,000	120,028	—	—	—	416	220,444
R.R. Harkin	110,000	120,028	—	—	—	14,350	244,378
H.W. McGraw III	100,339	120,028	—	—	—	—	220,367
R.A. Niblock(5)	98,542	—	—	—	—	—	98,542
H.J. Norvik	107,804	120,028	—	—	—	3,404	231,236
W.K. Reilly(6)	50,000	120,028	—	—	—	10,327	180,355
B.S. Shackouls	100,000	120,028	—	—	—	15,000	235,028
V.J. Tschinkel	107,500	120,028	—	—	—	6,545	234,073
K.C. Turner	100,000	120,028	—	—	—	15,000	235,028
W.E. Wade, Jr.	115,304	120,028	—	—	—	10,000	245,332

(1)	Reflects 2010 annual cash compensation of $100,000 payable to each non-employee director. In 2010, non-employee directors serving in specified committee positions also received the following additional cash compensation:

•	Director presiding over meetings of non-employee directors—$25,000

•	Chair of the Audit and Finance Committee—$20,000

•	Chair of the Human Resources and Compensation Committee—$15,000

•	Chair of the other committees—$10,000

•	All other Audit and Finance Committee members—$7,500

Compensation amounts reflect adjustments related to various changes in Committee assignments by Board members throughout the year. Amounts shown include prorated amounts attributable to Committee reassignments which may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in ConocoPhillips common stock, or received in restricted stock units.

(2)	Amounts represent the grant date fair value of stock awards. Under our Non-Employee Director compensation program, non-employee directors received a 2010 annual grant of restricted stock units with an aggregate value of $120,000 on the date of grant based on the average of the high and low price for our common stock, as reported on the NYSE, on such date. These grants are made in whole shares with fractional share amounts rounded up, resulting in shares with a value of $120,028 being granted on January 15, 2010 to all persons who were directors on that date.

(3)	The following table reflects, for each director, the aggregate number of stock awards outstanding as of December 31, 2010. Although ConocoPhillips compensation programs for non-employee directors have not historically included stock options, certain directors below acquired options as directors of predecessor companies which converted to options to purchase ConocoPhillips stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
R.L. Armitage	—	—	—	$—	—	9,282
R.H. Auchinleck	—	—	—	—	—	53,210
J.E. Copeland, Jr.	—	—	—	—	—	24,730
K.M. Duberstein	—	—	—	—	—	44,236
R.R. Harkin	—	—	—	—	—	28,860
H.W. McGraw III	—	—	—	—	—	20,741
R.A. Niblock	—	—	—	—	—	—
H.J. Norvik	—	—	—	—	—	18,969
W.K. Reilly	—	—	—	—	—	44,424
B.S. Shackouls	—	—	—	—	—	9,282
V.J. Tschinkel	—	—	—	—	—	48,517
K.C. Turner	—	—	—	—	—	47,265
W.E. Wade, Jr.	—	—	—	—	—	13,443

The following table lists option exercises by directors and vesting of director stock awards in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
R.L. Armitage	—	$—	—	$—
R.H. Auchinleck	—	—	—	—
J.E. Copeland, Jr.	—	—	—	—
K.M. Duberstein (a)	4,014	81,833	—	—
R.R. Harkin (b)	4,014	115,749	—	—
H.W. McGraw III	—	—	—	—
H.J. Norvik	—	—	—	—
W.K. Reilly	—	—	—	—
B.S. Shackouls	—	—	—	—
V.J. Tschinkel (c)	—	—	4,260	224,767
K.C. Turner	—	—	—	—
W.E. Wade, Jr.	—	—	—	—

(a)	During his service as Director of Conoco Inc., Mr. Duberstein received a non-qualified stock option grant of 4,014 options on June 1, 2000, at a grant price of $29.9337, and the options were set to expire on June 1, 2010. Mr. Duberstein exercised the full award on May 26, 2010, using a cashless sale method, which allows the option holder to sell the shares after withholding exercise cost and fees. Although taxes are not collected by the Company on behalf of the non-employee director at the time of exercise, the value of the options exercised are reported on a Form 1099 for the year in which the taxable event occurs. The number of shares shown in the table reflects the gross number of options exercised by Mr. Duberstein.

(b)	During her service as Director of Conoco Inc., Ms. Harkin received a non-qualified stock option grant of 4,014 options on June 1, 2000, at a grant price of $29.9337, and the options were set to expire on June 1, 2010. Ms. Harkin exercised the full award on May 4, 2010, using a cashless sale method, which allows the option holder to sell the shares after withholding exercise cost and fees. Although taxes are not collected by the Company on behalf of the non-employee director at the time of exercise, the value of the options exercised are reported on a Form 1099 for the year in which the taxable event occurs.

(c)	Ms. Tschinkel received restricted stock unit awards for her service as Director of ConocoPhillips in 2002 totaling 4,260 units. As permitted by the terms and conditions of the awards, Ms. Tschinkel elected to receive unrestricted shares in a lump sum eight years after grant date. The total unrestricted shares acquired on vesting of these awards were 4,260 shares, valued at $224,767. Although taxes are not collected by the Company on behalf of the non-employee director, the value of lapsed shares are reported on a Form 1099 for the year in which the taxable event occurs.

(4)	Includes the amounts attributable to the following:

Name	Tax Reimbursement Gross-Up(a)	Matching Gift Amounts(b)	Total
R.L. Armitage	$ —	$ —	$ —
R.H. Auchinleck	2,449	—	2,449
J.E. Copeland, Jr.	—	15,000	15,000
K.M. Duberstein	416	—	416
R.R. Harkin	—	14,350	14,350
H.W. McGraw III	—	—	—
R.A. Niblock	—	—	—
H.J. Norvik	3,404	—	3,404
W.K. Reilly	6,827	3,500	10,327
B.S. Shackouls	—	15,000	15,000
V.J. Tschinkel	142	6,403	6,545
K.C. Turner	—	15,000	15,000
W.E. Wade, Jr.	—	10,000	10,000

(a)	The amounts shown are for payments by the Company relating to certain taxes incurred by the director. These primarily occur when the Company requests spouses or other guests to accompany the director to Company functions, including Board and Committee meetings, and as a result, the director is deemed to make a personal use of Company assets (for example, when a spouse accompanies a director on a Company aircraft). In such circumstances, if the director is imputed income in accordance with the applicable tax laws, the Company will generally reimburse the director for the increased tax costs.

(b)	The Company maintains a Matching Gift Program under which we match certain gifts by directors to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. For directors, the program matches up to $15,000 with regard to each program year. Administration of the program can cause more than $15,000 to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company in 2010. Mr. Mulva is eligible for the Program as an executive of the Company, rather than as a director. Information on the value of matching gifts for Mr. Mulva is shown on the Summary Compensation Table on page 41 and the notes to that table. In December 2009, the Public Policy Committee of the Board of Directors approved changes in the Matching Gift Program provisions for employees that brought those provisions into parity with the provisions for executives and directors, effective in 2010.

(5)	Mr. Niblock was elected to the Board in February 2010. The amounts in the tables above reflect his prorated compensation reflecting the portion of 2010 in which he served as a Director. He received no cash compensation for January 2010. In addition, he received no equity compensation for 2010, as he did not join the Board until after the payment date for equity compensation in January 2010.

(6)	Mr. Reilly elected to take a leave of absence from his position as a Director of ConocoPhillips while serving as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling (the Commission). Following deliberations, the Commission issued its final report on January 11, 2011. On January 12, 2011, Mr. Reilly returned from his leave of absence and resumed active service as a Director of ConocoPhillips. As a consequence of his leave of absence, Mr. Reilly received no compensation during the period from July 2010 through December 2010.

Equity Compensation Plan Information

The following table sets forth information about ConocoPhillips’ common stock that may be issued under all existing equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	25,096,029	(3)	$56.23	9,324,631	(4)
Equity compensation plans not approved by security holders	—		—	—

Total	25,096,029		$56.23	9,324,631

(1)	Includes awards issued from the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2009, and from the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 5, 2004. After approval of the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, no additional awards may be granted under the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips.

(2)	Excludes (a) options to purchase 19,020,576 shares of ConocoPhillips common stock at a weighted average price of $27.77, (b) 1,715,991 restricted stock units, and (c) 20,994 shares underlying stock units, payable in common stock on a one-for-one basis, credited to stock unit accounts under our deferred compensation arrangements. These awards, which were excluded from the above table, were issued from the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Performance Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the Phillips Petroleum Company Stock Plan for Non-Employee Directors, the Incentive Compensation Plan of Phillips Petroleum Company, the 2001 Global Performance Sharing Plans of Conoco Inc., the 1993 Burlington Resources Inc. Stock Incentive Plan, the Burlington Resources Inc. 1997 Employee Stock Incentive Plan, the Burlington Resources Inc. 2002 Stock Incentive Plan, and the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors. Upon consummation of the merger of Conoco and Phillips, all outstanding options to purchase and restricted stock units payable in common stock of Conoco and Phillips were converted into options to purchase or rights to receive shares of ConocoPhillips common stock. Likewise, upon the acquisition of Burlington Resources, Inc., all outstanding options to purchase and restricted stock units payable in common stock of Burlington Resources, Inc. were converted into options or rights to receive shares of ConocoPhillips common stock. No additional awards may be granted under the aforementioned plans.

(3)

Includes an aggregate of 172,548 restricted stock units issued in payment of annual awards and dividend equivalents which were reinvested with regard to existing awards received annually, and 63,205 restricted stock units issued in payment of dividend equivalents with regard to fees that were deferred in the form of stock units under our deferred compensation arrangements for non-employee members of the Board of Directors of ConocoPhillips, or assumed in connection with the merger for services performed as a non-employee member of the Board of Directors for either Conoco Inc. or Phillips Petroleum Company. Also includes 111,112 restricted stock units issued in payment of dividend equivalents reinvested with respect to certain special awards made to Mr. Mulva. Dividend equivalents were credited under the 2004 Omnibus Stock and Performance Incentive Plan during the time period from May 5, 2004 to May 12, 2009, and thereafter under the 2009 Omnibus Stock and Performance Incentive Plan. Also includes 126,916 restricted stock units issued in payment of a long-term incentive award for Mr. Mulva and off cycle awards for recently hired executives. In addition, 5,353,071 restricted stock units that are eligible for cash dividend equivalents were issued to U.S. and U.K. payrolled employees residing in the United States or the United Kingdom at the time of the grant; 2,251,147 restricted stock units that are not eligible for cash dividend equivalents due to legal restrictions were issued to non-U.S. or non-U.K. payrolled employees and U.S. or U.K. payrolled employees residing in countries other than the United States or United Kingdom at the time of the grant. Both awards vest over a period of five years, the restrictions lapsing in three equal annual installments beginning on the third anniversary of the grant date. Includes 970,592 restricted stock units issued to executives on February 10, 2006, 858,647 restricted stock units issued to executives on February 8, 2007, 878,565 restricted stock units issued to executives on February 14, 2008, 472,842 restricted stock units issued to executives on February 12, 2009 and 253,940 restricted stock units issued to executives on February 12, 2010 . These restricted stock units have no voting rights, are eligible for cash dividend equivalents, and have restrictions on transferability that last until separation of service from the company. In addition, 109,529 restricted stock units that are not eligible for cash dividend equivalents were issued as retention bonuses; the awards vest over a period of three years, the restrictions lapsing in three equal annual installments beginning on the first anniversary of the grant dates. Further included are 13,299,766 non-qualified and 174,149 incentive stock options with a term of 10 years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, stock awards, stock units, and performance shares. Under the 2009 Omnibus Stock and Performance Incentive Plan, no more than 40,000,000 shares of common stock may be issued for incentive stock options (2,680,688 have been issued with 37,319,312 available for future issuance) and no more than 40,000,000 shares of common stock may be issued with respect to stock awards (21,892,839 have been issued with 18,107,161 available for future issuance). Securities remaining available for future issuance take into account outstanding equity awards made under the 2009 Omnibus Stock and Performance Incentive Plan, the 2004 Omnibus Stock and Performance Incentive Plan, and prior plans of predecessor companies as set forth in footnote (2).

Stock Ownership

Holdings of Major Stockholders

The following table sets forth information regarding persons whom we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
Vanguard Fiduciary Trust Company(1) 500 Admiral Nelson Blvd. Malvern, Pennsylvania 19355	99,532,183	6.77%

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	85,087,039	5.79%

(1)	Based on a Schedule 13G filed with the SEC on February 4, 2011, by Vanguard Fiduciary Trust Company, in its capacity as trustee for ConocoPhillips’ Savings Plan, the Retirement Savings Plan of Phillips Petroleum Company, and the Tosco Corporation Capital Accumulation Plan (collectively, the “Plans”) and ConocoPhillips’ Compensation and Benefits Trust (the “CBT”) with shared voting power. Vanguard and the Plans have disclaimed beneficial ownership of the shares held by Vanguard as trustee of the Plans and the CBT. Vanguard votes shares held by the Plans, which represent the allocated interests of participants, in the manner directed by individual participants. Participants in the Plans are appointed by ConocoPhillips as fiduciaries entitled to direct the trustee as to how to vote allocated shares which are not directed in these Plans and unallocated shares held by the ConocoPhillips Savings Plan. Such shares are allocated pro rata among participants accepting their fiduciary appointment and are voted by the trustee as directed by the participant fiduciaries. The trustee will vote other shares held by the Plans at its discretion only if required to do so by ERISA. Vanguard votes shares held by the CBT only in accordance with the pro rata directions of eligible domestic employees and the trustees of certain international stock plans of ConocoPhillips.

(2)	Based on a Schedule 13G filed with the SEC on February 2, 2011, by BlackRock Inc., on behalf of itself, BlackRock Japan Co. Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Korea) Ltd, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, and State Street Research & Management Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ConocoPhillips’ directors and executive officers, and persons who own more than 10% of a registered class of ConocoPhillips’ equity securities, to file reports of ownership and changes in ownership of ConocoPhillips common stock with the SEC and the NYSE, and to furnish ConocoPhillips with copies of the forms they file. To ConocoPhillips’ knowledge, based solely upon a review of the copies of such reports furnished to it and written representations of its officers and directors, during the year ended December 31, 2010, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2011, by each ConocoPhillips director, by each Listed Executive Officer and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 1, 2011.

	Number of Shares or Units
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Restricted/Deferred Stock Units(1)	Options Exercisable Within 60 Days(2)
Richard L. Armitage	505	11,907	—
Richard H. Auchinleck	5,909	54,359	—
John A. Carrig	247,602	313,703	975,262
Willie C. W. Chiang	25,902	74,916	230,600
James E. Copeland, Jr.	21,842	27,485	—
Sigmund L. Cornelius	23,586	133,197	300,267
Kenneth M. Duberstein	13,924	39,625	—
Greg C. Garland	34,587	16,877	—
Ruth R. Harkin(3)	19,139	31,650	—
Al J. Hirshberg	286	48,945	—
Ryan M. Lance	22,368	112,038	236,442
Harold W. McGraw III	1,000	23,734	—
James J. Mulva(4)	770,873	2,550,619	6,995,100
Robert A. Niblock	—	2,547	—
Harald J. Norvik	—	21,953	—
William K. Reilly	7,030	40,315	—
Bobby S. Shackouls	39,298	11,907	—
Jeff W. Sheets	43,585	75,281	174,605
Victoria J. Tschinkel(5)	23,846	46,711	—
Kathryn C. Turner	12,787	45,623	—
William E. Wade, Jr.(6)	20,764	16,179	—
Directors and Executive Officers as a Group (21 Persons)(7)	1,079,184	3,297,646	7,797,188

(1)	Includes restricted or deferred stock units that may be voted or sold only upon passage of time.

(2)	Includes beneficial ownership of shares of common stock which may be acquired within 60 days of March 1, 2011 through stock options awarded under compensation plans.

(3)	Includes 46 shares held by Ms. Harkin’s daughter.

(4)	Includes 6,564 shares pledged as collateral.

(5)	Includes 171 shares of common stock owned by the Erica Tschinkel Trust and 13,067 shares of common stock owned jointly with Ms. Tschinkel’s spouse.

(6)	Includes 367 shares of common stock owned by the Wade Family Trust.

(7)	Excludes shares owned by Messrs. Carrig and Cornelius, who retired March 1, 2011 and January 1, 2011, respectively, and are no longer executive officers of the Company.

Approval of 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips

(Item 5 on the Proxy Card)

What am I voting on?

We are asking you to approve our 2011 Omnibus Stock and Performance Incentive Plan (the “2011 Plan”), as set forth in Appendix A to this proxy statement. The 2011 Plan will only become effective upon approval by stockholders. The 2011 Plan was approved by our Board on February 11, 2011, and the 2011 Plan will, among other things, allow the issuance of up to 100 million shares of common stock for compensation to our employees and directors. The 2011 Plan will replace the 2009 Omnibus Stock and Performance Incentive Plan (the “2009 Plan”) which was previously approved by our stockholders. Reserves remaining under the 2009 Plan, if the 2011 Plan is approved by stockholders, will be used to offset the limit of 100 million shares noted above, so that upon approval no more than 100 million shares may be issued under the 2011 Plan, and the 2009 Plan will no longer be used for further awards. As of February 28, 2011, there were approximately 5 million shares of common stock available for awards under the 2009 Plan. Additionally, shares currently subject to awards under the 2011 Plan or the 2009 Plan may become available from time to time for awards under the 2011 Plan to the extent that such shares are not actually delivered (whether due to forfeiture, withholding for taxes or any other reason), or to the extent previously issued shares are used to pay the exercise price or cover withholding obligations or are similarly reacquired by the Company.

The 100 million shares available for issuance under the 2011 Plan would represent approximately 6.8 percent of the Company’s outstanding shares as of February 28, 2011. In addition, when, in accordance with the terms of the 2011 Plan, the available shares under the 2011 Plan are reduced for the approximately 48 million shares issuable under prior plans, the total number of shares issuable under the proposed 2011 Plan would represent approximately 3.6 percent of the Company’s outstanding shares as of February 28, 2011. This level of dilution is comparable to that of our peer group of companies and is consistent with the Board’s preference for conservative compensation practices.

Approval of the 2011 Plan by our stockholders also will preserve our ability to fully deduct performance-based awards under the 2011 Plan under section 162(m) of the Internal Revenue Code for a five-year period.

The primary objectives of the 2011 Plan are:

•	To attract and retain the services of employees and directors; and

•	To further our interests and our stockholders’ interests by providing incentives in the form of awards to such persons.

In accordance with these objectives, the 2011 Plan is designed to enable our employees and directors to acquire or increase their ownership of our common stock. The 2011 Plan is designed to compensate employees and directors for the creation of stockholder value. The 2011 Plan is also designed with the intent of placing more of executive compensation at risk and in the longer term. The 2011 Plan provides variable long-term compensation to employees and directors that is consistent with the philosophy adopted by the HRCC as set out in “The Objectives and Process of Compensating Our Executives” beginning on page 27 of this proxy statement. This philosophy is based on the fundamental principles of pay for performance and external competitiveness, and the Board of Directors sees this proposal as a means of further aligning the goals of our employees and directors with those of the stockholders.

While all of our employees and directors would be eligible to participate in the 2011 Plan according to its terms, it is expected that most awards under the 2011 Plan would be made to our key employees, typically senior officers, managers, and technical and professional personnel. As of February 28, 2011, the following options, stock appreciation rights (SARs), restricted stock awards, and restricted stock unit awards (including those under all prior plans, whether reserves have been used or still exist to allow further issuance of awards) were outstanding under the 2009 Plan:

•

Options to purchase approximately 32.1 million shares of our common stock at a weighted average price of $41.96 and a weighted average term of 4.23 years, of which approximately 27,286,644 million shares were subject to vested options;

•	SARs with respect to approximately 800 shares of our common stock at a weighted average price of $24.37 and a weighted average term of 1.95 years, all of which are vested;

•	Approximately 0.6 million shares of our common stock subject to restricted stock awards; and

•	Approximately 14.8 million shares outstanding as restricted stock units.

Based on the number of awards outstanding as of the end of February, the number of awards that will be available for future grants under the 2011 plan will be approximately 52 million.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Under the rules of the NYSE, votes representing more than 50% of our outstanding shares of common stock must be cast at the meeting. Broker non-votes are not considered votes cast for this purpose.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR 2011 OMNIBUS STOCK

AND PERFORMANCE INCENTIVE PLAN.

Summary of our 2011 Omnibus Stock and Performance Incentive Plan

The following summary of our 2011 Omnibus Stock and Performance Incentive Plan is qualified by reference to the full text of the 2011 Plan, which is attached as Appendix A to this proxy statement.

Eligibility

Employees eligible for awards under the 2011 Plan are all employees of the Company and its subsidiaries, as well as individuals whom our HRCC expects to become employees within six months of the date of grant, whose performance can have a significant effect on our success, with any such award being subject to the individual actually becoming an employee within such time period and to such other terms and conditions as may be established by the HRCC. The Committee would determine from among the employees of the Company, all of whom are eligible participants, who would be designated as a participant. It is currently the Committee’s expectation to limit eligibility to an executive, management, technical, and professional group, defined by the level of job responsibility. This is consistent with our current practice under the 2009 Plan, under which approximately 2,750 of our employees received awards for the annual compensation program payouts in February 2011 (described in the Compensation Discussion and Analysis beginning on page 24). Directors eligible for awards under the 2011 Plan are those who are not our employees.

Authorized Shares and Limits

Subject to stockholder approval, we have reserved a total of 100 million shares of common stock (including approximately 5 million shares of common stock remaining in the reserves of the 2009 Plan as of February 28, 2011) for issuance in connection with the 2011 Plan. Under the 2011 Plan, no more than 40 million shares may be used for awards of incentive stock options and no more than 40 million shares may be used for awards in stock. The number of shares authorized to be issued under the 2011 Plan is subject to adjustment for stock splits, stock dividends, recapitalizations, mergers, or similar corporate events. Upon stockholder approval of the 2011 Plan, the 2009 Plan will no longer be available for use for new awards, although prior awards will continue to be valid.

The 2011 Plan contains limitations with respect to awards that may be made. If stockholders approve the 2011 Plan, the following limitations will apply to any awards made under the 2011 Plan:

•	No participant may be granted, during any calendar year, employee awards consisting of stock options or SARs that are exercisable for or relate to more than 5,000,000 shares of common stock;

•	No participant may be granted, during any calendar year, employee awards consisting of stock awards covering or relating to more than 4,000,000 shares of common stock;

•

No participant may be granted employee awards consisting of cash or in any other form permitted under the 2011 Plan, other than employee awards consisting of stock options or SARs or stock awards, for any calendar year having a value determined on the date of grant in excess of $10,000,000;

•	No participant may be granted, during any calendar year, director awards consisting of stock options or SARs that are exercisable for or relate to more than 500,000 shares of common stock; and

•	No participant may be granted, during any calendar year, director awards consisting of stock awards covering or relating to more than 200,000 shares of common stock.

Potential Dilution

The maximum number of shares that may be issued under the 2011 Plan represents approximately 6.8 percent of the total number of shares of ConocoPhillips common stock outstanding on February 28, 2011, excluding treasury shares.

As shown in the table and notes beginning on page 75 of this proxy statement, at year-end 2010, approximately 9 million shares remained issuable under the 2009 Plan. After awards granted through the end of February 2011, approximately 5 million shares remain available for potential grants under the 2009 Plan. Reduced for shares issuable under prior plans, the total number of shares issuable under the proposed 2011 Plan would represent approximately 3.6 percent of the Company’s outstanding shares on February 28, 2011. The closing price per share of our common stock at the end of February as reported by the NYSE corporate transaction system was $77.87.

Award Terms

The HRCC determines the types of employee awards made under the 2011 Plan and designates the senior officers who are to be the recipients of such awards. The HRCC has delegated authority to designate other recipients of awards under the 2009 Plan to the CEO (acting as a special awards committee) and expects to continue that practice under the 2011 Plan. The Board of Directors determines the types of director awards made under the 2011 Plan. We refer to the Board of Directors or the committee authorized to grant awards under the 2011 Plan (or the 2009 Plan) as the “Granting Committee.”

Awards are subject to the terms, conditions, and limitations as determined by the Granting Committee. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the 2011 Plan or any of our other employee plans or our subsidiaries’ employee plans. An award may provide for the grant or issuance of additional, replacement, or alternative awards upon the occurrence of specified events, including the exercise of the original award. At the discretion of the Granting Committee, a recipient of an award may be offered an election to substitute an award for another award or awards of the same or different type. All or part of an award may be subject to conditions established by the Granting Committee, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates, and other comparable measurements of performance. Upon the termination of service by a recipient, any unexercised, deferred, unvested, or unpaid awards will be treated as set forth in the applicable award agreement.

A stock option granted under the 2011 Plan may consist of either an incentive stock option that complies with the requirements of section 422 of the Internal Revenue Code or a nonqualified stock option that does not comply with those requirements. Incentive stock options and nonqualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the 2011 Plan that apply only on specified corporate events, the exercise price of an option granted under the 2011 Plan may not be decreased. Subject to limitations, the terms, conditions, and limitations applicable to any stock options, including the term of any stock options and the date or dates upon which they become exercisable, will be determined by the Granting Committee.

A SAR may be granted under the 2011 Plan to the holder of a stock option with respect to all or a portion of the shares of common stock subject to the stock option or may be granted separately. The terms, conditions, and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Granting Committee.

Stock awards consist of restricted and non-restricted grants of common stock or units denominated in common stock. The terms, conditions, and limitations applicable to any stock awards will be determined by the Granting Committee. Without limiting the foregoing, rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of the Granting Committee. The Granting Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and dividend equivalents for stock awards. Subject to earlier vesting upon death, disability, layoff, retirement or change in control, stock awards that are not performance-based will vest over a minimum period of three years (unless granted in lieu of salary or bonus), and stock awards that are performance-based will vest over a minimum period of one year.

Cash awards consist of grants denominated in cash. The terms, conditions, and limitations applicable to any cash awards will be determined by the Granting Committee.

Performance awards consist of grants made subject to the attainment of one or more performance goals and may be intended to meet the requirements of qualified performance-based compensation under section 162(m) of the Internal Revenue Code. Such a performance award will be paid, vested, or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the HRCC prior to the earlier of:

•	90 days after the commencement of the period of service to which the performance goals relate, and

•	The lapse of 25% of the period of service.

A performance goal may be based upon one or more business criteria that apply to the employee, one or more business units of the Company, or the Company as a whole, and may include any of the following: increased revenue; net income measures; stock price measures; market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization; economic value added; cash flow measures; return measures, operating measures; expense measures; margins; stockholder value; total stockholder return; reserve addition; proceeds from dispositions; production volumes; refinery runs; reserve replacement ratio; refinery utilizations; total market value; and corporate values measures. Historically, performance goals have included measures such as relative total shareholder return, adjusted return on capital employed (relative and absolute), cash contribution per barrel, income per barrel, health, safety and environmental performance and implementation of the Company’s strategic plan. The performance criteria for 2010 and past periods are discussed in more detail under “Measuring Our Performance Under Our Compensation Programs” beginning on page 35.

Prior to the payment of any compensation based on the achievement of such performance goals, the HRCC must certify in writing that the applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing, the terms, conditions, and limitations applicable to any performance awards will be determined by the Granting Committee.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, awards held by a participant that were not previously vested or exercisable become fully vested and exercisable and generally remain exercisable for the remainder of their term if the participant is still in the service of the Company at the time of the change in control.

The 2011 Plan is not qualified under section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Awards Granted

The allocation of awards in 2011 under the 2011 Plan for participants other than nonemployee directors is not currently determinable since allocation is dependent on future decisions of the Granting Committee, subject to applicable provisions of the 2011 Plan. Nonemployee directors receive annual grants of restricted stock units denominated in common stock with a value on the date of grant of $170,000. On January 15, 2011, each nonemployee director received restricted stock units covering 2,526 shares of our common stock. For information about options and other awards granted under the 2009 Plan in 2010 to our CEO and our other Named Executive Officers at the end of 2010, see the “Grants of Plan-Based Awards Table” beginning on page 47. Awards made prior to the approval of the 2011 Plan by stockholders have been, and will continue to be, made under the 2009 Plan.

Administration of the 2011 Plan

The HRCC will administer the 2011 Plan with respect to employee awards, as it has done under the 2009 Plan. The HRCC has full and exclusive power to administer the 2011 Plan and take all actions specifically contemplated by the 2011 Plan or necessary or appropriate in connection with its administration. The HRCC has the full and exclusive power to interpret the 2011 Plan and to adopt such rules, regulations, and guidelines for carrying out the 2011 Plan as the HRCC may deem necessary or proper in keeping with its objectives. The HRCC may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of, or eliminate or make less restrictive any restrictions contained in any award granted under the 2011 Plan, waive any restriction or other provision of the 2011 Plan or in any award granted under the 2011 Plan, or otherwise amend or modify any award granted under the 2011 Plan in any manner that either is not adverse to the recipient holding the award or is consented to by the recipient. The HRCC may delegate its duties under the 2011 Plan to our CEO and other senior officers. The Committee also may engage or authorize the engagement of third-party administrators to carry out administrative functions under the 2011 Plan. The HRCC may also correct any defect or supply any omission or reconcile any inconsistency in the 2011 Plan or in any award granted under the 2011 Plan. Any decision of the HRCC in the interpretation and administration of the 2011 Plan shall be within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned. With respect to director awards, the Board of Directors shall have the same powers, duties and authority as the HRCC has with respect to employee awards.

Term

No award may be made under the 2011 Plan following the 10th anniversary of the date stockholders approve the 2011 Plan.

Amendment of the 2011 Plan

The Board of Directors may amend, modify, suspend, or terminate the 2011 Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to such participant shall be made without the consent of the participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s common stock is listed. Furthermore, without the prior approval of the Company’s stockholders, options issued under the 2011 Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted option (except for adjustment for stock splits, stock dividends, recapitalizations, mergers, or similar corporate events).

Federal Income Tax Consequences of the 2011 Plan

The following is a discussion of material U.S. federal income tax consequences to participants in the 2011 Plan. This discussion is based on statutory provisions, Treasury regulations thereunder, judicial decisions, and rulings of the Internal Revenue Service in effect on the date of this proxy statement. This discussion does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment of participation in the 2011 Plan. Furthermore, differences in participants’ financial situations may cause federal, state, local and foreign tax consequences of participation in the 2011 Plan to vary.

Participants will not realize taxable income upon the grant of a nonqualified stock option or SAR. Upon the exercise of a nonqualified stock option or SAR, the employee or nonemployee director will recognize ordinary income, subject, in the case of employees, to tax withholding by the Company, in an amount equal to the excess of the amount of cash and the fair market value on the date of exercise of the common stock received over the exercise price, if any, paid therefor. The employee or nonemployee director will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a nonqualified stock option, that equals the fair market value of such shares on the date of exercise. Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price will increase the alternative minimum taxable income of the employee, which may cause such employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of stock received upon exercise of an incentive stock option that has been held for the requisite holding period (generally one year from the date of exercise and two years from the date of grant), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the stock. However, if an employee disposes of stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the stock at the time of exercise of the incentive stock option, or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party, exceeds the exercise price paid by the employee for such stock. The employee would also recognize capital gain, or, depending on the holding period, additional ordinary income, to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the stock on the exercise date. If the exercise price paid for the stock exceeds the amount realized in the disqualifying disposition, in the case of an arm’s-length disposition to an unrelated party, such excess would ordinarily constitute a capital loss.

We are generally not entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the stock. If an employee makes such a disqualifying disposition, we will generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

An employee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time such cash is otherwise made available for the employee to draw upon it. An employee will not have taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the employee receives common stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when such stock is received.

An employee will be subject to tax withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to common stock or cash received pursuant to a cash award, performance award, stock award, or stock unit award. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. A participant’s tax basis in the common stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares will commence on the date income is so recognized.

Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The 2011 Plan permits the HRCC to structure grants and awards made under the 2011 Plan to “covered employees” as performance-based compensation that is exempt from the limitations of section 162(m). However, the HRCC may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.

Stockholder Proposal:

Gender Identity Non-Discrimination

(Item 6 on the Proxy Card)

What is the Proposal?

GENDER IDENTITY NON-DISCRIMINATION POLICY

Whereas: ConocoPhillips does not explicitly prohibit discrimination based on gender identity or gender expression in its written employment policy;

According to the Human Rights Campaign, nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of gender identity or expression have a competitive advantage in recruiting and retaining employees from the widest talent pool;

Sixteen states, the District of Columbia, and more than 114 cities and counties have laws prohibiting employment discrimination based on gender identity or expression;

Our company is headquartered in Philadelphia, Pennsylvania where at least 65 major employers include gender identity or expression in their nondiscrimination policies; and

Our company has operations in, and makes sales to institutions in States and Cities that prohibit discrimination on the basis of gender identity or expression.

Resolved: The Shareholders request that ConocoPhillips amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity or expression and substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of gender identity or expression diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, access employees from the broadest talent pool, and ensure a respectful and supportive atmosphere for all employees. ConocoPhillips will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company is an equal opportunity employer, based in Houston, Texas with operations around the world, and is fully committed to complying with all applicable equal employment opportunity laws. The Board believes that the Company’s current policies and practices fully achieve the objectives of this proposal. It is not practical or even possible to list all categories on which to prohibit discrimination. The Board believes that such an effort would only divert attention from the overall goal of a truly non-discriminatory workplace. The Company’s equal employment policy prohibits discrimination on the basis of race, sex, marital status, ancestry, physical or mental disability, veteran status, sexual orientation or any other basis prohibited by applicable law. This policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment. The Company recognizes the value of a truly diverse workforce and is dedicated to ensuring that diversity brings its employees, customers, vendors and communities to their full potential. The Board of Directors recommends a vote AGAINST this proposal.

Stockholder Proposal:

Political Contributions

(Item 7 on the Proxy Card)

What is the Proposal?

Resolved, the shareholders of ConocoPhillips (“Company”) hereby request that the Company provide a report, updated semi-annually, that discloses:

Monetary and non-monetary political contributions and expenditures made in connection with participation or intervention in, any political campaign on behalf of or in opposition to any candidate for public office, including but not limited to any portion of any dues or similar payments made to any tax exempt organization that is used by the organization for an expenditure or contribution made in connection with participation in, or intervention in, any political campaign on behalf of or in opposition to any candidate for public office.

The report shall include an accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that is used for political contributions or expenditures as described above.

The report shall be posted on the Company’s Web site to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of ConocoPhillips, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.

ConocoPhillips contributed at least $7.7 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring ConocoPhillips in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their Web sites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

ConocoPhillips complies with all disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. In addition, we continuously make efforts to provide our stockholders useful information about our political activities, and the Company’s Political Policies, Procedures and Giving can be found on our Web site at www.conocophillips.com.

We update information on our Web site regarding political contributions to candidates and to other political entities every six months, itemizing such expenditures. The Company also discloses these expenditures as well as payments to state and national trade associations that are attributable to lobbying activities in our federal lobbying reports, which can be found on the Web site of the Office of the Clerk, U.S. House of Representatives at http://lobbyingdisclosure.house.gov/ and the Web site of the U.S. Senate at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. These disclosures provide ample public information about the Company’s political contributions. We also note that in the interests of transparency, ConocoPhillips has chosen to report under the more comprehensive of the two reporting alternatives allowed by federal lobbying disclosure requirements (tax reporting method).

Our candidate contributions also are reported regularly to, and overseen by, Company senior management and the Public Policy Committee of the Board. Audits are conducted on a biennial cycle for our corporate political contributions and annually for the Spirit political action committee receipts and disbursements.

The Board believes it has a responsibility to stockholders and employees to be engaged in the political process to protect and promote their shared interests. The Board believes it is in the best interest of stockholders to support the legislative process by making prudent corporate political contributions to political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws. The Board also believes in making the Company’s political contributions transparent to interested parties, as evidenced by our posting the information regularly on the Company Web site.

As to the issue of contributions to trade associations, ConocoPhillips’ primary purpose in joining such groups, like the National Association of Manufacturers and the American Petroleum Institute, is not for political purposes, nor does the Company agree with all positions taken by trade associations on issues. In fact, the Company publicly acknowledges that it does take contrary positions from time to time. The greater benefits ConocoPhillips receives from trade association membership are the general business, technical and industry standard-setting expertise these organizations provide.

ConocoPhillips has adopted and published its Political Policies, Procedures and Giving, made available information on its corporate Web site regarding political contributions to candidates and other political entities, and complies with all laws regarding disclosure of political giving; therefore, the adoption of this resolution is unnecessary and the Board recommends that you vote AGAINST this Proposal.

Stockholder Proposal:

Report on Grassroots Lobbying Expenditures

(Item 8 on the Proxy Card)

What is the Proposal?

Resolved, that the stockholders of ConocoPhillips (“ConocoPhillips” or the “Company”) hereby request that ConocoPhillips provide a report, updated annually, disclosing the Company’s:

1.	Policies and procedures for lobbying contributions and expenditures (both direct and indirect) made with corporate funds and payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including internal guidelines or policies, if any, for engaging in direct and grassroots lobbying communications.

2.	Payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including the amount of the payment and the recipient.

3.	The report shall also include the following for each payment, as relevant:

a.	Identification of the person or persons in the Company who participated in making the decision to make the direct lobbying contribution or expenditure; and

b.	Identification of the person or persons in the Company who participated in making the decision to make the payment for grassroots lobbying expenditures.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board of Directors (the “Board”) or other relevant oversight committee of the Board and posted on ConocoPhillips’s Web site to reduce costs to stockholders.

Supporting Statement

As long-term ConocoPhillips stockholders, we support transparency and accountability in corporate spending to influence legislation. These activities include direct and indirect spending to influence legislation as well as grassroots lobbying communications to influence legislation.

We believe that disclosure is consistent with public policy and is in the best interest of ConocoPhillips and its stockholders. Absent a system of accountability, ConocoPhillips assets can be used for policy objectives that may be inimical to ConocoPhillips’s long-term interests and may pose risks to ConocoPhillips and its stockholders.

ConocoPhillips spent about 26.3 million in 2008 and 2009 on direct federal lobbying activities, according to the Company’s disclosure reports [U.S. Senate Office of Public Records]. This figure may not include grassroots lobbying, which may indirectly influence legislation by mobilizing the public to support or oppose it.

Publicly available data does not provide a complete picture of ConocoPhillips’s lobbying expenditures. Not all states require disclosure of lobbying expenditures made to influence state legislation or regulation, and some states that do require disclosure do not provide online access to the data disclosed. ConocoPhillips’s Board and its stockholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying and the risks the spending poses.

We urge you to vote FOR this proposal.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

ConocoPhillips continuously makes efforts to provide our stockholders with useful information about our political activities, and we post the Company’s Political Policies, Procedures and Giving, which includes our policies on grassroots related activities, on our Web site at www.conocophillips.com. The Company also discloses contributions to political candidates and other political entities as well as payments attributable to lobbying activities in our federal lobbying reports. We would note that in the interests of transparency, ConocoPhillips has chosen to report its lobbying activities under the more comprehensive of the two reporting alternatives allowed by U.S. federal law, the tax method.

Because the Company has chosen this more comprehensive method of reporting lobbying activities and expenditures, these Company reports, filed quarterly with the Office of the Clerk, U.S. House of Representatives and the U.S. Senate, disclose the costs that ConocoPhillips incurs for federal, state and grassroots lobbying. These reports accurately reflect the amounts, inclusive of costs for employee time, which ConocoPhillips spends on these lobbying activities. Stockholders may view these political expenditures at either http://lobbyingdisclosure.house.gov/ or http://www.senate.gov/legislative/Public_Disclosure/ LDA_reports.htm.

ConocoPhillips has adopted and published its Political Policies, Procedures and Giving, made available information on its Web site regarding political contributions, discloses lobbying expenditures in the reports filed with the U.S. House of Representatives and U.S. Senate, and complies with all laws regarding disclosure of political giving; therefore, the adoption of this resolution is unnecessary and the Board recommends that you vote AGAINST this Proposal.

Stockholder Proposal:

Accident Risk Mitigation

(Item 9 on the Proxy Card)

What is the Proposal?

Report on Accident Risk Mitigation

Resolved, that the shareholders of ConocoPhillips (the “Company”) urge the Board of Directors (the “Board”) to prepare a report, within ninety days of the 2011 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of accidents. The report should describe the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries and other equipment.

Supporting Statement

The 2010 BP Deepwater Horizon explosion and oil spill in the Gulf of Mexico resulted in the largest and most costly human and environmental catastrophe in the history of the petroleum industry. Eleven workers were killed when the BP Deepwater Horizon drilling platform exploded. This was not the first major accident for BP. In 2005, an explosion at BP’s refinery in Texas City, Texas, cost the lives of 15 workers, injured 170 others and resulted in the largest fines ever levied by the Occupational, Safety and Health Administration (“OSHA”)(BP Faces Record Fine for ‘05 Refinery Explosion,” New York Times, 10/30/2009).

BP’s accidents are not unique in the petroleum industry. For example, a 2010 explosion at the Tesoro refinery in Anacortes, Washington, killed seven workers and resulted in more than six months of downtime at the 120,000 barrels per day refinery (“Tesoro Sees Anacortes at Planned Rates by mid-Nov.,” Reuters, 11/5/2010). The director of the Washington State Department of Labor and Industry stated that “The bottom line is this incident, the explosion and these deaths were preventable,” and levied an initial penalty of $2.39 million (“State Fines Tesoro $2.4 Million in Deadly Refinery Blast,” Skagit Valley Herald, 10/4/2010).

We believe that OSHA’s National Emphasis Program for petroleum refineries has revealed an industry-wide pattern of non-compliance with safety regulations. In the first year of this program, inspections of 14 refineries exposed 1,517 violations, including 1,489 for process safety management, prompting OSHA’s director of enforcement to declare “The state of process safety management is frankly just horrible” (“Process Safety Violations at Refineries ‘Depressingly’ High, OSHA Official Says,” BNA Occupational Safety and Health Reporter, 8/27/2009). OSHA has also recorded safety violations at our Company. Over the past five years, two of our California refineries have had accidents. OSHA inspections in California revealed 11 safety violations with 4 categorized as “Serious” process safety management violations. http:osha.gov/pls/lmis/establishment.inspection_detail?id=313640005&id=313640013&id=125915397&id=120324595&id= 120324520)

In our opinion, the cumulative effect of petroleum industry accidents, safety violation citations from federal and state authorities, and the public’s heightened concern for safety and environmental hazards in the petroleum industry represents a significant threat to our Company’s stock price performance. We believe that a report to shareholders on the steps our Company has taken to reduce the risk of accidents will provide transparency and increase investor confidence in our Company.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

ConocoPhillips is committed to protecting the health and safety of everyone who plays a part in our operations, lives in the communities in which we operate or uses our products. Wherever we operate, we will conduct our business with respect and care for both the local and global environment and systematically manage risks to drive sustainable business growth. We will not be satisfied until we succeed in eliminating all injuries, occupational illnesses, unsafe practices and incidents of environmental harm from our activities. To meet our commitment, we measure, audit and publicly report our health, safety and environmental performance and maintain open dialogue with stakeholder groups and with communities where we operate.

ConocoPhillips provides the information requested by this proposal in periodic updates to its Sustainable Development report and Web site, primarily in the section entitled Safety and Occupational Health (see http://www.conocophillips.com/EN/susdev/safety/commitment/Pages/index.aspx). The elements included in the Company’s reporting include details of our Health, Safety and Environment Policy, Implementing our Safety Commitment, Asset and Operations Integrity, Offshore Incident Prevention and Response Capabilities, Emergency Response and Crisis Management, and Safety Performance. A summary of the information available on the Company’s Web site is included below. The headings correspond to specific headings and links with more detailed information which are found on the Company’s Web site in the Sustainable Development reporting section.

•

Health, Safety and Environment Policy—The Company’s Health, Safety and Environment Policy (the “HSE Policy”) states the Company’s commitment to “protecting the health and safety of everybody who plays a part in [its] operations, lives in the communities in which [it] operates or uses [its] products.” The HSE Policy also sets forth the elements of the plan that the Company follows to meet that commitment. The HSE Policy is the foundational document which provides corporate health, safety and environment expectations for each business unit and enforces a variety of functional and discipline-specific standards.

•

Implementing our Safety Commitment—This section provides a description of how the Company implements its HSE Policy. First, it describes the Company’s HSE Governance and Management System, which is the primary tool that the Company’s business units use to implement the HSE Policy. As described therein, Company business units maintain a risk matrix in which risks are categorized and classified. Risks classified as “high” or “significant” are required to be reduced to “low” or “medium,” and risks classified as “medium” are further assessed for reduction. The section goes on to explain the elaborate tracking, investigation, reporting, audit and other features of the Company’s governance and risk management systems. This section further explains how the Company incorporates its health, safety and environment policies into contractor selection and oversight activities and the steps the Company took with its employees and contractors following the Deepwater Horizon incident in the Gulf of Mexico. Finally, a description is provided as to how the Company has developed programs, such as the HSE Excellence process, employee focus groups and safety questionnaires, to avoid accidents and learn from any accidents that do occur. This section also describes the Company’s participation in the Occupational Safety and Health Administration’s Voluntary Protection Program (“VPP”) and that 17 of the Company’s U.S. sites have achieved VPP Star recognition.

•

Asset and Operations Integrity—This section describes the Company’s process safety and pipeline integrity programs, which address the prevention, control and mitigation of unintentional releases from its infrastructure. This section details the in-depth process safety evaluations and mechanical integrity audits the Company completed in 2009 at its U.S. and international refineries, as well as its multi-year internal pipeline inspection and hydrotesting project which is scheduled to be completed this year.

•

Offshore Incident Prevention and Response Capabilities—This section describes the process the Company follows in training its personnel, selecting contractors and planning its drilling operations. It also describes the Company’s approach to well design and explains the well safety features its wells typically incorporate. The section also describes the Company’s Well Management System Standard, which imposes best practices Company-wide as to inspection, testing and maintenance. Also described is the Company’s participation in three joint industry task forces that focus on various aspects of operations in the Gulf of Mexico, and the Company’s participation with other major oil companies in a plan to build and deploy a rapid response system that will be available to capture and contain oil in the event of a future underwater blowout. The Company has committed to fund up to $250 million of the cost of this response system project.

•

Emergency Response and Crisis Management—This section describes how the Company would mitigate damages if an accident were to occur. It details how the Company conducts oil spill exercises and drills each year for its U.S. operations and, in 2010, conducted several major exercises worldwide.

•	Safety Performance—This section provides a description of the Company’s safety performance, including statistics for the Company’s total recordable rate and lost workday cases.

The cumulative effect of the information that the Company provides on its Web site gives its stockholders comprehensive knowledge of its programs, policies and practices, all of which contribute to the Company’s commitment to reducing the risk of accidents.

The Proposal also requests a description of “the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries and other equipment.” This proxy statement, in accordance with Item 407(h) of SEC Regulation S-K, describes the role of the Company’s Board of Directors in the oversight of the Company’s risk management programs. Additionally, as discussed above, the Company’s Web site provides a detailed discussion of the Company’s HSE Governance and Management System that further elaborates on the implementation of the Company’s HSE Policy (see http://www.conocophillips.com/EN/susdev/safety/commitment/Pages/GovernanceandManagementSystems.aspx). As more fully described in these disclosures, the Board oversees health, safety and environmental issues, including those that relate to process safety management, staffing levels, inspection and maintenance of refineries and other equipment, through its Public Policy Committee, which provides regular updates to the Audit and Finance Committee and the Board as a whole regarding key health, safety and environmental issues, events and performance. The Board exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company’s public filings with the SEC.

In summary, the Company, through its publicly filed reports and Web site, already provides extensive information regarding its commitment to health, safety and the environment, including its practices to mitigate the risk of accidents. This information ranges from a statement of the Company’s commitment generally to detailed information about how risks are identified and managed in various business units. Additionally, as required, the Company already discloses the Board’s role in reducing the risks of accidents and how the Board and management interact to identify and manage risks.

The Company is committed to fully disclosing and addressing the concerns of its stockholders relating to HSE policy and performance, including reducing accident risk, incident prevention and response capability. Based on the foregoing factors, the Board believes that providing an additional report would duplicate information already available and would not provide any additional meaningful benefits to its stockholders and, accordingly, recommends a vote AGAINST this proposal.

Stockholder Proposal:

Company Environmental Policy (Louisiana Wetlands)

(Item 10 on the Proxy Card)

What is the Proposal?

WHEREAS, it is irrefutable that oil and gas-related activities have had a major impact on Louisiana’s fragile coastal environment and are directly linked to wetland loss in coastal Louisiana. Studies have empirically demonstrated that the direct and indirect effects of oil and gas exploration, recovery and processing are together responsible for 40 to 60 percent of documented wetland loss;1

Oil and gas-related activities, as well as the 10,000 miles of canals dredged throughout the coastal zone of Louisiana, have resulted in the disruption of the natural hydrologic regime of the Mississippi delta, in enhanced subsidence, in deterioration of vegetation habitats, in increases in turbidity and in decreases in the nursery grounds for estuarine consumers (i.e. fish and shrimp).2

In Louisiana alone, 1.3 million acres of coastal wetlands has been lost since the 1930s; it is estimated that every 38 minutes a wetlands area the size of a football field is lost.3 If nothing is done to prevent the rapid loss of wetlands and restore Louisiana’s coast, another 500-700 acres will be lost over the next 50 years;4

The loss of wetlands combined with the resulting hydrologic isolation of the remaining local marshes has robbed the two million residents of coastal Louisiana of the vital storm protection provided by wetlands. As a result, Louisiana cities, like New Orleans, are now almost completely exposed to the Gulf of Mexico. Consequently, minor storms that had relatively little effect 20 to 30 years ago now cause serious flooding and storm-related damage due to the continuous encroachment of the Gulf of Mexico and the loss of the storm protection afforded by wetlands.5

The cost of a wetlands restoration plan for Louisiana is estimated to be at least $50 billion and will take over three decades to complete.6

From 1981 to present, ConocoPhillips has obtained 197 coastal use permits for oil and gas exploration in coastal Louisiana and has dredged 3,309,128.6 cubic yards.7 Of the land dredged, reports from the Louisiana Department of Natural Resources have documented that 813.94 acres of wetlands have been destroyed as a result of oil and gas related activities.8

1 Ko, Jae-Young, Impacts of Oil and Gas Activities on Coastal Wetlands Loss in the Mississippi Delta, Harter Research Institute available at www.harteresearchinstitute.org/ebook/ch33-oil-gas-impacts-on-coastal-wetland-loss.pdf (last visited Sept. 16, 2009). See also Penland, Shea, et al., Process Classification of Coastal Land Loss Between 1932 and 1990 in the Mississippi River Delta Plain, Southeastern Louisiana (1990). U.S. Dept. of the Interior, U.S. Geological Survey, Open File Report 00-418.

2 Id.

3 Shell Oil, Protecting Louisiana’s Coastal Wetlands, available at www.shell.us/home/content/usa/responsible_energy/respecting_the_environment/sustainable_development/americaswetlands_13082007.html (last visited Oct. 10, 2009). See also

4 Id. See also USGS, 100+Years of Land Change for Southeast Coastal Louisiana available at http://www.coast2050.gov/images/landloss8XII.pdf (last visited Oct. 1, 2009).

5 Turner, R. E. 1997. Wetland Loss in the Northern Gulf of Mexico: Multiple Working Hypotheses. Estuaries, Vol. 20, No. 1:1-13. See also Gulf Restoration Network, Wetland Loss available at http://healthygulf.org/wetlandimportance/wetland-loss.html (last visited Oct. 1, 2009).

6 U.S. Gov’t Accountability Office, Report to Congressional Addressees, Lessons Learned from Past Efforts in Louisiana Could Help Guide Future Restoration and Protection, Dec. 2007 available at http://www.gao.gov/new.items/d08130.pdf (last visited Sept. 16, 2009).

7 Louisiana Department of Natural Resources, Coastal Use Permit Tracking System, available at http://sonris.com/direct.asp?server=sonris-www&path=sonris/cmdPermit.jsp?sid=PROD (last visited Oct. 1, 2009).

8 Id.

We believe that ConocoPhillips, which represents itself as a socially and environmentally responsible company concerned about Louisiana’s coastal wetlands crisis, has an obligation to adopt policies that will prevent future damage to wetland and that will assist in the amelioration of past harm.

RESOLVED, that the shareholders request that the board of directors of ConocoPhillips adopt environmental policies to address the environmental hazards of its oil and gas-related activities in coastal Louisiana by devising and implementing business practices that will prevent future harms to coastal Louisiana and by aiding in the restoration of wetlands lost through past actions of ConocoPhillips.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

Over the past several years, ConocoPhillips has been involved in numerous coastal restoration initiatives, including addressing the challenges of significant natural subsidence in the region. In fact, access permitted on 35 of our properties has improved 86,000 acres of wetlands. Another nine projects are under construction or pending that will improve 133,000 acres.

ConocoPhillips does not presently have any onshore production operations in the Louisiana coastal wetlands because of the disposition of eight fields in our onshore operations there in 2010. The primary presence of the Company in the area now is our fee acreage holdings of more than 600,000 acres. We continue to evaluate our position regarding future operations depending on ongoing exploration results.

The following brief overview of the current status of ConocoPhillips’ presence in the Southeast Louisiana coastal wetlands offers insight into the efforts made throughout the area over the past several years, including the donation of the Barrier Islands (or Isle Derniers) to the state of Louisiana on July 24, 1997.

ConocoPhillips adheres to all regulations governing these properties and has appropriate internal policies and practices in place to address the environmental impacts of its activities. In addition, the Company supports other programs designed to minimize damage to wetlands and to encourage restoration.

Specifically, ConocoPhillips’ operations are subject to a number of local, state and federal programs and regulatory bodies such as the Louisiana Coastal Protection and Restoration Authority, the Louisiana Department of Wildlife and Fisheries and the U.S. Army Corps of Engineers. These regulatory bodies work closely together to protect, enhance and, where feasible, restore the state’s coastal zone. Any activity that will disturb the seabed or marshland, including installation and maintenance of equipment, requires permitting. These permits require assessments that include, among other things, consideration for existing commercial uses of the lands as well as other stakeholder impacts.

In addition to compliance with regulations and agency involvement, ConocoPhillips has positions, policies and procedures that outline internal expectations for sustainable development across all operations including those in coastal Louisiana. ConocoPhillips has committed to making progress on nine different elements of sustainable development, which include minimizing environmental impact and positively impacting the communities where it operates. In addition, the Company’s operations adhere to Company position statements on biodiversity and water sustainability. ConocoPhillips reports on sustainable development progress periodically in the online Sustainable Development section of the Company’s Web site. In coastal Louisiana, ConocoPhillips regularly provides access to its lands at no cost and works closely with the government agency or group operating projects beyond the Company’s activities. As of year-end 2009, there were over 60 completed or ongoing third-party projects on our lands to preserve and restore natural resources.

ConocoPhillips also supports restoration and education about wetlands through corporate contribution programs. ConocoPhillips launched the SPIRIT of Conservation program in 2005 to protect threatened migratory birds and their habitats worldwide, especially in regions where the Company operates. Conservation initiatives within this program include replanting migratory bird habitat in Louisiana and along the hurricane-damaged Gulf Coast. The program builds on ConocoPhillips’ 15-year partnership with the National Fish and Wildlife Foundation, which has funded more than 50 projects with a total value in excess of $6.5 million.

In 2010, the State of Louisiana executed a project at the site of ConocoPhillips’ Alliance Refinery to pump 30 million cubic yards of sediment from a sand bar in the Mississippi River through the refinery property and into the marshes to the west. This restoration project created approximately 500 acres of new, dry land where land had previously subsided and degraded into open water. This type of wetlands restoration works to compensate for the lack of natural sediment deposition and to offset natural subsidence, an important issue in south Louisiana. With the flood control levy systems put in place over the last 50 years, the natural silting has stopped and, without new silt deposits, the wetlands eventually subside, becoming shallow water bodies instead of marshlands. Approximately 2.5 miles of 36-inch diameter pipe was laid across ConocoPhillips property to help redeposit silt in these areas. ConocoPhillips donated the right of way for the project. Known as the Bayou Dupont Sediment Delivery Project, the effort was so successful that the State Department of Natural Resources has entered into talks with the Alliance Refinery about a proposal to make the pipeline delivery system permanent, extending its reach farther to the west to create a “land bridge” that would provide storm surge protection for the greater New Orleans metropolitan area. ConocoPhillips is honored to be a participant in this effort and will cooperate with the state to make the permanent pipeline sediment delivery system a reality.

Based on the fact that ConocoPhillips has policies to address the environmental impact of its activities in coastal Louisiana and is involved in a number of conservation and restoration programs in the region, the Company believes it has already satisfied the intent of this stockholder proposal. The Board therefore recommends voting AGAINST adoption of the proposal.

Stockholder Proposal:

Greenhouse Gas Reduction Targets

(Item 11 on the Proxy Card)

What is the Proposal?

2011 Resolution to ConocoPhillips on Greenhouse Gas Reduction Goals

Whereas: The American Geophysical Union, the world’s largest organization of earth, ocean and climate scientists, states that it is now “virtually certain” that global warming is caused by emissions of greenhouse gases (GHG) and that the warming will continue.

The International Energy Agency warned in its 2007 World Energy Outlook that “urgent action is needed if greenhouse gas concentrations are to be stabilized at a level that would prevent dangerous interference with the climate system.

While the Kyoto Protocol obliges Annex I signatories (industrialized countries) to reduce national GHG emissions below 1990 levels by 2012, its reduction targets may be inadequate to avert the most serious impacts of global warming.

Since Kyoto was adopted, the urgent need for action to prevent the most damaging effects of climate change has become increasingly clear. Current negotiations on a successor agreement to Kyoto are focused on deeper reductions of emissions.

The 2006 Stern Review on the Economics of Climate Change, led by the former chief economist at the World Bank, “…estimates that if we don’t act, the overall (worldwide) costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.” In contrast, the costs of action would be about 1% of global GDP each year. While some may criticize this scenario, Nobel Prize economists have applauded this work, urging immediate responses.

ConocoPhillips spent $80 million in 2006 to develop technology for alternative and unconventional energy sources, and planned to increase such spending to $150 million in 2007. However, the company emitted 64.3 million metric tons of CO2 equivalent GHG emissions in 2008, up from 2007 by 1.4%. Post-2008 data is not available on the company Web site.

The company states that it has been tracking greenhouse gas emissions across its business units, and reports them to the Carbon Disclosure Project on a company-wide basis. However, there are no reduction goals beyond some being set by some business units in 2010. ConocoPhillips also has withdrawn from the U.S. Climate Action Partnership (USCAP).

Resolved: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report (omitting proprietary information and prepared at reasonable cost) to shareholders by September 30, 2011, on its plan to achieve these goals.

Supporting Statement

For several years, ConocoPhillips has acknowledged the importance of addressing global climate change, and the need to develop GHG targets for its operations, a process the company says is underway. However, no targets for reductions have been established after all this time. We believe setting targets is an important step in the development of a comprehensive long term strategy to significantly reduce GHG emissions from operations and products.

Please vote “Yes” to keep our company moving forward.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

ConocoPhillips continues to demonstrate its commitment to addressing climate change by taking action to reduce its greenhouse gas (GHG) emissions, by investing in lower-carbon energy and through active participation in efforts to develop sound government policy for GHG regulation. In support of our commitment, the Company is implementing a corporate-wide action plan that requires business units and major assets to develop and maintain climate change management plans. Each plan includes GHG emission measurements and forecast, identification of key risks and opportunities, and the establishment of business appropriate goals and metrics. The Company will continue to report progress on its plans, emissions data and reductions for our operations, investments, and policy engagement as part of its regular updates to the Sustainable Development report, found on the ConocoPhillips Web site.

ConocoPhillips’ business is broadly divided into Exploration and Production (“Upstream”) and Refining and Marketing (“Downstream”). In 2010, both segments of our business made investments that resulted in GHG reduction.

Exploration and Production:

ConocoPhillips’ Upstream businesses worldwide completed numerous projects to improve energy efficiency, prevent methane loss, and reduce GHG emissions. Examples include:

•	Use of closed loop gas handling systems for well completion and service

•	Installation of solar-powered chemical injection pumps

•	Installation of low-bleed and no-bleed pneumatic controllers

These Upstream projects are estimated to result in CO2 equivalent emission reduction of approximately 1,000,000 metric tons per year.

Refining and Marketing

In the Downstream segment, ConocoPhillips’ refineries completed many projects to improve energy efficiency and reduce GHG emissions. These include:

•	San Francisco Refinery—improved hydrogen production efficiency

•	Bayway, NJ Refinery—improved use of process heat

•	Whitegate, Ireland Refinery—process heater modifications for greater combustion efficiency

These projects and other smaller energy efficiency projects are estimated to reduce CO2 equivalent emissions by approximately 100,000 metric tons per year.

ConocoPhillips is among the leading U. S. producers of cleaner burning, lower-carbon natural gas. Worldwide, we produced about 4.9 billion cubic feet of natural gas per day in 2009. To put this production volume in perspective, if all the natural gas ConocoPhillips produced in 2009 had been used to replace coal for electricity generation, GHG emissions would have been reduced by over 100 million metric tons. In addition to natural gas production, the Company is pursuing several innovative business opportunities that could result in GHG reductions within the Company, within industry or for our customers. These include investments in the areas of biofuels, gasification, methane hydrates, and CO2 capture and storage.

We continue to work with trade associations like the American Petroleum Institute (API), with our industry partners, and with government to advocate climate change policy solutions that balance the need to reduce GHG emissions with the need for secure supplies of affordable energy necessary for economic recovery and growth. For the United States we do not support regulatory action under the Clean Air Act or the development of a patchwork of state regulatory programs as an effective and efficient means of addressing GHG emissions. The majority of ConocoPhillips assets are in countries, regions, and states/provinces that either currently mandate GHG emission reductions (e.g., the E.U., Alberta, California) or that we anticipate will mandate GHG reductions in the near future (e.g. United States, Australia). As such, the Company believes a single, voluntary, global corporate GHG reduction target would not be appropriate.

Because of these on-going Company efforts and the emergence of GHG regulations in key countries of operation, the Board does not believe it is in the best interests of the Company, and it would not be an efficient use of Company resources, to establish at this time voluntary, quantitative goals for reducing total GHG emissions from the Company’s products and operations and issue a report by September 30, 2011, regarding its plans to achieve these goals. The proposed report would not add value to the Company’s efforts in this area; therefore, the Board recommends you vote AGAINST this proposal.

Stockholder Proposal:

Report on Financial Risks from Climate Change

(Item 12 on the Proxy Card)

What is the Proposal?

CONOCOPHILLIPS: REPORT TO SHAREOWNERS ON

FINANCIAL RISKS RESULTING FROM CLIMATE CHANGE

AND IT’S IMPACT ON SHAREOWNER VALUE

Whereas:

There is a general consensus among climate scientists that, without significant intervention, climate change will result in dramatic weather events, rising sea levels, drought in some areas and significant impacts on human and ecosystem health. The Pentagon also believes that climate change will have significant national security implications.

Climate change will therefore have profound negative effects on global economies, confronting business leaders with major challenges.

Scientific, business, and political leaders globally have identified the risks of climate change for the natural environment and the global economy and therefore called for urgent action by governments and companies.

In response, numerous companies are proactively reducing their carbon footprints. ConocoPhillips is advertising on its Web site and in public ads many steps the company is taking to reduce greenhouse gases contributing to climate change. Proponents commend our company for this leadership.

Many investors, including members of the Investor Network on Climate Risk, representing approximately $9 trillion of assets under management and the Carbon Disclosure Project backed by investors with approximately $64 trillion in assets under management, urge companies to provide full reporting on greenhouse gas emissions and full disclosure of climate risk. The Securities and Exchange Commission mandated climate risk disclosure in company 10K Reports.

Many companies are conducting internal assessments of business risks and opportunities posed by climate change and becoming more transparent by adding sections in their 10K, Annual Reports, Web sites and other public statements on present and future risks.

Moreover, questions about risks inherent in deep water drilling, oil sands development and hydraulic fracturing are rapidly expanding.

Clearly, climate change, other environmental risks and related government policies may have a significant impact on our investment in ConocoPhillips.

Thus it is important for ConocoPhillips to carefully study the impacts, risks and opportunities posed by climate change for our company and its future operations to enable management to respond effectively to protect and enhance shareowner value.

Resolved: Investors request ConocoPhillips’ Board of Directors to prepare a report to shareowners on the financial risks resulting from climate change and its impacts on shareowner value over time, as well as actions the Board deems necessary to provide long-term protection of our business interests and shareowner value. The Board shall decide the parameters of the study and summary report.

A summary report will be made available to investors by September 15, 2011. Cost of preparation will be kept within reasonable limits and proprietary information omitted.

Supporting Statement:

We suggest management consider the following in their risk analysis.

Emissions management;

Physical risks of climate change on our business and operations, e.g. the impact of rising sea levels on operations, including the supply chain;

Water Scarcity

U.S. and global regulatory risks of legislative proposals for carbon taxes and cap and trade;

“Material risk” with respect to climate change;

Positive business opportunities;

Reputation, brand and legal risk.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

In accordance with the rules and regulations of the SEC, the Company discloses in its periodic reports filed with the SEC all material risks management believes are facing the Company as well as all known trends that are reasonably likely to materially affect our Company’s earnings. The Board, the Audit and Finance Committee and the Company’s management each review such filings and believe that such disclosures describe all material risks to the Company associated with climate change at this time. These filings are updated on a regular basis to ensure they reflect our current assessment of the risks associated with climate change and related legislative and regulatory actions. Our 2010 Annual Report on Form 10-K filing includes a statement on the uncertainty regarding the ultimate impact of climate change and related legislative and regulatory actions on our financial performance.

In addition, the Company’s views, actions, and progress on climate change are widely available, for example, in speeches by Company executives, in the Sustainable Development Report, as most recently updated and available on the Company’s Web site, and through our voluntary participation in disclosure initiatives, such as the Carbon Disclosure Project (CDP). The Company’s annual CDP submission contains, among other information, a succinct summary of the Company view of risks and opportunities associated with GHG regulation and climate change. The Company’s annual CDP submission has been publicly available on the Company’s Web site since 2005. The most recent submission, which is currently available in its entirety on the Company’s Web site, includes the following details about our climate change risk management processes.

The Company has a comprehensive approach for identifying material risks/opportunities and for assessing the degree to which these issues might affect our business. Board Members, executives, and managers and staff responsible for business operating, planning and investment decision-making are the intended participants in risk identification and assessment.

Strategic Planning:

The Company is actively assessing the potential impacts of climate change and government regulations regulating the emissions of greenhouse gases. The Company has a Sustainable Development Group that provides regular reports to the ConocoPhillips Management Committee and the Public Policy Committee of the Board on climate change issues. The Public Policy Committee oversees our positions on public policy issues, including climate change. The Company’s Planning and Sustainable Development Groups are responsible for ensuring that the ConocoPhillips Management Committee and Board of Directors are aware of the risks and opportunities associated with climate change for our business, ensuring these issues are integrated as appropriate into Company strategic decisions.

ConocoPhillips is implementing a comprehensive corporate climate change action plan aimed at preparing the Company to succeed in a world challenged to reduce GHG emissions. As part of that plan, a review of the implications of climate change for our business is included as an element of the Company’s annual long-range planning process. In addition, each ConocoPhillips business unit is required to develop its own climate change plan tailored to the business environment, climate policy and climate impacts of its particular region or country.

Climate Change Risk Assessment for Projects:

We require completion of a climate change assessment for all projects and acquisitions, operated and non-operated, that are expected to result in a GHG emissions change of greater than 50,000 metric tons of CO2 equivalent (net to ConocoPhillips) during any year of project operation or that entail significant costs. Project teams are required to assess the potential risk and opportunity for such projects associated with GHG emissions, GHG regulation and a physically changing climate. This assessment is included as a requirement for project and investment approval.

Integrating the Cost of Carbon in Project Economics:

For operations in countries with existing or imminent GHG regulation, the cost of regulatory compliance is evaluated based on specific regulation and local carbon pricing information. This information is incorporated into the base-case economic analysis for ongoing and new capital expenditures.

For operations in countries without existing or imminent GHG regulation, all capital projects with substantial costs or which are expected to result in a change to annual emissions in excess of 10,000 metric tons of CO2 equivalent are required to use a cost of carbon as a sensitivity to the project economics for management review.

Staffing for Assessment:

ConocoPhillips has dedicated staff with specific responsibility for managing climate change issues within corporate headquarters, in key business units (e.g. ConocoPhillips Canada) and within staff groups (e.g. Health, Safety and Environment). These staffs have access to a wide range of organizational expertise from legal, communications, government affairs, engineering, geoscience, commercial and investment appraisal to develop recommendations for decision-makers.

The Company is committed to fully disclosing, and addressing the concerns of its stockholders relating to, the potential impact of climate change, and related regulations, on the Company’s business operations and financial results. Based on the foregoing factors, the Board does not believe that engaging in the requested study will provide any meaningful benefits to its stockholders and recommends a vote AGAINST this proposal.

Stockholder Proposal:

Canadian Oil Sands

(Item 13 on the Proxy Card)

What is the Proposal?

WHEREAS

ConocoPhillips has extensive interests in oil sands operations (11% of proved reserves as of 12/31/09) in the Canadian boreal forest region. Our company is the operating partner of the Surmont oil sands venture and is a partner in the FCCL Oil Sands Partnership, in addition to having interests in other properties.

Oil sands extraction requires heavy water use, land disturbance, toxic waste storage, and emission of air pollutants. These environmental impacts, along with their implications for local populations and wildlife, can introduce legal, regulatory and reputational problems to oil sands companies.

Industrial logging and oil sands have reduced the boreal to less than 40% of its original size; the remaining forest is fragmented, with harmful impacts on many species. According to the Canadian Parks and Wildness Association, it will take over 300 years before reclaimed areas become functioning forest again.

The persistence of tailing ponds, which can leak toxic pollutants into groundwater, may present risks along with significant reclamation costs not currently carried on our balance sheet.

Oil sands have made Alberta the largest emitter of industrial pollutants in Canada.

Shareholders believe ConocoPhillips has not adequately reported on how possible risks associated with oil sands projects may impact our company’s long term financial performance, given our company’s significant investments in this area. Compliance with local, regional and national regulations may not be enough to protect our company from adverse consequences.

RESOLVED

Shareholders request that the Board prepare a report discussing possible long term risks to the company’s finances and operations posed by the environmental, social and economic challenges associated with the oil sands. The report should be prepared at reasonable cost, omit proprietary and legal strategy information, address risks other than those associated with or attributable to climate change, and be available to investors by August 2011.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL FOR THE FOLLOWING REASONS:

ConocoPhillips has publicly committed to set high standards in sustainable development and environmental protection, and it regularly reports on its performance in such publications as the ConocoPhillips Sustainable Development Report and local business unit reports including the Canadian business unit Sustainable Development online “portal” report. The Company believes that development of the oil sands and the conversion of the crude oil produced from oil sands to fuel can be conducted in an environmentally sustainable manner. The purported choice between economic development of the oil sands and safeguarding the environment is a false one. The Board believes that the report requested by CalSTRS is unnecessary and not an efficient use of Company resources because it will not provide more, or better, information than the Company will be providing or obtaining through the regulatory process and its voluntary public reporting.

The Company reports on several processes we have established to identify and manage potential health, safety, environmental, reputational and social risks over the entire lifecycle of the Company’s assets, from new business development to project development and throughout operations. The Canadian business unit Sustainable Development online “portal” includes a discussion of key issues related to oil sands. These include GHG emissions, land management and biodiversity, water use and quality, air quality, and engagement and consultation with Aboriginal peoples.

The oil sands are an area of potentially significant future growth for ConocoPhillips and the success of our oil sands investments is important to our stockholders. The Company’s goal is to be a successful, long-term contributor to the Canadian economy and the communities in which we operate. We believe we can find a balance that accomplishes our goals of delivering the energy our society needs while concurrently minimizing the environmental impact associated with such development.

In June 2010, ConocoPhillips completed the sale of its 9.03 percent interest in the Syncrude oil sands mining venture. The Company’s oil sands development portfolio is now entirely focused on steam-assisted gravity drainage (SAGD), with no ownership in oil sands mining operations. This in-situ extraction method occurs within the reservoir deep underground and requires only a limited surface footprint for the plant site and well pads. It does not require the accumulation of tailings, diversion of rivers, or withdrawals from or discharges to rivers or lakes.

The water used for the Surmont project comes from deep non-potable, or saline, aquifers. Detailed groundwater aquifer mapping and monitoring will continue during the life of operations to ensure sustainability. For Phases 1 and 2, our estimated net-water use per barrel of bitumen produced is 0.6 barrels. ConocoPhillips is committed to full compliance with our operating approval that requires a 90 percent recycle rate. Since June 2009, we report Surmont’s recycle rates on a monthly basis to the Energy Resources Conservation Board.

ConocoPhillips was an early adopter of low-impact seismic practices that substantially reduce the amount of forest clearing required, and thus accelerate reforestation. Exploration wells drilled are abandoned and reclaimed promptly, with reclamation certificates generally received within three to five years. Other examples of reducing the footprint include environmental constraint mapping to place facilities away from sensitive eco-sites such as wetlands, and integrated landscape planning with other companies to use common roads and thereby reduce forest clearing, access, and ecosystem fragmentation. Ongoing research supported by ConocoPhillips to improve construction and reclamation practices will further reduce the size of the environmental footprint required, and facilitate later recovery of the land. In total, oil sands development by the industry is currently expected to impact less than 0.1% of the boreal forest located in Canada.

ConocoPhillips was a founding member of the Cumulative Environmental Management Association (CEMA), a multi-stakeholder organization established in Fort McMurray in 2000 with members representing various levels of government, industry regulatory bodies, non-government environmental groups, Aboriginal groups, and the local health authority. CEMA’s mandate is to make recommendations on how to best manage cumulative impacts from industrial activity on the land, water and air in the region. This includes the development and application of environmental management tools, regional environmental guidelines, objectives and thresholds. ConocoPhillips remains committed to exceeding the minimum requirements of reclamation of lands affected by its operations. For Surmont Phase 2, we will do continuous reclamation. This means we start planting trees and other vegetation through our Faster Forests program as soon as the area cleared is no longer required for construction or operation purposes.

We set high standards for our operations by planning, designing, constructing and operating our facilities to the appropriate industry standards and by working collaboratively with stakeholders to identify and mitigate negative impacts. We respect the special connection between Aboriginal peoples and the land. We incorporate local, traditional and ecological knowledge and land-use information into the planning, design and construction of our facilities and related operations.

Our consultation efforts comply with the Alberta First Nations Consultation Guidelines on Land Management and Resource Development (2006). Our consultation practices are also consistent with the Treaty 8 First Nations Consultations Guidelines Framework and our corporate expectations.

ConocoPhillips believes that our investments in people and technology will help us increase the production of oil sands while reducing the impacts on a per-barrel-basis. To enable ongoing improvement, ConocoPhillips and its partners are funding research and studies on heavy oil technology, including technology to reduce greenhouse gas emissions, water use and land disturbance. It is anticipated that this funding will continue over the next five years and total approximately $300 million when completed.

ConocoPhillips operates in sensitive areas only where the respective governmental entities have legally authorized such operations and where the Company is confident it can comply with all regulatory requirements. The Company is confident that it can simultaneously protect the environment and develop oil and gas reserves in areas like the Canadian oil sands region, just as it has in other environmentally sensitive locations.

The Board believes developing a special report on the environmental damage that would result from the Company’s oil sands operations in the Canadian boreal forest is unnecessary, duplicative and would add no value; therefore, the Board recommends that you vote AGAINST this Proposal.

Submission of Future Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by December 2, 2011. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, ConocoPhillips, 600 North Dairy Ashford, Houston, Texas 77079. We must receive notice as follows:

•

We must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2011 Annual Meeting is held on schedule, we must receive notice pertaining to the 2012 Annual Meeting no earlier than January 12, 2012, and no later than February 11, 2012.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting.

•

If we hold a special meeting to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of ConocoPhillips’ By-Laws by writing the Corporate Secretary at the address above, or via the Internet at www.conocophillips.com under our “Governance” caption.

Available Information

SEC rules require us to provide an annual report to stockholders who receive this proxy statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board Committees and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to ConocoPhillips Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77079-2197 or via the Internet at www.conocophillips.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Appendix A

2011 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN

OF CONOCOPHILLIPS

(As Established Effective May 11, 2011)

RECITALS

ConocoPhillips has established and maintained the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, effective May 13, 2009 (together with other stock incentive plans established and maintained by ConocoPhillips or its subsidiaries or predecessors under which compensatory awards are outstanding or under which shares have been reserved but not yet used, such plans being set forth in the definition in Section 3 as the “Prior Plans”).

Effective May 11, 2011, upon shareholder approval, ConocoPhillips hereby establishes the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”). As of the effective date of the Plan, (i) any shares of Common Stock available for future awards under the Prior Plans and (ii) any shares of Common Stock represented by awards granted under the Prior Plans that are forfeited, expire, or are canceled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company shall be available for Awards under the Plan and no new awards shall be granted under the Prior Plans.

1.	Plan. The 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”) is adopted by ConocoPhillips, a Delaware corporation, to reward certain employees and nonemployee directors of the Company and its Subsidiaries by providing for certain cash benefits and by enabling them to acquire shares of Common Stock of the Company.

2.	Objectives. The purpose of the Plan is to further the interests of the Company, its Subsidiaries and its shareholders by providing incentives in the form of Awards to employees and directors who can contribute materially to the success and profitability of the Company and its Subsidiaries. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Company parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Company’s continued success and progress. This Plan will also enable the Company and its Subsidiaries to attract and retain such employees and directors.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means an Employee Award or a Director Award.

“Award Agreement” means one or more Employee Award Agreements or Director Award Agreements.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Change of Control” is defined in Attachment A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee or any committee designated pursuant to Paragraph 7.

“Common Stock” means ConocoPhillips common stock, par value $.01 per share.

“Company” means ConocoPhillips, a Delaware corporation.

“Compensation Committee” means the Human Resources and Compensation Committee of the Board or any successor committee of the Board that is designated by the Board to administer certain portions of the Plan.

“Director” means an individual serving as a member of the Board.

“Director Award” means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award, or Performance Award, whether granted singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as may be established in order to fulfill the objectives of the Plan.

“Director Award Agreement” means one or more agreements between the Company and a Nonemployee Director setting forth the terms, conditions, and limitations applicable to a Director Award.

“Dividend Equivalents” means, with respect to Restricted Stock Units or shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and is expected to become such an employee within the following six months.

“Employee Award” means the grant of any Option, SAR, Stock Award, Cash Award, or Performance Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations (including treatment as a Performance Award) as may be established in order to fulfill the objectives of the Plan.

“Employee Award Agreement” means one or more agreements between the Company and an Employee setting forth the terms, conditions, and limitations applicable to an Employee Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) (A) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the relevant time (as determined under procedures established by the Committee), (B) if the Common Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Pink OTC Markets Inc., or (C) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose in accordance with the requirements of Section 409A of the Code, or (ii) if applicable and taking into account the requirements of Section 409A of the Code, the price per share as determined in accordance with the terms, conditions, and limitations set forth in an Award Agreement, or (iii) if applicable and taking into account the requirements of Section 409A of the Code, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Nonemployee Director” means an individual serving as a member of the Board who is not an Employee.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which right may be an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee or a Director to whom an Award has been granted under this Plan.

“Performance Award” means an award made pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Prior Plans” means the following plans:

1.	1986 Stock Plan of Phillips Petroleum Company
2.	1990 Stock Plan of Phillips Petroleum Company
3.	Annual Incentive Compensation Plan of Phillips Petroleum Company
4.	Incentive Compensation Plan of Phillips Petroleum Company
5.	Omnibus Securities Plan of Phillips Petroleum Company
6.	Phillips Petroleum Company Stock Plan for Non-Employee Directors
7.	2002 Omnibus Securities Plan of Phillips Petroleum Company
8.	Burlington Resources Inc. 1993 Stock Incentive Plan
9.	Burlington Resources Inc. 1997 Stock Incentive Plan
10.	Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors
11.	Burlington Resources Inc. 2002 Stock Incentive Plan
12.	1998 Stock and Performance Incentive Plan of ConocoPhillips
13.	1998 Key Employee Stock Performance Plan of ConocoPhillips
14.	2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
15.	2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips

“Qualified Performance Award” means a Performance Award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as provided in Section 8(a)(v)(B).

“Restricted Stock” means any shares of Common Stock that are restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a Stock Unit that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock or Restricted Stock Units and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.

“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock or Restricted Stock Units.

“Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value (as determined by the Committee).

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital, or profits interests (whether in the form of partnership interests, membership interests or otherwise), and (iii) any other corporation, partnership or other entity that is a “subsidiary” of the Company within the meaning of Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Ten Percent Shareholder” means a person owning shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(f) of the Code).

4.	Eligibility.

a.	Employees. All Employees are eligible for the grant of Employee Awards under this Plan in the discretion of the Committee.

b.	Directors. Nonemployee Directors are eligible for the grant of Director Awards under this Plan.

5.	Common Stock Available for Awards. Subject to the provisions of Paragraph 17 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding under this Plan (after giving effect to the grant of the Award in question) to exceed 100,000,000. No more than 40,000,000 shares of Common Stock shall be available for Incentive Stock Options. No more than 40,000,000 shares of Common Stock shall be available for Stock Awards. All such share limits in this Paragraph are inclusive of any Awards under Prior Plans which remain outstanding at the date the Plan becomes effective.

The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plans that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. If the Grant Price or other purchase price of any Option or other Award granted under the Plan or the Prior Plans is satisfied by tendering shares of Common Stock to the Company or by forfeiture or cancellation of a portion of the Option or other Award, or if the tax withholding obligation resulting from the settlement of any such Option or other Award is satisfied by tendering or withholding shares of Common Stock or by forfeiture or cancellation of a portion of the Option or other Award, only the number of shares of Common Stock issued net of the shares of Common Stock tendered, withheld, forfeited, or cancelled shall be deemed delivered for purposes of determining usage of shares against the maximum number of shares of Common Stock available for delivery under the Plan or any sublimit set forth above. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion, or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges, and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.	Administration.

a.	This Plan shall be administered by the Committee, except as otherwise provided herein.

b.	Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions applicable to an Employee Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Employee Awards) or an Employee Award, or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Participant to whom such Employee Award was granted (including in a manner which could result in accelerated or additional tax under Section 409A of the Code) or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

c.	No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

d.	Subject to Section 8(a)(v)(B), the Board shall have the same powers, duties, and authority to administer the Plan with respect to Director Awards as the Committee retains with respect to Employee Awards.

7.	Delegation of Authority. Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Board or the Committee may authorize a committee of one or more members of the Board, or one or more officers of the Company, to grant individual Employee Awards from such pool pursuant to such conditions or limitations as the Board or the Committee may establish consistent with Section 157(c) of the Delaware General Corporation Law, if applicable. The Committee may delegate to the Chief Executive Officer and to other employees of the Company its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

8.	Employee Awards.

a.	The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award may, in the discretion of the Committee, be embodied in an Employee Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Employee Award is granted and signed for and on behalf of the Company. Employee Awards may consist of those listed in this Paragraph 8(a) and may be granted singly, in combination, or in tandem. Employee Awards may also be granted in combination or in tandem with, in replacement of (subject to the last sentence of Paragraph 15), or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Subject to the immediately following Clauses i. and ii., an Employee Award may provide for the grant or issuance of additional, replacement, or alternative Employee Awards upon the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, items referenced in Clause v. below, and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested, or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement or as otherwise specified by the Committee. Notwithstanding the foregoing, any Award that constitutes a “stock right” within the meaning of Section 409A of the Code shall only be granted to Participants with respect to whom the Company is an “eligible issuer of service recipient stock” under Section 409A of the Code.

i.

Options. An Employee Award may be in the form of an Option, which may be an Incentive Stock Option or a Nonqualified Stock Option. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the Grant Date, provided that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Grant Price shall be no less than 110 percent of the Fair Market Value of the Common Stock subject to such Option on the Grant Date. The term of the Option shall extend no more than 10 years after the Grant Date, provided that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the term shall extend no more than five years after the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Options awarded to Employees pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option, and the date or dates upon which they become exercisable, shall be determined by the Committee.

ii.	Stock Appreciation Rights. An Employee Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The holder of an SAR granted in tandem with an Option may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded to Employees pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Committee.

iii.	Stock Awards. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that (i) the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, layoff, retirement, or Change of Control, and (ii) such three-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus.

iv.	Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions, and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

v.	Performance Awards. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. Any Stock Award granted as an Employee Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, or Change of Control, or with respect to Performance Awards that are not Qualified Performance Awards, upon a termination of employment by reason of layoff or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

A.	Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to be Qualified Performance Awards, or that are Options or SARs, shall be based on achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee or its delegate shall determine.

B.

Qualified Performance Awards. Qualified Performance Awards granted to Employees under the Plan shall be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Compensation Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions, or sectors of the Company, or the Company as a whole, and if so desired by the Compensation Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: Increased revenue; Net income measures (including but not limited to income after capital costs and income before or after taxes); Stock price measures (including but not limited to growth measures and total shareholder return); Market share; Earnings per share (actual or targeted growth); Earnings before interest, taxes, depreciation, and amortization (“EBITDA”); Economic value added (“EVA®”); Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital, and return on average equity); Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); Expense measures (including but not limited to finding and development costs, overhead cost, and general and administrative expense); Margins; Shareholder value; Total shareholder return; Reserve addition; Proceeds from dispositions; Production volumes; Refinery runs; Reserve replacement ratio; Refinery utilizations; Total market value; and corporate value measures which may be objectively determined (including ethics compliance, environmental, and safety).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Compensation Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals for Qualified Performance Awards, the Compensation Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Compensation Committee.

b.	Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

i.	no Participant may be granted, during any calendar year, Employee Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for or in respect of more than 5,000,000 shares of Common Stock;

ii.	no Participant may be granted, during any calendar year, Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 4,000,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

iii.	no Participant may be paid an Employee Award consisting of cash (including Cash Awards that are granted as Performance Awards) during any calendar year in excess of $10,000,000.

9.	Director Awards.

a.	The Board may grant Director Awards to Nonemployee Directors of the Company from time to time in accordance with this Paragraph 9. Director Awards may consist of those listed in this Paragraph 9 and may be granted singly, in combination, or in tandem. Each Director Award may, in the discretion of the Board, be embodied in a Director Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board in its sole discretion and, if required by the Board, shall be signed by the Participant to whom the Director Award is granted and signed for and on behalf of the Company.

i.	Options. A Director Award may be in the form of an Option; provided that Options granted as Director Awards are not Incentive Stock Options. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the Grant Date. In no event shall the term of the Option extend more than 10 years after the Grant Date. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Options awarded to Participants pursuant to this Paragraph 9, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Board.

ii.	Stock Appreciation Rights. A Director Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The holder of an SAR granted in tandem with an Option may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded to Directors pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Board.

iii.	Stock Awards. A Director Award may be in the form of a Stock Award. Any terms, conditions, and limitations applicable to any Stock Awards granted to a Nonemployee Director pursuant to this Plan, including but not limited to rights to Dividend Equivalents, shall be determined by the Board.

iv.	Performance Awards. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. Any additional terms, conditions, and limitations applicable to any Performance Awards granted to a Nonemployee Director pursuant to this Plan shall be determined by the Board. The Board shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Nonemployee Director.

b.	Notwithstanding anything to the contrary contained in this Plan the following limitations shall apply to any Director Awards made hereunder:

i.	no Participant may be granted, during any fiscal year, Director Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for or in respect of more than 500,000 shares of Common Stock; and

ii.	no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 200,000 shares of Common Stock.

c.	Subject to the Paragraph 15, at the discretion of the Board, Director Awards may be settled by a cash payment in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Director Awards (which, in the case of Option or SARs, may be the excess, if any, of the Fair Market Value of the Common Stock subject to such Award over Grant Price of such Award).

d.	Each Nonemployee Director may have the option to elect to receive shares of Common Stock, including Restricted Stock or Restricted Stock Units, as prescribed by the Board, in lieu of all or part of the compensation otherwise payable by the Company to such Nonemployee Director.

10.	Change of Control. Notwithstanding any other provisions of the Plan, including Paragraphs 8 and 9 hereof, unless otherwise expressly provided in the applicable Award Agreement, in the event of a Change of Control during a Participant’s employment (or service as a Nonemployee Director) with the Company or one of its Subsidiaries, followed by the termination of employment of such Participant (or separation from service of such Nonemployee Director), (i) each Award granted under this Plan to the Participant shall become immediately vested and fully exercisable and any restrictions applicable to the Award shall lapse and (ii) if the Award is an Option or SAR, shall remain exercisable until the expiration of the term of the Award or, if the Participant should die before the expiration of the term of the Award and the Award is an Incentive Stock Option, until the earlier of (a) the expiration of the term of the Incentive Stock Option or (b) two (2) years following the date of the Participant’s death; provided, however, that with respect to any Stock Unit or Restricted Stock Unit or other Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the settlement of such Stock Unit or Restricted Stock Unit or other Award pursuant to this Section 10 shall only occur upon the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(v) of the Code.

11.

Non-United States Participants. The Committee may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures, and other terms and procedures.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, any governing statute, or any other applicable law.

12.	Payment of Awards.

a.	General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

b.	Deferral. With the approval of the Committee and in a manner which is intended to either (i) comply with Section 409A of the Code or (ii) not cause an Award to become subject to Section 409A of the Code, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Company in accordance with procedures or a plan, program, or other arrangement established by the Committee or the Board in a manner which is intended to either (i) comply with Section 409A of the Code or (ii) not cause an Award to become subject to Section 409A of the Code, and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

c.	Dividends, Earnings, and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions, and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards.

d.	Substitution of Awards. Subject to Paragraphs 15 and 17, at the discretion of the Committee, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type, provided that, without the Participant’s consent, such substitution may not be offered in a manner which would result in accelerated or additional tax to the Participant pursuant to Section 409A of the Code.

e.	Cash-out of Awards. Subject to the Paragraph 15, at the discretion of the Committee, an Award may be settled by a cash payment in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Award (which, in the case of an Option or SAR, may be the excess, if any, of the Fair Market Value of the Common Stock subject to such Award over Grant Price of such Award).

13.

Option Exercise. The Grant Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees to tender Common Stock or other Employee Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event the Committee allows shares of Restricted Stock to be tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may also provide that the option may be exercised by a “net-share settlement” method for exercising outstanding nonqualified stock options, whereby the exercise price thereof and/or any minimum required tax withholding thereon are satisfied by withholding from the delivery of the shares as to which such option is exercised a number of shares having a fair market value equal to the applicable exercise price and/or the amount of any minimum required tax withholding, canceling such withheld number, and delivering the remainder. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 13.

An optionee desiring to pay the Grant Price of an Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Company shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained, rounded down to the nearest whole share, by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option, and the optionee may retain the shares of Common Stock the ownership of which is attested.

14.	Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, to the extent not otherwise prohibited by law (including, without limitation, the Sarbanes-Oxley Act of 2002), on either a short term or demand basis, from the Company to a Participant who is an Employee to permit the payment of taxes required by law.

15.

Amendment, Modification, Suspension, or Termination of the Plan. The Board may amend, modify, suspend, or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s Common Stock is listed. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s shareholders, Options or SARs issued under the Plan (i) will not be repriced, replaced, or regranted through cancellation or by decreasing the Grant Price of a previously granted Option or SAR except as expressly provided by the adjustment provisions of Paragraph 17, and (ii) as to which the Fair Market Value of the Common Stock subject thereto is less than or equal to the Grant Price thereof may not be substituted for pursuant to Paragraph 12(d) or cashed out pursuant to Paragraph 9(c) or Paragraph 12(e).

16.	Assignability. Unless otherwise determined by the Committee and provided in an Award Agreement or the terms of an Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation, or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or the regulations thereunder. In the event that a beneficiary designation conflicts with an assignment by will or the laws of descent and distribution, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 16 shall be null and void.

17.	Adjustments.

a.	The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

b.

In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number and kind of shares of Common Stock or other securities reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 5, (ii) the number and kind of shares of Common Stock or other securities covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board as the Board deems appropriate, in its sole discretion, to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it determines, in its sole discretion, appropriate to (x) the number and kind of shares of Common Stock or other securities reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 5 and (y)(i) the number and kind of shares of Common Stock or other securities covered by Awards, (ii) the Grant Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to reflect such transaction. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization, or liquidation, the Board shall be authorized (x) to assume under the Plan previously issued compensatory awards, or to substitute new Awards for previously issued compensatory awards, including Awards, as part of such adjustment; (y) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 15 days prior to such cancellation; or (z) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess, if any, of the Fair Market Value of Common Stock on such date over the Grant Price of such Award.

c.	Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 17 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Section 409A of the Code; (ii) any adjustments made pursuant to Section 17 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) do not result in accelerated or additional tax to a Participant pursuant to Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 17 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

18.	Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

19.	Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

20.	Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or its Subsidiaries.

21.	Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22.	Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

23.	Section 409A. It is the intention of the Company that Awards granted under the Plan either (i) shall not be “nonqualified deferred compensation” subject to Section 409A of the Code, or (ii) shall meet the requirements of Section 409A of the Code such that no Participant shall be subject to accelerated or additional tax pursuant to Section 409A of the Code in respect thereof, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Notwithstanding any other provision of the Plan to the contrary, any payments (whether in cash, shares of Common Stock, or other property) with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, to be made upon a Participant’s termination of employment shall be made no earlier than (A) the first day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) and (B) the Participant’s death if at the time of such termination of employment the Participant is a “specified employee,” within the meaning of Section 409A of the Code (as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code).

24.	Effectiveness and Term. The Plan will be submitted to the shareholders of the Company for approval at the 2011 annual meeting of the shareholders, and the effectiveness of the Plan shall be subject to such approval. No Award shall be made under the Plan ten years or more after such approval. Notwithstanding anything herein to the contrary, any and all outstanding awards granted under the Prior Plans shall continue to be outstanding and shall be subject to the appropriate terms of the Prior Plan under which such award was granted and as are in effect as of the date this Plan is effective.

Attachment “A”

“Change of Control”

The following definitions apply to the Change of Control provision in Paragraph 10 of the foregoing Plan.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect at the time of determination.

“Associate” shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization, or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Beneficial Owner” shall mean, with reference to any securities, any Person if:

a.	such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect at the time of determination) such securities or otherwise has the right to vote or dispose of such securities;

b.	such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

c.	such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a shareholder list, to call a shareholder meeting, or to inspect corporate books and records), or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

The terms “beneficially own” and “beneficially owning” shall have meanings that are correlative to this definition of the term “Beneficial Owner.”

“Board” shall have the meaning set forth in the foregoing Plan.

“Change of Control” shall mean any of the following occurring on or after May 11, 2011:

a.	any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock or 20% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger, or consolidation, if, following such reorganization, merger, or consolidation, the conditions described in clauses (i), (ii), and (iii) of subsection (c) of this definition are satisfied;

b.	individuals who, as of May 11, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 11, 2011 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened Election Contest that is subject to the provisions of Rule 14a-11 of the General Rules and Regulations under the Exchange Act;

c.	the Company shall consummate a reorganization, merger, or consolidation, in each case, unless, following such reorganization, merger, or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation or other entity are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation or other entity, and (iii) at least a majority of the members of the board of directors of the corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, or consolidation; or

d.	(i) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A), (B), and (C) of this subsection (d) are satisfied, or (ii) the Company shall consummate the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity, with respect to which, following such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock of such corporation, or common equity securities of an entity other than a corporation, and the combined voting power of the Voting Stock of such corporation or other entity is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation, or common equity securities of an entity other than a corporation, and the combined voting power of the then outstanding Voting Stock of such corporation or other entity, and (C) at least a majority of the members of the board of directors of such corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, were members of the Incumbent Board at the time of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

“Common Stock” shall have the meaning set forth in the foregoing Plan.

“Company” shall have the meaning set forth in the foregoing Plan.

“Election Contest” shall mean a solicitation of proxies of the kind described in Rule 14a-12(c) under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Person” shall mean any of the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

“Exempt Rights” shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of May 11, 2011 or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

“Exempt Transaction” shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

“Person” shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

“Voting Stock” shall mean, (i) with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of, or to appoint by contract, directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred) and (ii) with respect to an entity which is not a corporation, all securities of any class or series that are entitled to vote generally in the election of, or to appoint by contract, members of the body which is most analogous to the board of directors of a corporation.

APPENDIX B

FINANCIAL SECTION

CONOCOPHILLIPS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

February 23, 2011

Management’s Discussion and Analysis is the company’s analysis of its financial performance and of significant trends that may affect future performance. It should be read in conjunction with the financial statements and notes, and supplemental oil and gas disclosures. It contains forward-looking statements including, without limitation, statements relating to the company’s plans, strategies, objectives, expectations and intentions that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the company’s disclosures under the heading: “CAUTIONARY STATEMENT FOR THE PURPOSES OF THE ‘SAFE HARBOR’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995,” beginning on page B-34.

The terms “earnings” and “loss” as used in Management’s Discussion and Analysis refer to net income (loss) attributable to ConocoPhillips.

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

ConocoPhillips is an international, integrated energy company. We are the third-largest integrated energy company in the United States, based on market capitalization. We have approximately 29,700 employees worldwide, and at year-end 2010 had assets of $156 billion. Our stock is listed on the New York Stock Exchange under the symbol “COP.”

Our business is organized into six operating segments:

•

Exploration and Production (E&P)—This segment primarily explores for, produces, transports and markets crude oil, bitumen, natural gas, liquefied natural gas (LNG) and natural gas liquids on a worldwide basis.

•

Midstream—This segment gathers, processes and markets natural gas produced by ConocoPhillips and others, and fractionates and markets natural gas liquids, predominantly in the United States and Trinidad. The Midstream segment primarily consists of our 50 percent equity investment in DCP Midstream, LLC.

•	Refining and Marketing (R&M)—This segment purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia.
•

LUKOIL Investment—This segment consists of our investment in the ordinary shares of OAO LUKOIL, an international, integrated oil and gas company headquartered in Russia. At December 31, 2010, our ownership interest was 2.25 percent based on issued shares. See Note 6—Investments, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements, for information on sales of LUKOIL shares.

•

Chemicals—This segment manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in Chevron Phillips Chemical Company LLC (CPChem).

•	Emerging Businesses—This segment represents our investment in new technologies or businesses outside our normal scope of operations.

In 2010, as the global economy continued to recover from the recession, the business environment for certain parts of the energy industry also recovered. Oil prices continued to increase in 2010, reflecting strong oil demand growth, especially in China, and an improved economic outlook for the United States. U.S. natural gas prices, however, remained under pressure during 2010, despite a colder-than-normal winter and hotter-than-normal summer. U.S. natural gas production continues to increase at a faster rate than the demand recovery from the economic crisis, primarily as a result of increased production from shale plays. Storage levels are below 2009 levels, but remain historically high. We expect these factors will continue to moderate natural gas prices, resulting in limited U.S. LNG imports in the near- to mid-term, and potentially impacting the timing of commercialization of our Alaska North Slope and Canadian Arctic gas resources.

In late 2009, we announced several strategic initiatives designed to improve our financial position and increase returns on capital. We announced plans to raise $10 billion from asset dispositions through the end of 2011, reduce our debt and increase shareholder distributions. As of year-end 2010, we have generated approximately $7 billion from asset dispositions, the proceeds of which were primarily targeted toward debt reduction. This accelerated the return to our target debt-to-capital ratio of 20 to 25 percent. In addition, we increased the amount of our quarterly dividend rate by 10 percent, and we paid dividends on our common stock of $3.2 billion for the full year. We also announced plans to sell our entire interest in LUKOIL, and our Board of Directors authorized the purchase of up to $5 billion of our common stock through 2011. As of year-end 2010, we had sold approximately 90 percent of our interest in LUKOIL, which generated cash proceeds of approximately $8 billion, while we repurchased approximately $4 billion of our common stock. In February 2011, our Board authorized the additional purchase of up to $10 billion of our common stock over the next two years.

Our total capital program in 2011 is expected to be $13.5 billion, a $2.8 billion increase from $10.7 billion in 2010. We also expect 2011 production to be approximately 1.7 million barrels of oil equivalent per day, excluding the impact of any additional asset sales.

Crude oil, bitumen, natural gas and LNG prices, along with refining margins, are the most significant factors in our profitability, and are driven by market factors over which we have no control. These prices and margins can be subject to extreme volatility. However, from a competitive perspective, there are other important factors we must manage well to be successful, including:

•

Operating our producing properties and refining and marketing operations safely, consistently and in an environmentally sound manner. Safety is our first priority, and we are committed to protecting the health and safety of everyone who has a role in our operations and the communities in which we operate. Optimizing utilization rates at our refineries and minimizing downtime in producing fields enable us to capture the value available in the market in terms of prices and margins. During 2010, our worldwide refining capacity utilization rate was 81 percent, compared with 84 percent in 2009. The lower rate primarily reflects run reductions at Wilhelmshaven in response to market conditions, partially offset by lower turnaround activity. Excluding Wilhelmshaven, the worldwide refining capacity utilization rate was 90 percent in 2010, compared with 88 percent in 2009.

There has been heightened public focus on the safety of the oil and gas industry, as a result of the Deepwater Horizon incident in the Gulf of Mexico (GOM), which occurred in April 2010. Safety and environmental stewardship, including the operating integrity of our assets, remain our highest priorities. Therefore, in order to improve industry spill response, in 2010 we formed a non-profit organization, the Marine Well Containment Company LLC (MWCC), with Exxon Mobil Corporation, Chevron Corporation and Royal Dutch Shell plc to develop a new oil spill containment system. MWCC plans to build and deploy a rapid response system that will be available to capture and contain oil in the event of a potential future underwater well blowout in the deepwater GOM.

•	Adding to our proved reserve base. We primarily add to our proved reserve base in three ways:

¡	Successful exploration and development of new fields.
¡	Acquisition of existing fields.
¡	Application of new technologies and processes to improve recovery from existing fields.

Through a combination of the methods listed above, we have been successful in the past in maintaining or adding to our production and proved reserve base, and we anticipate being able to do so in the future. In the five years ended December 31, 2010, our reserve replacement was 111 percent, excluding LUKOIL. Over this period we added reserves through acquisitions and project developments, partially offset by the impact of asset expropriations in Venezuela and Ecuador.

Access to additional resources has become increasingly difficult as direct investment is prohibited in some nations, while fiscal and other terms in other countries can make projects uneconomic or unattractive. In addition, political instability, competition from national oil companies, and lack of access to high-potential areas due to environmental or other regulation may negatively impact our ability to increase our reserve base. As such, the timing and level at which we add to our reserve base may, or may not, allow us to replace our production over subsequent years.

•

Controlling costs and expenses. Since we cannot control the prices of the commodity products we sell, controlling operating and overhead costs, within the context of our commitment to safety and environmental stewardship, is a high priority. We monitor these costs using various methodologies that are reported to senior management monthly, on both an absolute-dollar basis and a per-unit basis. Because managing operating and overhead costs is critical to maintaining competitive positions in our industries, cost control is a component of our variable compensation programs. Operating and overhead costs increased by 4 percent in 2010, compared with 2009, primarily as a result of market conditions and higher transportation costs.

•

Selecting the appropriate projects in which to invest our capital dollars. We participate in capital-intensive industries. As a result, we must often invest significant capital dollars to explore for new oil and gas fields, develop newly discovered fields, maintain existing fields, construct pipelines and LNG facilities, or continue to maintain and improve our refinery complexes. We invest in projects that are expected to provide an adequate financial return on invested dollars. However, there are often long lead times from the time we make an investment to the time the investment is operational and begins generating financial returns.

Our total capital program in 2010 was $10.7 billion, which included $9.8 billion of capital expenditures and investments. Our 2011 capital program is expected to be approximately $13.5 billion, which includes $12.8 billion of capital expenditures and investments. The 2011 budget is consistent with our plan to improve returns through increased capital discipline, while still funding existing projects and enabling us to preserve flexibility to develop major projects in the future.

•

Managing our asset portfolio. We continually evaluate our assets to determine whether they fit our strategic plans or should be sold or otherwise disposed. In 2009, we sold a majority of our U.S. retail marketing assets and announced our intention to raise $10 billion from asset dispositions through the end of 2011. In 2010, we completed the U.S. retail marketing disposition program. We also sold our 9.03 percent interest in the Syncrude oil sands mining operation; our 50 percent interest in CFJ Properties, a joint venture which owned and operated Flying J-branded truck and travel plazas; and several E&P properties located in the Lower 48 and western Canada. As part of a separate program, in 2010, we announced our intention to sell our entire interest in LUKOIL. As of year-end 2010, we sold approximately 90 percent of our interest in LUKOIL. We disposed of our remaining shares in the first quarter of 2011.

•

Developing and retaining a talented work force. We strive to attract, train, develop and retain individuals with the knowledge and skills to implement our business strategy and who support our values and ethics. Throughout the company, we focus on the continued learning, development and technical training of our employees. Professional new hires participate in structured development programs designed to accelerate their technical and functional skills.

Our key performance indicators are shown in the statistical tables provided at the beginning of the operating segment sections that follow. These include commodity prices, production and refining capacity utilization.

Other significant factors that can affect our profitability include:

•

Impairments. As mentioned above, we participate in capital-intensive industries. At times, our investments become impaired when, for example, our reserve estimates are revised downward, commodity prices or refining margins decline significantly for long periods of time, or a decision to dispose of an asset leads to a write-down to its fair market value. We may also invest large amounts of money in exploration which, if exploratory drilling proves unsuccessful, could lead to a material impairment of leasehold values. Before-tax impairments in 2010 totaled $2.4 billion and primarily related to the $1.5 billion property impairment of our refinery in Wilhelmshaven, Germany (WRG), and a $0.6 billion impairment of our equity investment in Naraynmarneftegaz (NMNG). Before-tax impairments in 2009 totaled $0.8 billion and primarily related to certain natural gas properties in western Canada and our equity investment in NMNG.

•

Goodwill. We had $3.6 billion of goodwill on our balance sheet at year-end 2010 and 2009. In 2008, we recorded a $25.4 billion complete impairment of our E&P segment goodwill, primarily as a function of decreased year-end commodity prices and the decline in our market capitalization. Deterioration of market conditions in the future could lead to other goodwill impairments that may have a substantial negative, though noncash, effect on our profitability.

•

Effective tax rate. Our operations are located in countries with different tax rates and fiscal structures. Accordingly, even in a stable commodity price and fiscal/regulatory environment, our overall effective tax rate can vary significantly between periods based on the “mix” of pretax earnings within our global operations.

•

Fiscal and regulatory environment. Our operations, primarily in E&P, can be affected by changing economic, regulatory and political environments in the various countries in which we operate, including the United States. These changes have generally negatively impacted our results of operations, and further changes to government fiscal take could have a negative impact on future operations. Our assets in Venezuela and Ecuador were expropriated in 2007 and 2009, respectively. In Canada, the Alberta provincial government changed the royalty structure in 2009 to tie a component of the new rate to prevailing prices. Our management carefully considers these events when evaluating projects or determining the level of activity in such countries.

Segment Analysis

The E&P segment’s results are most closely linked to crude oil and natural gas prices. These are commodity products, the prices of which are subject to factors external to our company and over which we have no control. Industry crude oil prices for West Texas Intermediate (WTI) were higher in 2010, compared with 2009, averaging $79.39 per barrel in 2010, an increase of 29 percent. Uncertainty about economic growth in developed countries, especially in the United States, and concerns about the debt crisis in Europe were more than offset by increased demand from China and other developing countries. Industry natural gas prices at Henry Hub increased 10 percent during 2010 to an average price of $4.39 per million British thermal units, primarily as a result of weather-related events. An increase in demand was offset by higher natural gas production levels, and as a result, natural gas storage levels remain high and have adversely impacted Henry Hub prices.

The Midstream segment’s results are most closely linked to natural gas liquids prices. The most important factor affecting the profitability of this segment is the results from our 50 percent equity investment in DCP Midstream. DCP Midstream’s natural gas liquids prices increased 39 percent in 2010.

Refining margins, refinery capacity utilization and cost control primarily drive the R&M segment’s results. Refining margins are subject to movements in the cost of crude oil and other feedstocks, and the sales prices for refined products, both of which are subject to market factors over which we have no control. Global refining margins improved during 2010, compared with 2009. The U.S. benchmark 3:2:1 crack spread increased 9 percent in 2010, while the N.W. Europe benchmark increased 16 percent. Demand for refined products improved globally in 2010, driven by the improved economic environment, particularly in the developing nations. In addition, a wider differential in prices for high-quality crude oil relative to lower-quality crude oil improved margins for refineries configured to capitalize on the ability to process lower-quality crudes.

The LUKOIL Investment segment consists of our investment in the ordinary shares of LUKOIL. At year-end 2009, we had a 20 percent ownership interest in LUKOIL based on authorized and issued shares. At the end of the third quarter of 2010, as a result of our plan to divest of our entire interest in LUKOIL, our ownership interest declined to a level at which we were no longer able to exercise significant influence over the operating and financial policies of LUKOIL. Accordingly, at the end of the third quarter of 2010, we stopped recording equity earnings from LUKOIL. Starting in the fourth quarter of 2010, earnings from the LUKOIL Investment segment primarily reflect the realized gain on share sales. We disposed of our remaining interest in LUKOIL in the first quarter of 2011.

The Chemicals segment consists of our 50 percent interest in CPChem. The chemicals and plastics industry is mainly a commodity-based industry where the margins for key products are based on market factors over which CPChem has little or no control. CPChem is investing in feedstock-advantaged areas in the Middle East with access to large, growing markets, such as Asia.

The Emerging Businesses segment represents our investment in new technologies or businesses outside our normal scope of operations. Activities within this segment are currently focused on power generation and innovation of new technologies, such as those related to conventional and nonconventional hydrocarbon recovery, refining, alternative energy, biofuels and the environment. Some of these technologies have the potential to become important drivers of profitability in future years.

RESULTS OF OPERATIONS

Consolidated Results

A summary of the company’s net income (loss) attributable to ConocoPhillips by business segment follows:

	Millions of Dollars
Years Ended December 31	2010	2009	2008

Exploration and Production (E&P)	$9,198	3,604	(13,479)
Midstream	306	313	541
Refining and Marketing (R&M)	192	37	2,322
LUKOIL Investment*	2,503	1,219	(4,839)
Chemicals	498	248	110
Emerging Businesses	(59)	3	30
Corporate and Other	(1,280)	(1,010)	(1,034)
Net income (loss) attributable to ConocoPhillips	$11,358	4,414	(16,349)
*	2009 and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

2010 vs. 2009

The improved results in 2010 were primarily the result of:

•	Higher prices for crude oil, natural gas, natural gas liquids and liquefied natural gas (LNG) in our E&P segment. Commodity price benefits were somewhat offset by increased production taxes.
•	Gains of $4,583 million after-tax from asset dispositions and LUKOIL share sales.
•	Improved results from our domestic R&M operations, reflecting higher refining margins.

These items were partially offset by:

•	Impairments totaling $1,928 million after-tax.
•	Lower production volumes from our E&P segment.

2009 vs. 2008

The improved results in 2009 were primarily the result of:

•	The absence of a $25,443 million before- and after-tax impairment of all E&P segment goodwill in 2008.
•	The absence of a $7,496 million before- and after-tax impairment of our LUKOIL investment in 2008.
•	Lower production taxes.
•	Reduced operating and overhead expenses.

These items were partially offset by:

•	Lower crude oil, natural gas and natural gas liquids prices, which impacted our E&P, Midstream and LUKOIL Investment segments.
•	Lower refining margins in our R&M segment.

Statement of Operations Analysis

2010 vs. 2009

Sales and other operating revenues increased 27 percent in 2010, while purchased crude oil, natural gas and products increased 33 percent. These increases were primarily due to higher prices for petroleum products, crude oil, natural gas, natural gas liquids and LNG.

Equity in earnings of affiliates increased 24 percent in 2010. The increase primarily resulted from:

•	Improved earnings from CPChem primarily due to higher margins in the olefins and polyolefins business line.

•	Improved earnings from FCCL Partnership due to higher commodity prices and volumes.
•	Improved earnings from Merey Sweeny, L.P. (MSLP) as a result of improved margins and volumes.

These increases were partially offset by a $645 million impairment of our equity investment in NMNG.

Gain on dispositions increased $5,643 million in 2010. The increase primarily reflects the $2,878 million gain realized from the June 2010 sale of our 9.03 percent interest in the Syncrude oil sands mining operation; the $1,749 million gain on the divestiture of our LUKOIL shares; gains on the disposition of certain E&P assets located in the Lower 48 and Canada; and the gain on sale of our 50 percent interest in CFJ Properties. For additional information, see Note 5—Assets Held for Sale and Note 6—Investment, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements.

Impairments increased $1,245 million in 2010, primarily as a result of the second quarter impairment of WRG. For additional information, see Note 10—Impairments, in the Notes to Consolidated Financial Statements.

Taxes other than income taxes increased 8 percent during 2010, primarily due to higher production taxes as a result of higher crude oil prices and higher excise taxes on petroleum product sales.

Interest and debt expense decreased 8 percent during 2010, primarily due to lower debt levels.

See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our income tax expense and effective tax rate.

2009 vs. 2008

Sales and other operating revenues decreased 38 percent in 2009, while purchased crude oil, natural gas and products decreased 39 percent. These decreases were mainly the result of significantly lower prices for petroleum products, crude oil, natural gas and natural gas liquids.

Equity in earnings of affiliates decreased 49 percent in 2009, primarily due to reduced earnings from LUKOIL; DCP Midstream; MSLP; Malaysian Refining Company Sdn. Bhd.; and Excel Paralubes, which were partially offset by higher earnings from CPChem. The decreases were mainly the result of lower commodity prices and refining margins.

Gain on dispositions decreased 82 percent during 2009. The decrease was primarily due to 2008 gains related to asset dispositions in our E&P and R&M segments.

Production and operating expenses decreased 13 percent in 2009, as a result of lower utilities costs, favorable foreign currency exchange impacts, and our cost reduction efforts.

Selling, general and administrative expense decreased 18 percent in 2009, primarily due to disposition of U.S. and international marketing assets.

Impairments decreased from $34,625 million in 2008 to $535 million in 2009, primarily reflecting the 2008 goodwill and LUKOIL impairments. Other impairments decreased $1,151 million during 2009. For additional information, see Note 6—Investments, Loans and Long-Term Receivables and Note 9—Goodwill and Intangibles, in the Notes to Consolidated Financial Statements.

Taxes other than income taxes decreased 25 percent in 2009, primarily due to lower production taxes resulting from lower crude oil prices, as well as reduced excise taxes on petroleum product sales.

Interest and debt expense increased 38 percent in 2009, as a result of a higher average debt level, partially offset by lower interest rates. Interest expense also increased as a result of lower capitalized interest.

See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our income tax expense and effective tax rate.

Segment Results

E&P

	2010	2009	2008
	Millions of Dollars
Net Income (Loss) Attributable to ConocoPhillips
Alaska	$1,735	1,540	2,315
Lower 48	1,033	(37)	2,673
United States	2,768	1,503	4,988
International	6,430	2,101	6,976
Goodwill impairment	—	—	(25,443)
	$9,198	3,604	(13,479)

	Dollars Per Unit
Average Sales Prices
Crude oil and natural gas liquids (per barrel)
United States	$69.73	53.21	89.38
International	74.95	57.40	89.32
Total consolidated operations	72.63	55.47	89.35
Equity affiliates	74.81	58.23	71.15
Total E&P	72.77	55.63	88.91
Synthetic oil (per barrel)
International	77.56	62.01	103.31
Bitumen (per barrel)
International	51.10	39.67	46.85
Equity affiliates	53.43	45.69	58.54
Total E&P	53.06	44.84	56.72
Natural gas (per thousand cubic feet)*
United States	4.27	3.50	7.60
International	5.60	5.06	8.65
Total consolidated operations	5.07	4.40	8.20
Equity affiliates	2.79	2.35	2.04
Total E&P	4.98	4.37	8.18
* Prior periods reclassified to conform to current year presentation which includes intrasegment transfer pricing.

Average Production Costs Per Barrel of Oil Equivalent
United States	$8.30	7.73	8.34
International	7.96	7.72	8.03
Total consolidated operations	8.10	7.73	8.17
Equity affiliates	8.11	7.68	13.36
Total E&P	8.10	7.72	8.33

	Millions of Dollars
Worldwide Exploration Expenses
General and administrative; geological and geophysical; and lease rentals	$678	576	639
Leasehold impairment	241	247	273
Dry holes	236	359	425
	$1,155	1,182	1,337

	2010	2009	2008
	Thousands of Barrels Daily
Operating Statistics
Crude oil and natural gas liquids produced
Alaska	230	252	261
Lower 48	160	166	165
United States	390	418	426
Canada	38	40	44
Europe	211	241	233
Asia Pacific/Middle East	140	132	107
Africa	79	78	80
Other areas	—	4	9
Total consolidated operations	858	913	899
Equity affiliates
Russia	52	55	24
Asia Pacific/Middle East	3	—	—
	913	968	923

Synthetic oil produced
Consolidated operations—Canada	12	23	22

Bitumen produced
Consolidated operations—Canada	10	7	6
Equity affiliates—Canada	49	43	30
	59	50	36

	Millions of Cubic Feet Daily
Natural gas produced*
Alaska	82	94	97
Lower 48	1,695	1,927	1,994
United States	1,777	2,021	2,091
Canada	984	1,062	1,054
Europe	815	876	954
Asia Pacific/Middle East	712	713	609
Africa	149	121	114
Other areas	—	—	14
Total consolidated operations	4,437	4,793	4,836
Equity affiliates
Asia Pacific/Middle East	169	84	11
	4,606	4,877	4,847
*	Represents quantities available for sale. Excludes gas equivalent of natural gas liquids included above.
Equity	affiliate statistics exclude our share of LUKOIL, which is reported in the LUKOIL Investment segment.

The E&P segment primarily explores for, produces, transports and markets crude oil, bitumen, natural gas, LNG and natural gas liquids on a worldwide basis. At December 31, 2010, our E&P operations were producing in the United States, Norway, the United Kingdom, Canada, Australia, offshore Timor-Leste in the Timor Sea, Indonesia, China, Vietnam, Libya, Nigeria, Algeria, Qatar and Russia. Total E&P production on a barrel-of-oil-equivalent (BOE) basis averaged 1,752,000 BOE per day in 2010, compared with 1,854,000 BOE per day in 2009.

2010 vs. 2009

Earnings from our E&P segment were $9,198 million in 2010, compared with earnings of $3,604 million in 2009. The increase in 2010 earnings primarily resulted from higher prices for crude oil, natural gas, natural gas liquids and LNG. In addition, 2010 earnings benefitted from the $2,679 million after-tax gain on sale of Syncrude and higher gains from other asset rationalization efforts. These increases were partially offset by lower crude oil, natural gas and synthetic oil volumes, higher petroleum and export taxes as a result of higher prices, and the NMNG impairment. See the “Business Environment and Executive Overview” section for additional information on industry crude oil and natural gas prices.

U.S. E&P

U.S. E&P earnings increased 84 percent in 2010, from $1,503 million in 2009 to $2,768 million in 2010. The increase was primarily the result of higher prices for crude oil, natural gas and natural gas liquids. Earnings also benefitted from higher gains from asset sales in our Lower 48 portfolio and lower depreciation, depletion and amortization. These increases were partially offset by lower crude oil and natural gas volumes, higher production taxes, primarily in Alaska, and an unfavorable tax ruling.

U.S. E&P production averaged 686,000 BOE per day in 2010, a decrease of 9 percent from 755,000 BOE in 2009. The decrease was primarily due to field decline and unplanned downtime, which was somewhat offset by new production.

International E&P

International E&P earnings were $6,430 million in 2010, compared with $2,101 million in 2009. The increase in 2010 was mostly due to gains from the sale of Syncrude and other assets and higher crude oil, natural gas and LNG prices. These increases were partially offset by the NMNG impairment, lower synthetic oil and natural gas volumes, higher petroleum taxes as a result of higher prices and an $81 million after-tax charge to exploration expenses for project costs resulting from our decision to end participation in the Shah Gas Field Project in Abu Dhabi.

International E&P production averaged 1,066,000 BOE per day in 2010, a decrease of 3 percent from 1,099,000 BOE in 2009. The decrease was largely due to field decline, the impact of higher prices on production sharing arrangements and the sale of Syncrude. These decreases were partially offset by production from major projects, primarily in China, Canada, Qatar and Australia.

2009 vs. 2008

The E&P segment had earnings of $3,604 million during 2009. In 2008, the E&P segment had a loss of $13,479 million, which included a $25,443 million before- and after-tax complete impairment of E&P segment goodwill.

Excluding the impact from the goodwill impairment, earnings from the E&P segment decreased 70 percent during 2009, primarily due to substantially lower crude oil, natural gas and natural gas liquids prices. Our E&P segment also recognized property impairment charges. These decreases were partially offset by lower Alaska and Lower 48 production taxes due to lower prices, as well as higher international volumes and improved operating costs.

U.S. E&P

Earnings from our U.S. E&P operations decreased 70 percent, due to significantly lower crude oil, natural gas and natural gas liquids prices. Lower production taxes, lower property impairments in the Lower 48 and improved operating costs partially offset the decrease.

U.S. E&P production averaged 755,000 BOE per day in 2009, a decrease of 3 percent from 775,000 BOE per day in 2008. Less unplanned downtime and improved well performance were more than offset by field decline.

International E&P

Earnings from our international E&P operations were $2,101 million in 2009, compared with $6,976 million in 2008. The decline was primarily a result of significantly lower crude oil, natural gas and natural gas liquids prices and higher impairments. These decreases were partially offset by higher volumes and lower operating costs.

International E&P production averaged 1,099,000 BOE per day in 2009, an increase of 8 percent from 1,014,000 BOE per day in 2008. The increase was predominantly due to new production in the United Kingdom, Russia, China, Canada, Norway and Vietnam. In addition, production increased due to the impacts from the royalty framework in Alberta, Canada, as well as less unplanned downtime and the impact of lower prices on production sharing arrangements. These increases were partially offset by field decline and planned downtime.

Midstream

	2010	2009	2008
	Millions of Dollars
Net Income Attributable to ConocoPhillips*	$306	313	541
* Includes DCP Midstream-related earnings:	$191	183	458

	Dollars Per Barrel
Average Sales Prices
U.S. natural gas liquids*
Consolidated	$45.42	33.63	56.29
Equity affiliates	41.28	29.80	52.08
* Based on index prices from the Mont Belvieu and Conway market hubs that are weighted by natural gas liquids component and location mix.

	Thousands of Barrels Daily
Operating Statistics
Natural gas liquids extracted*	193	187	188
Natural gas liquids fractionated**	152	166	165
*	Includes our share of equity affiliates, except LUKOIL, which is included in the LUKOIL Investment segment.
**	Excludes DCP Midstream.

The Midstream segment purchases raw natural gas from producers and gathers natural gas through an extensive network of pipeline gathering systems. The natural gas is then processed to extract natural gas liquids from the raw gas stream. The remaining “residue” gas is marketed to electrical utilities, industrial users, and gas marketing companies. Most of the natural gas liquids are fractionated—separated into individual components like ethane, butane and propane—and marketed as chemical feedstock, fuel or blendstock. The Midstream segment consists of our 50 percent equity investment in DCP Midstream, as well as our other natural gas gathering and processing operations, and natural gas liquids fractionation, trading and marketing businesses, primarily in the United States and Trinidad.

2010 vs. 2009

Midstream earnings decreased 2 percent in 2010. Higher natural gas liquids prices and, to a lesser extent, improved volumes from our equity affiliate, Phoenix Park Gas Processors Limited, were more than offset by the absence of the 2009 recognition of an $88 million after-tax benefit, which resulted from a DCP Midstream subsidiary converting subordinated units to common units. In addition, higher operating expenses resulting from higher turnaround activity contributed to the decrease in earnings.

2009 vs. 2008

Earnings from the Midstream segment decreased 42 percent in 2009. The decrease was primarily due to substantially lower realized natural gas liquids prices, partially offset by the recognition of the $88 million after-tax benefit resulting from the conversion of subordinated units to common units.

R&M

	2010	2009	2008
	Millions of Dollars
Net Income (Loss) Attributable to ConocoPhillips
United States	$1,022	(192)	1,540
International	(830)	229	782
	$192	37	2,322

	Dollars Per Gallon
U.S. Average Wholesale Prices*
Gasoline	$2.24	1.84	2.65
Distillates	2.30	1.76	3.06
* Excludes excise taxes.

	Thousands of Barrels Daily
Operating Statistics
Refining operations*
United States
Crude oil capacity**	1,986	1,986	2,008
Crude oil processed	1,782	1,731	1,849
Capacity utilization (percent)	90%	87	92
Refinery production	1,958	1,891	2,035
International
Crude oil capacity**	671	671	670
Crude oil processed	374	495	567
Capacity utilization (percent)	56%	74	85
Refinery production	383	504	575
Worldwide
Crude oil capacity**	2,657	2,657	2,678
Crude oil processed	2,156	2,226	2,416
Capacity utilization (percent)	81%	84	90
Refinery production	2,341	2,395	2,610

Petroleum products sales volumes
United States
Gasoline	1,120	1,130	1,128
Distillates	873	858	893
Other products	400	367	374
	2,393	2,355	2,395
International	647	619	645
	3,040	2,974	3,040
*	Includes our share of equity affiliates, except LUKOIL, which is included in the LUKOIL Investment segment.
**	Weighted-average crude oil capacity for the periods.

Our R&M segment refines crude oil and other feedstocks into petroleum products (such as gasoline, distillates and aviation fuels); buys, sells and transports crude oil; and buys, transports, distributes and markets petroleum products. R&M has operations mainly in the United States, Europe and Asia.

2010 vs. 2009

R&M reported earnings of $192 million in 2010, compared with earnings of $37 million in 2009. Earnings for 2010 included the $1,124 million after-tax property impairment of WRG. Excluding the impact of this impairment, earnings were significantly improved during 2010 due to higher global refining margins. Results also benefitted from a $113 million after-tax gain on the sale of CFJ and higher refining and marketing volumes. These increases were partially offset by negative foreign currency impacts. See the “Business Environment and Executive Overview” section for additional information on industry refining margins.

U.S. R&M

Earnings from U.S. R&M were $1,022 million in 2010, compared with a loss of $192 million in 2009. The increase in 2010 primarily resulted from significantly higher refining margins and the gain on sale of CFJ. Higher refining and marketing volumes also contributed to the improvement in earnings.

Our U.S. refining crude oil capacity utilization rate was 90 percent in 2010, compared with 87 percent in 2009. The increase in 2010 was primarily due to lower turnaround activity, lower run reductions due to market conditions, and less unplanned downtime.

International R&M

International R&M reported a loss of $830 million in 2010, compared with earnings of $229 million in 2009. The loss in 2010 primarily resulted from the WRG impairment and a $29 million after-tax impairment resulting from our decision to end participation in the Yanbu Refinery Project. Excluding these impairments, earnings were improved due to higher refining margins, partially offset by foreign currency losses.

Our international refining crude oil capacity utilization rate was 56 percent in 2010, compared with 74 percent in 2009. The 2010 rate primarily reflects run reductions at WRG in response to market conditions.

We are currently exploring options to either pursue the sale of WRG or operate it as a terminal. As a result, effective January 1, 2011, we no longer include its capacity in our stated refining capacities or our capacity utilization metrics.

2009 vs. 2008

R&M reported earnings of $37 million in 2009, compared with $2,322 million in 2008. The decrease was primarily a result of significantly lower U.S. and international refining margins, lower volumes, lower international marketing margins and a lower net benefit from asset rationalization efforts. These decreases were partially offset by lower operating expenses, lower property impairments and positive foreign currency impacts. During 2008, our R&M segment had property impairments totaling $511 million after-tax, mostly due to a significantly diminished outlook for refining margins.

U.S. R&M

Our U.S. R&M operations reported a loss of $192 million in 2009, compared with earnings of $1,540 million in 2008. The decrease was primarily due to significantly lower U.S. refining margins, lower U.S. refining and marketing volumes and a lower net benefit from asset sales. These decreases were partially offset by lower operating expenses and lower property impairments.

Our U.S. refining capacity utilization rate was 87 percent in 2009, compared with 92 percent in 2008. The rate for 2009 was mainly affected by run reductions due to market conditions and increased turnaround activity, while the 2008 rate was impacted by downtime associated with hurricanes.

International R&M

International R&M reported earnings of $229 million in 2009 and earnings of $782 million in 2008. The decrease in earnings was primarily due to significantly lower international refining and marketing margins, lower international marketing volumes and a lower net benefit from asset sales. These decreases were partially offset by positive foreign currency impacts, lower property impairments and lower operating expenses.

Our international refining capacity utilization rate was 74 percent in 2009, compared with 85 percent in 2008. The rate for 2009 reflected higher turnaround activity. In addition, the utilization rate for both periods reflected run reductions in response to market conditions.

LUKOIL Investment

	Millions of Dollars
	2010	2009*	2008*
Net Income (Loss) Attributable to ConocoPhillips	$2,503	1,219	(4,839)

Operating Statistics
Crude oil production (thousands of barrels daily)	284	388	389
Natural gas production (millions of cubic feet daily)	254	295	330
Refinery crude oil processed (thousands of barrels daily)	189	240	226
*	Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

This segment represents our investment in the ordinary shares of LUKOIL, an international, integrated oil and gas company headquartered in Russia.

Prior to 2010, our equity earnings for LUKOIL were estimated. Effective January 1, 2010, we changed our accounting to record our equity earnings for LUKOIL on a one-quarter-lag basis. This change in accounting principle has been applied retrospectively, by recasting prior period financial information. The performance metrics are also reported on a one-quarter-lag basis. See Note 2—Changes in Accounting Principles, in the Notes to Consolidated Financial Statements, for more information.

In addition to our equity share of LUKOIL’s earnings, segment results include the amortization of the basis difference between our equity interest in the net assets of LUKOIL and the book value of our investment, as well as gains from the divestiture of our LUKOIL shares.

At year-end 2009, we had a 20 percent ownership interest in LUKOIL based on authorized and issued shares. In July 2010, we announced our intention to sell our entire interest in LUKOIL. During 2010, we sold approximately 151 million shares of LUKOIL, and as a result of these sales, our ownership interest in LUKOIL was 2.25 percent at December 31, 2010, based on authorized and issued shares. In the third quarter of 2010, our ownership interest declined to a level at which we were no longer able to exercise significant influence over the operating and financial policies of LUKOIL. Accordingly, at the end of the third quarter of 2010, we stopped applying the equity method of accounting for our remaining investment.

In addition, we will no longer report proved reserves or production related to our LUKOIL investment. See Note 6—Investments, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements, for more information.

In the first quarter of 2011, we sold our remaining interest in LUKOIL. As a result, our first quarter 2011 earnings from the LUKOIL Investment segment will primarily reflect the realized gain on share sales. The total unrealized gain on those shares at December 31, 2010, based on a closing price of LUKOIL shares on the London Stock Exchange of $56.50 per share, was $158 million after-tax, and this amount was included in accumulated other comprehensive income.

2010 vs. 2009

LUKOIL segment earnings increased $1,284 million in 2010, which primarily resulted from the $1,251 million after-tax gain on our LUKOIL shares sold during 2010.

2009 vs. 2008

LUKOIL segment earnings were $1,219 million in 2009, compared with a loss of $4,839 million in 2008. Results for 2008 included a $7,496 million noncash, before- and after-tax impairment of our LUKOIL investment taken during the fourth quarter. Excluding the impact of this impairment, earnings decreased 54 percent in 2009. The decrease was primarily due to lower realized refined product and crude oil prices, which was partly offset by lower extraction taxes and export tariff rates, and a benefit from basis difference amortization.

Chemicals

	Millions of Dollars
	2010	2009	2008
Net Income Attributable to ConocoPhillips	$498	248	110

The Chemicals segment consists of our 50 percent interest in CPChem, which we account for under the equity method. CPChem uses natural gas liquids and other feedstocks to produce petrochemicals. These products are then marketed and sold, or used as feedstocks, to produce plastics and commodity chemicals.

2010 vs. 2009

Earnings from the Chemicals segment increased $250 million in 2010, primarily due to substantially higher margins in the olefins and polyolefins business line and, to a lesser extent, improved margins from the specialties, aromatics and styrenics business line. Higher operating costs partially offset these increases.

2009 vs. 2008

Earnings from the Chemicals segment increased $138 million in 2009 due to lower operating costs and higher margins in the specialties, aromatics and styrenics business line. These increases were partially offset by lower margins in the olefins and polyolefins business line.

Emerging Businesses

	Millions of Dollars
	2010	2009	2008
Net Income (Loss) Attributable to ConocoPhillips
Power	$49	105	106
Other	(108)	(102)	(76)
	$(59)	3	30

The Emerging Businesses segment represents our investment in new technologies or businesses outside our normal scope of operations. Activities within this segment are currently focused on power generation and innovation of new technologies, such as those related to conventional and nonconventional hydrocarbon recovery, refining, alternative energy, biofuels, and the environment.

2010 vs. 2009

The Emerging Businesses segment reported a loss of $59 million in 2010, compared with earnings of $3 million in 2009. The decrease for 2010 was mainly due to lower domestic and international power generation results, which resulted from higher operating costs and impairment charges related to a U.S. cogeneration plant that was sold in December 2010. Lower margins in international power and higher technology development expenses also contributed to the decrease.

2009 vs. 2008

Emerging Businesses reported earnings of $3 million in 2009, compared with $30 million in 2008. The decrease in 2009 was primarily due to lower international power results and higher technology development expenses, which were mostly offset by the absence of an $85 million after-tax impairment of a U.S. cogeneration power plant in 2008.

Corporate and Other

	Millions of Dollars
	2010	2009	2008
Net Loss Attributable to ConocoPhillips
Net interest	$(965)	(851)	(558)
Corporate general and administrative expenses	(209)	(108)	(202)
Other	(106)	(51)	(274)
	$(1,280)	(1,010)	(1,034)

2010 vs. 2009

Net interest consists of interest and financing expense, net of interest income and capitalized interest, as well as premiums incurred on the early retirement of debt. Net interest increased 13 percent in 2010, mostly due to a $114 million after-tax premium on early debt retirement and a lower effective tax rate. These increases were partially offset by lower interest expense due to lower debt levels. Corporate general and administrative expenses increased $101 million in 2010, primarily as a result of costs related to compensation and benefit plans. The category “Other” includes certain foreign currency transaction gains and losses, environmental costs associated with sites no longer in operation, and other costs not directly associated with an operating segment. Changes in the “Other” category primarily reflect foreign currency transaction losses.

2009 vs. 2008

Net interest increased 53 percent in 2009 as a result of higher average debt levels, partially offset by lower average interest rates. Capitalized interest was also lower in 2009. Corporate general and administrative expenses decreased 47 percent due to decreased costs related to compensation plans and overhead. Changes in the “Other” category are primarily due to foreign currency transaction gains in 2009, compared with foreign currency transaction losses in 2008.

CAPITAL RESOURCES AND LIQUIDITY

Financial Indicators

	Millions of Dollars Except as Indicated
	2010	2009	2008
Net cash provided by operating activities	$17,045	12,479	22,658
Short-term debt	936	1,728	370
Total debt	23,592	28,653	27,455
Total equity*	69,109	62,613	56,265
Percent of total debt to capital**	25%	31	33
Percent of floating-rate debt to total debt***	10%	9	37
*	2009 and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.
**	Capital includes total debt and total equity.
***	Includes effect of interest rate swaps.

To meet our short- and long-term liquidity requirements, we look to a variety of funding sources. Cash generated from operating activities is the primary source of funding. In addition, during 2010, we received $15,372 million in proceeds from asset sales. During 2010, the primary uses of our available cash were: $9,761 million to support our ongoing capital expenditures and investments program, $5,202 million to repay debt, $3,866 million to repurchase common stock, $3,175 million to pay dividends on our common stock, and $982 million to purchase short-term investments. During 2010, cash and cash equivalents increased by $8,912 million to $9,454 million.

In addition to cash flows from operating activities and proceeds from asset sales, we rely on our commercial paper and credit facility programs and our shelf registration statement to support our short- and long-term liquidity requirements. We believe current cash and short-term investment balances and cash generated by operations, together with access to external sources of funds as described below in the “Significant Sources of Capital” section, will be sufficient to meet our funding requirements in the near- and long-term, including our capital spending program, dividend payments, required debt payments and the funding requirements to FCCL.

Significant Sources of Capital

Operating Activities

During 2010, cash of $17,045 million was provided by operating activities, a 37 percent increase from cash from operations of $12,479 million in 2009. The increase was primarily due to significantly higher crude oil prices in our E&P segment and higher refining margins in our R&M segment.

During 2009, cash flow from operations decreased $10,179 million, compared with 2008. The decline was primarily due to significantly lower commodity prices in our E&P segment and lower refining margins in our R&M segment.

While the stability of our cash flows from operating activities benefits from geographic diversity and the effects of upstream and downstream integration, our short- and long-term operating cash flows are highly dependent upon prices for crude oil, bitumen, natural gas, LNG and natural gas liquids, as well as refining and marketing margins. Crude oil and natural gas prices deteriorated significantly in the fourth quarter of 2008. Crude oil prices trended higher in 2009 and 2010 although natural gas prices remained weak. Refining margins deteriorated significantly in the fourth quarter of 2008, remained low throughout 2009, and showed improvement during 2010. Prices and margins in our industry are typically volatile, and are driven by market conditions over which we have no control. Absent other mitigating factors, as these prices and margins fluctuate, we would expect a corresponding change in our operating cash flows.

The level of our production volumes of crude oil, bitumen, natural gas and natural gas liquids also impacts our cash flows. These production levels are impacted by such factors as acquisitions and dispositions of fields, field production decline rates, new technologies, operating efficiency, weather conditions, the addition of proved reserves through exploratory success and their timely and cost-effective development. While we actively manage these factors, production levels can cause variability in cash flows, although historically this variability has not been as significant as that caused by commodity prices.

Our E&P production for 2010 averaged 1.75 million BOE per day. Future production is subject to numerous uncertainties, including, among others, the volatile crude oil and natural gas price environment, which may impact project investment decisions; the effects of price changes on production sharing and variable-royalty contracts; timing of project startups and major turnarounds; and weather-related disruptions. Our production in 2011, excluding the impact of any additional dispositions, is expected to be approximately 1.7 million BOE per day. We continue to evaluate various properties as potential candidates for our disposition program. The makeup and timing of our disposition program will also impact 2011 and future years’ production levels.

To maintain or grow our production volumes, we must continue to add to our proved reserve base. Our reserve replacement in 2010 was negative 160 percent, including a positive 41 percent from consolidated operations. The 2010 reserve replacement reflects a reduction of 2.2 billion BOE due to LUKOIL share sales and other asset dispositions. Excluding the impact of acquisitions and dispositions, the E&P segment’s reserve replacement was 138 percent of 2010 production. Over the five-year period ended December 31, 2010, our reserve replacement was 75 percent, including 105 percent from consolidated operations; however, excluding LUKOIL, our five-year reserve replacement would have been 111 percent. Over this period we added reserves through acquisitions and project developments, which were more than offset by the impact of asset expropriations in Venezuela and Ecuador and the sale of our investment in LUKOIL. The reserve replacement amounts above were based on the sum of our net additions (revisions, improved recovery, purchases, extensions and discoveries, and sales) divided by our production, as shown in our reserve table disclosures. For additional information about our proved reserves, including both developed and undeveloped reserves, see the “Oil and Gas Operations” section of this report.

We are developing and pursuing projects we anticipate will allow us to add to our reserve base. However, access to additional resources has become increasingly difficult as direct investment is prohibited in some nations, while fiscal and other terms in other countries can make projects uneconomic or unattractive. In addition, political instability, competition from national oil companies, and lack of access to high-potential areas due to environmental or other regulation may negatively impact our ability to increase our reserve base. As such, the timing and level at which we add to our reserve base may, or may not, allow us to replace our production over subsequent years.

As discussed in the “Critical Accounting Estimates” section, engineering estimates of proved reserves are imprecise; therefore, each year reserves may be revised upward or downward due to the impact of changes in commodity prices or as more technical data becomes available on reservoirs. In 2010 and 2009, revisions increased reserves, while in 2008 revisions decreased reserves. It is not possible to reliably predict how revisions will impact reserve quantities in the future.

In our R&M segment, the level and quality of output from our refineries impacts our cash flows. The output at our refineries is impacted by such factors as operating efficiency, maintenance turnarounds, market conditions, feedstock availability and weather conditions. We actively manage the operations of our refineries, and typically, any variability in their operations has not been as significant to cash flows as that caused by refining margins.

Asset Sales

Proceeds from asset sales in 2010 were $15.4 billion, compared with $1.3 billion in 2009. The 2010 proceeds from asset sales included $8.3 billion from our interest in LUKOIL. The remaining sales consisted primarily of our interest in Syncrude Canada Ltd., CFJ Properties and North America E&P assets. We plan to raise an additional $3 billion through the end of 2011, as part of our previously announced $10 billion asset disposition program. The sale of our LUKOIL interest is not included in this program.

Commercial Paper and Credit Facilities

At December 31, 2010, we had two revolving credit facilities totaling $7.85 billion, consisting of a $7.35 billion facility expiring in September 2012 and a $500 million facility expiring in July 2012. Our revolving credit facilities may be used as direct bank borrowings, as support for issuances of letters of credit totaling up to $750 million, or as support for our commercial paper programs. The revolving credit facilities are broadly syndicated among financial institutions and do not contain any material adverse change provisions or any covenants requiring maintenance of specified financial ratios or ratings. The facility agreements contain a cross-default provision relating to the failure to pay principal or interest on other debt obligations of $200 million or more by ConocoPhillips, or by any of its consolidated subsidiaries.

Credit facility borrowings may bear interest at a margin above rates offered by certain designated banks in the London interbank market or at a margin above the overnight federal funds rate or prime rates offered by certain designated banks in the United States. The agreements call for commitment fees on available, but unused, amounts. The agreements also contain early termination rights if our current directors or their approved successors cease to be a majority of the Board of Directors.

Our primary funding source for short-term working capital needs is the ConocoPhillips $6.35 billion commercial paper program. Commercial paper maturities are generally limited to 90 days. We also have the ConocoPhillips Qatar Funding Ltd. $1.5 billion commercial paper program, which is used to fund commitments relating to the Qatargas 3 (QG3) Project. At December 31, 2010 and 2009, we had no direct borrowings under the revolving credit facilities, but $40 million in letters of credit had been issued at both periods. In addition, under the two ConocoPhillips commercial paper programs, $1,182 million of commercial paper was outstanding at December 31, 2010, compared with $1,300 million at December 31, 2009. Since we had $1,182 million of commercial paper outstanding and had issued $40 million of letters of credit, we had access to $6.6 billion in borrowing capacity under our revolving credit facilities at December 31, 2010.

Shelf Registration

We have a universal shelf registration statement on file with the SEC under which we, as a well-known seasoned issuer, have the ability to issue and sell an indeterminate amount of various types of debt and equity securities.

Our senior long-term debt is rated “A1” by Moody’s Investor Service and “A” by both Standard and Poor’s Rating Service and by Fitch. We do not have any ratings triggers on any of our corporate debt that would cause an automatic default, and thereby impact our access to liquidity, in the event of a downgrade of our credit rating. If our credit rating were to deteriorate to a level prohibiting us from accessing the commercial paper market, we would still be able to access funds under our $7.35 billion and $500 million revolving credit facilities.

Off-Balance Sheet Arrangements

As part of our normal ongoing business operations and consistent with normal industry practice, we enter into numerous agreements with other parties to pursue business opportunities, which share costs and apportion risks among the parties as governed by the agreements. At December 31, 2010, we were liable for certain contingent obligations under the following contractual arrangements:

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Qatargas 3: We own a 30 percent interest in QG3, an integrated project to produce and liquefy natural gas from Qatar’s North Field. The other participants in the project are affiliates of Qatar Petroleum (68.5 percent) and Mitsui & Co., Ltd. (1.5 percent). Our interest is held through a jointly owned company, Qatar Liquefied Gas Company Limited (3), for which we use the equity method of accounting. QG3 secured project financing of $4 billion in 2005, consisting of $1.3 billion of loans from export credit agencies (ECA), $1.5 billion from commercial banks, and $1.2 billion from ConocoPhillips. The ConocoPhillips loan facilities have substantially the same terms as the ECA and commercial bank facilities. Prior to project completion certification, all loans, including the ConocoPhillips loan facilities, are guaranteed by the participants, based on their respective ownership interests. Accordingly, our maximum exposure to this financing structure is $1.2 billion. Upon completion certification, currently expected in 2011, all project loan facilities, including the ConocoPhillips loan facilities, will become nonrecourse to the project participants. At December 31, 2010, QG3 had approximately $4 billion outstanding under all the loan facilities, including the $1.2 billion from ConocoPhillips.

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Rockies Express Pipeline: In June 2006, we issued a guarantee for 24 percent of $2 billion in credit facilities issued to Rockies Express Pipeline LLC, operated by Kinder Morgan Energy Partners, L.P. In the second quarter of 2010, the credit facilities were reduced, and our guarantee was released.

For additional information about guarantees, see Note 14—Guarantees, in the Notes to Consolidated Financial Statements, which is incorporated herein by reference.

Capital Requirements

Our debt balance at December 31, 2010, was $23.6 billion, a decrease of $5.1 billion during 2010, and our debt-to-capital ratio was 25 percent at year-end 2010, versus 31 percent at the end of 2009. The change in the debt-to-capital ratio was due to a combination of a decrease in debt and an increase in equity. Our debt-to-capital ratio target range is 20 to 25 percent. On February 15, 2011, a $328 million 9.375% Note was repaid at maturity.

In 2007, we closed on a business venture with Cenovus Energy Inc. As part of this transaction, we are obligated to contribute $7.5 billion, plus accrued interest, over a 10-year period that began in 2007, to the upstream business venture, FCCL, formed as a result of the transaction. Quarterly principal and interest payments of $237 million began in the second quarter of 2007, and will continue until the balance is paid. Of the principal obligation amount, approximately $695 million was short-term and was included in the “Accounts payable—related parties” line on our December 31, 2010, consolidated balance sheet. The principal portion of these payments, which totaled $659 million in 2010, is included in the “Other” line in the financing activities section of our consolidated statement of cash flows. Interest accrues at a fixed annual rate of 5.3 percent on the unpaid principal balance. Fifty percent of the quarterly interest payment is reflected as a capital contribution and is included in the “Capital expenditures and investments” line on our consolidated statement of cash flows.

We have provided loan financing to WRB Refining LP, to assist it in meeting its operating and capital spending requirements. At December 31, 2010, $550 million of such financing was outstanding and $400 million was classified as long term.

In February 2011, we announced a 20 percent increase in the quarterly dividend rate to 66 cents per share. The dividend is payable March 1, 2011, to stockholders of record at the close of business February 22, 2011.

On March 24, 2010, our Board of Directors authorized the purchase of up to $5 billion of our common stock through 2011. Repurchase of shares under this authorization totaled 64.5 million shares at a cost of $3.9 billion, through December 31, 2010. On February 11, 2011, the Board authorized the additional purchase of up to $10 billion of our common stock over the subsequent two years. At year end we had a cash and short-term investment balance of $10.4 billion, a significant portion of which is expected to be directed toward the repurchase of common stock.

Contractual Obligations

The following table summarizes our aggregate contractual fixed and variable obligations as of December 31, 2010:

	Millions of Dollars
	Payments Due by Period
	Total	Up to 1 Year	Years 2-3		Years 4-5		After 5 Years
Debt obligations (a)	$23,553	924	3,354		3,137		16,138
Capital lease obligations	39	12	4		3		20
Total debt	23,592	936	3,358		3,140		16,158
Interest on debt and other obligations	20,060	1,404	2,649		2,274		13,733
Operating lease obligations	2,896	752	1,033		554		557
Purchase obligations (b)	139,575	61,136	14,326		9,044		55,069
Joint venture acquisition obligation (c)	5,009	695	1,504		1,672		1,138
Other long-term liabilities (d)
Asset retirement obligations	8,776	454	722		627		6,973
Accrued environmental costs	994	117	176		119		582
Unrecognized tax benefits (e)	160	160	(e	)	(e	)	(e	)
Total	$201,062	65,654	23,768		17,430		94,210

(a)	Includes $457 million of net unamortized premiums and discounts. See Note 12—Debt, in the Notes to Consolidated Financial Statements, for additional information.

(b)	Represents any agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms. Does not include purchase commitments for jointly owned fields and facilities where we are not the operator.

The majority of the purchase obligations are market-based contracts, including exchanges and futures, for the purchase of products such as crude oil, unfractionated natural gas liquids, natural gas and power. The products are mostly used to supply our refineries and fractionators, optimize the supply chain, and resell to customers. Product purchase commitments with third parties totaled $73,138 million. In addition, $50,179 million are product purchases from CPChem, mostly for natural gas and natural gas liquids over the remaining term of 89 years, and Excel Paralubes, for base oil over the remaining initial term of 15 years.

Purchase obligations of $12,806 million are related to agreements to access and utilize the capacity of third-party equipment and facilities, including pipelines and LNG and product terminals, to transport, process, treat, and store products. The remainder is primarily our net share of purchase commitments for materials and services for jointly owned fields and facilities where we are the operator.

(c)	Represents the remaining amount of contributions, excluding interest, due over a seven-year period to the FCCL upstream joint venture with Cenovus.

(d)	Does not include: Pensions—for the 2011 through 2015 time period, we expect to contribute an average of $530 million per year to our qualified and nonqualified pension and postretirement benefit plans in the United States and an average of $240 million per year to our non-U.S. plans, which are expected to be in excess of required minimums in many cases. The U.S. five-year average consists of $730 million for 2011 and then approximately $480 million per year for the remaining four years. Our required minimum funding in 2011 is expected to be $360 million in the United States and $160 million outside the United States.

(e)	Excludes unrecognized tax benefits of $965 million because the ultimate disposition and timing of any payments to be made with regard to such amounts are not reasonably estimable. Although unrecognized tax benefits are not a contractual obligation, they are presented in this table because they represent potential demands on our liquidity.

Capital Spending

Capital Expenditures and Investments

	Millions of Dollars
	2011 Budget	2010	2009	2008
E&P
United States—Alaska	$900	730	810	1,414
United States—Lower 48	3,300	1,855	2,664	3,836
International	7,100	5,908	5,425	11,206
	11,300	8,493	8,899	16,456
Midstream	—	3	5	4
R&M
United States	1,000	790	1,299	1,643
International	200	266	427	626
	1,200	1,056	1,726	2,269
LUKOIL Investment	—	—	—	—
Chemicals	—	—	—	—
Emerging Businesses	100	27	97	156
Corporate and Other	200	182	134	214
	$12,800	9,761	10,861	19,099
United States	$5,400	3,576	4,921	7,111
International	7,400	6,185	5,940	11,988
	$12,800	9,761	10,861	19,099

Our capital expenditures and investments for the three-year period ending December 31, 2010, totaled $39.7 billion, with 85 percent allocated to our E&P segment.

Our capital expenditures and investments budget for 2011 is $12.8 billion. Included in this amount is approximately $0.4 billion in capitalized interest. We plan to direct 88 percent of the capital expenditures and investments budget to E&P and 9 percent to R&M. With the addition of loans to certain affiliated companies and principal contributions related to funding our portion of the FCCL business venture, our total capital program for 2011 is approximately $13.5 billion.

E&P

Capital expenditures and investments for E&P during the three-year period ended December 31, 2010, totaled $33.8 billion. The expenditures over this period supported key exploration and development projects including:

•	Oil, natural gas liquids and natural gas developments in the Lower 48, including Texas, New Mexico, North Dakota, Oklahoma, Montana, Colorado, Wyoming, and offshore in the Gulf of Mexico (GOM).
•	The initial investment in 2008 related to the Australia Pacific LNG (APLNG) 50/50 joint venture and subsequent expenditures to advance the associated coalbed methane (CBM) projects.
•	Oil sands projects and ongoing natural gas projects in Canada.
•	Alaska activities related to development drilling in the Greater Kuparuk Area, the Greater Prudhoe Area, the Western North Slope and the Cook Inlet Area; and exploration.
•	Significant U.S. lease acquisitions in the federal waters of the Chukchi Sea offshore Alaska, as well as in the deepwater GOM.
•	Development drilling and facilities projects in the Greater Ekofisk Area, Alvheim, Heidrun and Statfjord, located in the Norwegian sector of the North Sea.
•	The Peng Lai 19-3 development in China’s Bohai Bay.
•	The Kashagan Field and satellite prospects in the Caspian Sea offshore Kazakhstan.
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In the U.K. sector of the North Sea, the development of the Britannia satellite fields, the development of the Jasmine discovery in the J-Block Area and development drilling on Clair and in the southern and central North Sea.

•	Investment in Rockies Express Pipeline LLC.
•	The North Belut Field, as well as other projects in offshore Block B and onshore South Sumatra in Indonesia.
•	The QG3 Project, an integrated project to produce and liquefy natural gas from Qatar’s North Field.
•	The Gumusut-Kakap development offshore Sabah, Malaysia.
•	Exploration activities in Australia’s Browse Basin, deepwater GOM, onshore North American shale play and oil sands projects, offshore eastern Canada, North Sea and Kazakhstan’s Block N.
•	The El Merk Project, comprised of wells, gathering lines and a shared Central Processing Facility to develop the EMK Field Unit in Algeria.

2011 CAPITAL EXPENDITURES AND INVESTMENTS BUDGET

E&P’s 2011 capital expenditures and investments budget is $11.3 billion, 33 percent higher than actual expenditures in 2010. Thirty-seven percent of E&P’s 2011 capital expenditures and investments budget is planned for the United States.

Capital spending for our Alaskan operations is expected to be directed toward the Prudhoe Bay and Kuparuk Fields, as well as the Alpine Field and satellites on the Western North Slope.

In the Lower 48, we expect to make capital expenditures and investments for ongoing development in the Williston, Permian and San Juan Basins, as well as the Eagle Ford, Barnett and Lobo Trends. Also, we expect to direct capital spending towards exploration and appraisal activities in the Eagle Ford shale position in Texas, the Bakken shale formation in North Dakota and the deepwater GOM.

E&P is directing $7.1 billion of its 2011 capital expenditures and investments budget to international projects. Funds in 2011 will be directed to developing major long-term projects including:

•	Canadian oil sands projects and ongoing natural gas projects in the western Canada gas basins.
•	Further development of CBM projects associated with the APLNG joint venture in Australia.

•

Elsewhere in the Asia Pacific/Middle East Region, continued development of Bohai Bay in China, new fields offshore Malaysia, offshore Block B and onshore South Sumatra in Indonesia, and offshore Vietnam.

•	In the North Sea, the Ekofisk Area, Greater Britannia Fields, Southern North Sea assets, development of the Jasmine discovery in the J-Block Area and the Clair Ridge Project.
•	The Kashagan Field in the Caspian Sea.
•	Onshore developments in Nigeria, Algeria and Libya.
•	Exploration and appraisal activities in North American shale plays and oil sands projects, Australia’s Browse Basin, Kazakhstan’s Block N, deepwater GOM, offshore Indonesia and the North Sea.

For information on proved undeveloped reserves and the associated cost to develop these reserves, see the “Oil and Gas Operations” section.

R&M

Capital spending for R&M during the three-year period ended December 31, 2010, was primarily for air emission reduction and clean fuels projects to meet new environmental standards, refinery upgrade projects to improve product yields and increase heavy crude oil processing capability, improving the operating integrity of key processing units, as well as for safety projects. During this three-year period, R&M capital spending was $5.1 billion, which represented 13 percent of our total capital expenditures and investments.

Key projects during the three-year period included:

•	Installation of a 20,000-barrel-per-day hydrocracker at the Rodeo facility of our San Francisco Refinery.
•	Installation of a 225-ton per day sulfur plant at the Sweeny Refinery.
•	Installation of facilities to reduce sulfur dioxide emissions from the Fluid Catalytic Cracker at the Alliance Refinery.
•	Completion of a gasoline benzene reduction project at the Borger Refinery.
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Investment to obtain an equity interest in four Keystone Pipeline entities, and associated investment to construct a crude oil pipeline from Hardisty, Alberta, to delivery points in the United States. We disposed of our interest in the Keystone Pipeline in 2009.

Major construction activities in progress include:

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Installation of a 65,000-barrel-per-day coker and a major reconfiguration of the Wood River Refinery to handle advantaged crude and increase capacity, partially funded through long-term advances from ConocoPhillips.

•	Installations, revamps and expansions of equipment at several U.S. refineries to enable production of low benzene gasoline.
•	U.S. programs aimed at air emission reductions.

2011 CAPITAL EXPENDITURES AND INVESTMENTS BUDGET

R&M’s 2011 capital expenditures and investments budget is $1.2 billion, a 14 percent increase from actual spending in 2010, with about $1 billion targeted in the United States and $0.2 billion internationally. These funds will be used primarily for projects related to sustaining and improving the existing business with a focus on safety, regulatory compliance and reliability.

Emerging Businesses

Capital spending for Emerging Businesses during the three-year period ended December 31, 2010, was primarily for an expansion of the Immingham combined heat and power cogeneration plant near our Humber Refinery in the United Kingdom.

Contingencies

A number of lawsuits involving a variety of claims have been made against ConocoPhillips that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Legal and Tax Matters

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required. See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for additional information about income-tax-related contingencies.

Environmental

We are subject to the same numerous international, federal, state and local environmental laws and regulations as other companies in our industry. The most significant of these environmental laws and regulations include, among others, the:

•	U.S. Federal Clean Air Act, which governs air emissions.
•	U.S. Federal Clean Water Act, which governs discharges to water bodies.
•	European Union Regulation for Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).
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U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

•	U.S. Federal Resource Conservation and Recovery Act (RCRA), which governs the treatment, storage and disposal of solid waste.
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U.S. Federal Oil Pollution Act of 1990 (OPA90), under which owners and operators of onshore facilities and pipelines, lessees or permittees of an area in which an offshore facility is located, and owners and operators of vessels are liable for removal costs and damages that result from a discharge of oil into navigable waters of the United States.

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U.S. Federal Emergency Planning and Community Right-to-Know Act (EPCRA), which requires facilities to report toxic chemical inventories with local emergency planning committees and response departments.

•	U.S. Federal Safe Drinking Water Act, which governs the disposal of wastewater in underground injection wells.
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U.S. Department of the Interior regulations, which relate to offshore oil and gas operations in U.S. waters and impose liability for the cost of pollution cleanup resulting from operations, as well as potential liability for pollution damages.

•	European Union Trading Directive resulting in European Emissions Trading Scheme.

These laws and their implementing regulations set limits on emissions and, in the case of discharges to water, establish water quality limits. They also, in most cases, require permits in association with new or modified operations. These permits can require an applicant to collect substantial information in connection with the application process, which can be expensive and time consuming. In addition, there can be delays associated with notice and comment periods and the agency’s processing of the application. Many of the delays associated with the permitting process are beyond the control of the applicant.

Many states and foreign countries where we operate also have, or are developing, similar environmental laws and regulations governing these same types of activities. While similar, in some cases these regulations may impose additional, or more stringent, requirements that can add to the cost and difficulty of marketing or transporting products across state and international borders.

The ultimate financial impact arising from environmental laws and regulations is neither clearly known nor easily determinable as new standards, such as air emission standards, water quality standards and stricter fuel regulations, continue to evolve. However, environmental laws and regulations, including those that may arise to address concerns about global climate change, are expected to continue to have an increasing impact on our operations in the United States and in other countries in which we operate. Notable areas of potential impacts include air emission compliance and remediation obligations in the United States.

An example in the fuels area is the Energy Policy Act of 2005, which imposed obligations to provide increasing volumes of renewable fuels in transportation motor fuels through 2012. These obligations were changed with the enactment of the Energy Independence and Security Act of 2007. The 2007 law requires fuel producers and importers to provide additional renewable fuels for transportation motor fuels that include a mix of various types to be included through 2022. We have met the increased requirements to date while establishing implementation, operating and capital strategies, along with advanced technology development, to address projected future requirements.

We also are subject to certain laws and regulations relating to environmental remediation obligations associated with current and past operations. Such laws and regulations include CERCLA and RCRA and their state equivalents. Remediation obligations include cleanup responsibility arising from petroleum releases from underground storage tanks located at numerous past and present ConocoPhillips-owned and/or operated petroleum-marketing outlets throughout the United States. Federal and state laws require contamination caused by such underground storage tank releases be assessed and remediated to meet applicable standards. In addition to other cleanup standards, many states adopted cleanup criteria for methyl tertiary-butyl ether (MTBE) for both soil and groundwater.

At RCRA-permitted facilities, we are required to assess environmental conditions. If conditions warrant, we may be required to remediate contamination caused by prior operations. In contrast to CERCLA, which is often referred to as “Superfund,” the cost of corrective action activities under RCRA corrective action programs typically is borne solely by us. We anticipate increased expenditures for RCRA remediation activities may be required, but such annual expenditures for the near term are not expected to vary significantly from the range of such expenditures we have experienced over the past few years. Longer-term expenditures are subject to considerable uncertainty and may fluctuate significantly.

We, from time to time, receive requests for information or notices of potential liability from the EPA and state environmental agencies alleging that we are a potentially responsible party under CERCLA or an equivalent state statute. On occasion, we also have been made a party to cost recovery litigation by those agencies or by private parties. These requests, notices and lawsuits assert potential liability for remediation costs at various sites that typically are not owned by us, but allegedly contain wastes attributable to our past operations. As of December 31, 2009, we reported we had been notified of potential liability under CERCLA and comparable state laws at 65 sites around the United States. At December 31, 2010, we had been notified of seven new sites, re-opened three sites and settled two sites, bringing the number to 73 unresolved sites with potential liability.

For most Superfund sites, our potential liability will be significantly less than the total site remediation costs because the percentage of waste attributable to us, versus that attributable to all other potentially responsible parties, is relatively low. Although liability of those potentially responsible is generally joint and several for federal sites and frequently so for state sites, other potentially responsible parties at sites where we are a party typically have had the financial strength to meet their obligations, and where they have not, or where potentially responsible parties could not be located, our share of liability has not increased materially. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or attain a settlement of liability. Actual cleanup costs generally occur after the parties obtain EPA or equivalent state agency approval. There are relatively few sites where we are a major participant, and given the timing and amounts of anticipated expenditures, neither the cost of remediation at those sites nor such costs at all CERCLA sites, in the aggregate, is expected to have a material adverse effect on our competitive or financial condition.

Expensed environmental costs were $928 million in 2010 and are expected to be about $1,100 million per year in 2011 and 2012. Capitalized environmental costs were $574 million in 2010 and are expected to be about $650 million per year in 2011 and 2012.

Accrued liabilities for remediation activities are not reduced for potential recoveries from insurers or other third parties and are not discounted (except those assumed in a purchase business combination, which we do record on a discounted basis).

Many of these liabilities result from CERCLA, RCRA and similar state laws that require us to undertake certain investigative and remedial activities at sites where we conduct, or once conducted, operations or at sites where ConocoPhillips-generated waste was disposed. The accrual also includes a number of sites we identified that may require environmental remediation, but which are not currently the subject of CERCLA, RCRA or state enforcement activities. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the future, we may incur significant costs under both CERCLA and RCRA.

Remediation activities vary substantially in duration and cost from site to site, depending on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, and the presence or absence of potentially liable third parties. Therefore, it is difficult to develop reasonable estimates of future site remediation costs.

At December 31, 2010, our balance sheet included total accrued environmental costs of $994 million, compared with $1,017 million at December 31, 2009. We expect to incur a substantial amount of these expenditures within the next 30 years.

Notwithstanding any of the foregoing, and as with other companies engaged in similar businesses, environmental costs and liabilities are inherent concerns in our operations and products, and there can be no assurance that material costs and liabilities will not be incurred. However, we currently do not expect any material adverse effect upon our results of operations or financial position as a result of compliance with current environmental laws and regulations.

Climate Change

There has been a broad range of proposed or promulgated state, national and international laws focusing on greenhouse gas (GHG) reduction. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws in this field continue to evolve, and while it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation, such laws, if enacted, could have a material impact on our results of operations and financial condition. Examples of legislation or precursors for possible regulation that do or could affect our operations include:

•	European Emissions Trading Scheme (ETS), the program through which many of the European Union (EU) member states are implementing the Kyoto Protocol.
•

California’s Global Warming Solutions Act, which requires the California Air Resources Board to develop regulations and market mechanisms that will ultimately reduce California’s GHG emissions by 25 percent by 2020.

•

Two regulations issued by the Alberta government in 2007 under the Climate Change and Emissions Act. These regulations require any existing facility with emissions equal to or greater than 100,000 metric tons of carbon dioxide or equivalent per year to reduce the net emissions intensity of that facility by 2 percent per year beginning July 1, 2007, with an ultimate reduction target of 12 percent of baseline emissions.

•

The U.S. Supreme Court decision in Massachusetts v. EPA, 549 U.S. 497, 127 S.Ct. 1438 (2007), confirming that the EPA has the authority to regulate carbon dioxide as an “air pollutant” under the Federal Clean Air Act.

•

The EPA’s announcement on December 7, 2009, “Endangerment and Cause or Contribute Findings for Greenhouse Gases Under Section 202(a) of the Clean Air Act, 74, Fed. Reg. 66,495,” finalizing its findings that GHG emissions threaten public health and the environment and that cars and light trucks cause or contribute to this threat. While these findings do not themselves impose any requirements on any industry or company at this time, these findings may lead to greater regulation of GHG emissions by the EPA, may trigger more climate-based claims for damages, and may result in longer agency review time for development projects to determine the extent of climate change.

In the EU, we have assets that are subject to the ETS. The first phase of the EU ETS was completed at the end of 2007, with EU ETS Phase II running from 2008 through 2012. The European Commission has approved most of the Phase II national allocation plans. We are actively engaged to minimize any financial impact from the trading scheme.

In the United States, there is growing consensus that some form of regulation will be forthcoming at the federal level with respect to GHG emissions. Such regulation could take any of several forms that may result in the creation of additional costs in the form of taxes, the restriction of output, investments of capital to maintain compliance with laws and regulations, or required acquisition or trading of emission allowances. We are working to continuously improve operational and energy efficiency through resource and energy conservation throughout our operations.

Compliance with changes in laws and regulations that create a GHG emission trading scheme or GHG reduction policies could significantly increase our costs, reduce demand for fossil energy derived products, impact the cost and availability of capital and increase our exposure to litigation. Such laws and regulations could also increase demand for less carbon intensive energy sources, including natural gas. The ultimate impact on our financial performance, either positive or negative, will depend on a number of factors, including but not limited to:

•	Whether and to what extent legislation is enacted.
•	The nature of the legislation (such as a cap and trade system or a tax on emissions).
•	The GHG reductions required.
•	The price and availability of offsets.

•	The amount and allocation of allowances.
•	Technological and scientific developments leading to new products or services.
•	Any potential significant physical effects of climate change (such as increased severe weather events, changes in sea levels and changes in temperature).
•	Whether, and the extent to which, increased compliance costs are ultimately reflected in the prices of our products and services.

Other

We have deferred tax assets related to certain accrued liabilities, loss carryforwards and credit carryforwards. Valuation allowances have been established to reduce these deferred tax assets to an amount that will, more likely than not, be realized. Based on our historical taxable income, our expectations for the future, and available tax-planning strategies, management expects that the net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as reductions in future taxable income.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. See Note 1—Accounting Policies, in the Notes to Consolidated Financial Statements, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. These critical accounting estimates are discussed with the Audit and Finance Committee of the Board of Directors at least annually. We believe the following discussions of critical accounting estimates, along with the discussions of contingencies and of deferred tax asset valuation allowances in this report, address all important accounting areas where the nature of accounting estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Oil and Gas Accounting

Accounting for oil and gas exploratory activity is subject to special accounting rules unique to the oil and gas industry. The acquisition of geological and geophysical seismic information, prior to the discovery of proved reserves, is expensed as incurred, similar to accounting for research and development costs. However, leasehold acquisition costs and exploratory well costs are capitalized on the balance sheet pending determination of whether proved oil and gas reserves have been discovered on the prospect.

Property Acquisition Costs

For individually significant leaseholds, management periodically assesses for impairment based on exploration and drilling efforts to date. For leasehold acquisition costs that individually are relatively small, management exercises judgment and determines a percentage probability that the prospect ultimately will fail to find proved oil and gas reserves and pools that leasehold information with others in the geographic area. For prospects in areas that have had limited, or no, previous exploratory drilling, the percentage probability of ultimate failure is normally judged to be quite high. This judgmental percentage is multiplied by the leasehold acquisition cost, and that product is divided by the contractual period of the leasehold to determine a periodic leasehold impairment charge that is reported in exploration expense.

This judgmental probability percentage is reassessed and adjusted throughout the contractual period of the leasehold based on favorable or unfavorable exploratory activity on the leasehold or on adjacent leaseholds, and leasehold impairment amortization expense is adjusted prospectively. At year-end 2010, the book value of the pools of property acquisition costs that individually are relatively small and thus subject to the above-

described periodic leasehold impairment calculation was $1,581 million and the accumulated impairment reserve was $497 million. The weighted-average judgmental percentage probability of ultimate failure was approximately 58 percent, and the weighted-average amortization period was approximately three years. If that judgmental percentage were to be raised by 5 percent across all calculations, pretax leasehold impairment expense in 2011 would increase by approximately $23 million. The remaining $5,374 million of gross capitalized unproved property costs at year-end 2010 consisted of individually significant leaseholds, mineral rights held in perpetuity by title ownership, exploratory wells currently drilling, and suspended exploratory wells. Management periodically assesses individually significant leaseholds for impairment based on the results of exploration and drilling efforts and the outlook for project commercialization. Of this amount, approximately $2.8 billion is concentrated in 10 major development areas. One of these major assets totaling $118 million is expected to move to proved properties in 2011.

Exploratory Costs

For exploratory wells, drilling costs are temporarily capitalized, or “suspended,” on the balance sheet, pending a determination of whether potentially economic oil and gas reserves have been discovered by the drilling effort to justify completion of the find as a producing well.

If exploratory wells encounter potentially economic quantities of oil and gas, the well costs remain capitalized on the balance sheet as long as sufficient progress assessing the reserves and the economic and operating viability of the project is being made. The accounting notion of “sufficient progress” is a judgmental area, but the accounting rules do prohibit continued capitalization of suspended well costs on the mere chance that future market conditions will improve or new technologies will be found that would make the project’s development economically profitable. Often, the ability to move the project into the development phase and record proved reserves is dependent on obtaining permits and government or co-venturer approvals, the timing of which is ultimately beyond our control. Exploratory well costs remain suspended as long as we are actively pursuing such approvals and permits, and believe they will be obtained. Once all required approvals and permits have been obtained, the projects are moved into the development phase, and the oil and gas reserves are designated as proved reserves. For complex exploratory discoveries, it is not unusual to have exploratory wells remain suspended on the balance sheet for several years while we perform additional appraisal drilling and seismic work on the potential oil and gas field or while we seek government or co-venturer approval of development plans or seek environmental permitting. Once a determination is made the well did not encounter potentially economic oil and gas quantities, the well costs are expensed as a dry hole and reported in exploration expense.

Management reviews suspended well balances quarterly, continuously monitors the results of the additional appraisal drilling and seismic work, and expenses the suspended well costs as a dry hole when it determines the potential field does not warrant further investment in the near term. Criteria utilized in making this determination include evaluation of the reservoir characteristics and hydrocarbon properties, expected development costs, ability to apply existing technology to produce the reserves, fiscal terms, regulations or contract negotiations, and our required return on investment.

At year-end 2010, total suspended well costs were $1,013 million, compared with $908 million at year-end 2009. For additional information on suspended wells, including an aging analysis, see Note 8—Suspended Wells, in the Notes to Consolidated Financial Statements.

Proved Reserves

Engineering estimates of the quantities of proved reserves are inherently imprecise and represent only approximate amounts because of the judgments involved in developing such information. Reserve estimates are based on geological and engineering assessments of in-place hydrocarbon volumes, the production plan, historical extraction recovery and processing yield factors, installed plant operating capacity and approved operating limits. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data and the efficiency of extracting and processing the hydrocarbons.

Despite the inherent imprecision in these engineering estimates, accounting rules require disclosure of “proved” reserve estimates due to the importance of these estimates to better understand the perceived value and future cash flows of a company’s E&P operations. There are several authoritative guidelines regarding the engineering criteria that must be met before estimated reserves can be designated as “proved.” Our reservoir engineering organization has policies and procedures in place consistent with these authoritative guidelines. We have trained and experienced internal engineering personnel who estimate our proved reserves held by consolidated companies, as well as our share of equity affiliates.

Proved reserve estimates are adjusted annually in the fourth quarter and during the year if significant changes occur, and take into account recent production and subsurface information about each field. Also, as required by current authoritative guidelines, the estimated future date when a field will be permanently shut down for economic reasons is based on 12-month average prices and year-end costs. This estimated date when production will end affects the amount of estimated reserves. Therefore, as prices and cost levels change from year to year, the estimate of proved reserves also changes.

Our proved reserves include estimated quantities related to production sharing contracts, which are reported under the “economic interest” method and are subject to fluctuations in prices of crude oil, natural gas and natural gas liquids; recoverable operating expenses; and capital costs. If costs remain stable, reserve quantities attributable to recovery of costs will change inversely to changes in commodity prices. For example, if prices increase, then our applicable reserve quantities would decline. The estimation of proved developed reserves also is important to the statement of operations because the proved developed reserve estimate for a field serves as the denominator in the unit-of-production calculation of depreciation, depletion and amortization of the capitalized costs for that asset. At year-end 2010, the net book value of productive E&P properties, plants and equipment subject to a unit-of-production calculation was approximately $56 billion and the depreciation, depletion and amortization recorded on these assets in 2010 was approximately $7.8 billion. The estimated proved developed reserves for our consolidated operations were 5.6 billion BOE at the beginning of 2010 and were 5.2 billion BOE at the end of 2010. If the estimates of proved reserves used in the unit-of-production calculations had been lower by 5 percent across all calculations, pretax depreciation, depletion and amortization in 2010 would have increased by an estimated $410 million. Impairments of producing properties resulting from downward revisions of proved reserves due to reservoir performance were not material in the last three years.

Impairments

Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group and annually in the fourth quarter following updates to corporate planning assumptions. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally on a field-by-field basis for exploration and production assets, or at an entire complex level for downstream assets. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, commodity prices, operating costs, refining margins and capital project decisions, considering all available information at the date of review. See Note 10—Impairments, in the Notes to Consolidated Financial Statements, for additional information.

Investments in nonconsolidated entities accounted for under the equity method are reviewed for impairment when there is evidence of a loss in value and annually following updates to corporate planning assumptions. Such evidence of a loss in value might include our inability to recover the carrying amount, the lack of sustained earnings capacity which would justify the current investment amount, or a current fair value less than the investment’s carrying amount. When it is determined such a loss in value is other than temporary, an impairment charge is recognized for the difference between the investment’s carrying value and its estimated fair value. When determining whether a decline in value is other than temporary, management considers factors such as the length of time and extent of the decline, the investee’s financial condition and near-term prospects, and our ability and intention to retain our investment for a period that will be sufficient to allow for any anticipated recovery in the market value of the investment. When quoted market prices are not available, the fair value is usually based on the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate. Differing assumptions could affect the timing and the amount of an impairment of an investment in any period. For additional information, see the “LUKOIL” and “NMNG” sections of Note 6—Investments, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements.

Asset Retirement Obligations and Environmental Costs

Under various contracts, permits and regulations, we have material legal obligations to remove tangible equipment and restore the land or seabed at the end of operations at operational sites. Our largest asset removal obligations involve removal and disposal of offshore oil and gas platforms around the world, oil and gas production facilities and pipelines in Alaska, and asbestos abatement at refineries. The fair values of obligations for dismantling and removing these facilities are accrued at the installation of the asset based on estimated discounted costs. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

In addition, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These projects are primarily related to cleanup at domestic refineries and remediation activities required by Canada and the state of Alaska at exploration and production sites. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

Business Acquisitions

Assets Acquired and Liabilities Assumed

Accounting for the acquisition of a business requires the recognition of the consideration paid, as well as the various assets and liabilities of the acquired business. For most assets and liabilities, the asset or liability is recorded at its estimated fair value. The most difficult estimates of individual fair values are those involving properties, plants and equipment and identifiable intangible assets. We use all available information to make these fair value determinations. We have, if necessary, up to one year after the acquisition closing date to finalize these fair value determinations.

Intangible Assets and Goodwill

At December 31, 2010, we had $739 million of intangible assets determined to have indefinite useful lives, thus they are not amortized. This judgmental assessment of an indefinite useful life must be continuously evaluated in the future. If, due to changes in facts and circumstances, management determines these intangible assets have definite useful lives, amortization will have to commence at that time on a prospective basis. As long as these intangible assets are judged to have indefinite lives, they will be subject to periodic lower-of-cost-or-market tests that require management’s judgment of the estimated fair value of these intangible assets.

In the fourth quarter of 2008, we fully impaired the recorded goodwill associated with our Worldwide E&P reporting unit. At December 31, 2010, we had $3,633 million of goodwill remaining on our balance sheet, all of which was attributable to the Worldwide R&M reporting unit. See Note 9—Goodwill and Intangibles, in the Notes to Consolidated Financial Statements, for additional information on intangibles and goodwill, including a detailed discussion of the facts and circumstances leading to the goodwill impairment, as well as the judgments required by management in the analysis leading to the impairment determination.

Projected Benefit Obligations

Determination of the projected benefit obligations for our defined benefit pension and postretirement plans are important to the recorded amounts for such obligations on the balance sheet and to the amount of benefit expense in the statement of operations. The actuarial determination of projected benefit obligations and company contribution requirements involves judgment about uncertain future events, including estimated retirement dates, salary levels at retirement, mortality rates, lump-sum election rates, rates of return on plan assets, future health care cost-trend rates, and rates of utilization of health care services by retirees. Due to the specialized nature of these calculations, we engage outside actuarial firms to assist in the determination of these projected benefit obligations and company contribution requirements. For Employee Retirement Income Security Act-qualified pension plans, the actuary exercises fiduciary care on behalf of plan participants in the determination of the judgmental assumptions used in determining required company contributions into the plan. Due to differing objectives and requirements between financial accounting rules and the pension plan funding regulations promulgated by governmental agencies, the actuarial methods and assumptions for the two purposes differ in certain important respects. Ultimately, we will be required to fund all promised benefits under pension and postretirement benefit plans not funded by plan assets or investment returns, but the judgmental assumptions used in the actuarial calculations significantly affect periodic financial statements and funding patterns over time. Benefit expense is particularly sensitive to the discount rate and return on plan assets assumptions. A 1 percent decrease in the discount rate assumption would increase annual benefit expense by $130 million, while a 1 percent decrease in the return on plan assets assumption would increase annual benefit expense by $70 million. In determining the discount rate, we use yields on high-quality fixed income investments matched to the estimated benefit cash flows of our plans.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.

Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in crude oil, bitumen, natural gas, LNG and natural gas liquids prices, refining and marketing margins and margins for our chemicals business.
•

Potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting reserves and reservoir performance.

•	Unsuccessful exploratory drilling activities or the inability to obtain access to exploratory acreage.
•	Failure of new products and services to achieve market acceptance.
•	Unexpected changes in costs or technical requirements for constructing, modifying or operating facilities for exploration and production, manufacturing, refining or transportation projects.
•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products.
•	Lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, natural gas liquids, bitumen, LNG and refined products.
•

Inability to timely obtain or maintain permits, including those necessary for construction of LNG terminals or regasification facilities, or refinery projects; comply with government regulations; or make capital expenditures required to maintain compliance.

•

Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future exploration and production, LNG, refinery and transportation projects.

•	Potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events or terrorism.
•	International monetary conditions and exchange controls.
•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations.
•	Liability for remedial actions, including removal and reclamation obligations, under environmental regulations.
•	Liability resulting from litigation.
•

General domestic and international economic and political developments, including armed hostilities; expropriation of assets; changes in governmental policies relating to crude oil, bitumen, natural gas, LNG, natural gas liquids or refined product pricing, regulation or taxation; other political, economic or diplomatic developments; and international monetary fluctuations.

•	Changes in tax and other laws, regulations (including alternative energy mandates), or royalty rules applicable to our business.
•	Limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets.
•	Delays in, or our inability to implement, our asset disposition plan.
•	Inability to obtain economical financing for projects, construction or modification of facilities and general corporate purposes.
•	The operation and financing of our midstream and chemicals joint ventures.
•	The factors generally described in Item 1A—Risk Factors in the Company’s 2010 Annual Report on Form 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Financial Instrument Market Risk

We and certain of our subsidiaries hold and issue derivative contracts and financial instruments that expose our cash flows or earnings to changes in commodity prices, foreign currency exchange rates or interest rates. We may use financial and commodity-based derivative contracts to manage the risks produced by changes in the prices of electric power, natural gas, crude oil and related products; fluctuations in interest rates and foreign currency exchange rates; or to capture market opportunities.

Our use of derivative instruments is governed by an “Authority Limitations” document approved by our Board of Directors that prohibits the use of highly leveraged derivatives or derivative instruments without sufficient liquidity for comparable valuations. The Authority Limitations document also establishes the Value at Risk (VaR) limits for the company, and compliance with these limits is monitored daily. The Chief Financial Officer monitors risks resulting from foreign currency exchange rates and interest rates and reports to the Chief Executive Officer. The Senior Vice President of Refining, Marketing and Transportation and Commercial monitors commodity price risk and also reports to the Chief Executive Officer. The Commercial organization manages our commercial marketing, optimizes our commodity flows and positions, and monitors related risks of our upstream and downstream businesses.

Commodity Price Risk

We operate in the worldwide crude oil, bitumen, refined products, natural gas, natural gas liquids, LNG and electric power markets and are exposed to fluctuations in the prices for these commodities. These fluctuations can affect our revenues, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities.

Our Commercial organization uses futures, forwards, swaps and options in various markets to optimize the value of our supply chain, which may move our risk profile away from market average prices to accomplish the following objectives:

•

Balance physical systems. In addition to cash settlement prior to contract expiration, exchange-traded futures contracts also may be settled by physical delivery of the commodity, providing another source of supply to meet our refinery requirements or marketing demand.

•

Meet customer needs. Consistent with our policy to generally remain exposed to market prices, we use swap contracts to convert fixed-price sales contracts, which are often requested by natural gas and refined product consumers, to a floating market price.

•	Manage the risk to our cash flows from price exposures on specific crude oil, natural gas, refined product and electric power transactions.
•

Enable us to use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be utilized to optimize these activities.

We use a VaR model to estimate the loss in fair value that could potentially result on a single day from the effect of adverse changes in market conditions on the derivative financial instruments and derivative commodity instruments held or issued, including commodity purchase and sales contracts recorded on the balance sheet at December 31, 2010, as derivative instruments. Using Monte Carlo simulation, a 95 percent confidence level and a one-day holding period, the VaR for those instruments issued or held for trading purposes at December 31, 2010 and 2009, was immaterial to our cash flows and net income attributable to ConocoPhillips.

The VaR for instruments held for purposes other than trading at December 31, 2010 and 2009, was also immaterial to our cash flows and net income attributable to ConocoPhillips.

Interest Rate Risk

The following table provides information about our financial instruments that are sensitive to changes in U.S. interest rates. The debt portion of the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on effective rates at the reporting date. The carrying amount of our floating-rate debt approximates its fair value. The fair value of the fixed-rate financial instruments is estimated based on quoted market prices. The joint venture acquisition obligation portion of the table presents principal cash flows of the fixed-rate 5.3 percent joint venture acquisition obligation owed to FCCL Partnership. The fair value of the obligation is estimated based on the net present value of the future cash flows, discounted at a year-end 2010 and 2009 effective yield rate of 2.33 percent and 2.63 percent, respectively, based on yields of U.S. Treasury securities of a similar average duration adjusted for ConocoPhillips’ average credit risk spread and the amortizing nature of the obligation principal.

	Millions of Dollars Except as Indicated
	Debt				Joint Venture Acquisition Obligation
Expected Maturity Date	Fixed Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate	Fixed Rate Maturity	Average Interest Rate
Year-End 2010
2011	$853	7.62%	$—	—%	$695	5.30%
2012	916	4.80	1,185	0.51	732	5.30
2013	1,262	5.33	—	—	772	5.30
2014	1,513	4.77	—	—	814	5.30
2015	1,514	4.62	64	2.05	858	5.30
Remaining years	15,291	6.44	498	0.38	1,138	5.30
Total	$21,349		$1,747		$5,009
Fair value	$24,397		$1,747		$5,600

Year-End 2009
2010	$1,439	8.82%	$—	—%	$660	5.30%
2011	3,183	6.72	750	0.45	695	5.30
2012	1,264	4.94	1,303	0.25	732	5.30
2013	1,262	5.33	—	—	772	5.30
2014	1,513	4.77	3	2.01	814	5.30
Remaining years	16,805	6.28	598	0.61	1,996	5.30
Total	$25,466		$2,654		$5,669
Fair value	$27,911		$2,654		$6,276

During the second quarter of 2010, we executed interest rate swaps to synthetically convert $500 million of our 4.60% fixed-rate notes due in 2015 to a floating rate based on the London Interbank Offered Rate (LIBOR). These swaps qualify for and are designated as fair-value hedges using the short-cut method of hedge accounting. The short-cut method permits the assumption that changes in the value of the derivative perfectly offset changes in the value of the debt; therefore, no gain or loss has been recognized due to hedge ineffectiveness.

The average pay rate is comprised of the LIBOR index rate and the swap spread. The swap spread consists primarily of the difference between the 4.60% fixed receive rate and the fixed rates for similar instruments at the time of execution.

	Millions of Dollars Except as Indicated
	Interest Rate Derivatives
Expected Maturity Date	Notional	Average Pay Rate	Average Receive Rate
Year-End 2010
2011–2015	$—	—%	—%
2015–fixed to variable	500	2.33	4.60
Remaining years	—	—	—
Total	$500
Fair Value	$20

Foreign Currency Exchange Risk

We have foreign currency exchange rate risk resulting from international operations. We do not comprehensively hedge the exposure to currency rate changes although we may choose to selectively hedge certain foreign currency exchange rate exposures, such as firm commitments for capital projects or local currency tax payments, dividends and cash returns from net investments in foreign affiliates to be remitted within the coming year.

At December 31, 2010 and 2009, we held foreign currency exchange forwards hedging cross-border commercial activity and foreign currency exchange swaps hedging short-term intercompany loans between European subsidiaries and a U.S. subsidiary. Although these forwards and swaps hedge exposures to fluctuations in exchange rates, we elected not to utilize hedge accounting. As a result, the change in the fair value of these foreign currency exchange derivatives is recorded directly in earnings. Since the gain or loss on the swaps is offset by the gain or loss from remeasuring the intercompany loans into the functional currency of the lender or borrower, and since our aggregate position in the forwards was not material, there would be no material impact to our income from an adverse hypothetical 10 percent change in the December 31, 2010 or 2009, exchange rates. The notional and fair market values of these positions at December 31, 2010 and 2009, were as follows:

	In Millions
Foreign Currency Exchange Derivatives	Notional*			Fair Market Value**
		2010	2009	2010	2009
Sell U.S. dollar, buy euro	USD	—	246	$—	(2)
Sell U.S. dollar, buy British pound	USD	4	1,664	(3)	(16)
Sell U.S. dollar, buy Canadian dollar	USD	562	554	8	34
Sell U.S. dollar, buy Norwegian kroner	USD	3	744	—	(4)
Sell U.S. dollar, buy Australian dollar	USD	—	3	—	—
Sell euro, buy British pound	EUR	253	267	1	(14)

  * Denominated in U.S. dollars (USD) and euro (EUR).

**	Denominated in U.S. dollars.

For additional information about our use of derivative instruments, see Note 16—Financial Instruments and Derivative Contracts, in the Notes to Consolidated Financial Statements.

QUARTERLY COMMON STOCK PRICES AND CASH DIVIDENDS PER SHARE

ConocoPhillips’ common stock is traded on the New York Stock Exchange, under the symbol “COP.”

	Stock Price
	High	Low	Dividends
2010
First	$53.80	46.63	.50
Second	60.53	48.51	.55
Third	58.03	48.06	.55
Fourth	68.58	56.80	.55

2009
First	$57.44	34.12	.47
Second	48.71	37.52	.47
Third	47.30	38.62	.47
Fourth	54.13	44.88	.50

Closing Stock Price at December 31, 2010			$68.10
Closing Stock Price at January 31, 2011			$71.46
Number of Stockholders of Record at January 31, 2011*			58,644
*	In determining the number of stockholders, we consider clearing agencies and security position listings as one stockholder for each agency or listing.

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Millions of Dollars				Per Share of Common Stock
	Sales and Other Operating Revenues*	Income Before Income Taxes	Net Income	Net Income Attributable to ConocoPhillips	Net Income Attributable to ConocoPhillips
					Basic	Diluted
2010
First	$44,821	3,990	2,112	2,098	1.41	1.40
Second	45,686	6,194	4,183	4,164	2.79	2.77
Third	47,208	5,274	3,069	3,055	2.06	2.05
Fourth	51,726	4,292	2,053	2,041	1.40	1.39

2009
First	$30,741	1,992	816	800	.54	.54
Second	35,448	1,938	875	859	.58	.57
Third	40,173	2,913	1,487	1,470	.98	.97
Fourth	42,979	2,739	1,314	1,285	.86	.86
*Includes	excise taxes on petroleum products sales.

Certain amounts in 2009 have been recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, in the Notes to Consolidated Financial Statements, for more information.

SELECTED FINANCIAL DATA

	Millions of Dollars Except Per Share Amounts
	2010	2009*	2008*	2007*	2006*
Sales and other operating revenues	$189,441	149,341	240,842	187,437	183,650
Net income (loss)	11,417	4,492	(16,279)	11,545	15,410
Net income (loss) attributable to ConocoPhillips	11,358	4,414	(16,349)	11,458	15,334
Per common share
Basic	7.68	2.96	(10.73)	7.06	9.67
Diluted	7.62	2.94	(10.73)	6.96	9.53
Total assets	156,314	152,138	142,865	177,094	164,557
Long-term debt	22,656	26,925	27,085	20,289	23,091
Joint venture acquisition obligation— long-term	4,314	5,009	5,669	6,294	—
Cash dividends declared per common share	2.15	1.91	1.88	1.64	1.44
*	Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

Many factors can impact the comparability of this information, such as:

•	The financial data for 2010 includes the impact of $5,803 million before-tax ($4,583 million after-tax) related to gains on asset dispositions and LUKOIL share sales.

•	The financial data for 2008 includes the impact of impairments related to goodwill and to our LUKOIL investment that together amount to $32,939 million before- and after-tax.

•	The financial data for 2007 includes the impact of a $4,588 million before-tax ($4,512 million after-tax) impairment related to the expropriation of our oil interests in Venezuela.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements for a discussion of factors that will enhance an understanding of this data.

Report of Management

Management prepared, and is responsible for, the consolidated financial statements and the other information appearing in this annual report. The consolidated financial statements present fairly the company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. In preparing its consolidated financial statements, the company includes amounts that are based on estimates and judgments management believes are reasonable under the circumstances. The company’s financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm appointed by the Audit and Finance Committee of the Board of Directors and ratified by stockholders. Management has made available to Ernst & Young LLP all of the company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings.

Assessment of Internal Control Over Financial Reporting

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. ConocoPhillips’ internal control system was designed to provide reasonable assurance to the company’s management and directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2010. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment, we believe the company’s internal control over financial reporting was effective as of December 31, 2010.

Ernst & Young LLP has issued an audit report on the company’s internal control over financial reporting as of December 31, 2010, and their report is included herein.

/s/ James J. Mulva	/s/ Jeff W. Sheets

James J. Mulva	Jeff W. Sheets
Chairman and	Senior Vice President, Finance
Chief Executive Officer	and Chief Financial Officer

February 23, 2011

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

The Board of Directors and Stockholders

ConocoPhillips

We have audited the accompanying consolidated balance sheets of ConocoPhillips as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ConocoPhillips at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2010 ConocoPhillips changed the method used to determine its equity method share of LUKOIL’s earnings. In addition, as discussed in Note 2, in 2009 ConocoPhillips changed its reserve estimates and related disclosures as a result of adopting new oil and gas reserve estimation and disclosure requirements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ConocoPhillips’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2011 expressed an unqualified opinion thereon.

Houston, Texas

February 23, 2011

Report of Independent Registered Public Accounting Firm on

Internal Control Over Financial Reporting

The Board of Directors and Stockholders

ConocoPhillips

We have audited ConocoPhillips’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). ConocoPhillips’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included under the heading “Assessment of Internal Control Over Financial Reporting” in the accompanying “Report of Management.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, ConocoPhillips maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2010 consolidated financial statements of ConocoPhillips and our report dated February 23, 2011 expressed an unqualified opinion thereon.

Houston, Texas

February 23, 2011

Consolidated Statement of Operations	ConocoPhillips

Years Ended December 31	Millions of Dollars
	2010	2009**	2008**
Revenues and Other Income
Sales and other operating revenues*	$189,441	149,341	240,842
Equity in earnings of affiliates	3,133	2,531	4,999
Gain on dispositions	5,803	160	891
Other income	278	358	199
Total Revenues and Other Income	198,655	152,390	246,931

Costs and Expenses
Purchased crude oil, natural gas and products	135,751	102,433	168,663
Production and operating expenses	10,635	10,339	11,818
Selling, general and administrative expenses	2,005	1,830	2,229
Exploration expenses	1,155	1,182	1,337
Depreciation, depletion and amortization	9,060	9,295	9,012
Impairments
Goodwill	—	—	25,443
LUKOIL investment	—	—	7,496
Other	1,780	535	1,686
Taxes other than income taxes*	16,793	15,529	20,637
Accretion on discounted liabilities	447	422	418
Interest and debt expense	1,187	1,289	935
Foreign currency transaction (gains) losses	92	(46)	117
Total Costs and Expenses	178,905	142,808	249,791
Income (loss) before income taxes	19,750	9,582	(2,860)
Provision for income taxes	8,333	5,090	13,419
Net income (loss)	11,417	4,492	(16,279)
Less: net income attributable to noncontrolling interests	(59)	(78)	(70)
Net Income (Loss) Attributable to ConocoPhillips	$11,358	4,414	(16,349)

Net Income (Loss) Attributable to ConocoPhillips Per Share of Common Stock (dollars)
Basic	$7.68	2.96	(10.73)
Diluted	7.62	2.94	(10.73)

Average Common Shares Outstanding (in thousands)
Basic	1,479,330	1,487,650	1,523,432
Diluted	1,491,067	1,497,608	1,523,432
*Includes excise taxes on petroleum products sales:	$13,689	13,325	15,418

** Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information. Also, certain amounts have been reclassified to conform to current-year presentation.

SeeNotes to Consolidated Financial Statements.

Consolidated Balance Sheet	ConocoPhillips

At December 31	Millions of Dollars
	2010	2009**
Assets
Cash and cash equivalents	$9,454	542
Short-term investments*	973	—
Accounts and notes receivable (net of allowance of $32 million in 2010 and $76 million in 2009)	13,787	11,861
Accounts and notes receivable—related parties	2,025	1,354
Investment in LUKOIL	1,083	—
Inventories	5,197	4,940
Prepaid expenses and other current assets	2,141	2,470
Total Current Assets	34,660	21,167
Investments and long-term receivables	31,581	35,742
Loans and advances—related parties	2,180	2,352
Net properties, plants and equipment	82,554	87,708
Goodwill	3,633	3,638
Intangibles	801	823
Other assets	905	708
Total Assets	$156,314	152,138

Liabilities
Accounts payable	$16,613	14,168
Accounts payable—related parties	1,786	1,317
Short-term debt	936	1,728
Accrued income and other taxes	4,874	3,402
Employee benefit obligations	1,081	846
Other accruals	2,129	2,234
Total Current Liabilities	27,419	23,695
Long-term debt	22,656	26,925
Asset retirement obligations and accrued environmental costs	9,199	8,713
Joint venture acquisition obligation—related party	4,314	5,009
Deferred income taxes	17,335	17,956
Employee benefit obligations	3,683	4,130
Other liabilities and deferred credits	2,599	3,097
Total Liabilities	87,205	89,525

Equity
Common stock (2,500,000,000 shares authorized at $.01 par value)
Issued (2010—1,740,529,279 shares; 2009—1,733,345,558 shares)
Par value	17	17
Capital in excess of par	44,132	43,681
Grantor trusts (at cost: 2010—36,890,375 shares; 2009—38,742,261 shares)	(633)	(667)
Treasury stock (at cost: 2010—272,873,537 shares; 2009—208,346,815 shares)	(20,077)	(16,211)
Accumulated other comprehensive income	4,773	3,065
Unearned employee compensation	(47)	(76)
Retained earnings	40,397	32,214
Total Common Stockholders’ Equity	68,562	62,023
Noncontrolling interests	547	590
Total Equity	69,109	62,613
Total Liabilities and Equity	$156,314	152,138
*Includes marketable securities of:	$602	—
**Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	ConocoPhillips

Years Ended December 31	Millions of Dollars
	2010	2009*	2008*
Cash Flows From Operating Activities
Net income (loss)	$11,417	4,492	(16,279)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	9,060	9,295	9,012
Impairments	1,780	535	34,625
Dry hole costs and leasehold impairments	477	606	698
Accretion on discounted liabilities	447	422	418
Deferred taxes	(878)	(1,115)	(414)
Undistributed equity earnings	(1,073)	(1,254)	(2,357)
Gain on dispositions	(5,803)	(160)	(891)
Other	(249)	196	(1,135)
Working capital adjustments
Decrease (increase) in accounts and notes receivable	(2,427)	(1,106)	4,225
Decrease (increase) in inventories	(363)	320	(1,321)
Decrease (increase) in prepaid expenses and other current assets	43	282	(724)
Increase (decrease) in accounts payable	2,887	1,612	(3,874)
Increase (decrease) in taxes and other accruals	1,727	(1,646)	675
Net Cash Provided by Operating Activities	17,045	12,479	22,658

Cash Flows From Investing Activities
Capital expenditures and investments	(9,761)	(10,861)	(19,099)
Proceeds from asset dispositions	15,372	1,270	1,640
Purchases of short-term investments	(982)	—	—
Long-term advances/loans—related parties	(313)	(525)	(163)
Collection of advances/loans—related parties	115	93	34
Other	234	88	(28)
Net Cash Provided by (Used in) Investing Activities	4,665	(9,935)	(17,616)

Cash Flows From Financing Activities
Issuance of debt	118	9,087	7,657
Repayment of debt	(5,320)	(7,858)	(1,897)
Issuance of company common stock	133	13	198
Repurchase of company common stock	(3,866)	—	(8,249)
Dividends paid on company common stock	(3,175)	(2,832)	(2,854)
Other	(709)	(1,265)	(619)
Net Cash Used in Financing Activities	(12,819)	(2,855)	(5,764)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	21	98	21

Net Change in Cash and Cash Equivalents	8,912	(213)	(701)
Cash and cash equivalents at beginning of year	542	755	1,456
Cash and Cash Equivalents at End of Year	$9,454	542	755
* Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity	ConocoPhillips

	Millions of Dollars
	Attributable to ConocoPhillips
	Common Stock				Accum. Other Comprehensive Income (Loss)	Unearned Employee Compensation	Retained Earnings	Comprehensive Income (Loss)	Noncontrolling Interests	Total
	Par Value	Capital in Excess of Par	Treasury Stock	Grantor Trusts
December 31, 2007*	$17	42,724	(7,969)	(731)	4,560	(128)	49,861		1,173	89,507

Net income (loss)							(16,349)	(16,349)	70	(16,279)
Other comprehensive income (loss)
Defined benefit pension plans
Net prior service cost					22			22		22
Net actuarial loss					(950)			(950)		(950)
Nonsponsored plans					(41)			(41)		(41)
Foreign currency translation adjustments					(5,464)			(5,464)		(5,464)
Hedging activities					(2)			(2)		(2)

Comprehensive income (loss)								(22,784)	70	(22,714)

Cash dividends paid on company common stock							(2,854)			(2,854)
Repurchase of company common stock			(8,242)	1						(8,241)
Distributions to noncontrolling interests and other									(143)	(143)
Distributed under benefit plans		672		28						700
Recognition of unearned compensation						26				26
Other							(16)			(16)
December 31, 2008*	17	43,396	(16,211)	(702)	(1,875)	(102)	30,642		1,100	56,265

Net income							4,414	4,414	78	4,492
Other comprehensive income (loss)
Defined benefit pension plans
Net prior service cost					7			7		7
Net actuarial loss					(99)			(99)		(99)
Nonsponsored plans					22			22		22
Foreign currency translation adjustments					5,007			5,007		5,007
Hedging activities					3			3		3

Comprehensive income								9,354	78	9,432

Cash dividends paid on company common stock							(2,832)			(2,832)
Distributions to noncontrolling interests and other									(588)	(588)
Distributed under benefit plans		285		35						320
Recognition of unearned compensation						26				26
Other							(10)			(10)
December 31, 2009*	17	43,681	(16,211)	(667)	3,065	(76)	32,214		590	62,613

Net income							11,358	11,358	59	11,417
Other comprehensive income (loss)
Defined benefit pension plans
Net prior service cost					—			—		—
Net actuarial gain					133			133		133
Nonsponsored plans					13			13		13
Net unrealized gain on securities					158			158		158
Foreign currency translation adjustments					1,404			1,404		1,404

Comprehensive income								13,066	59	13,125

Cash dividends paid on company common stock							(3,175)			(3,175)
Repurchase of company common stock			(3,866)							(3,866)
Distributions to noncontrolling interests and other									(102)	(102)
Distributed under benefit plans		451		34						485
Recognition of unearned compensation						29				29
December 31, 2010	$17	44,132	(20,077)	(633)	4,773	(47)	40,397		547	69,109

*	Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.
See	Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	ConocoPhillips

Note 1—Accounting Policies

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Consolidation Principles and Investments—Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries and variable interest entities where we are the primary beneficiary. The equity method is used to account for investments in affiliates in which we have the ability to exert significant influence over the affiliates’ operating and financial policies. When we do not have the ability to exert significant influence, the investment is either classified as available-for-sale if fair value is readily determinable, or the cost method is used if fair value is not readily determinable. Undivided interests in oil and gas joint ventures, pipelines, natural gas plants and terminals are consolidated on a proportionate basis. Other securities and investments are generally carried at cost.

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Foreign Currency Translation—Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in common stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. Most of our foreign operations use their local currency as the functional currency.

■

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

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Revenue Recognition—Revenues associated with sales of crude oil, bitumen, natural gas, liquefied natural gas (LNG), natural gas liquids, petroleum and chemical products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues associated with producing properties in which we have an interest with other producers are recognized based on the actual volumes we sold during the period. Any differences between volumes sold and entitlement volumes, based on our net working interest, which are deemed to be nonrecoverable through remaining production, are recognized as accounts receivable or accounts payable, as appropriate. Cumulative differences between volumes sold and entitlement volumes are generally not significant.

Revenues associated with transactions commonly called buy/sell contracts, in which the purchase and sale of inventory with the same counterparty are entered into “in contemplation” of one another, are combined and reported net (i.e., on the same statement of operations line).

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Shipping and Handling Costs—Our Exploration and Production (E&P) segment includes shipping and handling costs in production and operating expenses for production activities. Transportation costs related to E&P marketing activities are recorded in purchased crude oil, natural gas and products. The Refining and Marketing (R&M) segment records shipping and handling costs in purchased crude oil, natural gas and products. Freight costs billed to customers are recorded as a component of revenue.

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Cash Equivalents—Cash equivalents are highly liquid, short-term investments that are readily convertible to known amounts of cash and have original maturities of 90 days or less from their date of purchase. They are carried at cost plus accrued interest, which approximates fair value.

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Short-Term Investments—Investments in bank time deposits and marketable securities (commercial paper and government obligations) with original maturities of greater than 90 days but less than one year are classified as short-term investments. See Note 16—Financial Instruments and Derivative Contracts, for additional information on these held-to-maturity financial instruments.

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Inventories—We have several valuation methods for our various types of inventories and consistently use the following methods for each type of inventory. Crude oil and petroleum products inventories are valued at the lower of cost or market in the aggregate, primarily on the last-in, first-out (LIFO) basis. Any necessary lower-of-cost-or-market write-downs at year end are recorded as permanent adjustments to the LIFO cost basis. LIFO is used to better match current inventory costs with current revenues and to meet tax-conformity requirements. Costs include both direct and indirect expenditures incurred in bringing an item or product to its existing condition and location, but not unusual/nonrecurring costs or research and development costs. Materials, supplies and other miscellaneous inventories, such as tubular goods and well equipment, are valued under various methods, including the weighted-average-cost method, and the first-in, first-out (FIFO) method, consistent with industry practice.

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Fair Value Measurements—We categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants.

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Derivative Instruments—Derivative instruments are recorded on the balance sheet at fair value. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the balance sheet and the collateral payable or receivable is netted against derivative assets and derivative liabilities, respectively.

Recognition and classification of the gain or loss that results from recording and adjusting a derivative to fair value depends on the purpose for issuing or holding the derivative. Gains and losses from derivatives not accounted for as hedges are recognized immediately in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gains or losses from adjusting the derivative to its fair value will be immediately recognized in earnings and, to the extent the hedge is effective, offset the concurrent recognition of changes in the fair value of the hedged item. Gains or losses from derivative instruments that are designated and qualify as a cash flow hedge or hedge of a net investment in a foreign entity are recognized in other comprehensive income and appear on the balance sheet in accumulated other comprehensive income until the hedged transaction is recognized in earnings; however, to the extent the change in the value of the derivative exceeds the change in the anticipated cash flows of the hedged transaction, the excess gains or losses will be recognized immediately in earnings.

■	Oil and Gas Exploration and Development—Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting.

Property Acquisition Costs—Oil and gas leasehold acquisition costs are capitalized and included in the balance sheet caption properties, plants and equipment. Leasehold impairment is recognized based on exploratory experience and management’s judgment. Upon achievement of all conditions necessary for reserves to be classified as proved, the associated leasehold costs are reclassified to proved properties.

Exploratory Costs—Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred. Exploratory well costs are capitalized, or “suspended,” on the balance sheet pending further evaluation of whether economically recoverable reserves have been found. If economically recoverable reserves are not found, exploratory well costs are expensed as dry holes. If exploratory wells encounter potentially economic quantities of oil and gas, the well costs remain capitalized on the balance sheet as long as sufficient progress assessing the reserves and the economic and operating viability of the project is being made. For complex exploratory discoveries, it is not unusual to have exploratory wells remain suspended on the balance sheet for several years while we perform additional appraisal drilling and seismic work on the potential oil and gas field or while we seek government or co-venturer approval of development plans or seek environmental permitting. Once all required approvals and permits have been obtained, the projects are moved into the development phase, and the oil and gas resources are designated as proved reserves.

Management reviews suspended well balances quarterly, continuously monitors the results of the additional appraisal drilling and seismic work, and expenses the suspended well costs as dry holes when it judges the potential field does not warrant further investment in the near term. See Note 8—Suspended Wells, for additional information on suspended wells.

Development Costs—Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized.

Depletion and Amortization—Leasehold costs of producing properties are depleted using the unit-of-production method based on estimated proved oil and gas reserves. Amortization of intangible development costs is based on the unit-of-production method using estimated proved developed oil and gas reserves.

■

Capitalized Interest—Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets.

■

Intangible Assets Other Than Goodwill—Intangible assets that have finite useful lives are amortized by the straight-line method over their useful lives. Intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment. Each reporting period, we evaluate the remaining useful lives of intangible assets not being amortized to determine whether events and circumstances continue to support indefinite useful lives. These indefinite lived intangibles are considered impaired if the fair value of the intangible asset is lower than net book value. The fair value of intangible assets is determined based on quoted market prices in active markets, if available. If quoted market prices are not available, fair value of intangible assets is determined based upon the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or upon estimated replacement cost, if expected future cash flows from the intangible asset are not determinable.

■

Goodwill—Goodwill resulting from a business combination is not amortized but is tested at least annually for impairment. If the fair value of a reporting unit is less than the recorded book value of the reporting unit’s assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit’s assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. For purposes of goodwill impairment calculations, two reporting units have been determined: Worldwide Exploration and Production and Worldwide Refining and Marketing.

■

Depreciation and Amortization—Depreciation and amortization of properties, plants and equipment on producing hydrocarbon properties and certain pipeline assets (those which are expected to have a declining utilization pattern), are determined by the unit-of-production method. Depreciation and amortization of all other properties, plants and equipment are determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

■

Impairment of Properties, Plants and Equipment—Properties, plants and equipment used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group and annually in the fourth quarter following updates to corporate planning assumptions. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value through additional amortization or depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally on a field-by-field basis for exploration and production assets, or at an entire complex level for downstream assets. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. Long-lived assets committed by management for disposal within one year are accounted for at the lower of amortized cost or fair value, less cost to sell, with fair value determined using a binding negotiated price, if available, or present value of expected future cash flows as previously described.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future production volumes, prices and costs, considering all available evidence at the date of review. If the future production price risk has been hedged, the hedged price is used in the calculations for the period and quantities hedged. The impairment review includes cash flows from proved developed and undeveloped reserves, including any development expenditures necessary to achieve that production. Additionally, when probable reserves exist, an appropriate risk-adjusted amount of these reserves may be included in the impairment calculation.

■

Impairment of Investments in Nonconsolidated Entities—Investments in nonconsolidated entities are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred and annually following updates to corporate planning assumptions. When such a condition is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. The fair value of the impaired investment is based on quoted market prices, if available, or upon the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate.

■	Maintenance and Repairs—Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.

■

Advertising Costs—Production costs of media advertising are deferred until the first public showing of the advertisement. Advances to secure advertising slots at specific sporting or other events are deferred until the event occurs. All other advertising costs are expensed as incurred, unless the cost has benefits that clearly extend beyond the interim period in which the expenditure is made, in which case the advertising cost is deferred and amortized ratably over the interim periods that clearly benefit from the expenditure.

■

Property Dispositions—When complete units of depreciable property are sold, the asset cost and related accumulated depreciation are eliminated, with any gain or loss reflected in the “Gain on dispositions” line of our consolidated statement of operations. When less than complete units of depreciable property are disposed of or retired, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

■

Asset Retirement Obligations and Environmental Costs—Fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset. See Note 11—Asset Retirement Obligations and Accrued Environmental Costs, for additional information.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have a future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

■

Guarantees—Fair value of a guarantee is determined and recorded as a liability at the time the guarantee is given. The initial liability is subsequently reduced as we are released from exposure under the guarantee. We amortize the guarantee liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of guarantee. In cases where the guarantee term is indefinite, we reverse the liability when we have information that the liability is essentially relieved or amortize it over an appropriate time period as the fair value of our guarantee exposure declines over time. We amortize the guarantee liability to the related statement of operations line item based on the nature of the guarantee. When it becomes probable that we will have to perform on a guarantee, we accrue a separate liability if it is reasonably estimable, based on the facts and circumstances at that time. We reverse the fair value liability only when there is no further exposure under the guarantee.

■

Stock-Based Compensation—We recognize stock-based compensation expense over the shorter of the service period (i.e., the stated period of time required to earn the award) or the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement. We have elected to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

■

Income Taxes—Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial reporting basis and the tax basis of our assets and liabilities, except for deferred taxes on income considered to be permanently reinvested in certain foreign subsidiaries and foreign corporate joint ventures. Allowable tax credits are applied currently as reductions of the provision for income taxes. Interest related to unrecognized tax benefits is reflected in interest expense, and penalties in production and operating expenses.

■

Taxes Collected from Customers and Remitted to Governmental Authorities—Excise taxes are reported gross within sales and other operating revenues and taxes other than income taxes, while other sales and value-added taxes are recorded net in taxes other than income taxes.

■	Net Income (Loss) Per Share of Common Stock—Basic net income (loss) per share of common stock is calculated based upon the daily weighted-average number of common shares outstanding during the year, including unallocated shares held by the stock savings feature of the ConocoPhillips Savings Plan. Also, this calculation includes fully vested stock and unit awards that have not been issued. Diluted net income per share of common stock includes the above, plus unvested stock, unit or option awards granted under our compensation plans and vested but unexercised stock options, but only to the extent these instruments dilute net income per share. For the purpose of the 2009 earnings per share calculation, net income attributable to ConocoPhillips was reduced by $12 million for the excess of the amount paid for the redemption of a noncontrolling interest over its carrying value, which was charged directly to retained earnings. Diluted net loss per share in 2008 is calculated the same as basic net loss per share—that is, it does not assume conversion or exercise of securities, totaling 17,354,959 shares in 2008 that would have an anti-dilutive effect. Treasury stock and shares held by the grantor trusts are excluded from the daily weighted-average number of common shares outstanding in both calculations.

Note 2—Changes in Accounting Principles

LUKOIL Accounting

Effective January 1, 2010, we changed the method used to determine our equity-method share of OAO LUKOIL’s earnings. Prior to 2010, we estimated our LUKOIL equity earnings for the current quarter based on current market indicators, publicly available LUKOIL information and other objective data. This earnings estimation process was necessary because, historically, LUKOIL’s accounting cycle close and preparation of U.S. generally accepted accounting principles financial statements occurred subsequent to our reporting deadline, and for certain periods this timing gap exceeded 93 days. Although Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 323, “Investments—Equity Method and Joint Ventures,” provides that when financial statements of an investee are not sufficiently timely, then the investor should record its share of earnings or loss based on the most recently available financial statements, U.S. Securities and Exchange Commission (SEC) guidance indicates this timing gap generally should not exceed 93 days. When the timing gap was reduced to less than 93 days for all reporting periods, we believed it was preferable to implement a change in accounting principle to record our equity-method share of LUKOIL’s earnings on a one-quarter-lag basis, because it improves reporting reliability, while maintaining an acceptable level of relevance.

The following table summarizes the line items affected on the consolidated statement of operations for year ended December 31, 2010:

	Millions of Dollars
	Computed with Estimate	As Reported with Lag	Effect of Change
Equity in earnings of affiliates	$2,951	3,133	182
Gain on dispositions	5,593	5,803	210
Provision for income taxes	8,343	8,333	(10)
Net income	11,015	11,417	402
Net income attributable to ConocoPhillips	10,956	11,358	402
Net income attributable to ConocoPhillips per share of common stock (dollars)
Basic	$7.41	7.68	.27
Diluted	7.35	7.62	.27

The following table summarizes the line items affected on the consolidated balance sheet at December 31, 2010:

	Millions of Dollars
	Computed with Estimate	As Reported with Lag	Effect of Change
Accrued income and other taxes	$4,865	4,874	9
Accumulated other comprehensive income	4,741	4,773	32
Retained earnings	40,438	40,397	(41)

The following table summarizes the line items affected on the 2010 consolidated statement of cash flows for year ended December 31, 2010:

	Millions of Dollars
	Computed with Estimate	As Reported with Lag	Effect of Change
Net income	$11,015	11,417	402
Deferred taxes	(868)	(878)	(10)
Undistributed equity earnings	(891)	(1,073)	(182)
Gain on dispositions	(5,593)	(5,803)	(210)

This change in accounting principle to a one-quarter lag under ASC Topic 323 has been applied retrospectively, by recasting prior period financial information. The following table summarizes the line items affected on the consolidated statement of operations for years ended December 31:

	Millions of Dollars
	2009			2008
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
Equity in earnings of affiliates	$2,981	2,531	(450)	4,250	4,999	749
Impairment LUKOIL investment	—	—	—	7,410	7,496	86
Provision for income taxes	5,096	5,090	(6)	13,405	13,419	14
Net income (loss)	4,936	4,492	(444)	(16,928)	(16,279)	649
Net income (loss) attributable to ConocoPhillips	4,858	4,414	(444)	(16,998)	(16,349)	649
Net income (loss) attributable to ConocoPhillips per share of common stock (dollars)
Basic	$3.26	2.96	(.30)	(11.16)	(10.73)	.43
Diluted	3.24	2.94	(.30)	(11.16)	(10.73)	.43

The following table summarizes the line items affected on the consolidated balance sheet at December 31, 2009:

	Millions of Dollars
	As Originally Reported	As Reported with Lag	Effect of Change
Investments and long-term receivables	$36,192	35,742	(450)
Deferred income taxes	17,962	17,956	(6)
Retained earnings	32,658	32,214	(444)

The cumulative impact to retained earnings as of January 1, 2008, was a decrease of $649 million as a result of the accounting change.

The following table summarizes the line items affected on the consolidated statement of cash flows for years ended December 31:

	Millions of Dollars
	2009			2008
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
Net income (loss)	$4,936	4,492	(444)	(16,928)	(16,279)	649
Impairments	535	535	—	34,539	34,625	86
Deferred taxes	(1,109)	(1,115)	(6)	(428)	(414)	14
Undistributed equity earnings	(1,704)	(1,254)	450	(1,609)	(2,357)	(748)
Other	196	196	—	(1,134)	(1,135)	(1)

See Note 6—Investments, Loans and Long-Term Receivables, for additional information relating to our LUKOIL investment.

Transfers of Financial Assets

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140,” which was codified into FASB ASC Topic 860, “Transfers and Servicing.” This Statement removed the concept of a qualifying special purpose entity (SPE) and the exception for qualifying SPEs from the consolidation guidance. Additionally, the Statement clarified the requirements for financial asset transfers eligible for sale accounting. This Statement was effective January 1, 2010, and did not impact our consolidated financial statements.

Variable Interest Entities (VIEs)

Also in June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” to address the effects of the elimination of the qualifying SPE concept in SFAS No. 166, and other concerns about the application of key provisions of consolidation guidance for VIEs. This Statement was codified into FASB ASC Topic 810, “Consolidation.” More specifically, Topic 810 requires a qualitative rather than a quantitative approach to determine the primary beneficiary of a VIE, it amended certain guidance pertaining to the determination of the primary beneficiary when related parties are involved, and it amended certain guidance for determining whether an entity is a VIE. Additionally, this Statement requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE. This Statement was effective January 1, 2010, and its adoption did not impact our consolidated financial statements, other than the required disclosures. For additional information, see Note 3—Variable Interest Entities (VIEs).

Reserve Estimation and Disclosures

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-03, “Oil and Gas Reserve Estimation and Disclosures.” This ASU amended the FASB’s ASC Topic 932, “Extractive Activities—Oil and Gas” to align the accounting requirements of Topic 932 with the SEC’s final rule, “Modernization of the Oil and Gas Reporting Requirements” issued on December 31, 2008. In summary, the revisions in ASU 2010-03 modernized the disclosure rules to better align with current industry practices and expanded the disclosure requirements for equity method investments so that more useful information is provided. More specifically, the main provisions include the following:

•	An expanded definition of oil and gas producing activities to include nontraditional resources such as bitumen extracted from oil sands.
•	The use of an average of the first-day-of-the-month price for the 12-month period, rather than a year-end price for determining whether reserves can be produced economically.
•	Amended definitions of key terms such as “reliable technology” and “reasonable certainty” which are used in estimating proved oil and gas reserve quantities.
•	A requirement for disclosing separate information about reserve quantities and financial statement amounts for geographical areas representing 15 percent or more of proved reserves.
•

Clarification that an entity’s equity investments must be considered in determining whether it has significant oil and gas activities and a requirement to disclose equity method investments in the same level of detail as is required for consolidated investments.

This ASU is effective for annual reporting periods ended on or after December 31, 2009, and it requires (1) the effect of the adoption to be included within each of the dollar amounts and quantities disclosed, (2) qualitative and quantitative disclosure of the estimated effect of adoption on each of the dollar amounts and quantities disclosed, if significant and practical to estimate and (3) the effect of adoption on the financial statements, if significant and practical to estimate. Adoption of these requirements did not significantly impact our reported reserves or our consolidated financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (SFAS No. 141(R)), which was subsequently amended by FASB Staff Position (FSP) FAS 141(R)-1 in April 2009. This Statement was codified into FASB ASC Topic 805, “Business Combinations.” Topic 805 applies prospectively to all transactions in which an entity obtains control of one or more other businesses on or after January 1, 2009. In general, Topic 805 requires the acquiring entity in a business combination to recognize the fair value of all assets acquired and liabilities assumed in the transaction; establishes the acquisition date as the fair value measurement point; and modifies disclosure requirements. It also modifies the accounting treatment for transaction costs, in-process research and development, restructuring costs, changes in deferred tax asset valuation allowances as a result of a business combination, and changes in income tax uncertainties after the acquisition date. Additionally, effective January 1, 2009, accounting for changes in valuation allowances for acquired deferred tax assets and the resolution of uncertain tax positions for prior business combinations impact tax expense instead of goodwill.

Noncontrolling Interests

Effective January 1, 2009, we implemented SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This Statement was codified into FASB ASC Topic 810, “Consolidation.” Topic 810 requires noncontrolling interests, previously called minority interests, to be presented as a separate item in the equity section of the consolidated balance sheet. It also requires the amount of consolidated net income attributable to noncontrolling interests to be clearly presented on the face of the consolidated statement of operations. Additionally, Topic 810 clarified that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, and that deconsolidation of a subsidiary requires gain or loss recognition in net income based on the fair value on the deconsolidation date. Topic 810 was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented, and did not significantly change the presentation of our consolidated financial statements. FASB ASU No. 2010-02, “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification,” clarified the decrease in ownership provision of Topic 810 applies to a group of assets or a subsidiary that is a business, but was not applicable to sales of in-substance real estate, or conveyances of oil and gas mineral rights.

Derivatives

Effective January 1, 2009, we implemented SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB No. 133.” This Statement was codified into FASB ASC Topic 815, “Derivatives and Hedging.” The amendments to Topic 815 expanded disclosure requirements to provide greater transparency for derivative instruments. In addition, we now must include an indication of the volume of derivative activity by category (e.g., interest rate, commodity and foreign currency); derivative assets, liabilities, gains and losses, by category, for the periods presented in the financial statements; and expanded disclosures about credit-risk-related contingent features. See Note 16—Financial Instruments and Derivative Contracts, for additional information.

Fair Value Measurement

Effective January 1, 2008, we implemented SFAS No. 157, “Fair Value Measurements.” This Statement was codified primarily into FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” This Topic defined fair value, established a framework for its measurement and expanded disclosures about fair value measurements. We elected to implement this guidance with the one-year deferral permitted for nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed on a recurring basis (at least annually). Following the allowed one-year deferral, effective January 1, 2009, we implemented Topic 820 for nonfinancial assets and nonfinancial liabilities measured at fair value on a nonrecurring basis. The implementation covers assets and liabilities measured at fair value in a business combination; impaired properties, plants and equipment, intangible assets and goodwill; initial recognition of asset retirement obligations; and restructuring costs for which we use fair value. There was no impact to our consolidated financial statements from the implementation of this Topic for nonfinancial assets and liabilities, other than additional disclosures.

Equity Method Accounting

In November 2008, the FASB reached a consensus on Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations” (EITF 08-6). EITF 08-6 was codified into FASB ASC Topic 323, “Investments—Equity Method and Joint Ventures.” EITF 08-6 was issued to clarify how the application of equity method accounting is affected by SFAS No. 141(R) and SFAS No. 160. Topic 323 clarified that an entity shall continue to use the cost accumulation model for its equity method investments. It also confirmed past accounting practices related to the treatment of contingent consideration and the use of the impairment model under Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Additionally, it requires an equity method investor to account for a share issuance by an investee as if the investor had sold a proportionate share of the investment. This Topic was effective January 1, 2009, and applies prospectively. The adoption did not impact our consolidated financial statements.

Postretirement Benefit Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” to improve the transparency associated with disclosures about the plan assets of a defined benefit pension or other postretirement plan. This Statement was codified into FASB ASC Topic 715, “Compensation—Retirement Benefits.” Topic 715 requires the disclosure of each major asset class at fair value using the fair value hierarchy in SFAS No. 157, “Fair Value Measurements.” This Topic is effective for annual financial statements beginning with the 2009 fiscal year, but did not impact our consolidated financial statements, other than requiring additional disclosures. For more information on this disclosure, see Note 19—Employee Benefit Plans.

Note 3—Variable Interest Entities (VIEs)

We hold significant variable interests in VIEs that have not been consolidated because we are not considered the primary beneficiary. Information on these VIEs follows.

We have a 30 percent ownership interest with a 50 percent governance interest in the OOO Naryanmarneftegaz (NMNG) joint venture to develop resources in the Timan-Pechora province of Russia. The NMNG joint venture is a VIE because we and LUKOIL have disproportionate interests, and LUKOIL was a related party at inception of the joint venture. Since LUKOIL is no longer a related party, we do not believe NMNG would be a VIE if reconsidered today. LUKOIL owns 70 percent versus our 30 percent direct interest; therefore, we have determined we are not the primary beneficiary of NMNG, and we use the equity method of accounting for this investment. The funding of NMNG has been provided with equity contributions, primarily for the development of the Yuzhno Khylchuyu (YK) Field. At December 31, 2010, the book value of our investment in the venture was $735 million.

We have an agreement with Freeport LNG Development, L.P. (Freeport LNG) to participate in a liquefied natural gas (LNG) receiving terminal in Quintana, Texas. We have no ownership in Freeport LNG; however, we own a 50 percent interest in Freeport LNG GP, Inc. (Freeport GP), which serves as the general partner managing the venture. We entered into a credit agreement with Freeport LNG, whereby we agreed to provide loan financing for the construction of the terminal. We also entered into a long-term agreement with Freeport LNG to use 0.9 billion cubic feet per day of regasification capacity. The terminal became operational in June 2008, and we began making payments under the terminal use agreement. Freeport LNG began making loan repayments in September 2008, and the loan balance outstanding as of December 31, 2010, was $653 million. Freeport LNG is a VIE because Freeport GP holds no equity in Freeport LNG, and the limited partners of Freeport LNG do not have any substantive decision making ability. We performed an analysis of the expected losses and determined we are not the primary beneficiary. This expected loss analysis took into account that the credit support arrangement requires Freeport LNG to maintain sufficient commercial insurance to mitigate any loan losses. The loan to Freeport LNG is accounted for as a financial asset, and our investment in Freeport GP is accounted for as an equity investment.

Note 4—Inventories

Inventories at December 31 were:

	Millions of Dollars
	2010	2009

Crude oil and petroleum products	$4,254	3,955
Materials, supplies and other	943	985
	$5,197	4,940

Inventories valued on the LIFO basis totaled $4,051 million and $3,747 million at December 31, 2010 and 2009, respectively. The excess of current replacement cost over LIFO cost of inventories amounted to $6,794 million and $5,627 million at December 31, 2010 and 2009, respectively.

Note 5—Assets Held for Sale

In the fourth quarter of 2009, we announced plans to raise approximately $10 billion from asset sales through the end of 2011. At December 31, 2009, we classified $323 million of Refining and Marketing (R&M) noncurrent assets, primarily investment in equity affiliates, and $75 million of R&M noncurrent deferred income tax liabilities as held for sale. During 2010, these assets and others were sold. While we continue to market and evaluate other assets for sale under this program that may be sold in 2011, we did not have significant assets meeting the criteria to be classified as held for sale as of December 31, 2010.

On June 25, 2010, we sold our 9.03 percent interest in the Syncrude Canada Ltd. joint venture for $4.6 billion. The $2.9 billion before-tax gain was included in the “Gain on dispositions” line of our consolidated statement of operations. The cash proceeds were included in the “Proceeds from asset dispositions” line within the investing cash flow section of our consolidated statement of cash flows. At the time of disposition, Syncrude had a net carrying value of $1.75 billion, which included $1.97 billion of properties, plants and equipment. During 2010 until its disposition, Syncrude contributed $327 million in intercompany sales and other operating revenues, and generated income before taxes of $127 million and net income of $93 million for the E&P segment.

Note 6—Investments, Loans and Long-Term Receivables

Components of investments, loans and long-term receivables at December 31 were:

	Millions of Dollars
	2010	2009
Equity investments*	$30,055	34,280
Loans and advances—related parties	2,180	2,352
Long-term receivables	922	1,009
Other investments	604	453
	$33,761	38,094
*2009	recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

Equity Investments

Affiliated companies in which we had a significant equity investment at December 31, 2010 include:

•

Australia Pacific LNG—50 percent owned joint venture with Origin Energy—to develop coalbed methane production from the Bowen and Surat Basins in Queensland, Australia, as well as process and export LNG.

•	FCCL Partnership—50 percent owned business venture with Cenovus Energy Inc.—produces bitumen in the Athabasca oil sands in northeastern Alberta and sells the bitumen blend.
•	WRB Refining LP—50 percent owned business venture with Cenovus—owns the Wood River and Borger Refineries, which process crude oil into refined products.
•

OOO Naryanmarneftegaz (NMNG)—30 percent ownership interest and a 50 percent governance interest—a joint venture with LUKOIL to explore for, develop and produce oil and gas resources in the northern part of Russia’s Timan-Pechora Province.

•	DCP Midstream, LLC—50 percent owned joint venture with Spectra Energy—owns and operates gas plants, gathering systems, storage facilities and fractionation plants.
•	Chevron Phillips Chemical Company LLC (CPChem)—50 percent owned joint venture with Chevron Corporation—manufactures and markets petrochemicals and plastics.

Summarized 100 percent financial information for equity method investments in affiliated companies, combined, was as follows (information includes LUKOIL until loss of significant influence):

	Millions of Dollars
	2010	2009	2008
Revenues	$105,589	128,881	180,070
Income before income taxes	11,250	12,121	22,356
Net income	9,495	9,145	17,976
Current assets	14,039	36,139	34,838
Noncurrent assets	79,411	126,163	114,294
Current liabilities	9,325	22,483	21,150
Noncurrent liabilities	24,412	30,960	29,845

Our share of income taxes incurred directly by the equity companies is reported in equity in earnings of affiliates, and as such is not included in income taxes in our consolidated financial statements.

At December 31, 2010, retained earnings included $1,991 million related to the undistributed earnings of affiliated companies.

Australia Pacific LNG

In October 2008, we closed on a transaction with Origin Energy, an integrated Australian energy company, to further enhance our long-term Australasian natural gas business. The 50/50 joint venture, Australia Pacific LNG (APLNG), is focused on coalbed methane production from the Bowen and Surat Basins in Queensland, Australia, and LNG processing and export sales. This transaction gives us access to coalbed methane resources in Australia and enhances our LNG position with the expected creation of an additional LNG hub targeting the Asia Pacific markets.

Under the terms of our agreements with Origin Energy, we will potentially make up to four additional payments to Origin of $500 million each. The payments are conditional on up to four LNG trains being approved and developed by the joint venture and achievement of certain other financial and operating milestones.

At December 31, 2010, the book value of our equity method investment in APLNG was $9,159 million, which includes $3,244 million of cumulative translation effects due to a strengthening Australian dollar. Our 50 percent share of the historical cost basis net assets of APLNG on its books under U.S. generally accepted accounting principles (GAAP) was $1,187 million, resulting in a basis difference of $7,948 million on our books. The amortizable portion of the basis difference, $5,719 million associated with properties, plants and equipment, has been allocated on a relative fair value basis to individual exploration and production license areas owned by APLNG, most of which are not currently in production. Any future additional payments are expected to be allocated in a similar manner. Each exploration license area will periodically be reviewed for any indicators of potential impairment, which, if required, would result in acceleration of basis difference amortization. As the joint venture begins producing natural gas from each license, we amortize the basis difference allocated to that license using the unit-of-production method. Included in net income attributable to ConocoPhillips for 2010, 2009 and 2008 was after-tax expense of $5 million, $4 million and $7 million, respectively, representing the amortization of this basis difference on currently producing licenses.

FCCL and WRB

In January 2007, we closed on a business venture with Cenovus to create an integrated North American heavy oil business. The transaction consists of two 50/50 business ventures, a Canadian upstream general partnership, FCCL Partnership, and a U.S. downstream limited partnership, WRB Refining LP. We use the equity method of accounting for both entities, with the operating results of our investment in FCCL reflecting its use of the full-cost method of accounting for oil and gas exploration and development activities.

At December 31, 2010, the book value of our investment in FCCL was $8,674 million. FCCL’s operating assets consist of the Foster Creek and Christina Lake steam-assisted gravity drainage bitumen projects, both located in the eastern flank of the Athabasca oil sands in northeastern Alberta. Cenovus is the operator and managing partner of FCCL. We are obligated to contribute $7.5 billion, plus accrued interest, to FCCL over a 10-year period that began in 2007. For additional information on this obligation, see Note 13—Joint Venture Acquisition Obligation.

At December 31, 2010, the book value of our investment in WRB was $3,222 million. WRB’s operating assets consist of the Wood River and Borger Refineries, located in Roxana, Illinois, and Borger, Texas, respectively. As a result of our contribution of these two assets to WRB, a basis difference was created due to the fair value of the contributed assets recorded by WRB exceeding their historical book value. The difference is primarily amortized and recognized as a benefit evenly over a period of 26 years, which is the estimated remaining useful life of the refineries’ property, plant and equipment at the closing date. The basis difference at December 31, 2010, was $4,101 million. Equity earnings in 2010, 2009 and 2008 were increased by $243 million, $209 million and $246 million, respectively, due to amortization of the basis difference. We are the operator and managing partner of WRB. Cenovus is obligated to contribute $7.5 billion, plus accrued interest, to WRB over a 10-year period that began in 2007. For the Wood River Refinery, operating results are shared 50/50 starting upon formation. For the Borger Refinery, we were entitled to 85 percent of the operating results in 2007, with our share decreasing to 65 percent in 2008, and 50 percent in all years thereafter.

LUKOIL

LUKOIL is an integrated energy company headquartered in Russia. Our ownership interest was 2.25 percent at December 31, 2010, and 20 percent at December 31, 2009 and 2008, based on 851 million shares authorized and issued. For financial reporting under U.S. GAAP, treasury shares held by LUKOIL are not considered outstanding for determining equity method ownership interest. Our ownership interest, based on estimated shares outstanding at December 31, 2009 and 2008, was 20.09 percent and 20.06 percent, respectively.

On July 28, 2010, we announced our intention to sell our entire interest in LUKOIL, then consisting of 163.4 million shares. This decision was implemented as follows:

•

On July 28, 2010, we entered into a stock purchase and option agreement (the Agreement) with a wholly owned subsidiary of LUKOIL, pursuant to which such subsidiary purchased 64.6 million shares from us at a price of $53.25 per share, or $3,442 million in total. This transaction closed on August 16, 2010.

•

Also pursuant to the Agreement, the LUKOIL subsidiary had a 60-day option, expiring on September 26, 2010, to purchase any or all of our interest remaining at the time of exercise of the option, at a price of $56 per share. Upon exercise of this option, we sold 42.5 million shares on September 29, 2010, for proceeds of $2,380 million.

•	Finally, we sold our remaining shares in the open market subject to the terms of the Shareholder Agreement, with the final disposition of all shares occurring in the first quarter of 2011.

During the third quarter of 2010, our ownership interest declined to a level at which we were no longer able to exercise significant influence over the operating and financial policies of LUKOIL. Accordingly, at the end of the third quarter of 2010, we stopped applying the equity method of accounting for our remaining investment in LUKOIL, and we reclassified the investment from “Investments and long-term receivables” to current assets on our consolidated balance sheet as an available-for-sale equity security.

In total, during 2010, we sold 151 million shares of LUKOIL for $8,345 million, realizing a before-tax gain on disposition of $1,749 million, which was included in the “Gain on dispositions” line of our consolidated statement of operations. Included in these amounts are sales proceeds of $1,793 million and a realized before-tax gain of $437 million incurred subsequent to classifying the investment as available-for-sale. The cost basis for shares sold is average cost.

At December 31, 2010, our remaining investment in LUKOIL was carried at fair value of $1,083 million, reflecting a closing price of LUKOIL American Depositary Receipts (ADRs) on the London Stock Exchange of $56.50 per share. The carrying value reflects a pretax unrealized gain over our cost basis of $247 million. This unrealized gain, net of related income taxes, is reported as a component of accumulated other comprehensive income. The fair value is categorized as Level 1 in the fair value hierarchy.

Prior to 2010, our equity earnings for LUKOIL were estimated. Effective January 1, 2010, we changed our accounting to record our equity earnings for LUKOIL on a one-quarter-lag basis. See Note 2—Changes in Accounting Principles, for additional information about this change in accounting principle for our LUKOIL investment.

While applying the equity method of accounting, a negative basis difference existed which was primarily amortized on a straight-line basis over a 22-year useful life as an increase to equity earnings. Equity earnings in 2010 and 2009 were increased $155 million and $157 million, respectively, while equity earnings in 2008 were reduced $86 million due to amortization of the positive basis difference that existed prior to the 2008 year-end investment impairment discussed below.

Since the inception of our investment and through June 30, 2008, the market value of our investment in LUKOIL exceeded book value, based on the price of LUKOIL ADRs on the London Stock Exchange. However, the price of LUKOIL ADRs experienced significant decline during the second half of 2008, and traded for most of the fourth quarter and into early 2009 in the general range of $25 to $40 per share. The ADR price at year-end 2008 was $32.05 per share, or 67 percent lower than the June 30, 2008, price. This resulted in a December 31, 2008, market value of our investment of $5,452 million, or 58 percent lower than our book value. Based on a review of the facts and circumstances surrounding this decline in the market value of our investment during the second half of 2008, we concluded that an impairment of our investment was necessary. In reaching this conclusion, we considered the length of time market value had been below book value and the severity of the decline in market value to be important factors. In combination, these two items caused us to conclude that the decline was other than temporary. Accordingly, we recorded a noncash $7,496 million, before- and after-tax impairment, in our fourth-quarter 2008 results. This impairment had the effect of reducing our book value to $5,452 million, based on the market value of LUKOIL ADRs on December 31, 2008.

NMNG

NMNG is a joint venture with LUKOIL, created in June 2005, to develop resources in the northern part of Russia’s Timan-Pechora province. We have a 30 percent direct ownership interest with a 50 percent governance interest. At December 31, 2010, the book value of our equity method investment in NMNG was $735 million. NMNG achieved initial production of the YK Field in June 2008, and development was completed in 2010. Production from the NMNG joint venture fields is transported via pipeline to LUKOIL’s existing terminal at Varandey Bay on the Barents Sea and then shipped via tanker to international markets. During 2010 and 2009, we reduced the carrying value of our NMNG investment, reflecting other-than-temporary declines in fair value.

DCP Midstream

DCP Midstream owns and operates gas plants, gathering systems, storage facilities and fractionation plants. At December 31, 2010, the book value of our equity method investment in DCP Midstream was $1,038 million. DCP Midstream markets a portion of its natural gas liquids to us and CPChem under a supply agreement that continues at the current volume commitment with a primary term ending December 31, 2014. This purchase commitment is on an “if-produced, will-purchase” basis and so has no fixed production schedule, but has had, and is expected over the remaining term of the contract to have, a relatively stable purchase pattern. Natural gas liquids are purchased under this agreement at various published market index prices, less transportation and fractionation fees.

CPChem

CPChem manufactures and markets petrochemicals and plastics. At December 31, 2010, the book value of our equity method investment in CPChem was $2,518 million. We have multiple supply and purchase agreements in place with CPChem, ranging in initial terms from one to 99 years, with extension options. These agreements cover sales and purchases of refined products, solvents, and petrochemical and natural gas liquids feedstocks, as well as fuel oils and gases. Delivery quantities vary by product, and are generally on an “if-produced, will-purchase” basis. All products are purchased and sold under specified pricing formulas based on various published pricing indices, consistent with terms extended to third-party customers.

Loans and Long-term Receivables

As part of our normal ongoing business operations and consistent with industry practice, we enter into numerous agreements with other parties to pursue business opportunities. Included in such activity are loans and long-term receivables to certain affiliated and non-affiliated companies. Loans are recorded when cash is transferred or seller financing is provided to the affiliated or non-affiliated company pursuant to a loan agreement. The loan balance will increase as interest is earned on the outstanding loan balance and will decrease as interest and principal payments are received. Interest is earned at the loan agreement’s stated interest rate. Loans and long-term receivables are assessed for impairment when events indicate the loan balance may not be fully recovered.

At December 31, 2010, significant loans to affiliated companies include the following:

•

$653 million in loan financing to Freeport LNG Development, L.P. for the construction of an LNG receiving terminal that became operational in June 2008. Freeport began making repayments in 2008 and is required to continue making repayments through full repayment of the loan in 2026. Repayment by Freeport is supported by “process-or-pay” capacity service payments made by us to Freeport under our terminal use agreement.

•

$1,118 million of project financing and an additional $96 million of accrued interest to Qatar Liquefied Gas Company Limited (3) (QG3), which is an integrated project to produce and liquefy natural gas from Qatar’s North Field. We own a 30 percent interest in QG3, for which we use the equity method of accounting. The other participants in the project are affiliates of Qatar Petroleum (68.5 percent) and Mitsui & Co., Ltd. (1.5 percent). QG3 secured project financing of $4.0 billion in December 2005, consisting of $1.3 billion of loans from export credit agencies (ECA), $1.5 billion from commercial banks, and $1.2 billion from ConocoPhillips. The ConocoPhillips loan facilities have substantially the same terms as the ECA and commercial bank facilities. Prior to project completion certification, all loans, including the ConocoPhillips loan facilities, are guaranteed by the participants based on their respective ownership interests. Accordingly, our maximum exposure to this financing structure is $1.2 billion. Upon completion certification, which is expected in 2011, all project loan facilities, including the ConocoPhillips loan facilities, will become nonrecourse to the project participants. At December 31, 2010, QG3 had approximately $4.0 billion outstanding under all the loan facilities. Bi-annual repayments began in January 2011 and will extend through July 2022.

•	$550 million of loan financing to WRB Refining LP to assist it in meeting its operating and capital spending requirements. We have certain creditor rights in case of default or insolvency.

The long-term portion of these loans are included in the “Loans and advances—related parties” line on the consolidated balance sheet, while the short-term portion is in “Accounts and notes receivable—related parties.”

At September 30, 2010, the Varandey Terminal Company was no longer considered a related party. Accordingly, the long-term portion of this loan is included in the “Investments and long-term receivables” line of the consolidated balance sheet, while the short-term portion is in “Prepaid expenses and other current assets.”

At December 31, 2010, significant long-term receivables and loans to non-affiliated companies included $372 million related to seller financing of U.S. retail marketing assets. In January 2009, we closed on the sale of a large part of our U.S. retail marketing assets which included a five-year note to finance the sale of certain assets. The note is collateralized by the underlying assets related to the sale.

Long-term receivables and the long-term portion of these loans are included in the “Investments and long-term receivables” line on the consolidated balance sheet, while the short-term portion related to non-affiliate loans is in “Accounts and notes receivable.”

Other

We have investments remeasured at fair value on a recurring basis to support certain nonqualified deferred compensation plans. The fair value of these assets at December 31, 2010, was $325 million, and at December 31, 2009, was $338 million. Substantially the entire value is categorized in Level 1 of the fair value hierarchy. These investments are measured at fair value using a market approach based on quotations from national securities exchanges.

Merey Sweeny, L.P. (MSLP) is a limited partnership that owns a 70,000-barrel-per-day delayed coker and related facilities at the Sweeny Refinery. MSLP processes our long residue, which is produced from heavy sour crude oil, for a processing fee. Fuel-grade petroleum coke is produced as a by-product and becomes the property of MSLP. Prior to August 28, 2009, MSLP was owned 50/50 by us and Petróleos de Venezuela S.A. (PDVSA). Under the agreements that govern the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery gave us the right to acquire PDVSA’s 50 percent ownership interest in MSLP. On August 28, 2009, we exercised that right. PDVSA has initiated arbitration with the International Chamber of Commerce challenging our actions, and this arbitration is underway. We continue to use the equity method of accounting for our investment in MSLP.

Note 7—Properties, Plants and Equipment

Properties, plants and equipment (PP&E) are recorded at cost. Within the E&P segment, depreciation is mainly on a unit-of-production basis, so depreciable life will vary by field. In the R&M segment, investments in refining manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life, and pipeline assets over a 45-year life. The company’s investment in PP&E, with accumulated depreciation, depletion and amortization (Accum. DD&A), at December 31 was:

	Millions of Dollars
	2010			2009
	Gross PP&E	Accum. DD&A	Net PP&E	Gross PP&E	Accum. DD&A	Net PP&E
E&P	$116,805	50,501	66,304	115,224	45,577	69,647
Midstream	128	80	48	123	74	49
R&M	23,579	8,999	14,580	23,047	6,714	16,333
LUKOIL Investment	—	—	—	—	—	—
Chemicals	—	—	—	—	—	—
Emerging Businesses	981	161	820	1,198	300	898
Corporate and Other	1,732	930	802	1,650	869	781
	$143,225	60,671	82,554	141,242	53,534	87,708

Note 8—Suspended Wells

The following table reflects the net changes in suspended exploratory well costs during 2010, 2009 and 2008:

	Millions of Dollars
	2010	2009	2008
Beginning balance at January 1	$908	660	589
Additions pending the determination of proved reserves	216	342	160
Reclassifications to proved properties	(106)	(39)	(37)
Sales of suspended well investment	(4)	(21)	(10)
Charged to dry hole expense	(1)	(34)	(42)
Ending balance at December 31	$1,013	908	660

The following table provides an aging of suspended well balances at December 31, 2010, 2009 and 2008:

	Millions of Dollars
	2010	2009	2008
Exploratory well costs capitalized for a period of one year or less	$220	319	182
Exploratory well costs capitalized for a period greater than one year	793	589	478
Ending balance	$1,013	908	660
Number of projects that have exploratory well costs that have been capitalized for a period greater than one year	40	34	31

The following table provides a further aging of those exploratory well costs that have been capitalized for more than one year since the completion of drilling as of December 31, 2010:

	Millions of Dollars
	Total	Suspended Since
Project		2007-2009	2004-2006	2001-2003
Aktote—Kazakhstan (1)	$19	—	8	11
Alpine satellite—Alaska (1)	23	—	—	23
Browse Basin—Australia (2)	93	93	—	—
Caldita/Barossa—Australia (2)	77	—	77	—
Clair—U.K. (1)	46	29	17	—
Fiord West—Alaska (1)	16	16	—	—
Harrison—U.K. (1)	15	15	—	—
Kairan—Kazakhstan (1)	27	14	13	—
Kalamkas—Kazakhstan (2)	13	4	5	4
Kashagan—Kazakhstan (2)	44	34	—	10
Malikai—Malaysia (1)	53	—	53	—
NPR-A—Alaska (1)	17	17	—	—
Petai/Pisagon—Malaysia (2)	43	33	10	—
Saleski—Canada (2)	14	14	—	—
Shenandoah—Lower 48 (2)	43	43	—	—
Sunrise 3—Australia (1)	13	13	—	—
Surmont Beyond Phase II—Canada (2)	28	19	9	—
Thornbury—Canada (2)	20	20	—	—
Tiber—Lower 48 (2)	40	40	—	—
Titan—Norway (1)	12	12	—	—
Ubah—Malaysia (1)	24	24	—	—
Uge—Nigeria (2)	30	16	14	—
Eighteen projects of $10 million or less each (1)(2)	83	59	24	—
Total of 40 projects	$793	515	230	48
(1)	Appraisal drilling complete; costs being incurred to assess development.
(2)	Additional appraisal wells planned.

Note 9—Goodwill and Intangibles

Goodwill

Changes in the carrying amount of goodwill were as follows:

	Millions of Dollars
	2010			2009
	E&P	R&M	Total	E&P	R&M	Total
Balance as of January 1
Goodwill	$25,443	3,638	29,081	25,443	3,778	29,221
Accumulated impairment losses	(25,443)	—	(25,443)	(25,443)	—	(25,443)
	—	3,638	3,638	—	3,778	3,778
Goodwill allocated to assets held for sale or sold	—	—	—	—	(135)	(135)
Tax and other adjustments	—	(5)	(5)	—	(5)	(5)
Balance as of December 31
Goodwill	25,443	3,633	29,076	25,443	3,638	29,081
Accumulated impairment losses	(25,443)	—	(25,443)	(25,443)	—	(25,443)
	$—	3,633	3,633	—	3,638	3,638

Goodwill Impairment

We perform our annual goodwill impairment review in the fourth quarter of each year. During the fourth quarter of 2008, there were severe disruptions in the credit markets and reductions in global economic activity which had significant adverse impacts on stock markets and oil-and-gas-related commodity prices, both of which contributed to a significant decline in our company’s stock price and corresponding market capitalization. For most of the fourth quarter of 2008, our market capitalization value was significantly below the recorded net book value of our balance sheet, including goodwill.

Because quoted market prices for our reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units for purposes of performing the annual goodwill impairment test. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to our market capitalization. We use an average of our market capitalization over the 30 calendar days preceding the impairment testing date as being more reflective of our stock price trend than a single day, point-in-time market price. Because, in our judgment, Worldwide E&P is considered to have a higher valuation volatility than Worldwide R&M, the long-term free cash flow growth rate implied from this reconciliation to our recent average market capitalization is applied to the Worldwide E&P net present value calculation.

The accounting principles regarding goodwill acknowledge that the observed market prices of individual trades of a company’s stock (and thus its computed market capitalization) may not be representative of the fair value of the company as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual common stock. In most industries, including ours, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, once the above net present value calculations have been determined, we also add a control premium to the calculations. This control premium is judgmental and is based on observed acquisitions in our industry. The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in our industry to determine whether those valuations, in our judgment, appear reasonable.

After determining the fair values of our various reporting units as of December 31, 2008, it was determined that our Worldwide R&M reporting unit passed the first step of the goodwill impairment test, while our Worldwide E&P reporting unit did not pass the first step. As described above, the second step of the goodwill impairment test uses the estimated fair value of Worldwide E&P from the first step as the purchase price in a hypothetical acquisition of the reporting unit. The significant hypothetical purchase price allocation adjustments made to the assets and liabilities of Worldwide E&P in this second step calculation were in the areas of:

•	Adjusting the carrying value of major equity method investments to their estimated fair values.
•	Adjusting the carrying value of PP&E to the estimated aggregate fair value of all oil and gas property interests.
•	Recalculating deferred income taxes under FASB ASC Topic 740, “Income Taxes,” after considering the likely tax basis a hypothetical buyer would have in the assets and liabilities.

When determining the above adjustment for the estimated aggregate fair value of PP&E, it was noted that in order for any residual purchase price to be allocated to goodwill, the purchase price assigned to PP&E would have to be well below the value of the PP&E implied by recently-observed metrics from other sales of major oil and gas properties.

Based on the above analysis, we concluded that a $25.4 billion before- and after-tax noncash impairment of the entire amount of recorded goodwill for the Worldwide E&P reporting unit was required. This impairment was recorded in the fourth quarter of 2008.

Intangible Assets

Information at December 31 on the carrying value of intangible assets follows:

	Millions of Dollars
	Gross Carrying Amount
	2010	2009
Indefinite-Lived Intangible Assets
Trade names and trademarks	$494	494
Refinery air and operating permits	245	246
	$739	740

At year-end 2010, our amortized intangible asset balance was $62 million, compared with $83 million at year-end 2009. Amortization expense was not material for 2010 and 2009, and is not expected to be material in future years.

Note 10—Impairments

Goodwill

See the “Goodwill Impairment” section of Note 9—Goodwill and Intangibles, for information on the complete impairment of our E&P segment goodwill.

LUKOIL

See the “LUKOIL” section of Note 6—Investments, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements, for information on the impairment of our LUKOIL investment.

Other Impairments

During 2010, 2009 and 2008, we recognized the following before-tax impairment charges, excluding the goodwill and LUKOIL investment impairments noted above:

	Millions of Dollars
	2010	2009	2008
E&P
United States	$25	5	620
International	56	463	173
R&M
United States	52	63	534
International	1,616	3	181
Emerging Businesses	31	—	130
Corporate	—	1	48
	$1,780	535	1,686

2010

During 2010, we recorded a $1,514 million impairment of our refinery in Wilhelmshaven, Germany, due to canceled plans for a project to upgrade the refinery, as well as a $98 million impairment as a result of our decision to end our participation in a new refinery project in Yanbu Industrial City, Saudi Arabia. We also recorded various property impairments of $81 million in our E&P segment.

2009

During 2009, we recorded property impairments of $417 million in our E&P segment, primarily as a result of lower natural gas price assumptions, reduced volume forecasts, and higher royalty, operating costs and capital expenditure assumptions. Additionally, we recorded a noncash charge of $51 million before- and after-tax related to the full impairment of our exploration and production investments in Ecuador, due to their expropriation. An arbitration hearing on case merits regarding the expropriation is scheduled for March 2011. Property impairments of $66 million in our R&M segment, primarily associated with planned asset dispositions, were also recorded during 2009.

2008

As a result of the economic downturn in the fourth quarter of 2008, the outlook for crude oil and natural gas prices, refining margins, and power spreads sharply deteriorated, which resulted in revised capital spending plans. Because of these factors, certain E&P, R&M and Emerging Businesses properties no longer passed the undiscounted cash flow tests and had to be written down to fair value. Consequently, we recorded property impairments of approximately $1,480 million, primarily consisting of various producing fields in the U.S. Lower 48 and Canada, one U.S. and one European refinery and a U.S. power generation facility. In addition, we recorded property impairments for increased asset retirement obligations, vacant office buildings in the United States and canceled R&M capital projects.

Fair Value Remeasurements

The following table shows the values of assets, by major category, measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition:

	Millions of Dollars
		Fair Value Measurements Using
	Fair Value*	Level 1 Inputs	Level 3 Inputs	Before-Tax Loss
Year ended December 31, 2010
Net properties, plants and equipment (held for use)	$307	—	307	1,604	**
Net properties, plants and equipment (held for sale)	23	5	18	43
Equity method investments	735	—	735	645

Year ended December 31, 2009
Net properties, plants and equipment (held for use)	$210	—	210	385
Net properties, plants and equipment (held for sale)	121	35	86	62
Equity method investments	1,784	—	1,784	286
*	Represents the fair value at the time of the impairment.
**	Includes a $55 million leasehold impairment charged to exploration expenses.

2010

During 2010, net properties, plants and equipment held for use with a carrying amount of $1,911 million were written down to a fair value of $307 million, resulting in a before-tax loss of $1,604 million. The fair values were determined by the use of internal discounted cash flow models using estimates of future production, prices, costs and a discount rate believed to be consistent with those used by principal market participants and cash flow multiples for similar assets and alternative use.

Also during 2010, net properties, plants and equipment held for sale with a carrying amount of $64 million were written down to their fair value of $23 million less cost to sell of $2 million for a net $21 million, resulting in a before-tax loss of $43 million. The fair values were primarily determined by binding negotiated selling prices with third parties, with some adjusted for the fair value of certain liabilities retained.

In addition, an equity method investment associated with our E&P segment was determined to have a fair value below carrying amount, and the impairment was considered to be other than temporary. This investment with a book value of $1,380 million was written down to a fair value of $735 million, resulting in a charge of $645 million before-tax, which is included in the “Equity in earnings of affiliates” line of our consolidated statement of operations. The fair value was determined by the application of an internal discounted cash flow model using estimates of future production, prices, costs and a discount rate believed to be consistent with those used by principal market participants. In addition, the equity investment fair value considered market analysis of certain similar undeveloped properties.

2009

In 2009, net properties, plants and equipment held for use with a carrying amount of $610 million were written down to a fair value of $210 million, resulting in a before-tax loss of $385 million (including impact of exchange rates). The fair values were determined by the application of an internal discounted cash flow model using estimates of future production, prices and a discount rate believed to be consistent with those used by principal market participants.

Also during 2009, net properties, plants and equipment held for sale with a carrying amount of $178 million were written down to a fair value of $121 million ($91 million still unsold at year-end 2009), less cost to sell of $5 million for a net $116 million, resulting in a before-tax loss of $62 million. The fair values were largely based on binding negotiated prices with third parties, with some adjusted for the fair value of certain liabilities retained.

At December 31, 2009, certain equity method investments associated with our E&P segment were determined to have a fair value below carrying amount and the impairment was considered to be other than temporary. As a result, those investments with a book value of $2,070 million were written down to a fair value of $1,784 million resulting in a charge of $286 million before-tax, which is included in the “Equity in earnings of affiliates” line of the consolidated statement of operations. The fair values were determined by the application of an internal discounted cash flow model using estimates of future production, prices and a discount rate believed to be consistent with those used by principal market participants, as well as reference to market analysis of certain similar undeveloped properties.

Note 11—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2010	2009
Asset retirement obligations	$8,776	8,295
Accrued environmental costs	994	1,017
Total asset retirement obligations and accrued environmental costs	9,770	9,312
Asset retirement obligations and accrued environmental costs due within one year*	(571)	(599)
Long-term asset retirement obligations and accrued environmental costs	$9,199	8,713
*Classified	as a current liability on the balance sheet, under the caption “Other accruals.”

Asset Retirement Obligations

We record the fair value of a liability for an asset retirement obligation when it is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related properties, plants and equipment. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the related asset.

We have numerous asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. Most of these obligations are not expected to be paid until several years, or decades, in the future and will be funded from general company resources at the time of removal. Our largest individual obligations involve removal and disposal of offshore oil and gas platforms around the world, oil and gas production facilities and pipelines in Alaska, and asbestos abatement at refineries.

During 2010 and 2009, our overall asset retirement obligation changed as follows:

	Millions of Dollars
	2010	2009
Balance at January 1	$8,295	6,615
Accretion of discount	422	394
New obligations	64	113
Changes in estimates of existing obligations	744	905
Spending on existing obligations	(314)	(322)
Property dispositions	(394)	(82)
Foreign currency translation	(41)	672
Balance at December 31	$8,776	8,295

Accrued Environmental Costs

Total accrued environmental costs at December 31, 2010 and 2009, were $994 million and $1,017 million, respectively. The 2010 decrease in total accrued environmental costs is due to payments and settlements during the year exceeding new accruals, accrual adjustments and accretion.

We had accrued environmental costs of $624 million and $632 million at December 31, 2010 and 2009, respectively, primarily related to cleanup at domestic refineries and underground storage tanks at U.S. service stations, and remediation activities required by Canada and the state of Alaska at exploration and production sites. We had also accrued in Corporate and Other $278 million and $292 million of environmental costs associated with nonoperator sites at December 31, 2010 and 2009, respectively. In addition, $92 million and $93 million were included at both December 31, 2010 and 2009, respectively, where the company has been named a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws. Accrued environmental liabilities are expected to be paid over periods extending up to 30 years.

Because a large portion of the accrued environmental costs were acquired in various business combinations, they are discounted obligations. Expected expenditures for acquired environmental obligations are discounted using a weighted-average 5 percent discount factor, resulting in an accrued balance for acquired environmental liabilities of $452 million at December 31, 2010. The expected future undiscounted payments related to the portion of the accrued environmental costs that have been discounted are: $54 million in 2011, $38 million in 2012, $41 million in 2013, $30 million in 2014, $28 million in 2015, and $342 million for all future years after 2015.

Note 12—Debt

Long-term debt at December 31 was:

	Millions of Dollars
	2010	2009
9.875% Debentures due 2010	$—	150
9.375% Notes due 2011	328	328
9.125% Debentures due 2021	150	150
8.75% Notes due 2010	—	1,264
8.20% Debentures due 2025	150	150
8.125% Notes due 2030	600	600
7.9% Debentures due 2047	100	100
7.8% Debentures due 2027	300	300
7.68% Notes due 2012	15	23
7.65% Debentures due 2023	88	88
7.625% Debentures due 2013	100	100
7.40% Notes due 2031	500	500
7.375% Debentures due 2029	92	92
7.25% Notes due 2031	500	500
7.20% Notes due 2031	575	575
7% Debentures due 2029	200	200
6.95% Notes due 2029	1,549	1,549
6.875% Debentures due 2026	67	67
6.68% Notes due 2011	—	400
6.65% Debentures due 2018	297	297
6.50% Notes due 2011	500	500
6.50% Notes due 2039	2,250	2,250
6.50% Notes due 2039	500	500
6.40% Notes due 2011	—	178
6.35% Notes due 2011	—	1,750
6.00% Notes due 2020	1,000	1,000
5.951% Notes due 2037	645	645
5.95% Notes due 2036	500	500
5.90% Notes due 2032	505	505
5.90% Notes due 2038	600	600
5.75% Notes due 2019	2,250	2,250
5.625% Notes due 2016	1,250	1,250
5.50% Notes due 2013	750	750
5.30% Notes due 2012	—	350
5.20% Notes due 2018	500	500
4.75% Notes due 2012	897	897
4.75% Notes due 2014	1,500	1,500
4.60% Notes due 2015	1,500	1,500
4.40% Notes due 2013	400	400
Commercial paper at 0.14% – 0.34% at year-end 2010 and 0.06% – 0.29% at year-end 2009	1,182	1,300
Floating Rate Five-Year Term Note due 2011 at 0.575% at year-end 2010 and 0.45% at year-end 2009	—	750
Industrial Development Bonds due 2012 through 2038 at 0.33% – 5.75% at year-end 2010 and 0.24% – 5.75% at year-end 2009	252	252
Guarantee of savings plan bank loan payable due 2015 at 2.06% at year-end 2010 and 2.01% at year-end 2009	64	103
Note payable to Merey Sweeny, L.P. due 2020 at 7% (related party)	144	154
Marine Terminal Revenue Refunding Bonds due 2031 at 0.33% – 0.48% at year-end 2010 and 0.26% – 0.40% at year-end 2009	265	265
Other	31	38
Debt at face value	23,096	28,120
Capitalized leases	39	31
Net unamortized premiums and discounts	457	502
Total debt	23,592	28,653
Short-term debt	(936)	(1,728)
Long-term debt	$22,656	26,925

Maturities of long-term borrowings, inclusive of net unamortized premiums and discounts, in 2011 through 2015 are: $936 million, $2,081 million, $1,277 million, $1,530 million and $1,610 million, respectively. At December 31, 2010, we had classified $1,125 million of short-term debt as long-term debt, based on our ability and intent to refinance the obligation on a long-term basis under our revolving credit facilities.

During 2010, the following debt instruments were repaid prior to their maturity:

•	The $400 million 6.68% Notes due 2011.
•	The $178 million 6.40% Notes due 2011.
•	The $1,750 million 6.35% Notes due 2011.
•	The $350 million 5.30% Notes due 2012.
•	The $750 million remaining balance of the Floating Rate Five-Year Term Note due 2011.

During 2010, the following debt instruments were repaid at their maturity:

•	The $150 million 9.875% Debentures due 2010.
•	The $1,264 million 8.75% Notes due 2010.

At December 31, 2010, we had two revolving credit facilities totaling $7.85 billion, consisting of a $7.35 billion facility expiring in September 2012 and a $500 million facility expiring in July 2012. Our revolving credit facilities may be used as direct bank borrowings, as support for issuances of letters of credit totaling up to $750 million, or as support for our commercial paper programs. The revolving credit facilities are broadly syndicated among financial institutions and do not contain any material adverse change provisions or any covenants requiring maintenance of specified financial ratios or ratings. The facility agreements contain a cross-default provision relating to the failure to pay principal or interest on other debt obligations of $200 million or more by ConocoPhillips, or by any of its consolidated subsidiaries.

Credit facility borrowings may bear interest at a margin above rates offered by certain designated banks in the London interbank market or at a margin above the overnight federal funds rate or prime rates offered by certain designated banks in the United States. The agreements call for commitment fees on available, but unused, amounts. The agreements also contain early termination rights if our current directors or their approved successors cease to be a majority of the Board of Directors.

We have two commercial paper programs: the ConocoPhillips $6.35 billion program, primarily a funding source for short-term working capital needs, and the ConocoPhillips Qatar Funding Ltd. $1.5 billion commercial paper program, which is used to fund commitments relating to the Qatargas 3 Project. Commercial paper maturities are generally limited to 90 days. At both December 31, 2010 and 2009, we had no direct outstanding borrowings under the revolving credit facilities, but $40 million in letters of credit had been issued. In addition, under the two commercial paper programs, there was $1,182 million of commercial paper outstanding at December 31, 2010, compared with $1,300 million at December 31, 2009. Since we had $1,182 million of commercial paper outstanding and had issued $40 million of letters of credit, we had access to $6.6 billion in borrowing capacity under our revolving credit facilities at December 31, 2010.

Note 13—Joint Venture Acquisition Obligation

In 2007, we closed on a business venture with Cenovus. As a part of the transaction, we are obligated to contribute $7.5 billion, plus interest, over a 10-year period that began in 2007, to the upstream business venture, FCCL Partnership, formed as a result of the transaction.

Quarterly principal and interest payments of $237 million began in the second quarter of 2007, and will continue until the balance is paid. Of the principal obligation amount, $695 million was short-term and was included in the “Accounts payable—related parties” line on our December 31, 2010, consolidated balance sheet. The principal portion of these payments, which totaled $659 million in 2010, is included in the “Other” line in the financing activities section of our consolidated statement of cash flows. Interest accrues at a fixed annual rate of 5.3 percent on the unpaid principal balance. Fifty percent of the quarterly interest payment is reflected as a capital contribution and is included in the “Capital expenditures and investments” line on our consolidated statement of cash flows.

Note 14—Guarantees

At December 31, 2010, we were liable for certain contingent obligations under various contractual arrangements as described below. We recognize a liability, at inception, for the fair value of our obligation as a guarantor for newly issued or modified guarantees. Unless the carrying amount of the liability is noted below, we have not recognized a liability either because the guarantees were issued prior to December 31, 2002, or because the fair value of the obligation is immaterial. In addition, unless otherwise stated we are not currently performing with any significance under the guarantee and expect future performance to be either immaterial or have only a remote chance of occurrence.

Construction Completion Guarantees

In December 2005, we issued a construction completion guarantee for 30 percent of the $4 billion in loan facilities of Qatargas 3, which are being used to finance the construction of an LNG train in Qatar. Of the $4 billion in loan facilities, we committed to provide $1.2 billion. The maximum potential amount of future payments to third-party lenders under the guarantee is estimated to be $850 million, which could become payable if the full debt financing is utilized and completion of the Qatargas 3 Project is not achieved. The project financing will be nonrecourse to ConocoPhillips upon certified completion, expected in 2011. At December 31, 2010, the carrying value of the guarantee to third-party lenders was $11 million.

Guarantees of Joint Venture Debt

At December 31, 2010, we had guarantees outstanding for our portion of joint venture debt obligations, which have terms of up to 15 years. The maximum potential amount of future payments under the guarantees is approximately $80 million. Payment would be required if a joint venture defaults on its debt obligations.

Other Guarantees

•

In conjunction with our purchase of a 50 percent ownership interest in APLNG from Origin Energy in October 2008, we agreed to participate, if and when requested, in any parent company guarantees that were outstanding at the time we purchased our interest in APLNG. These parent company guarantees cover the obligation of APLNG to deliver natural gas under several sales agreements with remaining terms of 6 to 21 years. Our maximum potential amount of future payments, or cost of volume delivery, under these guarantees is estimated to be $1,578 million ($3,477 million in the event of intentional or reckless breach) at December 2010 exchange rates based on our 50 percent share of the remaining contracted volumes, which could become payable if APLNG fails to meet its obligations under these agreements and the obligations cannot otherwise be mitigated. Future payments are considered unlikely, as the payments, or cost of volume delivery, would only be triggered if APLNG does not have enough natural gas to meet these sales commitments and if the co-venturers do not make necessary equity contributions into APLNG.

•	We have other guarantees with maximum future potential payment amounts totaling $400 million, which consist primarily of guarantees to fund the short-term cash liquidity deficits of certain joint ventures, a guarantee of minimum charter revenue for two LNG vessels, one small construction completion guarantee, guarantees relating to the startup of a refining joint venture, guarantees of the lease payment obligations of a joint venture, and guarantees of the residual value of leased corporate aircraft. These guarantees generally extend up to 14 years or life of the venture.

Indemnifications

Over the years, we have entered into various agreements to sell ownership interests in certain corporations, joint ventures and assets that gave rise to qualifying indemnifications. Agreements associated with these sales include indemnifications for taxes, environmental liabilities, permits and licenses, employee claims, real estate indemnity against tenant defaults, and litigation. The terms of these indemnifications vary greatly. The majority of these indemnifications are related to environmental issues, the term is generally indefinite and the maximum amount of future payments is generally unlimited. The carrying amount recorded for these indemnifications at December 31, 2010, was $386 million. We amortize the indemnification liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of indemnity. In cases where the indemnification term is indefinite, we will reverse the liability when we have information the liability is essentially relieved or amortize the liability over an appropriate time period as the fair value of our indemnification exposure declines. Although it is reasonably possible future payments may exceed amounts recorded, due to the nature of the indemnifications, it is not possible to make a reasonable estimate of the maximum potential amount of future payments. Included in the recorded carrying amount were $250 million of environmental accruals for known contamination that are included in asset retirement obligations and accrued environmental costs at December 31, 2010. For additional information about environmental liabilities, see Note 15—Contingencies and Commitments.

Note 15—Contingencies and Commitments

A number of lawsuits involving a variety of claims have been made against ConocoPhillips that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain. See Note 20—Income Taxes, for additional information about income-tax-related contingencies.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental

We are subject to federal, state and local environmental laws and regulations. When we prepare our consolidated financial statements, we record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency (EPA) or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

Although liability of those potentially responsible for environmental remediation costs is generally joint and several for federal sites and frequently so for state sites, we are usually only one of many companies cited at a particular site. Due to the joint and several liabilities, we could be responsible for all cleanup costs related to any site at which we have been designated as a potentially responsible party. We have been successful to date in sharing cleanup costs with other financially sound companies. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess the site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or may attain a settlement of liability. Where it appears that other potentially responsible parties may be financially unable to bear their proportional share, we consider this inability in estimating our potential liability, and we adjust our accruals accordingly.

As a result of various acquisitions in the past, we assumed certain environmental obligations. Some of these environmental obligations are mitigated by indemnifications made by others for our benefit and some of the indemnifications are subject to dollar limits and time limits. We have not recorded accruals for any potential contingent liabilities that we expect to be funded by the prior owners under these indemnifications.

We are currently participating in environmental assessments and cleanups at numerous federal Superfund and comparable state sites. After an assessment of environmental exposures for cleanup and other costs, we make accruals on an undiscounted basis (except those acquired in a purchase business combination, which we record on a discounted basis) for planned investigation and remediation activities for sites where it is probable future costs will be incurred and these costs can be reasonably estimated. We have not reduced these accruals for possible insurance recoveries. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Note 11—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required.

Other Contingencies

We have contingent liabilities resulting from throughput agreements with pipeline and processing companies not associated with financing arrangements. Under these agreements, we may be required to provide any such company with additional funds through advances and penalties for fees related to throughput capacity not utilized. In addition, at December 31, 2010, we had performance obligations secured by letters of credit of $1,784 million (of which $40 million was issued under the provisions of our revolving credit facility, and the remainder was issued as direct bank letters of credit) related to various purchase commitments for materials, supplies, services and items of permanent investment incident to the ordinary conduct of business.

In 2007, we announced we had been unable to reach agreement with respect to our migration to an empresa mixta structure mandated by the Venezuelan government’s Nationalization Decree. As a result, Venezuela’s national oil company, PDVSA, or its affiliates directly assumed control over ConocoPhillips’ interests in the Petrozuata and Hamaca heavy oil ventures and the offshore Corocoro development project. In response to this expropriation, we filed a request for international arbitration on November 2, 2007, with the World Bank’s International Centre for Settlement of Investment Disputes (ICSID). An arbitration hearing was held during 2010 before ICSID. We are awaiting their decision. See Note 10—Impairments, for additional information about expropriated assets in Ecuador.

Long-Term Throughput Agreements and Take-or-Pay Agreements

We have certain throughput agreements and take-or-pay agreements in support of financing arrangements. The agreements typically provide for natural gas or crude oil transportation to be used in the ordinary course of the company’s business. The aggregate amounts of estimated payments under these various agreements are: 2011—$369 million; 2012—$410 million; 2013—$408 million; 2014—$408 million; 2015—$400 million; and 2016 and after—$4,402 million. Total payments under the agreements were $216 million in 2010, $114 million in 2009 and $119 million in 2008.

Note 16—Financial Instruments and Derivative Contracts

Financial Instruments

We invest excess cash in financial instruments with maturities based on our cash forecasts for the various currency pools we manage. The maturities of these investments may from time to time extend beyond 90 days. The types of financial instruments in which we currently invest include:

•	Time Deposits: Interest bearing deposits placed with approved financial institutions.
•	Commercial Paper: Unsecured promissory notes issued by a corporation, commercial bank, or government agency purchased at a discount to mature at par.
•	Government or government agency obligations: Negotiable debt obligations issued by a government or government agency.

These financial instruments appear in the “Cash and cash equivalents” line of our consolidated balance sheet if the maturities at the time we made the investments were 90 days or less; otherwise, these held-to-maturity investments are included in the “Short-term investments” line. At December 31, 2010, we held the following financial instruments:

	Millions of Dollars
	Carrying Amount
	Cash & Cash Equivalents	Short-Term Investments*
Cash	$1,284	—

Time Deposits
Remaining maturities from 1 to 90 days	6,154	302
Remaining maturities from 91 to 180 days	—	69
Commercial Paper
Remaining maturities from 1 to 90 days	1,566	525
Remaining maturities from 91 to 180 days	—	—
Government Obligations
Remaining maturities from 1 to 90 days	450	77
Remaining maturities from 91 to 180 days	—	—
	$9,454	973
*Carrying	value approximates fair value.

Derivative Instruments

We use financial and commodity-based derivative contracts to manage exposures to fluctuations in foreign currency exchange rates, commodity prices, and interest rates, or to capture market opportunities. Since we are not currently using cash-flow hedge accounting, all gains and losses, realized or unrealized, from derivative contracts have been recognized in the consolidated statement of operations. Gains and losses from derivative contracts held for trading not directly related to our physical business, whether realized or unrealized, have been reported net in other income.

Purchase and sales contracts with fixed minimum notional volumes for commodities that are readily convertible to cash (e.g., crude oil, natural gas and gasoline) are recorded on the balance sheet as derivatives unless the contracts are eligible for and we elect the normal purchases and normal sales exception (i.e., contracts to purchase or sell quantities we expect to use or sell over a reasonable period in the normal course of business). We record most of our contracts to buy or sell natural gas and the majority of our contracts to sell power as derivatives, but we do apply the normal purchases and normal sales exception to certain long-term contracts to sell our natural gas production. We generally apply this normal purchases and normal sales exception to eligible crude oil and refined product commodity purchase and sales contracts; however, we may elect not to apply this exception (e.g., when another derivative instrument will be used to mitigate the risk of the purchase or sales contract but hedge accounting will not be applied, in which case both the purchase or sales contract and the derivative contract mitigating the resulting risk will be recorded on the balance sheet at fair value).

We value our exchange-cleared derivatives using closing prices provided by the exchange as of the balance sheet date, and these are classified as Level 1 in the fair value hierarchy. Over-the-counter (OTC) financial swaps and physical commodity forward purchase and sales contracts are generally valued using quotations provided by brokers and price index developers such as Platts and Oil Price Information Service. These quotes are corroborated with market data and are classified as Level 2. In certain less liquid markets or for longer-term contracts, forward prices are not as readily available. In these circumstances, OTC swaps and physical commodity purchase and sales contracts are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. A contract that is initially classified as Level 3 due to absence or insufficient corroboration of broker quotes over a material portion of the contract will transfer to Level 2 when the portion of the trade having no quotes or insufficient corroboration becomes an insignificant portion of the contract. A contract would also transfer to Level 2 if we began using a corroborated broker quote that has become available. Conversely, if a corroborated broker quote ceases to be available or used by us, the contract would transfer from Level 2 to Level 3. There were no transfers in or out of Level 1.

Financial OTC and physical commodity options are valued using industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and contractual prices for the underlying instruments, as well as other relevant economic measures. The degree to which these inputs are observable in the forward markets determines whether the options are classified as Level 2 or 3.

We use a mid-market pricing convention (the mid-point between bid and ask prices). When appropriate, valuations are adjusted to reflect credit considerations, generally based on available market evidence.

The fair value hierarchy for our derivative assets and liabilities accounted for at fair value on a recurring basis was:

	Millions of Dollars
	December 31, 2010				December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Commodity derivatives	$1,957	1,243	63	3,263	1,710	1,659	61	3,430
Interest rate derivatives	—	20	—	20	—	—	—	—
Foreign currency exchange derivatives	—	15	—	15	—	45	—	45
Total assets	1,957	1,278	63	3,298	1,710	1,704	61	3,475

Liabilities
Commodity derivatives	2,230	1,118	36	3,384	1,797	1,496	24	3,317
Foreign currency exchange derivatives	—	9	—	9	—	47	—	47
Total liabilities	2,230	1,127	36	3,393	1,797	1,543	24	3,364
Net assets (liabilities)	$(273)	151	27	(95)	(87)	161	37	111

The derivative values above are based on analysis of each contract as the fundamental unit of account; therefore, derivative assets and liabilities with the same counterparty are not reflected net where the legal right of offset exists. Gains or losses from contracts in one level may be offset by gains or losses on contracts in another level or by changes in values of physical contracts or positions that are not reflected in the table above.

As reflected in the table above, Level 3 activity is not material.

Commodity Derivative Contracts—We operate in the worldwide crude oil, bitumen, refined product, natural gas, LNG, natural gas liquids and electric power markets and are exposed to fluctuations in the prices for these commodities. These fluctuations can affect our revenues, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities; however, we use futures, forwards, swaps and options in various markets to balance physical systems, meet customer needs, manage price exposures on specific transactions, and do a limited, immaterial amount of trading not directly related to our physical business. We also use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be used to optimize these activities which may move our risk profile away from market average prices.

The fair value of commodity derivative assets and liabilities and the line items where they appear on our consolidated balance sheet were:

	Millions of Dollars
	2010	2009
Assets
Prepaid expenses and other current assets	$3,073	3,084
Other assets	211	359
Liabilities
Other accruals	3,212	3,006
Other liabilities and deferred credits	193	324

Hedge accounting has not been used for any items in the table. The amounts shown are presented gross (i.e., without netting assets and liabilities with the same counterparty where the right of offset and intent to net exist).

The gains (losses) from commodity derivatives incurred, and the line items where they appear on our consolidated statement of operations were:

	Millions of Dollars
	2010	2009
Sales and other operating revenues	$(1,154)	1,964
Other income	(38)	19
Purchased crude oil, natural gas and products	1,036	(2,624)

Hedge accounting has not been used for any items in the table.

The table below summarizes our material net exposures resulting from outstanding commodity derivative contracts. These financial and physical derivative contracts are primarily used to manage price exposure on our underlying operations. The underlying exposures may be from non-derivative positions such as inventory volumes or firm natural gas transport contracts. Financial derivative contracts may also offset physical derivative contracts, such as forward sales contracts.

	Open Position Long / (Short)
	2010	2009
Commodity
Crude oil, refined products and natural gas liquids (millions of barrels)	(16)	(16)
Natural gas and power (billions of cubic feet equivalent)
Fixed price	(69)	(60)
Basis	(43)	154

Interest Rate Derivative Contracts—During the second quarter of 2010, we executed interest rate swaps to synthetically convert $500 million of our 4.60% fixed-rate notes due in 2015 to a London Interbank Offered Rate (LIBOR)-based floating rate. These swaps qualify for and are designated as fair-value hedges using the short-cut method of hedge accounting. The short-cut method permits the assumption that changes in the value of the derivative perfectly offset changes in the value of the debt; therefore, no gain or loss has been recognized due to hedge ineffectiveness.

The fair value of interest rate derivative assets and liabilities and the line items where they appear on our consolidated balance sheet were:

	Millions of Dollars
	2010	2009
Assets
Prepaid expenses and other current assets	$11	—
Other assets	9	—

Hedge accounting was used for all items in the table. The amounts shown are presented gross.

The (gains) and losses from interest rate derivatives used in a fair-value hedge, losses and (gains) from changes in the fair value of the hedged debt, and the line item where they appear on our consolidated statement of operations were:

	Millions of Dollars
	2010	2009
Recorded in interest and debt expense
From the interest rate derivatives	$(23)	—
From the hedged debt	16	—

Hedge accounting was used for all items in the table. The amounts shown are presented gross.

The extent to which the change in value of the interest rate derivatives differs from the change in value of the hedged debt is an adjustment to recorded interest expense on the fixed-rate debt that effectively results in interest expense for the period being recorded at floating-rate LIBOR plus the swap spread.

Foreign Currency Exchange Derivatives—We have foreign currency exchange rate risk resulting from international operations. We do not comprehensively hedge the exposure to movements in currency exchange rates, although we may choose to selectively hedge certain foreign currency exchange rate exposures, such as firm commitments for capital projects or local currency tax payments, dividends, and cash returns from net investments in foreign affiliates to be remitted within the coming year.

The fair value of foreign currency exchange derivative assets and liabilities, and the line items where they appear on our consolidated balance sheet were:

	Millions of Dollars
	2010	2009
Assets
Prepaid expenses and other current assets	$14	38
Other assets	1	7
Liabilities
Other accruals	7	40
Other liabilities and deferred credits	2	7

Hedge accounting has not been used for any items in the table. The amounts shown are presented gross.

Gains and losses from foreign currency exchange derivatives and the line item where they appear on our consolidated statement of operations were:

	Millions of Dollars
	2010	2009
Foreign currency transaction (gains) losses	$118	(121)

Hedge accounting has not been used for any items in the table.

We had the following net notional position of outstanding foreign currency exchange derivatives:

	In Millions
	Notional Currency*
	2010		2009
Foreign Currency Exchange Derivatives
Sell U.S. dollar, buy other currencies**	USD	569	3,211
Sell Euro, buy British pound	EUR	253	267
*	Denominated in U.S. dollars (USD) and euros (EUR).
**	Primarily euro, Canadian dollar, Norwegian krone and British pound.

Credit Risk

Financial instruments potentially exposed to concentrations of credit risk consist primarily of cash equivalents, OTC derivative contracts and trade receivables. Our cash equivalents and short-term investments are placed in high-quality commercial paper, money market funds, government debt securities and time deposits with major international banks and financial institutions.

The credit risk from our OTC derivative contracts, such as forwards and swaps, derives from the counterparty to the transaction. Individual counterparty exposure is managed within predetermined credit limits and includes the use of cash-call margins when appropriate, thereby reducing the risk of significant nonperformance. We also use futures contracts, but futures have a negligible credit risk because they are traded on the New York Mercantile Exchange or the IntercontinentalExchange (ICE) Futures.

Our trade receivables result primarily from our petroleum operations and reflect a broad national and international customer base, which limits our exposure to concentrations of credit risk. The majority of these receivables have payment terms of 30 days or less, and we continually monitor this exposure and the creditworthiness of the counterparties. We do not generally require collateral to limit the exposure to loss; however, we will sometimes use letters of credit, prepayments, and master netting arrangements to mitigate credit risk with counterparties that both buy from and sell to us, as these agreements permit the amounts owed by us or owed to others to be offset against amounts due us.

Certain of our derivative instruments contain provisions that require us to post collateral if the derivative exposure exceeds a threshold amount. We have contracts with fixed threshold amounts and other contracts with variable threshold amounts that are contingent on our credit rating. The variable threshold amounts typically decline for lower credit ratings, while both the variable and fixed threshold amounts typically revert to zero if we fall below investment grade. Cash is the primary collateral in all contracts; however, many also permit us to post letters of credit as collateral.

The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that were in a liability position on December 31, 2010, was $225 million, for which no collateral was posted. If our credit rating were lowered one level from its “A” rating (per Standard and Poor’s) on December 31, 2010, we would be required to post no additional collateral to our counterparties. If we were downgraded below investment grade, we would be required to post $225 million of additional collateral, either with cash or letters of credit.

Fair Values of Financial Instruments

We used the following methods and assumptions to estimate the fair value of financial instruments:

•	Cash, cash equivalents, and short-term investments: The carrying amount reported on the balance sheet approximates fair value.
•	Accounts and notes receivable: The carrying amount reported on the balance sheet approximates fair value.
•	Investment in LUKOIL shares: See Note 6—Investments, Loans and Long-Term Receivables, for a discussion of the carrying value and fair value of our investment in LUKOIL shares.
•	Debt: The carrying amount of our floating-rate debt approximates fair value. The fair value of the fixed-rate debt is estimated based on quoted market prices.
•

Fixed-rate 5.3 percent joint venture acquisition obligation: Fair value is estimated based on the net present value of the future cash flows, discounted at a December 31 effective yield rate of 1.87 percent, based on yields of U.S. Treasury securities of similar average duration adjusted for our average credit risk spread and the amortizing nature of the obligation principal. See Note 13—Joint Venture Acquisition Obligation, for additional information.

•

Commodity swaps: Fair value is estimated based on forward market prices and approximates the exit price at period end. When forward market prices are not available, they are estimated using the forward prices of a similar commodity with adjustments for differences in quality or location.

•	Futures: Fair values are based on quoted market prices obtained from the New York Mercantile Exchange, the ICE Futures, or other traded exchanges.
•	Interest rate swap contracts: Fair value is estimated based on a pricing model and market observable interest rate swap curves obtained from a third-party market data provider.
•	Forward-exchange contracts: Fair value is estimated by comparing the contract rate to the forward rate in effect on December 31 and approximates the exit price at that date.

Our commodity derivative and financial instruments were:

	Millions of Dollars
	Carrying Amount		Fair Value
	2010	2009	2010	2009
Financial assets
Foreign currency exchange derivatives	$15	45	15	45
Interest rate derivatives	20	—	20	—
Commodity derivatives	624	823	624	823
Investment in LUKOIL*	1,083	—	1,083	—
Financial liabilities
Total debt, excluding capital leases	23,553	28,622	26,144	30,565
Joint venture acquisition obligation	5,009	5,669	5,600	6,276
Foreign currency exchange derivatives	9	47	9	47
Commodity derivatives	426	632	426	632
*	Prior to September 30, 2010, our investment in LUKOIL was accounted for using the equity method. See Note 6—Investments, Loans and Long-Term Receivables, for more information.

The amounts shown for derivatives in the preceding table are presented net (i.e., assets and liabilities with the same counterparty are netted where the right of offset and intent to net exist). In addition, the 2010 commodity derivative assets and liabilities appear net of $5 million of obligations to return cash collateral and $324 million of rights to reclaim cash collateral, respectively. The 2009 commodity derivative assets and liabilities appear net of $70 million of obligations to return cash collateral and $148 million of rights to reclaim cash collateral, respectively. No collateral was deposited or held for the foreign currency exchange derivatives.

Note 17—Equity

Common Stock

The changes in our shares of common stock, as categorized in the equity section of the balance sheet, were:

	Shares
	2010	2009	2008
Issued
Beginning of year	1,733,345,558	1,729,264,859	1,718,448,829
Distributed under benefit plans	7,183,721	4,080,699	10,816,030
End of year	1,740,529,279	1,733,345,558	1,729,264,859
Held in Treasury
Beginning of year	208,346,815	208,346,815	104,607,149
Repurchase of common stock	64,526,722	—	103,739,666
End of year	272,873,537	208,346,815	208,346,815
Held in Grantor Trusts
Beginning of year	38,742,261	40,739,129	42,411,331
Distributed under benefit plans	(1,776,873)	(2,018,692)	(1,668,456)
Repurchase of common stock	—	—	(13,600)
Other	(75,013)	21,824	9,854
End of year	36,890,375	38,742,261	40,739,129
Preferred Stock

We have 500 million shares of preferred stock authorized, par value $.01 per share, none of which was issued or outstanding at December 31, 2010 or 2009.

Noncontrolling Interests

At December 31, 2010 and 2009, we had outstanding $547 million and $590 million, respectively, of equity in less-than-wholly owned consolidated subsidiaries held by noncontrolling interest owners. The noncontrolling interest amounts are primarily related to operating joint ventures we control. The largest of these, amounting to $520 million at December 31, 2010, and $565 million at December 31, 2009, was related to Darwin LNG operations, located in Australia’s Northern Territory.

Preferred Share Purchase Rights

In 2002, our Board of Directors authorized and declared a dividend of one preferred share purchase right for each common share outstanding, and authorized and directed the issuance of one right per common share for any newly issued shares. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire ConocoPhillips on terms not approved by the Board of Directors. However, since the rights may either be redeemed or otherwise made inapplicable by ConocoPhillips prior to an acquirer obtaining beneficial ownership of 15 percent or more of ConocoPhillips’ common stock, the rights should not interfere with any merger or business combination approved by the Board of Directors prior to that occurrence. The rights, which expire June 30, 2012, will be exercisable only if a person or group acquires 15 percent or more of the company’s common stock or commences a tender offer that would result in ownership of 15 percent or more of the common stock. Each right would entitle stockholders to buy one one-hundredth of a share of preferred stock at an exercise price of $300. If an acquirer obtains 15 percent or more of ConocoPhillips’ common stock, then each right will be adjusted so that it will entitle the holder (other than the acquirer, whose rights will become void) to purchase, for the then exercise price, a number of shares of ConocoPhillips’ common stock equal in value to two times the exercise price of the right. In addition, the rights enable holders to purchase the stock of an acquiring company at a discount, depending on specific circumstances. We may redeem the rights in whole, but not in part, for one cent per right.

Note 18—Non-Mineral Leases

The company leases ocean transport vessels, tugboats, barges, pipelines, railcars, corporate aircraft, service stations, drilling equipment, computers, office buildings and other facilities and equipment. Certain leases include escalation clauses for adjusting rental payments to reflect changes in price indices, as well as renewal options and/or options to purchase the leased property for the fair market value at the end of the lease term. There are no significant restrictions imposed on us by the leasing agreements in regards to dividends, asset dispositions or borrowing ability. Leased assets under capital leases were not significant in any period presented.

At December 31, 2010, future minimum rental payments due under noncancelable leases were:

	Millions of Dollars
2011	$752
2012	573
2013	460
2014	309
2015	245
Remaining years	557
Total	2,896
Less income from subleases	(140	)*
Net minimum operating lease payments	$2,756
*	Includes $72 million related to railcars subleased to CPChem, a related party.

Operating lease rental expense for the years ended December 31 was:

	Millions of Dollars
	2010	2009	2008
Total rentals*	$925	1,024	1,033
Less sublease rentals	(34)	(34)	(125)
	$891	990	908
*	Includes $22 million, $21 million and $22 million of contingent rentals in 2010, 2009 and 2008, respectively. Contingent rentals primarily are related to production and refining equipment, and are based on throughput or volume of product sold.

Note 19—Employee Benefit Plans

Pension and Postretirement Plans

An analysis of the projected benefit obligations for our pension plans and accumulated benefit obligations for our postretirement health and life insurance plans follows:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2010		2009		2010	2009
	U.S.	Int’l.	U.S.	Int’l.
Change in Benefit Obligation
Benefit obligation at January 1	$5,042	3,101	4,620	2,307	839	768
Service cost	229	90	194	79	11	9
Interest cost	260	169	277	144	46	47
Plan participant contributions	—	4	—	8	20	22
Medicare Part D subsidy	—	—	—	—	—	1
Plan amendments	12	—	—	—	—	—
Actuarial loss	305	59	456	366	14	63
Benefits paid	(309)	(115)	(505)	(103)	(70)	(75)
Curtailment	—	(1)	—	—	—	—
Recognition of termination benefits	—	—	—	5	—	—
Foreign currency exchange rate change	—	(101)	—	295	2	4
Benefit obligation at December 31*	$5,539	3,206	5,042	3,101	862	839
* Accumulated benefit obligation portion of above at December 31:	$4,905	2,711	4,359	2,595

Change in Fair Value of Plan Assets
Fair value of plan assets at January 1	$3,144	2,281	2,373	1,728	—	2
Actual return on plan assets	458	259	574	245	—	—
Company contributions	597	216	702	159	50	50
Plan participant contributions	—	4	—	8	20	22
Medicare Part D subsidy	—	—	—	—	—	1
Benefits paid	(309)	(115)	(505)	(103)	(70)	(75)
Curtailment	—	(1)	—	—	—	—
Foreign currency exchange rate change	—	(63)	—	244	—	—
Fair value of plan assets at December 31	$3,890	2,581	3,144	2,281	—	—
Funded Status	$(1,649)	(625)	(1,898)	(820)	(862)	(839)

	Millions of Dollars
	Pension Benefits				Other Benefits
	2010		2009		2010	2009
	U.S.	Int’l.	U.S.	Int’l.
Amounts Recognized in the Consolidated Balance Sheet at December 31
Noncurrent assets	$—	156	—	96	—	—
Current liabilities	(74)	(4)	(6)	(12)	(51)	(60)
Noncurrent liabilities	(1,575)	(777)	(1,892)	(904)	(811)	(779)
Total recognized	$(1,649)	(625)	(1,898)	(820)	(862)	(839)

Weighted-Average Assumptions Used to Determine Benefit Obligations at December 31
Discount rate	4.65%	5.40	5.35	5.80	5.00	5.60
Rate of compensation increase	4.00	4.10	4.00	4.50	—	—
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended December 31
Discount rate	5.35%	5.80	6.25	6.00	5.60	6.30
Expected return on plan assets	7.00	6.50	7.00	6.60	—	7.00
Rate of compensation increase	4.00	4.50	4.00	4.20	—	—

For both U.S. and international pensions, the overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. We rely on a variety of independent market forecasts in developing the expected rate of return for each class of assets.

Included in other comprehensive income at December 31 were the following before-tax amounts that had not been recognized in net periodic postretirement benefit cost:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2010		2009		2010	2009
	U.S.	Int’l.	U.S.	Int’l.
Unrecognized net actuarial loss (gain)	$1,567	444	1,664	574	(51)	(72)
Unrecognized prior service cost	61	(25)	58	(24)	(54)	(51)

	Millions of Dollars
	Pension Benefits				Other Benefits
	2010		2009		2010	2009
	U.S.	Int’l.	U.S.	Int’l.
Sources of Change in Other Comprehensive Income
Net gain (loss) arising during the period	$(70)	75	(52)	(274)	(14)	(62)
Amortization of (gain) loss included in income	167	55	186	35	(7)	(15)
Net gain (loss) during the period	$97	130	134	(239)	(21)	(77)
Prior service cost arising during the period	$(12)	(1)	—	1	—	(1)
Amortization of prior service cost included in income	10	2	11	1	3	9
Net prior service cost during the period	$(2)	1	11	2	3	8

Amounts included in accumulated other comprehensive income at December 31, 2010, that are expected to be amortized into net periodic postretirement cost during 2011 are provided below:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.
Unrecognized net actuarial loss (gain)	$165	44	(5)
Unrecognized prior service cost	9	—	(7)

For our tax-qualified pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation, the accumulated benefit obligation, and the fair value of plan assets were $7,661 million, $6,718 million, and $5,706 million, respectively, at December 31, 2010, and $7,145 million, $5,653 million, and $4,748 million, respectively, at December 31, 2009.

For our unfunded nonqualified key employee supplemental pension plans, the projected benefit obligation and the accumulated benefit obligation were $479 million and $407 million, respectively, at December 31, 2010, and were $419 million and $355 million, respectively, at December 31, 2009.

The components of net periodic benefit cost of all defined benefit plans are presented in the following table:

	Millions of Dollars
	Pension Benefits						Other Benefits
	2010		2009		2008		2010	2009	2008
	U.S.	Int’l.	U.S.	Int’l.	U.S.	Int’l.
Components of Net Periodic Benefit Cost
Service cost	$229	90	194	79	186	85	11	9	11
Interest cost	260	169	277	144	247	170	46	47	47
Expected return on plan assets	(224)	(147)	(184)	(125)	(223)	(170)	—	—	—
Amortization of prior service cost	10	2	11	1	10	1	3	9	11
Recognized net actuarial loss (gain)	167	55	186	35	64	17	(7)	(15)	(17)
Net periodic benefit cost	$442	169	484	134	284	103	53	50	52

We recognized pension settlement losses of $15 million and $18 million and special termination benefits of $5 million and $2 million in 2009 and 2008, respectively. None were recognized in 2010.

In determining net pension and other postretirement benefit costs, we amortize prior service costs on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. For net actuarial gains and losses, we amortize 10 percent of the unamortized balance each year.

We have multiple nonpension postretirement benefit plans for health and life insurance. The health care plans are contributory and subject to various cost sharing features, with participant and company contributions adjusted annually; the life insurance plans are noncontributory. The measurement of the accumulated postretirement benefit obligation assumes a health care cost trend rate of 8 percent in 2011 that declines to 5 percent by 2023. A one-percentage-point change in the assumed health care cost trend rate would have the following effects on the 2010 amounts:

	Millions of Dollars
	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost components	$1	(1)
Effect on the postretirement benefit obligation	2	(2)

Plan Assets—We follow a policy of broadly diversifying pension plan assets across asset classes, investment managers, and individual holdings. As a result, our plan assets have no significant concentrations of credit risk. Asset classes that are considered appropriate include U.S. equities, non-U.S. equities, U.S. fixed income, non-U.S. fixed income, real estate and private equity investments. Plan fiduciaries may consider and add other asset classes to the investment program from time to time. The target allocations for plan assets are 56 percent equity securities, 35 percent debt securities, 6 percent real estate and 3 percent in all other types of investments. Generally, the investments in the plans are publicly traded, therefore minimizing liquidity risk in the portfolio.

Following is a description of the valuation methodologies used for the pension plan assets. There have been no changes in the methodologies used at December 31, 2010 and 2009.

Fair values of equity securities and government debt securities categorized in Level 1 are primarily based on quoted market prices.

Fair values of corporate debt securities, agency and mortgage-backed securities and government debt securities categorized in Level 2 are estimated using recently executed transactions and market price quotations. If there have been no market transactions in a particular fixed income security, its fair market value is calculated by pricing models that benchmark the security against other securities with actual market prices. When observable price quotations are not available, fair value is based on pricing models that use something other than actual market prices (e.g., observable inputs such as benchmark yields, reported trades and issuer spreads for similar securities), and these securities are categorized in Level 3 of the fair value hierarchy.

Fair values of investments in common/collective trusts are determined by the issuer of each fund based on the fair value of the underlying assets.

Fair values of mutual funds are valued based on quoted market prices, which represent the net asset value of shares held.

Cash is valued at cost, which approximates fair value. Fair values of cash equivalents categorized in Level 2 are valued using observable yield curves, discounting and interest rates.

Fair values of exchange-traded derivatives classified in Level 1 are based on quoted market prices. For other derivatives classified in Level 2, the values are generally calculated from pricing models with market input parameters from third-party sources.

Private equity funds are valued at net asset value as determined by the issuer based on the fair value of the underlying assets.

Fair values of insurance contracts are valued at the present value of the future benefit payments owed by the insurance company to the Plans’ participants.

Fair values of real estate investments are valued using real estate valuation techniques and other methods that include reference to third-party sources and sales comparables where available.

A portion of U.S. pension plan assets is held as a participating interest in an insurance annuity contract. This participating interest is calculated as the market value of investments held under this contract, less the accumulated benefit obligation covered by the contract. The participation interest is classified as Level 3 in the fair value hierarchy as the fair value is determined via a combination of comparison to quoted market prices and estimation using recently executed transactions and market price quotations for contract assets, and an actuarial present value computation for contract obligations. At December 31, 2010, the participating interest in the annuity contract was valued at $92 million and consisted of $357 million in debt securities, less $265 million for the accumulated benefit obligation covered by the contract. At December 31, 2009, the participating interest in the annuity contract was valued at $94 million and consisted of $349 million in debt securities, less $255 million for the accumulated benefit obligation covered by the contract. The net change from 2009 to 2010 is due to an increase in the fair market value of the underlying investments of $8 million and an increase in the present value of the contract obligation of $10 million. The participating interest is not available for meeting general pension benefit obligations in the near term. No future company contributions are required and no new benefits are being accrued under this insurance annuity contract.

The fair values of our pension plan assets at December 31, by asset class were as follows:

	Millions of Dollars
	U.S.				International
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
2010
Equity Securities
U.S.	$1,250	—	—	1,250	378	—	—	378
International	818	—	—	818	498	—	—	498
Common/collective trusts	—	635	—	635	—	246	—	246
Mutual funds	—	—	—	—	282	—	—	282
Debt Securities
Government	251	56	—	307	390	—	—	390
Corporate	—	420	3	423	—	171	2	173
Agency and mortgage-backed securities	—	81	—	81	—	—	—	—
Common/collective trusts	—	270	—	270	—	329	—	329
Mutual funds	—	—	—	—	122	—	—	122
Cash and cash equivalents	—	—	—	—	9	10	—	19
Private equity funds	—	—	6	6	—	—	8	8
Derivatives	—	—	—	—	—	12	—	12
Insurance contacts	—	—	—	—	—	—	16	16
Real estate	—	—	—	—	—	—	101	101
Total*	$2,319	1,462	9	3,790	1,679	768	127	2,574
* Excludes the participating interest in the annuity contract with a net asset value of $92 million and net receivables related to security transactions of $15 million.

2009
Equity Securities
U.S.	$1,021	—	—	1,021	56	—	—	56
International	571	—	—	571	240	—	—	240
Common/collective trusts	—	556	—	556	—	545	—	545
Mutual funds	—	—	—	—	293	—	—	293
Debt Securities
Government	120	48	—	168	222	—	—	222
Corporate	—	327	3	330	—	341	3	344
Agency and mortgage-backed securities	—	83	—	83	—	24	—	24
Common/collective trusts	—	332	—	332	—	280	—	280
Mutual funds	—	—	—	—	139	—	—	139
Cash and cash equivalents	3	—	—	3	20	11	—	31
Private equity funds	—	—	9	9	—	—	3	3
Derivatives	—	—	—	—	—	12	—	12
Insurance contacts	—	—	—	—	—	—	16	16
Real estate	—	—	—	—	—	—	67	67
Total*	$1,715	1,346	12	3,073	970	1,213	89	2,272
*	Excludes the participating interest in the annuity contract with a net asset value of $94 million and net payables related to security transactions of $(14) million.

As reflected in the table above, Level 3 activity is not material.

Our funding policy for U.S. plans is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended. Contributions to foreign plans are dependent upon local laws and tax regulations. In 2011, we expect to contribute approximately $730 million to our domestic qualified and nonqualified pension and postretirement benefit plans and $230 million to our international qualified and nonqualified pension and postretirement benefit plans.

The following benefit payments, which are exclusive of amounts to be paid from the participating annuity contract and which reflect expected future service, as appropriate, are expected to be paid:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.
2011	$464	95	55
2012	417	100	57
2013	498	107	59
2014	474	115	62
2015	517	123	63
2016-2020	2,811	719	339

Defined Contribution Plans

Most U.S. employees are eligible to participate in the ConocoPhillips Savings Plan (CPSP). Employees can deposit up to 75 percent of their eligible pay up to the statutory limit ($16,500 in 2010) in the thrift feature of the CPSP to a choice of approximately 39 investment funds. ConocoPhillips matches contribution deposits, up to 1.25 percent of eligible pay. Company contributions charged to expense for the CPSP and predecessor plans, excluding the stock savings feature (discussed below), were $24 million in 2010, $23 million in 2009, and $28 million in 2008.

The stock savings feature of the CPSP is a leveraged employee stock ownership plan. Employees may elect to participate in the stock savings feature by contributing 1 percent of eligible pay and receiving an allocation of shares of common stock proportionate to the amount of contribution.

In 1990, the Long-Term Stock Savings Plan of Phillips Petroleum Company (now the stock savings feature of the CPSP) borrowed funds that were used to purchase previously unissued shares of company common stock. Since the company guarantees the CPSP’s borrowings, the unpaid balance is reported as a liability of the company and unearned compensation is shown as a reduction of common stockholders’ equity. Dividends on all shares are charged against retained earnings. The debt is serviced by the CPSP from company contributions and dividends received on certain shares of common stock held by the plan, including all unallocated shares. The shares held by the stock savings feature of the CPSP are released for allocation to participant accounts based on debt service payments on CPSP borrowings. In addition, during the period from 2011 through 2014, when no debt principal payments are scheduled to occur, we have committed to make direct contributions of stock to the stock savings feature of the CPSP, or make prepayments on CPSP borrowings, to ensure a certain minimum level of stock allocation to participant accounts.

We recognize interest expense as incurred and compensation expense based on the fair market value of the stock contributed or on the cost of the unallocated shares released, using the shares-allocated method. We recognized total CPSP expense related to the stock savings feature of $92 million, $83 million and $111 million in 2010, 2009 and 2008, respectively, all of which was compensation expense. In 2010, 2009 and 2008, we contributed 1,776,873 shares, 2,018,692 shares and 1,668,456 shares, respectively, of company common stock from the Compensation and Benefits Trust. The shares had a fair market value of $103 million, $94 million and $120 million, respectively. Dividends used to service debt were $41 million, $39 million and $41 million in 2010, 2009 and 2008, respectively. These dividends reduced the amount of compensation expense recognized each period. Interest incurred on the CPSP debt in 2010, 2009 and 2008 was $2 million, $2 million and $6 million, respectively.

The total CPSP stock savings feature shares as of December 31 were:

	2010	2009
Unallocated shares	3,385,778	5,364,887
Allocated shares	19,198,502	19,008,169
Total shares	22,584,280	24,373,056

The fair value of unallocated shares at December 31, 2010 and 2009, was $231 million and $274 million, respectively.

We have several defined contribution plans for our international employees, each with its own terms and eligibility depending on location. Total compensation expense recognized for these international plans was approximately $52 million in 2010, $51 million in 2009 and $53 million in 2008.

Share-Based Compensation Plans

The 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the Plan) was approved by shareholders in May 2009. Over its 10-year life, the Plan allows the issuance of up to 70 million shares of our common stock for compensation to our employees, directors and consultants; however, as of the effective date of the Plan, (i) any shares of common stock available for future awards under the prior plans and (ii) any shares of common stock represented by awards granted under the prior plans that are forfeited, expire or are canceled without delivery of shares of common stock or which result in the forfeiture of shares of common stock back to the company shall be available for awards under the Plan, and no new awards shall be granted under the prior plans. Of the 70 million shares available for issuance under the Plan, no more than 40 million shares of common stock are available for incentive stock options, and no more than 40 million shares are available for awards in stock.

Our share-based compensation programs generally provide accelerated vesting (i.e., a waiver of the remaining period of service required to earn an award) for awards held by employees at the time of their retirement. For share-based awards granted prior to our adoption of SFAS No. 123(R), codified into FASB ASC Topic 718, “Compensation—Stock Compensation,” we recognize expense over the period of time during which the employee earns the award, accelerating the recognition of expense only when an employee actually retires. For share-based awards granted after our adoption of ASC 718 on January 1, 2006, we recognize share-based compensation expense over the shorter of the service period (i.e., the stated period of time required to earn the award); or the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, as this is the minimum period of time required for an award to not be subject to forfeiture.

Some of our share-based awards vest ratably (i.e., portions of the award vest at different times) while some of our awards cliff vest (i.e., all of the award vests at the same time). For awards granted prior to our adoption of ASC 718 that vest ratably, we recognize expense on a straight-line basis over the service period for each separate vesting portion of the award (i.e., as if the award was multiple awards with different requisite service periods). For share-based awards granted after our adoption of ASC 718, we recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

Total share-based compensation expense recognized in income and the associated tax benefit for the years ended December 31, were as follows:

	Millions of Dollars
	2010	2009	2008
Compensation cost	$211	121	193
Tax benefit	78	42	67

Stock Options—Stock options granted under the provisions of the Plan and earlier plans permit purchase of our common stock at exercise prices equivalent to the average market price of the stock on the date the options were granted. The options have terms of 10 years and generally vest ratably, with one-third of the options awarded vesting and becoming exercisable on each anniversary date following the date of grant. Options awarded to employees already eligible for retirement vest within six months of the grant date, but those options do not become exercisable until the end of the normal vesting period.

The following summarizes our stock option activity for the three years ended December 31, 2010:

	Options	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value	Millions of Dollars
				Aggregate Intrinsic Value
Outstanding at December 31, 2007	44,104,855	$32.06
Granted	2,211,202	79.35	$18.66
Exercised	(9,493,818)	28.39		$535
Forfeited	(184,148)	73.91
Expired or canceled	(22,338)	42.65
Outstanding at December 31, 2008	36,615,753	$35.65
Granted	3,311,200	45.47	$11.18
Exercised	(2,919,118)	24.10		$67
Forfeited	(332,941)	52.04
Expired or canceled	(241,421)	63.49
Outstanding at December 31, 2009	36,433,473	$37.13
Granted	3,040,500	48.39	$11.70
Exercised	(6,401,483)	29.08		$183
Forfeited	(255,889)	48.42
Expired or canceled	(204,727)	58.94
Outstanding at December 31, 2010	32,611,874	$39.54
Vested at December 31, 2010	30,421,177	$38.45		$906
Exercisable at December 31, 2010	27,252,683	$37.39		$837

The weighted-average remaining contractual term of vested options and exercisable options at December 31, 2010, was 3.56 years and 2.98 years, respectively.

During 2010, we received $168 million in cash and realized a tax benefit of $54 million from the exercise of options. At December 31, 2010, the remaining unrecognized compensation expense from unvested options was $15 million, which will be recognized over a weighted-average period of 17 months, the longest period being 25 months.

The significant assumptions used to calculate the fair market values of the options granted over the past three years, as calculated using the Black-Scholes-Merton option-pricing model, were as follows:

	2010	2009	2008
Assumptions used
Risk-free interest rate	3.23%	2.90	3.21
Dividend yield	4.00%	3.50	2.50
Volatility factor	33.80%	32.90	27.78
Expected life (years)	6.65	6.53	5.82

The ranges in the assumptions used were as follows:

	2010		2009		2008
	High	Low	High	Low	High	Low
Ranges used
Risk-free interest rate	3.23%	3.23	2.90	2.90	3.45	2.27
Dividend yield	4.00	4.00	3.50	3.50	2.50	2.50
Volatility factor	33.80	33.80	32.90	32.90	32.10	26.70

We calculate volatility using the most recent ConocoPhillips end-of-week closing stock prices spanning a period equal to the expected life of the options granted. We periodically calculate the average period of time lapsed between grant dates and exercise dates of past grants to estimate the expected life of new option grants.

Stock Unit Program—Stock units granted under the provisions of the Plan vest ratably, with one-third of the units vesting in 36 months, one-third vesting in 48 months, and the final third vesting 60 months from the date of grant. Upon vesting, the units are settled by issuing one share of ConocoPhillips common stock per unit. Units awarded to employees already eligible for retirement vest within six months of the grant date, but those units are not issued as shares until the end of the normal vesting period. Until issued as stock, most recipients of the units receive a quarterly cash payment of a dividend equivalent that is charged to expense. The grant date fair value of these units is deemed equal to the average ConocoPhillips stock price on the date of grant. The grant date fair market value of units that do not receive a dividend equivalent while unvested is deemed equal to the average ConocoPhillips stock price on the grant date, less the net present value of the dividends that will not be received.

The following summarizes our stock unit activity for the three years ended December 31, 2010:

	Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars Total Fair Value
Outstanding at December 31, 2007	5,669,911	$51.28
Granted	1,797,803	77.42
Forfeited	(128,888)	62.82
Issued	(1,411,128)		$109
Outstanding at December 31, 2008	5,927,698	$61.14
Granted	2,910,095	43.41
Forfeited	(207,932)	51.84
Issued	(1,910,309)		$88
Outstanding at December 31, 2009	6,719,552	$57.08
Granted	2,890,010	46.38
Forfeited	(233,212)	53.11
Issued	(1,573,487)		$79
Outstanding at December 31, 2010	7,802,863	$53.04
Not Vested at December 31, 2010	5,810,124	$52.97

At December 31, 2010, the remaining unrecognized compensation cost from the unvested units was $165 million, which will be recognized over a weighted-average period of 25 months, the longest period being 49 months.

Performance Share Program—Under the Plan, we also annually grant to senior management restricted stock units that do not vest until either (i) with respect to awards for periods beginning before 2010, the employee becomes eligible for retirement by reaching age 55 with five years of service or (ii) with respect to awards for periods beginning in 2010, five years after the grant date of the award (although recipients can elect to defer the lapsing of restrictions until retirement after reaching age 55 with five years of service), so we recognize compensation expense for these awards beginning on the date of grant and ending on the date the units are scheduled to vest. Since these awards are authorized three years prior to the grant date, for employees eligible for such retirement by or shortly after the grant date, we recognize compensation expense over the period beginning on the date of authorization and ending on the date of grant. These units are settled by issuing one share of ConocoPhillips common stock per unit. Until issued as stock, recipients of the units receive a quarterly cash payment of a dividend equivalent that is charged to expense. In its current form, the first grant of units under this program was in 2006.

The following summarizes our Performance Share Program activity for the three years ended December 31, 2010:

	Performance Share Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars
			Total Fair Value
Outstanding at December 31, 2007	2,605,297	$62.49
Granted	1,291,453	79.38
Forfeited	(30,862)	69.24
Issued	(689,710)		$58
Outstanding at December 31, 2008	3,176,178	$68.13
Granted	659,812	45.47
Forfeited	(23,670)	65.00
Issued	(407,442)		$19
Outstanding at December 31, 2009	3,404,878	$64.63
Granted	317,072	48.39
Forfeited	(53,243)	62.66
Issued	(234,121)		$12
Outstanding at December 31, 2010	3,434,586	$63.43
Not Vested at December 31, 2010	1,075,496	$35.17

At December 31, 2010, the remaining unrecognized compensation cost from unvested Performance Share awards was $38 million, which will be recognized over a weighted-average period of 42 months, the longest period being 16 years.

Other—In addition to the above active programs, we have outstanding shares of restricted stock and restricted stock units that were either issued to replace awards held by employees of companies we acquired or issued as part of a compensation program that has been discontinued. Generally, the recipients of the restricted shares or units receive a quarterly dividend or dividend equivalent.

The following summarizes the aggregate activity of these restricted shares and units for the three years ended December 31, 2010:

	Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars
			Total Fair Value
Outstanding at December 31, 2007	3,487,144	$34.41
Granted	237,642	78.59
Issued	(128,803)		$9
Canceled	(231,963)	40.08
Outstanding at December 31, 2008	3,364,020	$36.75
Granted	78,299	45.72
Issued	(204,160)		$10
Canceled	(101,642)	52.91
Outstanding at December 31, 2009	3,136,517	$35.11
Granted	73,395	53.33
Issued	(181,035)		$9
Canceled	(58,441)	44.23
Outstanding at December 31, 2010	2,970,436	$34.06
Not Vested at December 31, 2010	114,860	$79.38

At December 31, 2010, the remaining unrecognized compensation cost from the unvested units was $0.3 million, which was recognized by February 2011.

Compensation and Benefits Trust

The Compensation and Benefits Trust (CBT) is an irrevocable grantor trust, administered by an independent trustee and designed to acquire, hold and distribute shares of our common stock to fund certain future compensation and benefit obligations of the company. The CBT does not increase or alter the amount of benefits or compensation that will be paid under existing plans, but offers us enhanced financial flexibility in providing the funding requirements of those plans. We also have flexibility in determining the timing of distributions of shares from the CBT to fund compensation and benefits, subject to a minimum distribution schedule. The trustee votes shares held by the CBT in accordance with voting directions from eligible employees, as specified in a trust agreement with the trustee.

We sold 58.4 million shares of previously unissued company common stock to the CBT in 1995 for $37 million of cash, previously contributed to the CBT by us, and a promissory note from the CBT to us of $952 million. The CBT is consolidated by ConocoPhillips; therefore, the cash contribution and promissory note are eliminated in consolidation. Shares held by the CBT are valued at cost and do not affect earnings per share or total common stockholders’ equity until after they are transferred out of the CBT. In 2010 and 2009, shares transferred out of the CBT were 1,776,873 and 2,018,692, respectively. At December 31, 2010, the CBT had 36.7 million shares remaining. All shares are required to be transferred out of the CBT by January 1, 2021. The CBT, together with two smaller grantor trusts, comprise the “Grantor trusts” line in the equity section of the consolidated balance sheet.

Note 20—Income Taxes

Income taxes charged to income (loss) were:

	Millions of Dollars
	2010	2009	2008
Income Taxes
Federal
Current	$1,312	575	3,245
Deferred	781	52	(227)
Foreign
Current	7,469	5,584	10,268
Deferred*	(1,546)	(1,245)	(298)
State and local
Current	320	82	543
Deferred	(3)	42	(112)
	$8,333	5,090	13,419
*2009	and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Major components of deferred tax liabilities and assets at December 31 were:

	Millions of Dollars
	2010	2009
Deferred Tax Liabilities
Properties, plants and equipment, and intangibles	$20,344	21,281
Investment in joint ventures	2,201	2,039
Inventory	43	13
Partnership income deferral	434	660
Other*	586	807
Total deferred tax liabilities*	23,608	24,800
Deferred Tax Assets
Benefit plan accruals	1,691	1,802
Asset retirement obligations and accrued environmental costs	3,971	3,874
Deferred state income tax	257	251
Other financial accruals and deferrals	394	465
Loss and credit carryforwards	1,344	2,105
Other	717	484
Total deferred tax assets	8,374	8,981
Less valuation allowance	(1,400)	(1,540)
Net deferred tax assets	6,974	7,441
Net deferred tax liabilities*	$16,634	17,359
*2009	recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

Current assets, long-term assets, current liabilities and long-term liabilities included deferred taxes of $562 million, $160 million, $21 million and $17,335 million, respectively, at December 31, 2010, and $581 million, $21 million, $5 million and $17,956 million, respectively, at December 31, 2009.

We have loss and credit carryovers in multiple taxing jurisdictions. These attributes generally expire between 2011 and 2030 with some carryovers having indefinite carryforward periods.

Valuation allowances have been established to reduce deferred tax assets to an amount that will, more likely than not, be realized. During 2010, valuation allowances decreased a total of $140 million. This reflects decreases of $554 million primarily related to utilization of U.S. foreign tax credit and foreign loss carryforwards, partially offset by increases of $414 million, primarily related to foreign tax loss carryforwards and unrealized foreign exchange losses. Based on our historical taxable income, expectations for the future, and available tax-planning strategies, management expects remaining net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as offsets to the tax consequences of future taxable income.

At December 31, 2010 and 2009, income considered to be permanently reinvested in certain foreign subsidiaries and foreign corporate joint ventures totaled approximately $4,134 million and $2,129 million, respectively. Deferred income taxes have not been provided on this income, as we do not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on this foreign income if distributed.

The following table shows a reconciliation of the beginning and ending unrecognized tax benefits for 2010, 2009 and 2008:

	Millions of Dollars
	2010	2009	2008
Balance at January 1	$1,208	1,068	1,143
Additions based on tax positions related to the current year	63	18	7
Additions for tax positions of prior years	344	177	186
Reductions for tax positions of prior years	(199)	(33)	(249)
Settlements	(215)	(19)	(16)
Lapse of statute	(76)	(3)	(3)
Balance at December 31	$1,125	1,208	1,068

Included in the balance of unrecognized tax benefits for 2010, 2009 and 2008 were $914 million, $931 million and $862 million, respectively, which, if recognized, would affect our effective tax rate.

At December 31, 2010, 2009 and 2008, accrued liabilities for interest and penalties totaled $171 million, $166 million and $147 million, respectively, net of accrued income taxes. Interest and penalties benefitted earnings in 2010 by $2 million, and resulted in a charge to earnings in 2009 and 2008 of $18 million and $25 million, respectively.

We and our subsidiaries file tax returns in the U.S. federal jurisdiction and in many foreign and state jurisdictions. Audits in major jurisdictions are generally complete as follows: United Kingdom (2007), Canada (2005), United States (2006) and Norway (2008). Issues in dispute for audited years and audits for subsequent years are ongoing and in various stages of completion in the many jurisdictions in which we operate around the world. As a consequence, the balance in unrecognized tax benefits can be expected to fluctuate from period to period. It is reasonably possible such changes could be significant when compared with our total unrecognized tax benefits, but the amount of change is not estimable.

The amounts of U.S. and foreign income (loss) before income taxes, with a reconciliation of tax at the federal statutory rate with the provision for income taxes, were:

	Millions of Dollars			Percent of Pretax Income
	2010	2009*	2008*	2010	2009*	2008*
Income (loss) before income taxes
United States	$6,214	2,456	10,055	31.5%	25.6	(351.6)
Foreign	13,536	7,126	12,528	68.5	74.4	(438.0)
Goodwill impairment	—	—	(25,443)	—	—	889.6
	$19,750	9,582	(2,860)	100.0%	100.0	100.0

Federal statutory income tax	$6,912	3,354	(1,001)	35.0%	35.0	35.0
Goodwill impairment	—	—	8,905	—	—	(311.4)
Foreign taxes in excess of federal statutory rate	1,308	1,716	5,452	6.6	17.9	(190.6)
Federal manufacturing deduction	(82)	(19)	(182)	(0.4)	(0.2)	6.4
State income tax	206	81	280	1.0	0.8	(9.8)
Other	(11)	(42)	(35)	—	(0.4)	1.2
	$8,333	5,090	13,419	42.2%	53.1	(469.2)
*	Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

The change in the effective tax rate from 2009 was primarily due to the effect of asset dispositions in 2010 and a higher proportion of income in higher tax jurisdictions in 2009, offset in part by the effect of asset impairments occurring in 2010.

Statutory tax rate changes did not have a significant impact on our income tax expense in 2010, 2009 or 2008.

Note 21—Other Comprehensive Income (Loss)

The components and allocated tax effects of other comprehensive income (loss) follow:

	Millions of Dollars
	Before-Tax	Tax Expense (Benefit)	After-Tax
2010
Defined benefit pension plans:
Prior service cost arising during the year	$(13)	(4)	(9)
Reclassification adjustment for amortization of prior service cost included in net income	15	6	9
Net prior service cost	2	2	—
Net loss arising during the year	(9)	(7)	(2)
Reclassification adjustment for amortization of prior net losses included in net income	215	80	135
Net actuarial gain	206	73	133
Nonsponsored plans*	5	(8)	13
Unrealized holding gain arising during the year	631	228	403
Reclassification adjustment for gain included in net income	(384)	(139)	(245)
Net unrealized gain on securities**	247	89	158
Foreign currency translation adjustments	1,417	13	1,404
Other comprehensive income	$1,877	169	1,708

2009
Defined benefit pension plans:
Prior service cost arising during the year	$—	—	—
Reclassification adjustment for amortization of prior service cost included in net income	21	14	7
Net prior service cost	21	14	7
Net loss arising during the year	(388)	(160)	(228)
Reclassification adjustment for amortization of prior net losses included in net income	206	77	129
Net actuarial loss	(182)	(83)	(99)
Nonsponsored plans*	39	17	22
Foreign currency translation adjustments	5,092	85	5,007
Hedging activities	(2)	(5)	3
Other comprehensive income	$4,968	28	4,940

2008
Defined benefit pension plans:
Prior service cost arising during the year	$30	22	8
Reclassification adjustment for amortization of prior service cost included in net loss	22	8	14
Net prior service cost	52	30	22
Net loss arising during the year	(1,523)	(535)	(988)
Reclassification adjustment for amortization of prior net losses included in net loss	64	26	38
Net actuarial loss	(1,459)	(509)	(950)
Nonsponsored plans*	(41)	—	(41)
Foreign currency translation adjustments	(5,552)	(88)	(5,464)
Hedging activities	(4)	(2)	(2)
Other comprehensive loss	$(7,004)	(569)	(6,435)
*	Plans for which ConocoPhillips is not the primary obligor—primarily those administered by equity affiliates.
**	Available-for-sale securities of LUKOIL.

Deferred taxes have not been provided on temporary differences related to foreign currency translation adjustments for investments in certain foreign subsidiaries and foreign corporate joint ventures that are considered permanent in duration.

Accumulated other comprehensive income in the equity section of the balance sheet included:

	Millions of Dollars
	2010	2009
Defined benefit pension liability adjustments	$(1,358)	(1,504)
Net unrealized gain on securities	158	—
Foreign currency translation adjustments	5,980	4,576
Deferred net hedging loss	(7)	(7)
Accumulated other comprehensive income	$4,773	3,065

Note 22—Cash Flow Information

	Millions of Dollars
	2010	2009	2008
Noncash Investing and Financing Activities
Increase in PP&E related to an increase in asset retirement obligations	$808	974	1,117
Cash Payments
Interest	$1,210	998	858
Income taxes	8,474	6,641	13,122

Note 23—Other Financial Information

	Millions of Dollars
	Except Per Share Amounts
	2010	2009	2008
Interest and Debt Expense
Incurred
Debt	$1,414	1,485	1,189
Other	244	291	314
	1,658	1,776	1,503

Capitalized	(471)	(487)	(568)
Expensed	$1,187	1,289	935

Other Income
Interest income	$187	227	245
Other, net	91	131	(46)
	$278	358	199

Research and Development Expenditures—expensed	$230	190	209

Advertising Expenses	$66	60	96

Shipping and Handling Costs*	$1,366	1,185	1,443
* Amounts included in production and operating expenses.

Cash Dividends paid per common share	$2.15	1.91	1.88
Foreign Currency Transaction (Gains) Losses—after-tax
E&P	$(60)	111	(216)
Midstream	—	—	(1)
R&M	60	(36)	173
LUKOIL Investment	15	(20)	27
Chemicals	—	—	—
Emerging Businesses	1	(2)	7
Corporate and Other	15	(97)	72
	$31	(44)	62

Note 24—Related Party Transactions

Significant transactions with related parties were:

	Millions of Dollars
	2010	2009	2008
Operating revenues and other income (a)	$7,333	7,200	13,097
Gain on dispositions (b)	1,149	—	—
Purchases (c)	15,819	12,779	19,409
Operating expenses and selling, general and administrative expenses (d)	344	322	515
Net interest expense (e)	73	74	66

(a)	We sold natural gas to DCP Midstream and crude oil to the Malaysian Refining Company Sdn. Bhd. (MRC), among others, for processing and marketing. Natural gas liquids, solvents and petrochemical feedstocks were sold to CPChem, gas oil and hydrogen feedstocks were sold to Excel Paralubes and refined products were sold primarily to CFJ Properties and LUKOIL. Beginning in the third quarter of 2010, CFJ was no longer considered a related party due to the sale of our interest. Natural gas, crude oil, blendstock and other intermediate products were sold to WRB Refining LP. In addition, we charged several of our affiliates, including CPChem and MSLP, for the use of common facilities, such as steam generators, waste and water treaters, and warehouse facilities.

(b)	During 2010, we sold a portion of our LUKOIL shares under a stock purchase and option agreement with a wholly owned subsidiary of LUKOIL, resulting in a before-tax gain of $1,149 million.

(c)	We purchased refined products from WRB. We purchased natural gas and natural gas liquids from DCP Midstream and CPChem for use in our refinery processes and other feedstocks from various affiliates. We purchased crude oil from LUKOIL and refined products from MRC. We also paid fees to various pipeline equity companies for transporting finished refined products and natural gas, as well as a price upgrade to MSLP for heavy crude processing. We purchased base oils and fuel products from Excel Paralubes for use in our refinery and specialty businesses.

(d)	We paid processing fees to various affiliates. Additionally, we paid transportation fees to pipeline equity companies.

(e)	We paid and/or received interest to/from various affiliates, including FCCL Partnership. See Note 6—Investments, Loans and Long-Term Receivables, for additional information on loans to affiliated companies.

Beginning in the fourth quarter of 2010, transactions with LUKOIL and its subsidiaries were no longer considered related party transactions. See Note 6—Investments, Loans and Long-Term Receivables, for additional information.

Note 25—Segment Disclosures and Related Information

We have organized our reporting structure based on the grouping of similar products and services, resulting in six operating segments:

1)	E&P—This segment primarily explores for, produces, transports and markets crude oil, bitumen, natural gas, LNG and natural gas liquids on a worldwide basis. At December 31, 2010, our E&P operations were producing in the United States, Norway, the United Kingdom, Canada, Australia, offshore Timor-Leste in the Timor Sea, Indonesia, China, Vietnam, Libya, Nigeria, Algeria, Qatar and Russia. The E&P segment’s U.S. and international operations are disclosed separately for reporting purposes.

2)	Midstream—This segment gathers, processes and markets natural gas produced by ConocoPhillips and others, and fractionates and markets natural gas liquids, predominantly in the United States and Trinidad. The Midstream segment primarily consists of our 50 percent equity investment in DCP Midstream, LLC.

3)	R&M—This segment purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia. At December 31, 2010, we owned or had an interest in 12 refineries in the United States, one in the United Kingdom, one in Ireland, two in Germany, and one in Malaysia. The R&M segment’s U.S. and international operations are disclosed separately for reporting purposes.

4)	LUKOIL Investment—This segment represents our investment in the ordinary shares of OAO LUKOIL, an international, integrated oil and gas company headquartered in Russia. At December 31, 2010, our ownership interest was 2.25 percent based on issued shares. See Note 6—Investments, Loans and Long-Term Receivables, for information on sales of LUKOIL shares.

5)	Chemicals—This segment manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in CPChem.

6)	Emerging Businesses—This segment represents our investment in new technologies or businesses outside our normal scope of operations. Activities within this segment are currently focused on power generation and innovation of new technologies, such as those related to conventional and nonconventional hydrocarbon recovery, refining, alternative energy, biofuels and the environment.

Corporate and Other includes general corporate overhead, most interest expense and various other corporate activities. Corporate assets include all cash and cash equivalents and short-term investments.

We evaluate performance and allocate resources based on net income attributable to ConocoPhillips. Segment accounting policies are the same as those in Note 1—Accounting Policies. Intersegment sales are at prices that approximate market.

Analysis of Results by Operating Segment

	Millions of Dollars
	2010	2009	2008
Sales and Other Operating Revenues
E&P*
United States	$28,934	24,287	51,378
International	27,992	24,222	36,972
Intersegment eliminations—U.S.	(5,653)	(4,649)	(8,034)
Intersegment eliminations—international	(7,748)	(6,763)	(10,498)
E&P	43,525	37,097	69,818
Midstream
Total sales	7,714	5,199	6,791
Intersegment eliminations	(407)	(307)	(227)
Midstream	7,307	4,892	6,564
R&M*
United States	94,564	73,871	117,727
International	44,721	34,025	47,520
Intersegment eliminations—U.S.	(763)	(613)	(965)
Intersegment eliminations—international	(101)	(50)	(52)
R&M	138,421	107,233	164,230
LUKOIL Investment	—	—	—
Chemicals	11	11	11
Emerging Businesses
Total sales	746	593	1,060
Intersegment eliminations	(595)	(507)	(861)
Emerging Businesses	151	86	199
Corporate and Other	26	22	20
Consolidated sales and other operating revenues	$189,441	149,341	240,842
* 2010 includes $20,344 million in our E&P and R&M segments which resulted from transactions with a single, external customer.

Depreciation, Depletion, Amortization and Impairments
E&P
United States	$2,909	3,346	3,725
International	5,268	5,459	5,096
Goodwill impairment	—	—	25,443
Total E&P	8,177	8,805	34,264
Midstream	6	6	6
R&M
United States	711	707	1,129
International	1,789	215	425
Total R&M	2,500	922	1,554
LUKOIL Investment*	—	—	7,496
Chemicals	—	—	—
Emerging Businesses	78	21	193
Corporate and Other	79	76	124
Consolidated depreciation, depletion, amortization and impairments	$10,840	9,830	43,637
*	2009 and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

	Millions of Dollars
	2010	2009	2008
Equity in Earnings of Affiliates
E&P
United States	$39	(2)	57
International	(14)	233	235
Total E&P	25	231	292
Midstream	411	342	810
R&M
United States	607	428	836
International	113	13	178
Total R&M	720	441	1,014
LUKOIL Investment*	1,295	1,219	2,760 (1)
Chemicals	684	298	128
Emerging Businesses	(2)	—	(5)
Corporate and Other	—	—	—
Consolidated equity in earnings of affiliates	$3,133	2,531	4,999
(1)Does not include a $7,496 million impairment of our LUKOIL investment which is presented as a separate line item in the consolidated statement of operations.

Income Taxes
E&P
United States	$1,570	786	2,617
International	6,124	4,325	9,621
Total E&P	7,694	5,111	12,238
Midstream	158	171	261
R&M
United States	645	32	934
International	(414)	9	214
Total R&M	231	41	1,148
LUKOIL Investment*	514	12	63
Chemicals	182	47	15
Emerging Businesses	(54)	(16)	(6)
Corporate and Other	(392)	(276)	(300)
Consolidated income taxes	$8,333	5,090	13,419

Net Income (Loss) Attributable to ConocoPhillips
E&P
United States	$2,768	1,503	4,988
International	6,430	2,101	6,976
Goodwill impairment	—	—	(25,443)
Total E&P	9,198	3,604	(13,479)
Midstream	306	313	541
R&M
United States	1,022	(192)	1,540
International	(830)	229	782
Total R&M	192	37	2,322
LUKOIL Investment*	2,503	1,219	(4,839)
Chemicals	498	248	110
Emerging Businesses	(59)	3	30
Corporate and Other	(1,280)	(1,010)	(1,034)
Consolidated net income (loss) attributable to ConocoPhillips	$11,358	4,414	(16,349)
*2009	and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

	Millions of Dollars
	2010	2009	2008
Investments In and Advances To Affiliates
E&P
United States	$1,989	1,978	1,368
International	21,049	19,646	16,772
Total E&P	23,038	21,624	18,140
Midstream	1,240	1,199	1,033
R&M
United States	4,059	3,982	3,677
International	1,304	1,142	1,326
Total R&M	5,363	5,124	5,003
LUKOIL Investment*	—	6,411	5,452
Chemicals	2,518	2,446	2,186
Emerging Businesses	76	77	75
Corporate and Other	—	—	—
Consolidated investments in and advances to affiliates(1)	$32,235	36,881	31,889
(1)Includes amounts classified as held for sale:	$—	249	2

Total Assets
E&P
United States	$35,607	36,122	36,962
International	63,086	64,831	58,912
Total E&P	98,693	100,953	95,874
Midstream	2,506	2,054	1,455
R&M
United States	26,028	24,963	22,554
International	8,463	8,446	7,942
Goodwill	3,633	3,638	3,778
Total R&M	38,124	37,047	34,274
LUKOIL Investment*	1,129	6,416	5,455
Chemicals	2,732	2,451	2,217
Emerging Businesses	964	1,069	924
Corporate and Other	12,166	2,148	2,666
Consolidated total assets	$156,314	152,138	142,865

Capital Expenditures and Investments
E&P
United States	$2,585	3,474	5,250
International	5,908	5,425	11,206
Total E&P	8,493	8,899	16,456
Midstream	3	5	4
R&M
United States	790	1,299	1,643
International	266	427	626
Total R&M	1,056	1,726	2,269
LUKOIL Investment	—	—	—
Chemicals	—	—	—
Emerging Businesses	27	97	156
Corporate and Other	182	134	214
Consolidated capital expenditures and investments	$9,761	10,861	19,099
*2009	and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

	Millions of Dollars
	2010	2009	2008
Interest Income and Expense
Interest income
Corporate	$64	89	128
E&P	81	91	115
R&M	42	47	2
Interest and debt expense
Corporate	$1,047	1,133	762
E&P	140	156	173

Geographic Information

	Millions of Dollars
	Sales and Other Operating Revenues(1)			Long-Lived Assets(2)
	2010	2009	2008	2010	2009	2008
United States	$124,173	97,674	166,496	53,706	53,761	52,972
Australia(3)	2,789	2,229	2,735	12,461	10,729	8,656
Canada	4,784	3,617	5,226	20,439	22,451	20,429
Norway	2,248	1,749	3,036	5,664	5,797	5,002
Russia(4)	—	—	—	815	8,383	7,604
United Kingdom	26,693	20,671	29,699	4,885	5,778	5,844
Other foreign countries	28,754	23,401	33,650	16,819	17,441	15,919
Worldwide consolidated	$189,441	149,341	240,842	114,789	124,340	116,426
(1)	Sales and other operating revenues are attributable to countries based on the location of the operations generating the revenues.
(2)	Defined as net properties, plants and equipment plus investments in and advances to affiliated companies.
(3)	Includes amounts related to the joint petroleum development area with shared ownership held by Australia and Timor-Leste.
(4)	2009 and 2008 recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles, for more information.

Oil and Gas Operations (Unaudited)

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 932, “Extractive Activities—Oil and Gas,” and regulations of the U.S. Securities and Exchange Commission (SEC), we are making certain supplemental disclosures about our oil and gas exploration and production operations.

These disclosures include information about our consolidated oil and gas activities and our proportionate share of our equity affiliates’ oil and gas activities, covering both those in our Exploration and Production (E&P) segment, as well as in our LUKOIL Investment segment. As a result, amounts reported as Equity Affiliates in Oil and Gas Operations may differ from those shown in the individual segment disclosures reported elsewhere in this report.

Our proved reserves include estimated quantities related to production sharing contracts (PSCs), which are reported under the “economic interest” method and are subject to fluctuations in prices of crude oil, natural gas and natural gas liquids; recoverable operating expenses; and capital costs. If costs remain stable, reserve quantities attributable to recovery of costs will change inversely to changes in commodity prices. For example, if prices increase, then our applicable reserve quantities would decline. At December 31, 2010, approximately 12 percent of our total proved reserves were under PSCs, primarily in our Asia Pacific/Middle East geographic reporting area.

Our disclosures by geographic area include the United States, Canada, Europe (primarily Norway and the United Kingdom), Russia, Asia Pacific/Middle East, Africa, and Other Areas. Other Areas primarily consists of the Caspian Region.

On December 31, 2008, the SEC issued its final rules to modernize the supplemental oil and gas disclosures, and in January 2010, the FASB issued Accounting Standards Update No. 2010-03, “Oil and Gas Reserve Estimation and Disclosures.” As a result of these two new rules, our disclosures reflect the expanded definitions for oil and gas producing activities, including nontraditional resources such as Syncrude operations. The inclusion of Syncrude as part of our oil and gas producing activities, effective January 1, 2009, did not have a significant impact on our disclosures. In the following disclosures, the synthetic oil classification includes Syncrude mining operations, and the bitumen classification includes our Surmont operations and the FCCL Partnership. In June 2010, we sold our interest in the Syncrude Canada Ltd. joint venture; accordingly, as of December 31, 2010, we no longer held synthetic oil reserves.

Two items occurred during 2010 that impact the disclosure of our investment in OAO LUKOIL in the supplemental oil and gas disclosures:

•

Effective January 1, 2010, we changed the method used to determine our equity-method share of LUKOIL’s earnings. Prior to 2010, we estimated our LUKOIL equity earnings for the current quarter. Beginning in 2010, we implemented a change in accounting principle to record our LUKOIL equity earnings on a one-quarter-lag basis. Prior periods have been recast to reflect this change, including those in the supplemental oil and gas disclosures (other than the proved reserves tables, which continue to reflect LUKOIL on a current basis).

•

On July 28, 2010, we announced our intention to sell our entire interest in LUKOIL over a period of time through the end of 2011. As a result of this sell down of our interest, at the end of the third quarter of 2010 we ceased using equity-method accounting for our investment in LUKOIL. Accordingly, the supplemental oil and gas disclosures reflect activity for LUKOIL through June 30, 2010, which, on a lag basis, results in three quarters of activity being included in the year 2010 (the fourth quarter of 2009 and the first two quarters of 2010). Since the proved reserves tables are not on a lag basis, they reflect activity for the first three quarters of 2010, at which point LUKOIL’s reserves were removed from our reserve quantities.

See Note 2—Changes in Accounting Principles, and Note 6—Investments, Loans and Long-Term Receivables, in the Notes to Consolidated Financial Statements, for more information about both of these items.

Reserves Governance

The recording and reporting of proved reserves are governed by criteria established by regulations of the SEC and FASB. Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. Proved reserves are further classified as either developed or undeveloped. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, and through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

We have a companywide, comprehensive, SEC-compliant internal policy that governs the determination and reporting of proved reserves. This policy is applied by the geologists and reservoir engineers in our E&P business units around the world. As part of our internal control process, each business unit’s reserves are reviewed annually by an internal team which is headed by the company’s Manager of Reserves Compliance and Reporting. This team, composed of internal reservoir engineers, geologists and finance personnel, reviews the business units’ reserves for adherence to SEC guidelines and company policy through on-site visits and review of documentation. In addition to providing independent reviews, this internal team also ensures reserves are calculated using consistent and appropriate standards and procedures. This team is independent of business unit line management and is responsible for reporting its findings to senior management and our internal audit group. The team is responsible for maintaining and communicating our reserves policy and procedures and is available for internal peer reviews and consultation on major projects or technical issues throughout the year. All of our proved reserves held by consolidated companies and our share of equity affiliates have been estimated by ConocoPhillips.

The technical person primarily responsible for overseeing the preparation of the company’s reserve estimates is the Manager of Reserves Compliance and Reporting. This individual is a petroleum engineer with a bachelor’s degree in petroleum engineering. He is an active member of the Society of Petroleum Engineers (SPE) with over 30 years of oil and gas industry experience, including drilling and production engineering assignments in several field locations. He is currently serving a three-year term on the Oil & Gas Reserves Committee of the SPE and has held positions of increasing responsibility in reservoir engineering, reserves reporting and compliance, and business management.

During 2010, our processes and controls used to assess over 90 percent of proved reserves as of December 31, 2010, were reviewed by DeGolyer and MacNaughton (D&M), a third-party petroleum engineering consulting firm. The purpose of their review was to assess whether the adequacy and effectiveness of our internal processes and controls used to determine estimates of proved reserves are in accordance with SEC regulations. In such review, ConocoPhillips’ technical staff presented D&M with an overview of the reserves data, as well as the methods and assumptions used in estimating reserves. The data presented included pertinent seismic information, geologic maps, well logs, production tests, material balance calculations, reservoir simulation models, well performance data, operating procedures and relevant economic criteria. Management’s intent in retaining D&M to review its processes and controls was to provide objective third-party input on these processes and controls. D&M’s opinion was that the general processes and controls employed by ConocoPhillips in estimating its December 31, 2010, proved reserves for the properties reviewed are in accordance with the SEC reserves definitions. D&M’s report is included as Exhibit 99 of the Company’s 2010 Annual Report on Form 10-K.

Engineering estimates of the quantities of proved reserves are inherently imprecise. See the “Critical Accounting Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional discussion of the sensitivities surrounding these estimates.

Proved Reserves

Years Ended	Crude Oil and Natural Gas Liquids
December 31	Millions of Barrels
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
Developed and Undeveloped
Consolidated operations
End of 2007	1,468	774	2,242	101	643	—	375	291	126	3,778
Revisions	(206)	(17)	(223)	4	(16)	—	15	15	9	(196)
Improved recovery	23	5	28	—	—	—	—	—	—	28
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	13	25	38	4	9	—	13	5	—	69
Production	(96)	(61)	(157)	(16)	(84)	—	(39)	(29)	(3)	(328)
Sales	—	—	—	—	—	—	—	—	(11)	(11)
End of 2008	1,202	726	1,928	93	552	—	364	282	121	3,340
Revisions	84	1	85	—	29	—	(12)	10	(8)	104
Improved recovery	13	2	15	—	—	—	2	—	—	17
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	14	17	31	3	7	—	26	3	—	70
Production	(93)	(60)	(153)	(15)	(87)	—	(48)	(28)	—	(331)
Sales	—	(1)	(1)	—	—	—	—	—	(5)	(6)
End of 2009	1,220	685	1,905	81	501	—	332	267	108	3,194
Revisions	81	8	89	15	28	—	7	21	—	160
Improved recovery	51	2	53	—	—	—	5	—	—	58
Purchases	—	1	1	—	—	—	—	—	—	1
Extensions and discoveries	17	30	47	4	18	—	7	10	—	86
Production	(84)	(55)	(139)	(14)	(78)	—	(51)	(28)	—	(310)
Sales	—	(22)	(22)	(6)	—	—	—	—	—	(28)
End of 2010	1,285	649	1,934	80	469	—	300	270	108	3,161
Equity affiliates
End of 2007	—	—	—	—	—	1,725	109	—	—	1,834
Revisions	—	—	—	—	—	(36)	—	—	—	(36)
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	2	—	—	—	2
Extensions and discoveries	—	—	—	—	—	71	—	—	—	71
Production	—	—	—	—	—	(153)	—	—	—	(153)
Sales	—	—	—	—	—	(41)	—	—	—	(41)
End of 2008	—	—	—	—	—	1,568	109	—	—	1,677
Revisions	—	—	—	—	—	33	(3)	—	—	30
Improved recovery	—	—	—	—	—	54	—	—	—	54
Purchases	—	—	—	—	—	21	—	—	—	21
Extensions and discoveries	—	—	—	—	—	94	—	—	—	94
Production	—	—	—	—	—	(166)	—	—	—	(166)
Sales	—	—	—	—	—	—	—	—	—	—
End of 2009	—	—	—	—	—	1,604	106	—	—	1,710
Revisions	—	—	—	—	—	6	51	—	—	57
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	—	—	—	—	—	—	—	—	—	—
Production	—	—	—	—	—	(114)	(1)	—	—	(115)
Sales	—	—	—	—	—	(1,421)	—	—	—	(1,421)
End of 2010	—	—	—	—	—	75	156	—	—	231
Total company
End of 2007	1,468	774	2,242	101	643	1,725	484	291	126	5,612
End of 2008	1,202	726	1,928	93	552	1,568	473	282	121	5,017
End of 2009	1,220	685	1,905	81	501	1,604	438	267	108	4,904
End of 2010	1,285	649	1,934	80	469	75	456	270	108	3,392

Years Ended	Crude Oil and Natural Gas Liquids
December 31	Millions of Barrels
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
Developed
Consolidated operations
End of 2007	1,371	624	1,995	87	370	—	200	260	9	2,921
End of 2008	1,104	572	1,676	85	342	—	217	264	6	2,590
End of 2009	1,130	558	1,688	77	312	—	221	246	—	2,544
End of 2010	1,155	534	1,689	75	290	—	218	251	—	2,523

Equity affiliates
End of 2007	—	—	—	—	—	1,354	—	—	—	1,354
End of 2008	—	—	—	—	—	1,228	—	—	—	1,228
End of 2009	—	—	—	—	—	1,213	—	—	—	1,213
End of 2010	—	—	—	—	—	73	156	—	—	229

Undeveloped
Consolidated operations
End of 2007	97	150	247	14	273	—	175	31	117	857
End of 2008	98	154	252	8	210	—	147	18	115	750
End of 2009	90	127	217	4	189	—	111	21	108	650
End of 2010	130	115	245	5	179	—	82	19	108	638

Equity affiliates
End of 2007	—	—	—	—	—	371	109	—	—	480
End of 2008	—	—	—	—	—	340	109	—	—	449
End of 2009	—	—	—	—	—	391	106	—	—	497
End of 2010	—	—	—	—	—	2	—	—	—	2

Notable changes in proved crude oil and natural gas liquids reserves in the three years ended December 31, 2010, included:

•	Revisions: In 2009 and 2008, revisions in Alaska were primarily due to higher prices in 2009, versus 2008; and lower prices in 2008, compared with 2007, respectively.

•	Sales: In 2010 for our equity affiliates in Russia, sales were primarily due to the disposition of our interest in LUKOIL.

Years Ended	Natural Gas
December 31	Billions of Cubic Feet
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
Developed and Undeveloped
Consolidated operations
End of 2007	3,431	9,203	12,634	2,838	2,583	—	3,251	1,030	163	22,499
Revisions	(852)	(270)	(1,122)	45	119	—	249	19	(1)	(691)
Improved recovery	15	2	17	—	—	—	—	—	—	17
Purchases	—	13	13	—	—	—	—	—	—	13
Extensions and discoveries	2	273	275	118	45	—	3	—	—	441
Production	(108)	(788)	(896)	(385)	(391)	—	(249)	(51)	(5)	(1,977)
Sales	—	(1)	(1)	(2)	(53)	—	(17)	—	(69)	(142)
End of 2008	2,488	8,432	10,920	2,614	2,303	—	3,237	998	88	20,160
Revisions	400	126	526	(23)	19	—	(94)	(2)	(32)	394
Improved recovery	3	—	3	—	—	—	—	—	—	3
Purchases	—	—	—	2	—	—	—	—	—	2
Extensions and discoveries	—	146	146	95	24	—	54	—	—	319
Production	(111)	(739)	(850)	(388)	(337)	—	(285)	(46)	—	(1,906)
Sales	—	(3)	(3)	(4)	—	—	—	—	—	(7)
End of 2009	2,780	7,962	10,742	2,296	2,009	—	2,912	950	56	18,965
Revisions	155	365	520	309	86	—	(39)	36	—	912
Improved recovery	24	1	25	—	—	—	—	—	—	25
Purchases	—	9	9	—	—	—	—	—	—	9
Extensions and discoveries	4	122	126	84	89	—	24	—	—	323
Production	(101)	(663)	(764)	(358)	(323)	—	(289)	(60)	—	(1,794)
Sales	—	(179)	(179)	(26)	—	—	—	—	—	(205)
End of 2010	2,862	7,617	10,479	2,305	1,861	—	2,608	926	56	18,235

Equity affiliates
End of 2007	—	—	—	—	—	1,014	1,925	—	—	2,939
Revisions	—	—	—	—	—	1,394	—	—	—	1,394
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	598	—	—	598
Extensions and discoveries	—	—	—	—	—	37	—	—	—	37
Production	—	—	—	—	—	(114)	(4)	—	—	(118)
Sales	—	—	—	—	—	(62)	—	—	—	(62)
End of 2008	—	—	—	—	—	2,269	2,519	—	—	4,788
Revisions	—	—	—	—	—	436	(203)	—	—	233
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	25	—	—	—	25
Extensions and discoveries	—	—	—	—	—	89	294	—	—	383
Production	—	—	—	—	—	(114)	(33)	—	—	(147)
Sales	—	—	—	—	—	—	—	—	—	—
End of 2009	—	—	—	—	—	2,705	2,577	—	—	5,282
Revisions	—	—	—	—	—	19	683	—	—	702
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	—	—	—	—	—	—	269	—	—	269
Production	—	—	—	—	—	(91)	(65)	—	—	(156)
Sales	—	—	—	—	—	(2,616)	—	—	—	(2,616)
End of 2010	—	—	—	—	—	17	3,464	—	—	3,481

Total company
End of 2007	3,431	9,203	12,634	2,838	2,583	1,014	5,176	1,030	163	25,438
End of 2008	2,488	8,432	10,920	2,614	2,303	2,269	5,756	998	88	24,948
End of 2009	2,780	7,962	10,742	2,296	2,009	2,705	5,489	950	56	24,247
End of 2010	2,862	7,617	10,479	2,305	1,861	17	6,072	926	56	21,716

Years Ended	Natural Gas
December 31	Billions of Cubic Feet
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
Developed
Consolidated operations
End of 2007	3,344	7,417	10,761	2,328	2,177	—	2,857	963	26	19,112
End of 2008	2,413	6,875	9,288	2,272	2,036	—	2,877	936	—	17,409
End of 2009	2,744	6,633	9,377	2,173	1,772	—	2,537	889	—	16,748
End of 2010	2,785	6,399	9,184	2,134	1,529	—	2,136	865	—	15,848

Equity affiliates
End of 2007	—	—	—	—	—	698	—	—	—	698
End of 2008	—	—	—	—	—	1,458	361	—	—	1,819
End of 2009	—	—	—	—	—	1,506	307	—	—	1,813
End of 2010	—	—	—	—	—	17	3,114	—	—	3,131

Undeveloped
Consolidated operations
End of 2007	87	1,786	1,873	510	406	—	394	67	137	3,387
End of 2008	75	1,557	1,632	342	267	—	360	62	88	2,751
End of 2009	36	1,329	1,365	123	237	—	375	61	56	2,217
End of 2010	77	1,218	1,295	171	332	—	472	61	56	2,387

Equity affiliates
End of 2007	—	—	—	—	—	316	1,925	—	—	2,241
End of 2008	—	—	—	—	—	811	2,158	—	—	2,969
End of 2009	—	—	—	—	—	1,199	2,270	—	—	3,469
End of 2010	—	—	—	—	—	—	350	—	—	350

Natural gas production in the reserves table may differ from gas production (delivered for sale) in our statistics disclosure, primarily because the quantities above include gas consumed at the lease.

Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees Fahrenheit.

Notable changes in proved natural gas reserves in the three years ended December 31, 2010, included:

•

Revisions: In 2010, revisions in Alaska, Lower 48 and Canada were primarily due to higher prices in 2010, versus 2009, as well as improved well performance. In 2009 and 2008, revisions in Alaska were primarily due to higher prices in 2009, versus 2008; and lower prices in 2008, compared with 2007, respectively. In 2009, for our equity affiliate operations in Asia Pacific/Middle East, revisions resulted from modified coalbed methane drilling plans in Australia. In Russia, revisions were attributable to positive performance in various LUKOIL fields. In 2008, revisions in Russia primarily resulted from a revised assessment of the reasonable certainty of project development and of the marketability of non-contracted gas volumes.

•	Purchases: In 2008, for our equity affiliate operations in Asia Pacific/Middle East, purchases relate to our Australia Pacific LNG joint venture to develop coalbed methane.

•

Extensions and Discoveries: In 2010, extensions and discoveries in Lower 48 and Canada were primarily due to continued drilling success in various fields. In 2009, for our equity affiliate operations in Asia Pacific/Middle East, extensions and discoveries primarily resulted from drilling success in Australia related to a coalbed methane project.

•	Sales: In 2010, for our equity affiliates in Russia, sales were primarily due to the disposition of our interest in LUKOIL.

Years Ended	Other Products
December 31	Millions of Barrels
	Synthetic Oil	Bitumen
	Canada	Canada
Developed and Undeveloped
Consolidated operations
End of 2007	—	85
Revisions	—	17
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	—
Production	—	(2)
Sales	—	—
End of 2008	—	100
Revisions	256	152
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	167
Production	(8)	(2)
Sales	—	—
End of 2009	248	417
Revisions	—	42
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	—
Production	(4)	(4)
Sales	(244)	—
End of 2010	—	455

Equity affiliates
End of 2007	—	623
Revisions	—	70
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	18
Production	—	(11)
Sales	—	—
End of 2008	—	700
Revisions	—	(87)
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	118
Production	—	(15)
Sales	—	—
End of 2009	—	716
Revisions	—	13
Improved recovery	—	—
Purchases	—	—
Extensions and discoveries	—	133
Production	—	(18)
Sales	—	—
End of 2010	—	844

Years Ended	Other Products
December 31	Millions of Barrels
	Synthetic Oil	Bitumen
	Canada	Canada
Developed and Undeveloped (continued) Total company
End of 2007	—	708
End of 2008	—	800
End of 2009	248	1,133
End of 2010	—	1,299

Developed
Consolidated operations
End of 2007	—	17
End of 2008	—	24
End of 2009	248	24
End of 2010	—	34

Equity affiliates
End of 2007	—	45
End of 2008	—	105
End of 2009	—	116
End of 2010	—	142

Undeveloped
Consolidated operations
End of 2007	—	68
End of 2008	—	76
End of 2009	—	393
End of 2010	—	421

Equity affiliates
End of 2007	—	578
End of 2008	—	595
End of 2009	—	600
End of 2010	—	702

Notable changes in proved synthetic oil and bitumen reserves in the three years ended December 31, 2010, included:

•

Revisions: In 2009, for synthetic oil consolidated operations, revisions reflect our Syncrude Canada Ltd. operations, which are now considered an oil and gas activity under the new FASB and SEC rules and regulations. For our bitumen consolidated operations, revisions primarily were related to the sanction of the Surmont Phase II Project. For our bitumen equity affiliate operations, revisions were mainly the result of the effect of higher prices on sliding scale royalty provisions.

•

Extensions and Discoveries: In 2009, for our bitumen consolidated operations, extensions and discoveries were related to the sanction of the Surmont Phase II Project. In 2010 and 2009, for our equity affiliate operations, extensions and discoveries mainly reflect the continued development of FCCL.

•	Sales: In 2010, for synthetic oil consolidated operations, sales reflect the disposition of our interest in Syncrude.

Years Ended	Total Proved Reserves
December 31	Millions of Barrels of Oil Equivalent
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
Developed and Undeveloped
Consolidated operations
End of 2007	2,040	2,308	4,348	659	1,073	—	917	463	153	7,613
Revisions	(348)	(62)	(410)	28	4	—	57	18	9	(294)
Improved recovery	26	5	31	—	—	—	—	—	—	31
Purchases	—	2	2	—	—	—	—	—	—	2
Extensions and discoveries	13	70	83	24	17	—	14	5	—	143
Production	(114)	(192)	(306)	(82)	(149)	—	(81)	(38)	(4)	(660)
Sales	—	—	—	—	(9)	—	(3)	—	(23)	(35)
End of 2008	1,617	2,131	3,748	629	936	—	904	448	135	6,800
Revisions	151	22	173	404	32	—	(28)	10	(13)	578
Improved recovery	14	2	16	—	—	—	2	—	—	18
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	14	41	55	186	11	—	35	3	—	290
Production	(112)	(183)	(295)	(89)	(143)	—	(96)	(36)	—	(659)
Sales	—	(1)	(1)	(1)	—	—	—	—	(5)	(7)
End of 2009	1,684	2,012	3,696	1,129	836	—	817	425	117	7,020
Revisions	107	68	175	109	42	—	1	27	—	354
Improved recovery	55	2	57	—	—	—	5	—	—	62
Purchases	—	2	2	—	—	—	—	—	—	2
Extensions and discoveries	17	51	68	18	33	—	11	10	—	140
Production	(101)	(165)	(266)	(82)	(132)	—	(99)	(38)	—	(617)
Sales	—	(52)	(52)	(254)	—	—	—	—	—	(306)
End of 2010	1,762	1,918	3,680	920	779	—	735	424	117	6,655

Equity affiliates
End of 2007	—	—	—	623	—	1,894	430	—	—	2,947
Revisions	—	—	—	70	—	196	—	—	—	266
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	2	100	—	—	102
Extensions and discoveries	—	—	—	18	—	77	—	—	—	95
Production	—	—	—	(11)	—	(172)	(1)	—	—	(184)
Sales	—	—	—	—	—	(51)	—	—	—	(51)
End of 2008	—	—	—	700	—	1,946	529	—	—	3,175
Revisions	—	—	—	(87)	—	106	(37)	—	—	(18)
Improved recovery	—	—	—	—	—	54	—	—	—	54
Purchases	—	—	—	—	—	25	—	—	—	25
Extensions and discoveries	—	—	—	118	—	109	49	—	—	276
Production	—	—	—	(15)	—	(185)	(6)	—	—	(206)
Sales	—	—	—	—	—	—	—	—	—	—
End of 2009	—	—	—	716	—	2,055	535	—	—	3,306
Revisions	—	—	—	13	—	9	165	—	—	187
Improved recovery	—	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	—	—	—	—
Extensions and discoveries	—	—	—	133	—	—	45	—	—	178
Production	—	—	—	(18)	—	(129)	(12)	—	—	(159)
Sales	—	—	—	—	—	(1,857)*	—	—	—	(1,857)
End of 2010	—	—	—	844	—	78	733	—	—	1,655

Total company
End of 2007	2,040	2,308	4,348	1,282	1,073	1,894	1,347	463	153	10,560
End of 2008	1,617	2,131	3,748	1,329	936	1,946	1,433	448	135	9,975
End of 2009	1,684	2,012	3,696	1,845	836	2,055	1,352	425	117	10,326
End of 2010	1,762	1,918	3,680	1,764	779	78	1,468	424	117	8,310

*	Includes 594 million barrels of oil equivalent due to the cessation of equity accounting.

Years Ended	Total Proved Reserves
December 31	Millions of Barrels of Oil Equivalent
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa	Other Areas	Total
Developed
Consolidated operations
End of 2007	1,928	1,860	3,788	492	733	—	676	421	13	6,123
End of 2008	1,506	1,718	3,224	488	681	—	697	420	6	5,516
End of 2009	1,588	1,663	3,251	711	608	—	644	394	—	5,608
End of 2010	1,619	1,601	3,220	465	545	—	574	396	—	5,200

Equity affiliates
End of 2007	—	—	—	45	—	1,470	—	—	—	1,515
End of 2008	—	—	—	105	—	1,471	60	—	—	1,636
End of 2009	—	—	—	116	—	1,464	51	—	—	1,631
End of 2010	—	—	—	142	—	76	675	—	—	893

Undeveloped
Consolidated operations
End of 2007	112	448	560	167	340	—	241	42	140	1,490
End of 2008	111	413	524	141	255	—	207	28	129	1,284
End of 2009	96	349	445	418	228	—	173	31	117	1,412
End of 2010	143	317	460	455	234	—	161	28	117	1,455

Equity affiliates
End of 2007	—	—	—	578	—	424	430	—	—	1,432
End of 2008	—	—	—	595	—	475	469	—	—	1,539
End of 2009	—	—	—	600	—	591	484	—	—	1,675
End of 2010	—	—	—	702	—	2	58	—	—	762

Natural gas reserves are converted to barrels of oil equivalent (BOE) based on a 6:1 ratio: six thousand cubic feet of natural gas converts to one BOE.

Proved Undeveloped Reserves

We had 2,217 million BOE of proved undeveloped reserves at year-end 2010, compared with 3,087 million BOE at year-end 2009. The disposition of our investment in LUKOIL resulted in the removal of 589 million BOE of undeveloped reserves. We also converted 844 million BOE of undeveloped reserves to developed during 2010 as we achieved startup of major development projects. Finally, we added 563 million BOE of undeveloped reserves in 2010 mainly through exploratory success and revisions. As a result, at December 31, 2010, our proved undeveloped reserves represented 27 percent of total proved reserves, compared with 30 percent at December 31, 2009. Costs incurred for the year ended December 31, 2010, relating to the development of proved undeveloped reserves were $3.3 billion.

Approximately 75 percent of our proved undeveloped reserves at year-end 2010 were associated with eight major development areas. Seven of the major development areas are currently producing and are expected to have proved undeveloped reserves convert to developed over time as development activities continue and/or production facilities are expanded or upgraded, and include:

•	FCCL oil sands—Christina Lake and Foster Creek in Canada.
•	The Surmont oil sands project in Canada.
•	The Ekofisk Field in the North Sea.
•	Certain fields in the United States.

The remaining major project, the Kashagan Field in Kazakhstan, will have proved undeveloped reserves convert to developed as this project begins production.

At the end of 2010, we did not have any material amounts of proved undeveloped reserves in individual fields or countries that have remained undeveloped for five years or more. However, our largest concentrations of proved undeveloped reserves at year-end 2010 are located in the Athabasca oil sands in Canada, consisting of the FCCL and Surmont steam-assisted gravity drainage (SAGD) projects. The majority of our proved undeveloped reserves in this area were first recorded in 2006 and 2007, and we expect a material portion of these reserves will remain undeveloped for more than five years.

Our SAGD projects are large, multi-year projects with steady, long-term production at consistent levels. The associated reserves are expected to be developed over many years as additional well pairs are drilled across the extensive resource base to maintain throughput at the central processing facilities.

Results of Operations

Year Ended	Millions of Dollars
December 31, 2010	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa	Other Areas	Total
Consolidated operations
Sales	$3,645	3,600	7,245	2,379	5,967	—	4,958	1,743	—	22,292
Transfers	2,693	2,389	5,082	246	2,278	—	770	450	—	8,826
Other revenues	—	559	559	3,216	142	—	55	172	18	4,162
Total revenues	6,338	6,548	12,886	5,841	8,387	—	5,783	2,365	18	35,280
Production costs excluding taxes	849	1,230	2,079	873	1,004	—	538	296	—	4,790
Taxes other than income taxes	1,570	498	2,068	74	6	1	355	18	1	2,523
Exploration expenses	37	292	329	295	146	2	260	29	101	1,162
Depreciation, depletion and amortization	529	2,231	2,760	1,666	1,972	2	1,206	202	—	7,808
Impairments	4	19	23	13	43	—	—	—	—	79
Transportation costs	528	424	952	134	281	—	119	23	—	1,509
Other related expenses	(38)	112	74	41	42	17	(48)	(10)	62	178
Accretion	58	55	113	50	192	—	24	—	4	383
	2,801	1,687	4,488	2,695	4,701	(22)	3,329	1,807	(150)	16,848
Provision for income taxes	1,014	555	1,569	108	3,066	(23)	1,361	1,458	(28)	7,511
Results of operations for producing activities	1,787	1,132	2,919	2,587	1,635	1	1,968	349	(122)	9,337
Other earnings	(52)	(99)	(151)	(72)	76	16	139	29	8	45
Net income (loss) attributable to ConocoPhillips	$1,735	1,033	2,768	2,515	1,711	17	2,107	378	(114)	9,382

Equity affiliates
Sales	$—	—	—	955	—	5,189	249	—	—	6,393
Transfers	—	—	—	—	—	1,876	—	—	—	1,876
Other revenues	—	—	—	7	—	1,219	10	—	—	1,236
Total revenues	—	—	—	962	—	8,284	259	—	—	9,505
Production costs excluding taxes	—	—	—	265	—	544	59	—	—	868
Taxes other than income taxes	—	—	—	4	—	3,463	42	—	—	3,509
Exploration expenses	—	—	—	—	—	61	(2)	—	—	59
Depreciation, depletion and amortization	—	—	—	190	—	568	55	—	—	813
Impairments	—	—	—	—	—	645	—	—	—	645
Transportation costs	—	—	—	—	—	784	25	—	—	809
Other related expenses	—	—	—	(3)	—	—	44	—	—	41
Accretion	—	—	—	2	—	7	2	—	—	11
	—	—	—	504	—	2,212	34	—	—	2,750
Provision for income taxes	—	—	—	128	—	647	(25)	—	—	750
Results of operations for producing activities	—	—	—	376	—	1,565	59	—	—	2,000
Other earnings	—	—	—	—	—	405	(86)	—	—	319
Net income (loss) attributable to ConocoPhillips	$—	—	—	376	—	1,970	(27)	—	—	2,319

Year Ended	Millions of Dollars
December 31, 2009	Alaska*	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa	Other Areas	Total
Consolidated operations
Sales	$3,353	3,144	6,497	2,179	4,995	—	3,830	1,562	11	19,074
Transfers	2,261	1,937	4,198	345	2,305	—	500	257	—	7,605
Other revenues	30	54	84	168	(66)	—	10	136	54	386
Total revenues	5,644	5,135	10,779	2,692	7,234	—	4,340	1,955	65	27,065
Production costs excluding taxes	864	1,266	2,130	1,011	1,048	—	445	270	8	4,912
Taxes other than income taxes	1,135	422	1,557	75	3	1	165	17	7	1,825
Exploration expenses	74	426	500	201	156	4	212	32	75	1,180
Depreciation, depletion and amortization	611	2,615	3,226	1,689	2,016	2	910	201	11	8,055
Impairments	—	5	5	296	104	—	12	—	51	468
Transportation costs	548	392	940	135	267	—	111	24	5	1,482
Other related expenses	251	60	311	(3)	62	3	121	23	14	531
Accretion	49	55	104	41	191	—	19	3	3	361
	2,112	(106)	2,006	(753)	3,387	(10)	2,345	1,385	(109)	8,251
Provision for income taxes	716	(79)	637	(309)	2,280	(3)	1,093	1,186	(21)	4,863
Results of operations for producing activities	1,396	(27)	1,369	(444)	1,107	(7)	1,252	199	(88)	3,388
Other earnings	144	(10)	134	(91)	(59)	(5)	132	4	(1)	114
Net income (loss) attributable to ConocoPhillips	$1,540	(37)	1,503	(535)	1,048	(12)	1,384	203	(89)	3,502

Equity affiliates
Sales	$—	—	—	713	—	3,783	74	—	—	4,570
Transfers	—	—	—	—	—	1,946	—	—	—	1,946
Other revenues	—	—	—	(2)	—	—	1	—	—	(1)
Total revenues	—	—	—	711	—	5,729	75	—	—	6,515
Production costs excluding taxes	—	—	—	213	—	501	26	—	—	740
Taxes other than income taxes	—	—	—	3	—	2,270	4	—	—	2,277
Exploration expenses	—	—	—	—	—	37	2	—	—	39
Depreciation, depletion and amortization	—	—	—	133	—	455	21	—	—	609
Impairments**	—	—	—	—	—	83	—	—	—	83
Transportation costs	—	—	—	—	—	703	3	—	—	706
Other related expenses	—	—	—	17	—	3	1	—	—	21
Accretion	—	—	—	1	—	6	1	—	—	8
	—	—	—	344	—	1,671	17	—	—	2,032
Provision for income taxes	—	—	—	89	—	326	9	—	—	424
Results of operations for producing activities	—	—	—	255	—	1,345	8	—	—	1,608
Other earnings**	—	—	—	—	—	(201)	(86)	—	—	(287)
Net income (loss) attributable to ConocoPhillips	$—	—	—	255	—	1,144	(78)	—	—	1,321
*Certain	amounts were reclassified between “Sales” and “Transfers,” as well as between “Other revenues” and “Other related expenses.” Total Results of operations was unchanged.
**Goodwill	considered to be a non-oil-and-gas producing activity was reclassified from “Impairments” to “Other earnings.”

Year Ended	Millions of Dollars
December 31, 2008	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa	Other Areas	Total
Consolidated operations
Sales	$5,771	6,726	12,497	4,386	8,061	—	4,787	2,075	290	32,096
Transfers	3,444	3,401	6,845	—	3,415	—	579	669	—	11,508
Other revenues	(25)	98	73	317	477	—	40	230	(16)	1,121
Total revenues	9,190	10,225	19,415	4,703	11,953	—	5,406	2,974	274	44,725
Production costs excluding taxes	960	1,405	2,365	887	1,157	—	428	245	34	5,116
Taxes other than income taxes	3,432	764	4,196	61	29	2	295	27	205	4,815
Exploration expenses	99	469	568	240	235	4	148	41	103	1,339
Depreciation, depletion and amortization	559	2,426	2,985	1,802	1,917	2	733	215	24	7,678
Impairments*	—	620	620	92	72	—	9	—	—	793
Transportation costs	409	519	928	140	302	—	115	29	10	1,524
Other related expenses	(38)	108	70	56	(306)	18	113	6	53	10
Accretion	40	59	99	33	196	—	14	4	3	349
	3,729	3,855	7,584	1,392	8,351	(26)	3,551	2,407	(158)	23,101
Provision for income taxes	1,317	1,310	2,627	371	5,241	7	1,640	2,094	(46)	11,934
Results of operations for producing activities	2,412	2,545	4,957	1,021	3,110	(33)	1,911	313	(112)	11,167
Other earnings	(97)	128	31	243	314	66	46	(35)	(11)	654
Net income (loss) attributable to ConocoPhillips	$2,315	2,673	4,988	1,264	3,424	33	1,957	278	(123)	11,821

Equity affiliates
Sales	$—	—	—	644	—	6,890	9	—	—	7,543
Transfers	—	—	—	—	—	4,660	—	—	—	4,660
Other revenues	—	—	—	45	—	—	—	—	—	45
Total revenues	—	—	—	689	—	11,550	9	—	—	12,248
Production costs excluding taxes	—	—	—	182	—	730	4	—	—	916
Taxes other than income taxes	—	—	—	3	—	5,725	—	—	—	5,728
Exploration expenses	—	—	—	—	—	87	—	—	—	87
Depreciation, depletion and amortization	—	—	—	84	—	550	9	—	—	643
Impairments	—	—	—	—	—	7,038	—	—	—	7,038
Transportation costs	—	—	—	—	—	910	1	—	—	911
Other related expenses	—	—	—	1	—	7	5	—	—	13
Accretion	—	—	—	1	—	5	—	—	—	6
	—	—	—	418	—	(3,502)	(10)	—	—	(3,094)
Provision for income taxes	—	—	—	132	—	1,070	(11)	—	1	1,192
Results of operations for producing activities	—	—	—	286	—	(4,572)	1	—	(1)	(4,286)
Other earnings	—	—	—	3	—	(410)	(3)	—	—	(410)
Net income (loss) attributable to ConocoPhillips	$—	—	—	289	—	(4,982)	(2)	—	(1)	(4,696)
*	Excludes goodwill impairment of $25,443 million.

•

Results of operations for producing activities consist of all activities within the E&P organization and producing activities within the LUKOIL Investment segment, except for pipeline and marine operations, liquefied natural gas operations, and crude oil and gas marketing activities, which are included in other earnings. Also excluded are our Midstream segment, downstream petroleum and chemical activities, as well as general corporate administrative expenses and interest.

•	Transfers are valued at prices that approximate market.

•	Other revenues include gains and losses from asset sales, certain amounts resulting from the purchase and sale of hydrocarbons, and other miscellaneous income.

•

Production costs are those incurred to operate and maintain wells and related equipment and facilities used to produce proved reserves. These costs also include depreciation of support equipment and administrative expenses related to the production activity.

•	Taxes other than income taxes include production, property and other non-income taxes.

•

Exploration expenses include dry hole costs, leasehold impairments, geological and geophysical expenses, the costs of retaining undeveloped leaseholds, and depreciation of support equipment and administrative expenses related to the exploration activity.

•

Depreciation, depletion and amortization (DD&A) in Results of Operations differs from that shown for total E&P in Note 25—Segment Disclosures and Related Information, in the Notes to Consolidated Financial Statements, mainly due to depreciation of support equipment being reclassified to production or exploration expenses, as applicable, in Results of Operations. In addition, other earnings include certain E&P activities, including their related DD&A charges.

•

Transportation costs include costs to transport our produced hydrocarbons to their points of sale, as well as processing fees paid to process natural gas to natural gas liquids. The profit element of transportation operations in which we have an ownership interest are deemed to be outside oil and gas producing activities. The net income of the transportation operations is included in other earnings.

•	Other related expenses include foreign currency transaction gains and losses, and other miscellaneous expenses.

•

The provision for income taxes is computed by adjusting each country’s income before income taxes for permanent differences related to oil and gas producing activities that are reflected in our consolidated income tax expense for the period, multiplying the result by the country’s statutory tax rate, and adjusting for applicable tax credits.

•

The equity affiliate results in Russia for 2009 reflect only three quarters of activity for our share of LUKOIL. Under the lag accounting method used for our investment in LUKOIL, equity earnings were not recorded in the first quarter of 2009, since our LUKOIL investment was written down in the fourth quarter of 2008 to its fair value at December 31, 2008. This approach was consistently followed in Results of Operations (RESOP), such that LUKOIL’s fourth-quarter 2008 results are not reflected in RESOP. For supplemental information, the fourth-quarter 2008 amounts excluded for selected line items were: total revenues—$1,371 million; production costs—$171 million; taxes other than income taxes—$867 million; and DD&A—$127 million. These amounts were included in the numerator of the per-unit calculations included in the “Statistics” section.

Statistics

Net Production	2010	2009	2008
	Thousands of Barrels Daily
Crude Oil and Natural Gas Liquids
Consolidated operations
Alaska	230	252	261
Lower 48	160	166	165
United States	390	418	426
Canada	38	40	44
Europe	211	241	233
Asia Pacific/Middle East	140	132	107
Africa	79	78	80
Other areas	—	4	9
Total consolidated operations	858	913	899
Equity affiliates
Russia	336	443	413
Asia Pacific/Middle East	3	—	—
Total equity affiliates	339	443	413
Total company	1,197	1,356	1,312

Synthetic Oil
Consolidated operations—Canada	12	23	22

Bitumen
Consolidated operations—Canada	10	7	6
Equity affiliates—Canada	49	43	30
Total company	59	50	36

	Millions of Cubic Feet Daily
Natural Gas*
Consolidated operations
Alaska	82	94	97
Lower 48	1,695	1,927	1,994
United States	1,777	2,021	2,091
Canada	984	1,062	1,054
Europe	815	876	954
Asia Pacific/Middle East	712	713	609
Africa	149	121	114
Other areas	—	—	14
Total consolidated operations	4,437	4,793	4,836
Equity affiliates
Russia	254	295	330
Asia Pacific/Middle East	169	84	11
Total equity affiliates	423	379	341
Total company	4,860	5,172	5,177
*Represents	quantities available for sale. Excludes gas equivalent of natural gas liquids included above.

Average Sales Prices	2010	2009	2008
Crude Oil and Natural Gas Liquids Per Barrel
Consolidated operations
Alaska	$78.61	59.23	99.10
Lower 48	57.69	44.12	74.70
United States	69.73	53.21	89.38
Canada	55.70	41.76	76.53
Europe	77.35	58.92	92.10
Asia Pacific/Middle East	75.50	57.59	87.32
Africa	76.80	60.83	91.54
Other areas	—	32.01	84.74
Total international	74.95	57.40	89.32
Total consolidated operations	72.63	55.47	89.35
Equity affiliates
Russia	56.65	43.19	75.90
Asia Pacific/Middle East	83.82	—	—
Total equity affiliates	56.87	43.19	75.90

Synthetic Oil Per Barrel
Consolidated operations—Canada	$77.56	62.01	103.31

Bitumen Per Barrel
Consolidated operations—Canada	$51.10	39.67	46.85
Equity affiliates—Canada	53.43	45.69	58.54

Natural Gas Per Thousand Cubic Feet*
Consolidated operations
Alaska	$4.62	5.33	5.36
Lower 48	4.25	3.42	7.71
United States	4.27	3.50	7.60
Canada	3.74	3.33	7.92
Europe	6.94	6.81	10.55
Asia Pacific/Middle East	7.39	6.00	8.45
Africa	1.81	1.56	1.09
Other areas	—	—	1.41
Total international	5.60	5.06	8.65
Total consolidated operations	5.07	4.40	8.20
Equity affiliates
Russia	1.18	1.16	1.04
Asia Pacific/Middle East	2.79	2.35	2.04
Total equity affiliates	1.82	1.43	1.07
*Prior	periods reclassified to conform to current year presentation of including intrasegment transfer pricing.

	2010	2009	2008
Average Production Costs Per Barrel of Oil Equivalent*
Consolidated operations
Alaska	$9.55	8.84	9.46
Lower 48	7.62	7.12	7.72
United States	8.30	7.73	8.34
Canada	10.68	11.21	10.74
Europe	7.93	7.42	8.06
Asia Pacific/Middle East	5.70	4.86	5.61
Africa	7.81	7.54	6.76
Other areas	—	5.48	8.20
Total international	7.96	7.72	8.03
Total consolidated operations	8.10	7.73	8.17
Equity affiliates
Canada	14.82	13.57	16.58
Russia	3.94	3.74	4.26
Asia Pacific/Middle East	5.19	5.09	5.96
Total equity affiliates	5.19	4.54	5.01

Average Production Costs Per Barrel—Bitumen
Consolidated operations—Canada	$19.45	30.92	39.62
Equity affiliates—Canada	14.82	13.57	16.58

Taxes Other Than Income Taxes Per Barrel of Oil Equivalent*
Consolidated operations
Alaska	$17.65	11.62	33.83
Lower 48	3.08	2.37	4.20
United States	8.26	5.65	14.80
Canada	.91	.83	.74
Europe	.05	.02	.20
Asia Pacific/Middle East	3.76	1.80	3.87
Africa	.47	.47	.75
Other areas	—	4.79	49.42
Total international	1.34	.74	1.81
Total consolidated operations	4.27	2.87	7.69
Equity affiliates
Canada	.22	.19	.27
Russia	25.08	17.46	33.42
Asia Pacific/Middle East	3.69	.78	—
Total equity affiliates	20.97	15.69	31.31

Depreciation, Depletion and Amortization Per Barrel of Oil Equivalent*
Consolidated operations
Alaska	$5.95	6.25	5.51
Lower 48	13.81	14.71	13.33
United States	11.02	11.71	10.53
Canada	20.38	18.73	21.82
Europe	15.58	14.27	13.36
Asia Pacific/Middle East	12.77	9.94	9.61
Africa	5.33	5.61	5.93
Other areas	—	7.53	5.79
Total international	14.82	13.40	13.69
Total consolidated operations	13.21	12.67	12.26
Equity affiliates
Canada	10.62	8.47	7.65
Russia	4.11	3.24	3.21
Asia Pacific/Middle East	4.83	4.11	13.41
Total equity affiliates	4.86	3.67	3.51
*Includes	bitumen. For 2008, excludes our Canadian synthetic oil operations.

Net Wells Completed(1)	Productive			Dry
	2010	2009	2008	2010	2009	2008
Exploratory(2)
Consolidated operations
Alaska	—	—	—	—	2	1
Lower 48	23	33	81	1	14	22
United States	23	33	81	1	16	23
Canada	15	17	49	7	19	36
Europe	1	1	*	*	2	1
Asia Pacific/Middle East	3	3	1	1	3	*
Africa	1	*	*	*	*	1
Other areas	—	—	—	—	—	1
Total consolidated operations	43	54	131	9	40	62
Equity affiliates
Russia	—	1	1	—	—	1
Asia Pacific/Middle East	2	—	—	—	—	*
Total equity affiliates(3)	2	1	1	—	—	1
Includes step-out wells of:	23	40	127	1	29	27

	Productive			Dry
	2010	2009	2008	2010	2009 2008
Development
Consolidated operations
Alaska	47	47	47	*	—	—
Lower 48	269	592	690	2	4	8
United States	316	639	737	2	4	8
Canada	186	227	465	12	20	32
Europe	6	9	10	—	—	—
Asia Pacific/Middle East	59	47	26	*	—	—
Africa	9	3	4	—	—	—
Other areas	—	—	—	—	—	—
Total consolidated operations	576	925	1,242	14	24	40
Equity affiliates
Canada	112	61	148	—	—	—
Russia	2	6	7	—	*	—
Asia Pacific/Middle East	25	28	*	—	—	—
Total equity affiliates(3)	139	95	155	—	*	—
(1)	Excludes farmout arrangements.
(2)	Includes step-out wells, as well as other types of exploratory wells. Step-out exploratory wells are wells drilled in areas near or offsetting current production, for which we cannot demonstrate with certainty that there is continuity of production from an existing productive formation. These are classified as exploratory wells because we cannot attribute proved reserves to these locations.
(3)	Excludes LUKOIL.
*	Our total proportionate interest was less than one.

Wells at December 31, 2010					Productive (2)
	In Progress (1)				Oil		Gas
	Gross		Net		Gross	Net	Gross	Net
Consolidated operations
Alaska	24		13		1,886	849	32	21
Lower 48	276		185		12,599	4,606	25,081	15,990
United States	300		198		14,485	5,455	25,113	16,011
Canada	228	(3)	166	(3)	1,647	995	12,875	7,646
Europe	31		6		611	109	273	111
Asia Pacific/Middle East	79		33		466	199	107	49
Africa	93		16		1,131	196	11	2
Other areas	38		3		—	—	—	—
Total consolidated operations	769		422		18,340	6,954	38,379	23,819
Equity affiliates
Canada	15		8		202	101	—	—
Russia	7		2		107	38	2	1
Asia Pacific/Middle East	753		205		—	—	569	174
Total equity affiliates	775		215		309	139	571	175
(1)Includes	wells that have been temporarily suspended.
(2)Includes	6,000 gross and 3,802 net multiple completion wells.
(3)Includes	191 gross and 138 net stratigraphic test wells for heavy oil projects.

Acreage at December 31, 2010	Thousands of Acres
	Developed		Undeveloped
	Gross	Net	Gross	Net
Consolidated operations
Alaska	647	328	1,720	1,361
Lower 48	5,932	5,304	10,323	8,859
United States	6,579	5,632	12,043	10,220
Canada	6,958	4,464	6,970	4,581
Europe	868	242	3,271	1,393
Asia Pacific/Middle East	4,123	1,777	20,052	12,646
Africa	528	132	14,729	2,575
Other areas	—	—	14,646	9,522
Total consolidated operations	19,056	12,247	71,711	40,937
Equity affiliates
Canada	33	14	518	209
Russia	291	90	1,173	476
Asia Pacific/Middle East	1,108	288	8,823	3,570
Total equity affiliates	1,432	392	10,514	4,255

Costs Incurred

Years Ended	Millions of Dollars
December 31	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total
2010
Consolidated operations
Unproved property acquisition	$(26)	286	260	113	9	—	—	—	—	382
Proved property acquisition	—	100	100	1	—	—	—	—	—	101
	(26)	386	360	114	9	—	—	—	—	483
Exploration	119	487	606	269	144	3	356	45	143	1,566
Development	588	1,439	2,027	927	1,351	—	858	375	729	6,267
	$681	2,312	2,993	1,310	1,504	3	1,214	420	872	8,316

Equity affiliates
Unproved property acquisition	$—	—	—	81	—	15	—	—	—	96
Proved property acquisition	—	—	—	—	—	173	379	—	—	552
	—	—	—	81	—	188	379	—	—	648
Exploration	—	—	—	—	—	92	123	—	—	215
Development	—	—	—	621	—	751	403	—	—	1,775
	$—	—	—	702	—	1,031	905	—	—	2,638

2009
Consolidated operations
Unproved property acquisition	$—	78	78	62	5	—	30	—	55	230
Proved property acquisition	1	6	7	7	—	—	—	—	—	14
	1	84	85	69	5	—	30	—	55	244
Exploration	137	476	613	251	184	4	342	33	90	1,517
Development	790	1,726	2,516	1,114	1,108	—	1,244	240	685	6,907
	$928	2,286	3,214	1,434	1,297	4	1,616	273	830	8,668

Equity affiliates
Unproved property acquisition	$—	—	—	—	—	18	—	—	—	18
Proved property acquisition	—	—	—	—	—	176	219	—	—	395
	—	—	—	—	—	194	219	—	—	413
Exploration	—	—	—	—	—	62	53	—	—	115
Development	—	—	—	446	—	820	376	—	—	1,642
	$—	—	—	446	—	1,076	648	—	—	2,170

Years Ended December 31	Millions of Dollars
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific / Middle East	Africa	Other Areas	Total

2008
Consolidated operations
Unproved property acquisition	$514	505	1,019	195	—	—	5	—	—	1,219
Proved property acquisition	—	37	37	—	—	—	—	—	—	37
	514	542	1,056	195	—	—	5	—	—	1,256
Exploration	124	733	857	306	279	3	224	42	94	1,805
Development	823	2,458	3,281	1,300	2,056	—	1,314	175	619	8,745
	$1,461	3,733	5,194	1,801	2,335	3	1,543	217	713	11,806

Equity affiliates
Unproved property acquisition	$—	—	—	—	—	35	4,505	—	—	4,540
Proved property acquisition	—	—	—	7	—	144	245	—	—	396
	—	—	—	7	—	179	4,750	—	—	4,936
Exploration	—	—	—	—	—	134	5	—	—	139
Development	—	—	—	569	—	1,767	214	—	—	2,550
	$—	—	—	576	—	2,080	4,969	—	—	7,625

•	Costs incurred include capitalized and expensed items.

•

Acquisition costs include the costs of acquiring proved and unproved hydrocarbon properties. In 2008, equity affiliate acquisition costs were due to the Australia Pacific LNG joint venture with Origin Energy.

•

Exploration costs include geological and geophysical expenses, the cost of retaining undeveloped leaseholds, exploratory drilling costs, and costs incurred to assess the commerciality of potential discoveries.

•	Development costs include the cost of drilling and equipping development wells and building related production facilities for extracting, treating, gathering and storing hydrocarbons.

Capitalized Costs

At December 31	Millions of Dollars
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia*	Asia Pacific / Middle East	Africa	Other Areas	Total
2010
Consolidated operations
Proved properties	$12,268	32,076	44,344	20,037	21,547	9	11,199	3,595	3,921	104,652
Unproved properties	1,471	1,700	3,171	1,930	328	1	1,113	163	249	6,955
	13,739	33,776	47,515	21,967	21,875	10	12,312	3,758	4,170	111,607
Accumulated depreciation, depletion and amortization	5,758	13,362	19,120	10,281	13,636	7	4,690	1,370	10	49,114
	$7,981	20,414	28,395	11,686	8,239	3	7,622	2,388	4,160	62,493
Equity affiliates
Proved properties	$—	—	—	4,812	—	1,923	2,320	—	—	9,055
Unproved properties	—	—	—	1,794	—	146	8,144	—	—	10,084
	—	—	—	6,606	—	2,069	10,464	—	—	19,139
Accumulated depreciation, depletion and amortization	—	—	—	512	—	1,584	84	—	—	2,180
	$—	—	—	6,094	—	485	10,380	—	—	16,959
2009
Consolidated operations
Proved properties	$11,678	33,408	45,086	21,070	20,759	9	10,398	3,170	3,235	103,727
Unproved properties	1,421	1,407	2,828	1,899	396	—	970	195	218	6,506
	13,099	34,815	47,914	22,969	21,155	9	11,368	3,365	3,453	110,233
Accumulated depreciation, depletion and amortization	5,218	13,464	18,682	8,919	11,995	5	3,578	1,167	43	44,389
	$7,881	21,351	29,232	14,050	9,160	4	7,790	2,198	3,410	65,844
Equity affiliates
Proved properties	$—	—	—	3,912	—	12,796	1,511	—	—	18,219
Unproved properties	—	—	—	1,681	—	956	6,840	—	—	9,477
	—	—	—	5,593	—	13,752	8,351	—	—	27,696
Accumulated depreciation, depletion and amortization	—	—	—	299	—	9,026	36	—	—	9,361
	$—	—	—	5,294	—	4,726	8,315	—	—	18,335
*	2009 equity affiliates adjusted to reclassify certain costs between proved and unproved, as well as to include amounts determined to be capitalized.

•

Capitalized costs include the cost of equipment and facilities for oil and gas producing activities. These costs include the activities of our E&P and LUKOIL Investment segments, excluding pipeline and marine operations, liquefied natural gas operations, crude oil and natural gas marketing activities and downstream operations.

•

Proved properties include capitalized costs for leaseholds holding proved reserves, development wells and related equipment and facilities (including uncompleted development well costs), mining facilities associated with our synthetic oil operations and support equipment.

•

Unproved properties include capitalized costs for leaseholds under exploration (including where hydrocarbons were found but determination of the economic viability of the required infrastructure is dependent upon further exploratory work under way or firmly planned) and for uncompleted exploratory well costs, including exploratory wells under evaluation.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities

In accordance with SEC and FASB requirements, amounts for 2010 and 2009 were computed using 12-month average prices and end-of-year costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10 percent discount factor. Twelve-month average prices are calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. Amounts for 2008 were computed using end-of-year prices and costs. For all years, continuation of year-end economic conditions was assumed. The calculations were based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves, which may become proved in the future, were not considered. The calculations also require assumptions as to the timing of future production of proved reserves, and the timing and amount of future development, including dismantlement, and production costs.

While due care was taken in its preparation, we do not represent that this data is the fair value of our oil and gas properties, or a fair estimate of the present value of cash flows to be obtained from their development and production.

Discounted Future Net Cash Flows

	Millions of Dollars
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa	Other Areas	Total
2010
Consolidated operations
Future cash inflows	$102,743	68,949	171,692	38,083	49,270	—	37,673	24,487	8,466	329,671
Less:
Future production and transportation costs*	57,899	29,749	87,648	16,753	12,899	—	10,480	4,142	3,007	134,929
Future development costs	8,792	12,700	21,492	11,161	10,295	—	2,226	1,133	3,050	49,357
Future income tax provisions	13,383	9,024	22,407	2,416	16,765	—	9,211	16,217	384	67,400
Future net cash flows	22,669	17,476	40,145	7,753	9,311	—	15,756	2,995	2,025	77,985
10 percent annual discount	10,723	7,551	18,274	3,890	2,597	—	4,889	1,025	2,368	33,043
Discounted future net cash flows	$11,946	9,925	21,871	3,863	6,714	—	10,867	1,970	(343)	44,942

Equity affiliates
Future cash inflows	$—	—	—	47,169	—	5,610	32,845	—	—	85,624
Less:
Future production and transportation costs*	—	—	—	16,492	—	4,809	21,036	—	—	42,337
Future development costs	—	—	—	4,684	—	85	295	—	—	5,064
Future income tax provisions	—	—	—	6,649	—	(80)	2,082	—	—	8,651
Future net cash flows	—	—	—	19,344	—	796	9,432	—	—	29,572
10 percent annual discount	—	—	—	13,453	—	293	4,732	—	—	18,478
Discounted future net cash flows	$—	—	—	5,891	—	503	4,700	—	—	11,094

Total company
Discounted future net cash flows	$11,946	9,925	21,871	9,754	6,714	503	15,567	1,970	(343)	56,036
*Includes	taxes other than income taxes.

	Millions of Dollars
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific/ Middle East	Africa*	Other Areas	Total
2009
Consolidated operations
Future cash inflows	$74,359	51,007	125,366	45,965	41,832	—	31,276	19,618	6,416	270,473
Less:
Future production and transportation costs**	44,789	32,491	77,280	23,625	13,559	—	9,058	3,832	2,071	129,425
Future development costs	7,829	8,350	16,179	12,769	10,369	—	2,284	1,142	3,879	46,622
Future income tax provisions	7,519	2,992	10,511	2,183	10,676	—	7,288	12,396	71	43,125
Future net cash flows	14,222	7,174	21,396	7,388	7,228	—	12,646	2,248	395	51,301
10 percent annual discount	6,474	2,300	8,774	3,703	1,878	—	4,108	879	1,566	20,908
Discounted future net cash flows	$7,748	4,874	12,622	3,685	5,350	—	8,538	1,369	(1,171)	30,393

Equity affiliates
Future cash inflows	$—	—	—	36,540	—	69,277	19,420	—	—	125,237
Less:
Future production and transportation costs*	—	—	—	13,689	—	49,874	13,891	—	—	77,454
Future development costs	—	—	—	4,481	—	7,795	350	—	—	12,626
Future income tax provisions	—	—	—	4,785	—	2,265	694	—	—	7,744
Future net cash flows	—	—	—	13,585	—	9,343	4,485	—	—	27,413
10 percent annual discount	—	—	—	9,512	—	4,002	2,018	—	—	15,532
Discounted future net cash flows	$—	—	—	4,073	—	5,341	2,467	—	—	11,881

Total company
Discounted future net cash flows	$7,748	4,874	12,622	7,758	5,350	5,341	11,005	1,369	(1,171)	42,274
*	Restated to include amounts omitted and to reclassify between production costs, development costs and taxes.

** Includes taxes other than income taxes.

	Millions of Dollars
	Alaska	Lower 48	Total U.S.	Canada	Europe	Russia	Asia Pacific /Middle East	Africa*	Other Areas	Total
2008
Consolidated operations
Future cash inflows	$54,662	51,354	106,016	19,632	42,230	—	22,626	12,478	4,357	207,339
Less:
Future production and transportation costs**	35,150	30,508	65,658	9,357	12,217	—	6,960	3,229	2,000	99,421
Future development costs	9,681	10,443	20,124	4,188	8,835	—	2,859	800	2,084	38,890
Future income tax provisions	3,227	3,439	6,666	401	11,679	—	4,880	6,919	248	30,793
Future net cash flows	6,604	6,964	13,568	5,686	9,499	—	7,927	1,530	25	38,235
10 percent annual discount	2,159	2,886	5,045	1,222	3,178	—	2,998	541	703	13,687
Discounted future net cash flows	$4,445	4,078	8,523	4,464	6,321	—	4,929	989	(678)	24,548

Equity affiliates
Future cash inflows	$—	—	—	17,055	—	36,679	15,798	—	—	69,532
Less:
Future production and transportation costs*	—	—	—	12,820	—	30,137	10,536	—	—	53,493
Future development costs	—	—	—	3,010	—	5,200	611	—	—	8,821
Future income tax provisions	—	—	—	252	—	260	379	—	—	891
Future net cash flows	—	—	—	973	—	1,082	4,272	—	—	6,327
10 percent annual discount	—	—	—	894	—	119	2,281	—	—	3,294
Discounted future net cash flows	$—	—	—	79	—	963	1,991	—	—	3,033

Total company
Discounted future net cash flows	$4,445	4,078	8,523	4,543	6,321	963	6,920	989	(678)	27,581
*Restated	to include amounts omitted and to reclassify between production costs, development costs and taxes.
**Includes	taxes other than income taxes.
Excludes	discounted future net cash flows from Canadian Syncrude of $435 million.

Sources of Change in Discounted Future Net Cash Flows

	Millions of Dollars
	Consolidated Operations			Equity Affiliates			Total Company
	2010	2009 *	2008 *	2010	2009	2008	2010	2009	2008
Discounted future net cash flows at the beginning of the year	$30,393	24,548	67,162	11,881	3,033	20,027	42,274	27,581	87,189
Changes during the year
Revenues less production and transportation costs for the year**	(22,296)	(18,460)	(32,149)	(3,083)	(2,793)	(4,648)	(25,379)	(21,253)	(36,797)
Net change in prices, and production and transportation costs***	39,532	19,208	(72,850)	3,478	14,386	(20,766)	43,010	33,594	(93,616)
Extensions, discoveries and improved recovery, less estimated future costs	4,517	2,312	1,759	297	1,342	181	4,814	3,654	1,940
Development costs for the year	5,617	6,148	7,715	1,758	1,623	2,622	7,375	7,771	10,337
Changes in estimated future development costs	(3,722)	(7,036)	(3,270)	(129)	(2,197)	(813)	(3,851)	(9,233)	(4,083)
Purchases of reserves in place, less estimated future costs	19	3	10	—	96	321	19	99	331
Sales of reserves in place, less estimated future costs	(3,729)	(75)	(52)	(5,405)	—	(33)	(9,134)	(75)	(85)
Revisions of previous quantity estimates**	3,062	5,149	1,904	372	(1,597)	(1,689)	3,434	3,552	215
Accretion of discount	5,000	3,972	11,765	1,404	365	2,456	6,404	4,337	14,221
Net change in income taxes	(13,451)	(5,376)	42,554	521	(2,377)	5,375	(12,930)	(7,753)	47,929
Total changes	14,549	5,845	(42,614)	(787)	8,848	(16,994)	13,762	14,693	(59,608)
Discounted future net cash flows at year end	$44,942	30,393	24,548	11,094	11,881	3,033	56,036	42,274	27,581
*	Restated to include amounts omitted in the Africa geographic area.
**	Includes taxes other than income taxes.
***	Includes amounts resulting from changes in the timing of production.

•

The net change in prices, and production and transportation costs is the beginning-of-year reserve-production forecast multiplied by the net annual change in the per-unit sales price, and production and transportation cost, discounted at 10 percent.

•

For 2010 and 2009, as required, purchases and sales of reserves in place, along with extensions, discoveries and improved recovery, are calculated using production forecasts of the applicable reserve quantities for the year multiplied by the 12-month average sales prices, less future estimated costs, discounted at 10 percent. For 2008, the end-of-year sales prices were used, as required.

•	The accretion of discount is 10 percent of the prior year’s discounted future cash inflows, less future production, transportation and development costs.

•	The net change in income taxes is the annual change in the discounted future income tax provisions.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

FROM DOWNTOWN HOUSTON

Omni Houston Hotel at Westside

13210 Katy Freeway

Houston, Texas 77079

(281) 558-8338

•	Take I-10 West 3 miles past Sam Houston Tollway.

•	Exit Eldridge Parkway, Exit 753A.

•	Turn right (north) on Eldridge Parkway.

•	The hotel will be immediately on your left.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31965-Z54913 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31966-Z54913

ConocoPhillips

ConocoPhillips Canada Employee Stock Ownership Plan Voting Direction

ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2011

The undersigned hereby directs that Computershare Trust Company of Canada, Trustee of the ConocoPhillips Canada Employee Stock Ownership Plan (the “Canadian Plan”), vote all shares of ConocoPhillips Common Stock (as set out on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central Time, and any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all described in the Proxy Statement and the Company’s Notice of the Annual Meeting on May 11, 2011.

If Broadridge, the Tabulator for the Trustees, Computershare Trust Company of Canada, does not receive this Voting Direction card by 11:59 p.m. EDT on May 6, 2011, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, any shares representing your part of the Canadian Plan will not be voted by the Trustee.

This package contains your Voting Direction card to instruct the Trustee of the Canadian Plan how to vote shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Canadian Plan.

Also enclosed is the Company’s Notice and Proxy Statement for the 2011 Annual Meeting and the Company’s 2010 Summary Annual Report. Please use these documents to help you to decide how to direct the way the Trustee (Computershare Trust Company of Canada) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31909-Z54914 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31910-Z54914

ConocoPhillips

ConocoPhillips Savings Plan

CONFIDENTIAL FIDUCIARY VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 11, 2011

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan (“CPSP”), vote: (1) all unallocated shares of stock in the Company Stock Fund and (2) all shares of stock representing the interest of CPSP participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central TIme, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by May 6, 2011 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, any shares in the CPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares.

Important Information—I understand that by electing to direct the Trustee’s vote of shares which do not represent my own part of the CPSP that I become a fiduciary of the CPSP for voting such shares; that I must act in the best interests of all participants of the CPSP when giving directions for voting shares not representing my part of the CPSP; that I have read and understand my duties as a fiduciary as they are described on pages 32 and 33 of the CPSP Employee Handbook dated January 1, 2011; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card or NOT voting by Internet or telephone.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the CPSP Plan. Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31921-Z54915 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31922-Z54915

ConocoPhillips

ConocoPhillips Savings Plan

CONFIDENTIAL FIDUCIARY VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 11, 2011

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan (“CPSP”), vote: (1) all unallocated shares of stock in the Company Stock Fund and (2) all shares of stock representing the interest of CPSP participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central TIme, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by May 6, 2011 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, any shares in the CPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares.

Important Information—I understand that by electing to direct the Trustee’s vote of shares which do not represent my own part of the CPSP that I become a fiduciary of the CPSP for voting such shares; that I must act in the best interests of all participants of the CPSP when giving directions for voting shares not representing my part of the CPSP; that I have read and understand my duties as a fiduciary as they are described on pages 32 and 33 of the CPSP Employee Handbook dated January 1, 2011; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card or NOT voting by Internet or telephone.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the CPSP Plan. Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31923-Z54915 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31924-Z54915

ConocoPhillips

ConocoPhillips Savings Plan CONFIDENTIAL VOTING DIRECTION

ConocoPhillips Annual Meeting of Stockholders May 11, 2011

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan (“CPSP”), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, The Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 6, 2011, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, any shares in the CPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Plan.

Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of

ConocoPhillips information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting

Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements,

Voting Direction cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.

Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31935-Z54916 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31936-Z54916

ConocoPhillips

ConocoPhillips Savings Plan

CONFIDENTIAL FIDUCIARY VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 11, 2011

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan (“CPSP”), vote: (1) all unallocated shares of stock in the Company Stock Fund and (2) all shares of stock representing the interest of CPSP participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central TIme, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by May 6, 2011 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, any shares in the CPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares.

Important Information—I understand that by electing to direct the Trustee’s vote of shares which do not represent my own part of the CPSP that I become a fiduciary of the CPSP for voting such shares; that I must act in the best interests of all participants of the CPSP when giving directions for voting shares not representing my part of the CPSP; that I have read and understand my duties as a fiduciary as they are described on pages 32 and 33 of the CPSP Employee Handbook dated January 1, 2011; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card or NOT voting by Internet or telephone.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the CPSP Plan. Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of

ConocoPhillips information up until 11:59 p.m. Eastern Time on May 6, 2011. Have your Voting

Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements,

Voting Direction cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.

Eastern Time on May 6, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31945-Z54917 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31946-Z54917

ConocoPhillips

Compensation and Benefits Arrangements Stock Trust CONFIDENTIAL FIDUCIARY VOTING DIRECTION

CONOCOPHILLIPS ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2011

The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Compensation and Benefits Arrangements Stock Trust (“CBT”), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

I understand that by electing to direct the Trustee’s vote of domestic shares held in the CBT, that I become a directing fiduciary of the CBT for voting such shares; and that I may decline to accept the responsibility of a directing fiduciary as to such shares by NOT completing and returning this Voting Direction card or NOT voting by the Internet or telephone.

If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this card by 5:00 p.m. EDT on May 6, 2011, if you do not fill in any boxes or if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 6, 2011, the Trustee will conclusively presume that you have rejected your appointment as a directing fiduciary and any shares in the CBT that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card.

Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote.

Employees who direct the CBT Trustee how to vote shares held by this trust have an important voice in matters which affect ConocoPhillips.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of

ConocoPhillips information up until 11:59 p.m. Eastern Time on May 4, 2011. Have your Voting

Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements,

Voting Direction cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.

Eastern Time on May 4, 2011. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31963-Z54918 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31963-Z54918

ConocoPhillips

CONOCOPHILLIPS UK, Australia, Norway Plans

CONFIDENTIAL VOTING DIRECTION

ConocoPhillips Annual Meeting of Stockholders May 11, 2011

The undersigned hereby directs that EES Trustees Limited, Trustee of the ConocoPhillips Share Incentive Plan, ConocoPhillips Overseas Stock Savings Plan (Australia or Norway), Conoco Stock Ownership Plan, Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited, and/or Conoco Employee Share Ownership Plan (the “Plan”), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, on May 11, 2011, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

In order for your vote to be counted, Broadridge, the Tabulator for the Trustee, EES Trustees Limited, must receive this Voting Direction card no later than 11:59 p.m. EDT on May 4, 2011. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 4, 2011, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 4, 2011, any shares held in the ConocoPhillips Overseas Savings Plan (Australia or Norway) or the Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited that you otherwise could have directed will be voted in the same proportion as the shares for which the Trustee has received instructions. Any such shares held in the ConocoPhillips Share Incentive Plan, the Conoco Stock Ownership Plan or the Conoco Employee Share Ownership Plan will not be voted by the Trustee.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Plan.

Also enclosed is the Company’s 2010 Summary Annual Report along with the Notice and Proxy Statement for the 2011 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (EES Trustees Limited) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of

ConocoPhillips information up until the cut-off date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements,

Voting Direction cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.

Eastern Time the day before the cut-off date or meeting date. Have your Voting

Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31905-P08133 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1-3.

1. ELECTION OF DIRECTORS For Against Abstain

Nominees:

1a. Richard L. Armitage 0 0 0

1b. Richard H. Auchinleck 0 0 0 THE BOARD OF DIRECTORS MAKES NO 1 Year 2 Years 3 Years Abstain

RECOMMENDATION ON ITEM 4.

1c. James E. Copeland, Jr. 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1d. Kenneth M. Duberstein 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1e. Ruth R. Harkin 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as

ConocoPhillips’ independent registered public accounting 0 0 0 13. Canadian Oil Sands. 0 0 0 firm for 2011.

3. Advisory Approval of Executive Compensation. 0 0 0 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or

adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31906-P08133

ConocoPhillips

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2011

The stockholder(s) hereby appoint(s) James J. Mulva and Janet Langford Kelly, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ConocoPhillips that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 11, 2011, at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS CONOCOPHILLIPS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION, FOR THE APPROVAL OF THE APPROVAL OF 2011 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN, AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Thank you for voting.

To vote by Internet

1) Read the Proxy Statement and have the voting instruction form below at hand.
2) Go to website www.proxyvote.com.
3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the voting instruction form below at hand.
2) Call 1-800-454-8683.
3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate boxes on the voting instruction form below.
3) Sign and date the voting instruction form.
4) Return the voting instruction form in the envelope provided.

M31967-P06603

		For	Against	Abstain
1.	ELECTION OF DIRECTORS **Nominees:**			
1a.	Richard L. Armitage	☐	☐	☐
1b.	Richard H. Auchinleck	☐	☐	☐
1c.	James E. Copeland, Jr.	☐	☐	☐
1d.	Kenneth M. Duberstein	☐	☐	☐
1e.	Ruth R. Harkin	☐	☐	☐
1f.	Harold W. McGraw III	☐	☐	☐
1g.	James J. Mulva	☐	☐	☐
1h.	Robert A. Niblock	☐	☐	☐
1i.	Harald J. Norvik	☐	☐	☐
1j.	William K. Reilly	☐	☐	☐
1k.	Victoria J. Tschinkel	☐	☐	☐
1l.	Kathryn C. Turner	☐	☐	☐
1m.	William E. Wade, Jr.	☐	☐	☐
2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2011.	☐	☐	☐
3.	Advisory Approval of Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 5.

		For	Against	Abstain
6.	Gender Expression Non-Discrimination.	☐	☐	☐
7.	Political Contributions.	☐	☐	☐
8.	Report on Grassroots Lobbying Expenditures.	☐	☐	☐
9.	Accident Risk Mitigation.	☐	☐	☐
10.	Company Environmental Policy (Louisiana Wetlands).	☐	☐	☐
11.	Greenhouse Gas Reduction Targets.	☐	☐	☐
12.	Report on Financial Risks from Climate Change.	☐	☐	☐
13.	Canadian Oil Sands.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

CONOCOPHILLIPS

ANNUAL MEETING FOR HOLDERS AS OF 3/14/11 TO BE HELD ON 5/11/11

Your vote is important. Thank you for voting. To vote by Internet

1) Read below the at Proxy hand. Statement and have the voting instruction form

2) Go to website www.proxyvote.com.

3) Follow the instructions provided on the website.

To vote by Telephone

1) Read below the at Proxy hand. Statement and have the voting instruction form 3) 2) Call Follow 1-800-454-8683. the instructions.

To vote by Mail

1) 2) Read Check the the Proxy appropriate Statement. boxes on the voting instruction form below.

3) Sign and date the voting instruction form.

4) Return the voting instruction form in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31967-P06603

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting. The following material is available at www.proxyvote.com.

Notice and Proxy Statement and Annual Report

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE

ITEMS 1-3. MEETING AND VOTE THESE SHARES IN PERSON 0

1. ELECTION OF DIRECTORS For Against Abstain 1 Year 2 Years 3 Years Abstain

THE BOARD OF DIRECTORS MAKES NO

Nominees: RECOMMENDATION ON ITEM 4.

1a. Richard L. Armitage 0 0 0 4. Advisory Vote on Frequency of Advisory Vote 0 0 0 0

on Executive Compensation.

1b. Richard H. Auchinleck 0 0 0

1c. James E. Copeland, Jr. 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain

ITEM 5.

1d. Kenneth M. Duberstein 0 0 0 5. Approval of 2011 Omnibus Stock and Performance 0 0 0

Incentive Plan.

1e. Ruth R. Harkin 0 0 0

1f. Harold W. McGraw III 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST” ITEMS 6-13.

1g. James J. Mulva 0 0 0 6. Gender Expression Non-Discrimination. 0 0 0

1h. Robert A. Niblock 0 0 0 7. Political Contributions. 0 0 0

1i. Harald J. Norvik 0 0 0 8. Report on Grassroots Lobbying Expenditures. 0 0 0

1j. William K. Reilly 0 0 0 9. Accident Risk Mitigation. 0 0 0

1k. Victoria J. Tschinkel 0 0 0 10. Company Environmental Policy (Louisiana Wetlands). 0 0 0

1l. Kathryn C. Turner 0 0 0 11. Greenhouse Gas Reduction Targets. 0 0 0

1m. William E. Wade, Jr. 0 0 0 12. Report on Financial Risks from Climate Change. 0 0 0

2. Proposal to ratify appointment of Ernst & Young LLP as 0 0 0 13. Canadian Oil Sands. 0 0 0

ConocoPhillips’ independent registered public accounting

firm for 2011. 14. In its discretion, upon such other matters that may properly come before the meeting or any adjournment

3. Advisory Approval of Executive Compensation. 0 0 0 or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date